  Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-227790
PROSPECTUS
Federal Life Group, Inc.
We are offering up to 4,600,000 shares of our common stock for sale at a price of  $10.00 per share in connection with the conversion of Federal Life Mutual Holding Company, or Federal Life Mutual, from the mutual to stock form of organization. Immediately following the conversion, we will acquire all of the newly issued shares of Federal Life Mutual common stock. This is our initial public offering.
We are offering shares of our common stock in a subscription offering and a community offering. The subscription offering will be made to eligible members of Federal Life Mutual, who were the policyholders and holders of annuities of Federal Life Insurance Company, an Illinois life insurance company and indirect subsidiary of Federal Life Mutual, as of March 8, 2018, and to the directors and officers of Federal Life Mutual.
The subscription offering will end at noon, Central Time, on December 4, 2018. Concurrently with the subscription offering and subject to the prior right of subscribers in the subscription offering, shares will be offered in a community offering to employees of Federal Life Mutual and its subsidiaries (who may purchase through their 401-K Plan accounts), to a limited number of persons identified by Federal Life Insurance Company as possible strategic partners, and to Insurance Capital Group, LLC, or ICG, which has agreed to act as a standby purchaser pursuant to a standby stock purchase agreement dated March 8, 2018. This phase of the stock offering is referred to as the community offering. We refer to the subscription offering and the community offering as the offerings. The aggregate number of shares that employees, officers, directors, and strategic investors can purchase in the offerings cannot exceed 700,000 shares.
Our ability to complete this offering is subject to two conditions. First, a minimum of 3,400,000 shares of common stock must be sold to complete this offering. Second, Federal Life Mutual’s plan of conversion must be approved by the affirmative vote of at least two-thirds of the votes cast at the special meeting of members to be held on December 11, 2018. Until such time as these conditions are satisfied, all funds submitted to purchase shares will be held in escrow with Computershare Trust Company, N.A. If the offering is terminated, purchasers will have their funds promptly returned without interest.
ICG has agreed to purchase in the community offering any shares not subscribed for in the offerings up to the offering minimum of 3,400,000 shares. If all of the conditions to ICG’s obligations to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed. See “The Conversion and the Offering — Description of Standby Stock Purchase Agreement.” Accordingly, the number of shares purchased by eligible members of Federal Life and other purchasers will not impact the condition to closing that at least 3,400,000 shares must be sold in the offering. The sale of sufficient shares to meet the offering minimum of 3,400,000 shares does not indicate that sales have been made to investors who have no financial or other interest in the offering, and the sale of 3,400,000 shares in the offering should not be viewed as an indication of the merits of the offering.
Shares purchased by ICG and by directors and officers of Federal Life Mutual will be counted toward satisfaction of the minimum amount needed to complete this offering. If more orders are received than shares offered, shares will be allocated in the manner and priority described in this prospectus. The standby purchaser has the right and may purchase additional shares in the community offering up to the offering maximum of 4,600,000 shares. It is likely that ICG, as the standby purchaser, will own a majority of our outstanding shares after the offering. However, we are unable to predict the number of shares that eligible members subscribe to purchase in the subscription offering, so the percentage of our outstanding shares owned by ICG after the offering may range from 0% to 100%.
The minimum number of shares that a person may subscribe to purchase is 50 shares. Except for the standby purchaser and the directors and officers of Federal Life Mutual and its subsidiaries, the maximum number of shares that a person may purchase in the offering is 50,000 shares.
Griffin Financial Group LLC will act as our placement agent and will use its best efforts to assist us in selling our common stock in this offering, but Griffin Financial is not obligated to purchase any shares of common stock that are being offered for sale. Any commissions paid in connection with the purchase of shares of common stock in this offering will be paid by us from the gross proceeds of the offering.
There is currently no public market for our common stock. We intend to apply for the listing of our common stock on the NASDAQ Capital Market under the symbol “FLF.” People considering purchasing shares in the offerings should note that our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Capital Market. This would materially and adversely affect the liquidity of our stock. See “Risk Factors — Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.”
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Investing in our common stock involves risks. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 15 of this prospectus.
OFFERING SUMMARY
Price: $10.00 per share
	Minimum	Maximum
Number of shares offered	3,400,000	4,600,000
Gross offering proceeds	$34,000,000	$46,000,000
Estimated offering expenses	$1,000,000	$1,000,000
Commissions(1)(2)	$1,895,000	$2,135,000
Net proceeds	$31,105,000	$42,865,000
Net proceeds per share	$9.15	$9.32

(1)
Represents the amount to be paid to Griffin Financial, based on 2.0% of the proceeds from shares sold in the subscription and community offerings and 6.5% of the proceeds from the shares sold to the standby purchaser. See “The Conversion and Offering — Marketing Arrangements” for a description of the placement agent compensation.

(2)
Assumes (x) at the offering minimum, 700,000 shares are sold in the subscription and community offerings to persons other than the standby purchaser and 2,700,000 shares are sold to the standby purchaser; and (y) at the offering maximum, 1,900,000 shares are sold in the subscription and community offerings to persons other than the standby purchaser and 2,700,000 shares are sold to the standby purchaser.

None of the Securities and Exchange Commission, the Illinois Department of Insurance or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For assistance, please call the Stock Information Center at (610) 205-6005.
Griffin Financial Group LLC
The date of this Prospectus is November 6, 2018

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CERTAIN IMPORTANT INFORMATION
This Prospectus
You should rely only on the information contained in this prospectus. We have not, and Griffin Financial has not, authorized any other person to provide information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and Griffin Financial are offering to sell and seeking offers to buy our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained on our website, or any other website operated by us, is not part of this prospectus.
Frequently Used Terms
Unless the context otherwise requires, as used in this prospectus:
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“Federal Life Mutual” refers to Federal Life Mutual Holding Company and its consolidated subsidiaries;

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“the stock holding company” refers to Federal Life Group, Inc., a Pennsylvania corporation formed to be the holding company for Federal Life Mutual upon its conversion from mutual to stock form;

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“Federal Life” refers to Federal Life Insurance Company, an Illinois life insurance company and an indirect subsidiary of Federal Life Mutual;

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“the Company,” “we,” “us,” and “our” refer to Federal Life Mutual and its consolidated subsidiaries prior to the conversion as described in this prospectus, and to Federal Life Group, Inc. and its consolidated subsidiaries after the conversion;

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“conversion” refers to a series of transactions by which Federal Life Mutual will convert from mutual to stock form and become a subsidiary of Federal Life Group, Inc. under the terms of the plan of conversion adopted by the board of directors of Federal Life Mutual;

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“Department” means the Illinois Insurance Department;

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“exchangeable note” means the $2,000,000 promissory note issued by Federal Life Mutual to the standby purchaser upon the signing of the standby stock purchase agreement. The standby purchaser has agreed to loan up to $2,000,000 to Federal Life Mutual to fund costs incurred by Federal Life Mutual in connection with the conversion and the offerings. The outstanding principal balance of the exchangeable note will automatically convert to shares of the Company’s common stock upon the completion of the conversion and the offerings at a price of  $10.00 per share. Shares issued in connection with the exchangeable note will count towards the minimum number of shares that must be sold in the offerings;

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“fixed index annuity” means a contract issued and guaranteed by an insurance company that provides for a return on the amount invested that is typically tied to a specified stock index (such as the S&P 500 index) while guaranteeing no loss of the amount originally invested, and which in some cases can be converted to a guaranteed level of lifetime income;

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“variable annuity” means a contract issued and guaranteed by an insurance company that provides the holder with future payments based on the performance of the contract’s underlying securities. The insurer guarantees a minimum payment during the payout phase, but the rate of return on the underlying securities may vary. The performance of these securities, usually mutual funds, dictates the size of the eventual annuity payment;

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“mutual form” refers to an insurance company or its holding company organized as a mutual company, which is a form of organization in which the policyholders or members have certain membership rights in the mutual company, such as the right to vote with respect to the election of directors and approval of certain fundamental transactions, including the conversion from mutual to stock form; however, unlike shares held by stockholders, membership rights are not transferable and do not exist separately from the related insurance policy;
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“stock form” is a form of organization in which the only rights that policyholders have are contractual rights under their insurance policies and in which voting rights reside with stockholders under state corporate law;

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“subscription offering” refers to this offering of up to 4,600,000 shares of our common stock under the plan of conversion to eligible members and directors and officers of Federal Life Mutual;

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“community offering” refers to this offering of up to 4,600,000 shares of our common stock under the plan of conversion to employees of Federal Life Mutual and its subsidiaries (who may purchase shares through their 401-K plan accounts), a limited number of persons identified by Federal Life as possible strategic partners, and the standby purchaser;

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“offerings” refers to the subscription offering and the community offering;

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“standby purchaser” refers to Insurance Capital Group, LLC, which has agreed to stand by and purchase any shares not subscribed for in the subscription and community offerings up to the offering minimum of 3,400,000 shares, and which has the right to purchase additional shares up to the offering maximum of 4,600,000 shares, upon the terms and conditions set forth in the standby stock purchase agreement;

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“standby stock purchase agreement” refers to the standby stock purchase agreement dated March 8, 2018, by and among Federal Life Mutual, Federal Life Group, Inc., Federal Life, and Insurance Capital Group, LLC;

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“eligible member” refers to a person who was an owner of a policy issued by Federal Life and in-force on March 8, 2018, the date the plan of conversion was adopted by the board of directors of Federal Life Mutual;

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“policy” includes a life insurance policy, an annuity, or an accident and health policy;

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“member” refers to a person who is the owner of an in-force policy, or the holder of a certificate under a group policy, issued by Federal Life;

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“accidental death coverage” refers to insurance coverage for a cause of death that does not include illness, suicide in most circumstances, or natural causes;

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“affinity partner” refers to a company with whom we have a marketing relationship to provide insurance or annuity product services to that company’s customers or members under its brand or Federal Life’s brand;

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“term life insurance” refers to a type of life insurance that is pure life insurance that ordinarily does not build cash value over time. Term life insurance coverage generally lasts for a specified time, generally 5, 10, 15, or 20 years or more, with level premiums over the period;

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“whole life insurance” refers to a type of life insurance that builds cash value over time;

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“universal insurance” refers to a type of flexible permanent life insurance that offers lower cost protection similar to term life insurance as well as a savings element similar to whole life insurance that builds cash value over time; and

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“final expense protection” means a permanent life insurance policy designed to cover immediate expenses related to an insured’s death, such as funeral, burial, and medical bills. These policies typically never expire and provide for level premiums.

Market And Industry Data
Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms, or other published independent sources. Independent industry publications, government publications, and other published independent sources generally indicate that the information included therein was obtained from sources believed to be reliable. Some data are based upon good faith estimates derived from our management’s review of the independent sources referenced herein and from experience with partners, licensees, and other contacts in the markets in which the Company operates.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. Before making a decision to purchase our common stock, you should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements.
Overview
We provide life insurance and annuity products targeted to the middle American market. Industry data indicates there is a substantial unmet need for life insurance and investment and retirement products, particularly among domestic households with annual incomes of between $60,000 and $250,000, a market we refer to as the Middle Market. We believe that approximately 45 million households comprise our target market — households with identified need for life insurance and guaranteed retirement income products and the financial means to address that need. We strive to deliver to this market affordable, easy to understand life insurance and annuity products through knowledgeable independent agents.
We have not been profitable in recent years due to the prolonged low interest rate environment, which has depressed interest income, insufficient size to absorb our fixed costs, a lack of distribution partners and an A.M. Best rating needed to generate sales of insurance and annuity products, and insufficient capital to support a larger book of business. To address these shortcomings, we have identified variable and fixed annuities, and certain life and supplemental health products, as niche markets that have also attracted the interest of distribution partners and, in the case of fixed annuities, shown strong sales growth. We have also implemented significant expense reductions that have successfully offset the decline in our investment income.
For the year ended December 31, 2017, we had total consolidated revenue of  $23.0 million, insurance revenues of  $12.1 million, and a net loss of  $1.9 million. As of December 31, 2017, we had over 26,000 policyholders and group certificate holders, almost 2,000 annuity holders, total assets of  $257.1 million, and equity of  $31.4 million. For the six months ended June 30, 2018, we had total consolidated revenue of $10.9 million, insurance revenues of  $6.3 million and a net loss of  $2.0 million.
We conduct our business through our primary operating subsidiary, Federal Life Insurance Company or Federal Life, an Illinois-domiciled life insurance company that was incorporated in 1899. Federal Life distributes its life insurance and annuity products through independent agents and is licensed in the District of Columbia and every state except Maine, Massachusetts, New Hampshire, New York, and Vermont. Federal Life is not rated by A.M. Best. Federal Life is located in Riverwoods, Illinois.
Our Market and Opportunities
Market for Life Insurance Products
We believe that the conditions for increasing sales of life insurance in the Middle Market are favorable. Recent reports from LIMRA, a worldwide research, learning, and development organization serving the financial services industry, indicate that significant unmet demand exists in this market, with less than half of Middle Market consumers having individual life insurance coverage. We believe that the financial implications for Middle Market households are profound and that consumers are aware of the need for coverage.
The three largest living generations, often referred to as Baby Boomers, Generation X, and Millennials, are at a life stage that aligns well with mortality protection products. According to LIMRA, 33% of Millennials are very likely or extremely likely to buy life insurance within the next year — compared to just 17% of the total population. Meanwhile, members of Generation X view life insurance as a method to protect their families’ standard of living and to provide for their children’s college expenses in the event of a parent’s unexpected death. Additionally, as Baby Boomers enter retirement age, they become prospects for life insurance products for estate planning and for final expense protection. According to the Pew Research Center, approximately 10,000 Americans turn age 65 every day — a trend that is projected to continue until 2030. We believe that significant growth potential exists for life insurance sales by companies that position themselves to satisfy the unmet need among this large, growing segment of the U.S. population.

Market for Annuity Products
Our target market includes the group of individuals who are seeking to accumulate tax deferred savings or create guaranteed lifetime income. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were approximately 39 million Americans age 65 and older in 2010, representing 13% of the U.S. population, and this group had grown to 44.7 million in 2013. By 2030, this sector of the population is expected to increase to 20% of the total population. Our fixed index and fixed rate annuity products are particularly attractive to this group due to their principal protection, competitive rates of credited interest, tax deferred growth, guaranteed lifetime income, and alternative payout options. Our competitive fixed index and fixed rate annuity products have enjoyed favorable growth in recent years.
According to Wink’s Sales and Market Report published by Wink, Inc., total industry sales of fixed index annuities increased 19.8% to $44.9 billion for the first three quarters of 2016 from $37.5 billion for the first three quarters of 2015. Total industry sales of fixed index annuities have increased 64% over the five year period from 2010 to 2015, which we believe is attributable to more Americans reaching retirement age and seeking products that will provide principal protection and guaranteed lifetime income.
We intend to introduce a variable annuity product to our group of annuity product offerings upon completion of the offering. Federal Life was a pioneer in the variable annuity market and introduced one of the first variable annuity products in 1975. The additional capital from the offering will provide the capital needed to support our growing index annuity business and allow us to re-enter the variable annuity market.
Our Competitive Strengths
We believe that we are strategically positioned to take advantage of the following competitive strengths:
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Long Tenured and Experienced Management Team.   Our management team, led by Joseph D. Austin, has an average of 40 years of experience in the life insurance business. Our management team has experience in adapting to significant changes in the life insurance industry over several decades and in developing innovative products such as fixed index annuity products and variable annuities in response to changes in the industry.

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Rich History and Strong Reputation for Service.   We have been in business since 1900 and are widely recognized in the life insurance industry for our customer service and strong agency relationships.

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Experience in Product Development.   We were one of the first insurance companies in the country to develop and offer a variable annuity product, which we first introduced in 1975. Recently, we have developed and offered fixed index annuity products to complement the fixed rate annuity products that we have traditionally offered. These products typically are offered only by much larger companies.

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Scalable Platform.   We believe that we can significantly increase our volume without a significant increase in expense. We have the administrative capacity to process and service additional policy volumes without a significant increase in personnel or additional technology or infrastructure expenditures.

Our Growth Strategies
We intend to use our competitive strengths and the capital from this offering to grow our business through the following strategies:
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Enter into Strategic Partnerships to Expand our Sales and Distribution.   We currently distribute our life insurance and annuity products through approximately 1,000 independent agents. We intend to expand our distribution platform by entering into strategic partnerships with companies that can broaden our distribution channels. We have recently executed an agreement with a leading exchange traded fund provider that will enable us to co-brand and use its ETF products as the investment options in our variable rate annuity product upon its introduction. We believe the standby purchaser can provide assistance in expanding our distribution network. We continue to strive to provide all of our distribution partners with the highest quality service possible.
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Pursue Acquisitions of Life Companies and Related Businesses.   We intend to use the additional capital provided by this offering to explore possible acquisitions of other life insurance companies to grow our business and leverage our existing available administrative capacity. We will also explore opportunities to acquire related businesses, such as insurance agencies, that can expand our distribution network.

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Continue to Introduce Innovative and Competitive Products.   We intend to be at the forefront of the fixed index and fixed rate annuity industry in developing and introducing innovative and competitive products. We offer a fixed index annuity that allows a choice among interest crediting strategies including both equity indexes as well as a traditional fixed rate strategy. We include a lifetime income benefit rider with our fixed index annuities and have a lifetime income benefit rider with gender-based income payments. After the closing of the offerings, we intend to introduce a variable annuity product. We believe that our continued focus on anticipating and being responsive to the product needs of the ever-growing population of retirees will lead to increased customer loyalty, revenues, and profitability.

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Focus on Profitability and Improve Operating Efficiency.   We are committed to improving our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking efficiencies within our operations. The expanded use of technological resources will continue to allow us to improve our processes, scalability, and response times.

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Take Advantage of the Growing Popularity of Index Products.   Fixed index and single premium annuities have been profitable for us in both the short-term and long-term and impose minimal or no strain on our statutory surplus. We believe that the growing popularity of fixed index annuity products that allow equity and bond market participation without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. The popularity of fixed index annuity products has increased in recent years with the availability of lifetime income benefit riders that provide an attractive alternative for converting accumulated retirement savings into lifetime income. We believe that there is a significant market for these products as the Baby Boomer generation continues to reach retirement age. We intend to capitalize on our reputation as a provider of fixed index annuities in this expanding segment of the annuity market.

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Target Niche Markets for Our Products.   We intend to focus on niche markets for our products, such as the Hispanic market, the direct-to-consumer market, and the senior and retirement planning markets. Federal Life currently has a presence in the Hispanic market and maintains an entirely separate Spanish-language website that features content and themes unique to that target market. Federal Life is also committing substantial resources to upgrade its digital platform and intends to leverage these new digital distribution and service applications to meet the needs of today’s consumers by promoting ease of access to information and efficient sales and customer service. We intend to target the senior and retirement planning markets with our existing fixed index annuity, flexible premium deferred annuity, and final expense plan insurance products.

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Focus on High Quality Service to Agents and Policyholders.   We have maintained high quality personal service as one of our highest priorities since the inception of our company and continue to strive for an unprecedented level of timely and accurate service to both our agents and policyholders. We believe high quality service is one of our strongest competitive advantages.

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Target Direct to Consumer Sales.   We are committing substantial resources to upgrade our digital platform to provide digital distribution and sales applications to meet the demands of today’s consumers by promoting ease of access to information and efficiency between sales and customer service. This permits us to generate more business from new and existing customers. We intend to provide access to our single premium deferred annuity, flexible premium deferred annuity, and single premium whole life products through the online platform that we are currently upgrading.

Our Challenges and Risks
Our company and our business are subject to numerous risks as more fully described in the section of this prospectus entitled “Risk Factors.” As part of your evaluation of our business, you should consider the challenges and risks we face in implementing our business strategies:
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Low Interest Rate Environment.   Although the Federal Reserve has raised key short term interest rates multiple times since the end of 2015, medium and long-term interest rates remain historically low. The prolonged period of low interest rates that began in 2008 has significantly reduced the returns on our investment portfolio and decreased demand for fixed rate annuity products.

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History of Losses.   We have experienced losses for the past several years primarily due to our lack of size and scale. Our lack of an A.M. Best rating also limits our ability to grow our business, which impairs our ability to leverage our operating expenses over a larger premium base.

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Lack of Marketing Resources.    We are small in relation to many of the life insurance companies with which we compete. Larger life insurance companies have a substantial advantage with respect to the resources that they can devote to advertising, marketing, and agent recruitment. In addition, their larger surplus permits them to maintain a larger book of business and spread their administrative expenses over a larger revenue base.

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Lack of Multiple Distribution Channels.   We rely primarily on independent agents to distribute our life insurance and annuity products. As a result, access to talented independent agents is very important to our plan to grow our business and product offerings. Much of the competition for talent involves agent recruitment. If our competitors are rated, provide the agents with better technology, pay higher commissions, or provide access to products that are perceived to be better than those we can provide, our ability to attract and retain agents may be reduced, which could have a material and adverse effect on our business, financial condition, results of operations, and prospects.

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Intense Competition for Policyholders.   We face intense competition for policyholders and compete with much larger life insurance companies, many of which seek to sell life insurance and annuity products to the same demographic markets that we target. Most of these companies devote substantial resources to advertising and marketing to potential policyholders and to agent recruitment. Many of these companies have multiple distribution channels for their products and some employ in-house agents, which reduces their commission expense. In addition, several of these companies have well established Internet sales capabilities.

Business Segment
We manage our business through one segment. Our insurance segment operates through Federal Life. Federal Life engages in the principal business lines of life insurance and annuities. Federal Life offers primarily term life insurance products, whole and universal life products, and to a lesser extent accidental death and final expenses products. In addition, we currently offer both fixed interest and fixed index annuity contracts.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, commonly known as the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and reduction of other obligations that are otherwise generally applicable to public companies. These provisions include:
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a requirement to include in this prospectus only two years of audited financial statements, two years of selected financial information, and two years of related Management Discussion & Analysis;

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exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

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reduced disclosure about our executive compensation arrangements; and

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no stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until the earlier of five years or such time as we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced compliance obligations.
Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We will take advantage of the extended transition period, and as a result we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for publicly reporting companies that are not emerging growth companies.
Our Companies
Federal Life Group, Inc. is a newly created Pennsylvania corporation organized to be the stock holding company for Federal Life Mutual following the conversion. We formed Federal Life Group, Inc. so that it could acquire all of the capital stock of Federal Life Mutual as part of the conversion. Prior to the conversion, Federal Life Group, Inc. has not engaged and will not engage in any significant operations and does not have any assets or liabilities. After the conversion, our primary assets will be the outstanding capital stock of Federal Life Mutual and a portion of the net proceeds of the offerings. Federal Life Group, Inc. is a direct, wholly-owned subsidiary of Federal Life Mutual. Following the conversion, we intend to reorganize our corporate structure so that Federal Life Mutual is a direct, wholly owned subsidiary of Federal Life Group, Inc.
In 2016, Federal Life completed a reorganization in which it converted from a mutual to a stock insurance company within a newly created mutual holding company structure. As part of the reorganization, Federal Life Mutual was formed as an Illinois mutual insurance holding company and Federal Life continued its existence as an Illinois stock life insurance company. All of the shares of Federal Life were issued to FEDHO Holding Company (“FEDHO”), an intermediate holding company that, in turn, was a wholly-owned subsidiary of Federal Life Mutual. In the reorganization, policyholders’ membership interests in Federal Life automatically became membership interests in Federal Life Mutual, but policyholders’ contractual rights remained with Federal Life. Since the effective date of the reorganization, each person who has become a Federal Life individual or group policyholder has automatically become a member of Federal Life Mutual and has retained that membership interest as long as the Federal Life policy owned by the member remains in force.
FED Mutual Financial Services, Inc. is a Finra licensed broker-dealer and a wholly owned subsidiary of Federal Life. We plan to offer and sell Federal Life variable annuity products directly to customers through FED Mutual. FED Mutual is currently inactive.
Americana Realty Company is a wholly owned subsidiary that owns mineral rights that Federal Life acquired in the 1930s and 1940s and which it leases to oil and gas producers. Americana Realty has no other assets and does not engage in any business other than collecting royalty payments and occasional sales of some of its oil and gas interests. For the years ended December 31, 2017 and 2016, Americana Realty had total bonus and royalty revenues of  $657,000 and $448,000, respectively.
Our executive offices are located at 3750 West Deerfield Road, Riverwoods, Illinois, 60015, and our phone number is (847) 520-1900. Our website address is www.Federallife.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

Our Structure Prior to the Conversion
Since Federal Life converted from mutual to stock form in 2016, we have operated under a mutual holding company structure. Our current corporate structure is shown in the following chart:
Prior to the conversion, Federal Life Group has not engaged in any significant operations and does not have any assets or liabilities.
Our Structure Following the Conversion
Immediately upon the conversion of Federal Life Mutual, all of the authorized capital stock of the converted Federal Life Mutual will be issued to the Company, and the common stock of the Company held by the converted Federal Life Mutual will be cancelled, such that, upon completion of these series of actions, the issued and outstanding shares of our common stock will consist of the shares of common stock sold in the offerings and any shares of our common stock that become subject to restricted stock awards granted under our stock-based incentive plan.
Upon completion of the conversion, we intend to merge Federal Life Mutual and FEDHO with and into the Company, with the Company as the surviving entity. Following the completion of these actions, our corporate structure will be as shown in the following chart:
It is likely that ICG will own a majority of our outstanding shares and that our directors and executive officers will own approximately 9% of our shares after completion of the offering. However, we are unable to predict the number of shares that eligible members subscribe to purchase in the subscription offering, so the percentage of our outstanding shares owned by ICG after the offering may range from 0% to 100%.

The Conversion of Federal Life Mutual from Mutual to Stock Form
Federal Life Mutual is an Illinois domiciled mutual insurance holding company. As a mutual company, it has no stockholders but it does have members. A member of Federal Life Mutual is either the owner of an in-force individual policy issued by Federal Life or the holder of a certificate under a group master policy issued by Federal Life.
Like stockholders, the members have certain rights with respect to Federal Life Mutual such as voting rights with respect to the election of directors and approval of certain fundamental transactions, including the conversion of Federal Life Mutual from mutual to stock form. However, unlike shares held by stockholders, the memberships in Federal Life Mutual are not transferable and do not exist separately from the related insurance policy issued by Federal Life. Therefore, these membership rights are extinguished when a member’s policy with Federal Life is terminated by surrender, death, lapse, or cancellation. Those membership interests will also be extinguished upon conversion of Federal Life Mutual from mutual to stock form in accordance with Illinois law and the plan of conversion.
The board of directors of Federal Life Mutual adopted a plan of conversion on March 8, 2018, under which Federal Life Mutual will convert from a mutual insurance holding company to a stock company. Following the conversion, Federal Life Mutual will become a wholly-owned subsidiary of Federal Life Group, Inc. A special meeting of the members of Federal Life Mutual eligible to vote (those persons who were members of Federal Life as of the close of business on March 8, 2018) will be held on December 11, 2018 (special meeting date), to approve the plan of conversion. To become effective, the plan must be approved by the affirmative vote of at least two-thirds of the votes cast at the special meeting.
As part of the conversion, we are offering for sale in a subscription offering between 3,400,000 shares and 4,600,000 shares of our common stock at a purchase price of  $10.00 per share on a priority basis to eligible members and to the directors and officers of Federal Life Mutual. If less than 3,400,000 shares are subscribed for in the subscription offering, we will offer shares in a community offering to employees of Federal Life Mutual and its subsidiaries (who may purchase shares through their 401-K plan accounts), to a limited number of investors who we anticipate may become strategic partners of Federal Life, and to the standby purchaser. Subject to satisfaction of all conditions in the standby stock purchase agreement, the standby purchaser has agreed to purchase at least such number of shares as is necessary for the offering minimum of 3,400,000 shares to be sold in the offerings and may purchase any shares remaining up to the 4,600,000 share maximum. The standby purchaser currently expects to purchase approximately 2,700,000 shares in the community offering if such shares are available. All purchasers of our common stock in the offerings will pay the same price per share. It is likely that ICG, as the standby purchaser, will own a majority of our outstanding shares after the offering. However, we are unable to predict the number of shares that eligible members subscribe to purchase in the subscription offering, so the percentage of our outstanding shares owned by ICG after the offering may range from 0% to 100%.
The sale of sufficient shares to meet the offering minimum of 3,400,000 shares does not indicate that sales have been made to investors who have no financial or other interest in the offering, and the sale of 3,400,000 shares in the offering should not be viewed as an indication of the merits of the offering.
In connection with entering into the standby stock purchase agreement, the standby purchaser agreed to loan up to $2,000,000 to Federal Life Mutual to cover costs incurred by the Company in connection with the conversion and the offerings. Any outstanding principal balance of such loan will automatically convert into shares of our common stock at a price of  $10.00 per share upon completion of the conversion and the offerings. Such shares will be counted toward satisfaction of the minimum amount needed to complete this offering and will be included in any shares purchased by the standby purchaser in the community offering.
The Subscription Offering
We are offering shares of our common stock in a subscription offering. The subscription offering will end at noon, Central Time, on December 4, 2018. In the subscription offering, 4,600,000 shares of common stock are being offered in the following order of priority: first, to the policyholders and holders of annuities of Federal Life as of the close of business on March 8, 2018, who we refer to as eligible members, and second, to the directors and officers of Federal Life Mutual.

The number of shares of common stock issued in the offerings will not exceed 4,600,000 shares. Shares purchased by the directors and officers of Federal Life Mutual will be purchased for investment and not for resale and will be counted toward satisfaction of the minimum amount needed to complete this offering.
The Community Offering
If less than 3,400,000 shares are subscribed for in the subscription offering, we will offer the remaining shares to employees of Federal Life Mutual and its subsidiaries (who may purchase through their 401-K plan accounts), to a limited number of investors who we anticipate may become strategic partners of Federal Life, and to the standby purchaser. The community offering will end at noon, Central Time, on December 4, 2018.
If less than 3,400,000 shares are subscribed for in the subscription and community offerings by other purchasers, the standby purchaser has agreed to purchase any shares not subscribed for in the subscription offering up to the offering minimum of 3,400,000 shares. The standby purchaser currently expects to purchase approximately 2,700,000 shares in the community offering if such shares are available. Shares purchased by the standby purchaser are purchased for investment and not for resale and will count toward the completion of this offering.
The Standby Stock Purchase Agreement
On March 8, 2018, the Company entered into the standby stock purchase agreement with ICG. Subject to the terms and conditions of the standby stock purchase agreement, ICG has agreed to purchase from the Company at a price of  $10.00 per share such number of shares as is necessary for the minimum of 3,400,000 shares to be sold as required under the plan of conversion. ICG, however, has the right to purchase additional shares from the Company up the offering maximum of 4,600,000 shares. ICG currently expects to purchase approximately 2,700,000 shares in the community offering if such shares are available. Accordingly, if all of the conditions to ICG’s obligation to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed. We anticipate that ICG will own approximately 80% of our outstanding shares after completion of the offering
ICG has agreed to loan up to $2,000,000 to Federal Mutual Life to fund expenses incurred by Federal Mutual Life in connection with the conversion and the offerings. Federal Mutual Life issued an exchangeable note to ICG in connection with such credit facility. The outstanding principal balance of the exchangeable note will automatically convert into shares of our common stock at a price of  $10.00 per share upon completion of the offerings. The shares issued upon the conversion of the exchangeable note will count towards the minimum number of shares that must be sold in the offerings. On October 1, 2018, the outstanding principal balance of the exchangeable note was $1,050,000. Accordingly, based on that outstanding balance, we anticipate issuing approximately 105,000 shares upon conversion of the exchangeable note upon completion of the offerings. See “The Conversion and Offering — Description of Standby Stock Purchase Agreement.”
In connection with closing under the standby stock purchase agreement, we will appoint Matthew T. Popoli and Craig A. Huff, the founders of ICG, to the Company’s board of directors. So long as ICG beneficially owns more than 5.0% of the outstanding shares of our common stock and a standstill termination event has not occurred, we and Federal Life will nominate, recommend, and support Mr. Popoli and Mr. Huff, or any replacement director selected by ICG and reasonably acceptable to the Company, for election to the boards of directors of the Company and Federal Life.
The standby purchaser agreed to certain post-closing standstill and voting covenants and restrictions on its ability to sell shares for three years following the closing of the offerings and additional limitations for up to five years following the closing of the offerings. In addition, so long as ICG beneficially owns 5.0% or more of the shares of our common stock and a standstill termination event has not occurred, ICG shall generally vote all shares of common stock beneficially owned by ICG (a) for persons nominated and recommended by the Company’s board of directors for election as directors of the Company and against any person nominated for election as a director by any other person, and (b) as directed or recommended by the Company’s board of directors with respect to any proposal presented at any meeting of the Company’s shareholders.

ICG will be entitled to preemptive rights that would allow it to maintain its percentage ownership in certain subsequent offerings of our common stock or securities convertible into our common stock. This right will not apply to, and shall terminate upon the earlier of  (a) the first date upon which ICG no longer beneficially owns more than five percent (5%) of the outstanding shares of our common stock, (b) the date of any breach by ICG of any obligation under the standby stock purchase agreement that remains uncured after 15 days’ notice thereof, or (c) a standstill termination event.
So long as ICG owns 25% or more of the outstanding shares of our common stock, without the affirmative vote or written approval of ICG, none of the Company, Federal Life, or Federal Life Mutual shall cause or permit, take or decide, or agree or commit to take any of the following actions, and ICG will have the right to vote its shares (or provide or withhold its written approval) with respect to such actions in its sole and absolute discretion:
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making use of the net proceeds of the offering (including the contribution or loan of such net proceeds to Federal Life or Federal Life Mutual); other than a contribution of least $12,500,000 of such net proceeds, which shall be contributed to Federal Life immediately after the closing;

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the merger or consolidation of the Company or Federal Life with any person or the sale, lease, or other transfer of all or substantially all of the Company’s or Federal Life’s assets to any person, or entry into any agreement to do any of the foregoing; and

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the entry into any material transaction with any affiliate of the Company, Federal Life Mutual, or Federal Life.

For more information regarding the provisions of the standby stock purchase agreement, see “The Conversion and Offering — Description of Standby Stock Purchase Agreement” and “Risk Factors — Risks Relating to Ownership of Our Common Stock — There will not be an active, liquid trading market for our common stock.”
Conflicts of interest may arise between ICG and the Company, and ICG and its representatives on our board of directors may at times take actions that are not in the best interests of our other shareholders. See “Risk Factors —Risks Relating to Ownership of Our Common Stock — The standby purchaser may obtain control over us and may not always exercise its control in a way that benefits our public shareholders.
Insurance Capital Group LLC
One of the reasons that we entered into the standby stock purchase agreement with the standby purchaser is that we expect to benefit from the standby purchaser’s knowledge and experience in the life insurance industry and its ability to provide resources to us that may enable us to further develop our distribution strategy and grow our business in our target Middle Market.
ICG is a holding company that was organized on January 8, 2018, for the purpose of acquiring and making investments in businesses across targeted sectors, with a focus on sponsored insurance company demutualizations and other complex conversion transactions. ICG currently owns an interest in Capital Insurance Company, a Pennsylvania non-standard auto insurance company that ICG acquired in the second quarter of 2018.
ICG is controlled by its managing members, Craig Huff and Matt Popoli. ICG’s board of directors has extensive experience in investing in and operating insurance businesses, including two directors who were formerly Commissioners of Insurance in Illinois, Connecticut and Texas. We expect that the investment, corporate governance and regulatory expertise developed by ICG’s management and board of directors will benefit us as we seek to expand our life insurance business in the middle market, including ICG’s experience in identifying, acquiring and improving the operations and financial performance of insurance companies. For more information regarding Mr. Huff and Mr. Popoli, see “Management — Post Conversion Directors.”

We believe that ICG may be able to provide significant resources to help us further develop our distribution strategy and grow our business in the middle market for the following reasons:
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The members of the ICG Board have extensive life insurance and distribution relationships that may be of benefit to us. Mssrs. Huff and Popoli and another ICG director previously sat on the board of directors of one of the largest independently owned life insurance, annuity and Medicare supplement distribution businesses. Mr. Popoli is currently assisting us with exploring a possible new distribution agreement for this entity to sell our insurance products;

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The relationships of the members of the ICG Board may provide us with attractive investment opportunities that would not be otherwise available to us because ICG Board members from time to time identify small acquisition targets of both insurance companies and insurance agencies, and these opportunities could be referred to Federal Life;

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The members of the ICG Board have experience improving operations, expanding distribution, supplementing investment portfolios, and growing premiums as a result of their involvement in Prosperity Life Insurance Company (“Prosperity”), a life insurance carrier formed from the combination of SBLI USA Life Insurance Company and Shenandoah Life Insurance Company, and we believe such experience may be of value to improvement of operations at Federal Life. Specifically, at the time of acquisition, Prosperity was not rated and writing a minimal amount of new business. Under the leadership of the members of the ICG Board, Prosperity Life experienced a material increase in premium growth over the next several years and achieved an A- rating from A. M Best in 2016:

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The experience of members of ICG’s board of directors may be helpful in providing direction in our new product development; and

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The members of the ICG Board and ICG management have significant investment management experience, which may be of value in improving the risk-adjusted net yield of our invested assets.

Conditions to Completion of the Conversion and this Offering
Before we can complete this offering and issue our common stock, the members of Federal Life Mutual eligible to vote must approve the plan of conversion and we must sell at least the minimum number of shares offered in the offerings. If all of the conditions to ICG’s obligations to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed. See “The Conversion and the Offering — Description of Standby Stock Purchase Agreement.” No funds will be released from the escrow account until all of these conditions have been satisfied. The acquisition by ICG of a controlling interest in our stock is subject to approval by the Illinois Insurance Department (the “Department”), which was received on October 30, 2018.
Termination of this Offering
We have the right to cancel this offering at any time. In addition, the completion of this offering is subject to market conditions and other factors beyond our control. If this offering is not completed, all funds received will be promptly returned to purchasers without interest.
Stock Pricing and Number of Shares to be Issued
The plan of conversion requires that the range of the value of the total number of shares to be issued in connection with the conversion must be based on a valuation of our estimated consolidated pro forma market value. Under the plan of conversion, the valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation, and a valuation fifteen percent (15%) below the midpoint valuation. We retained RP Financial, LC (“RP Financial”) to determine the valuation range for this offering. RP Financial has determined that, as of December 22, 2017, the estimated consolidated pro forma market value of Federal Life Mutual is $40,000,000 at the midpoint, and the range of value of the total number of shares of common stock to be issued in the offering is between a minimum value of  $34,000,000 and a maximum value of  $46,000,000. We plan to issue between 3,400,000 and 4,600,000 shares of our common stock in this offering. This range was determined by dividing the $10.00 price per share into the range of RP Financial’s valuation. Shares purchased by the standby purchaser and the directors and officers of Federal Life will be purchased for investment and not for resale and will be counted toward satisfaction of the minimum amount needed to complete this offering.
We determined to offer the common stock in the subscription offering at the price of  $10.00 per share to ensure a sufficient number of shares are available for purchase by eligible members. In addition, Griffin Financial advised us that the $10.00 per share offering price is commonly used in mutual-to-stock conversions of other insurance companies and savings banks and savings associations that use the subscription rights conversion model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10.00 per share.
How Do I Buy Stock in this Offering?
If you wish to purchase shares of common stock in the subscription offering, you must sign and complete the stock order form that accompanies this prospectus and send it to us with your payment such that your order is received before the offering deadline. You may submit your order to us by overnight delivery to the address indicated for this purpose on the top of the stock order form or by mail using the stock order reply envelope provided. Payment by check or money order must accompany the stock order form. No cash or third party checks will be accepted. All checks or money orders must be made payable to “Computershare Trust Company, N.A., escrow agent, on behalf of Federal Life Group, Inc.” We may permit certain persons who submit orders in the community offering to make payment by a wire transfer to the escrow agent of the purchase price for any shares that they seek to purchase.
The completed stock order form and payment in full for the shares ordered must be received (not postmarked) no later than noon, Central Time, on December 4, 2018. Once submitted, your order is irrevocable without our consent unless we terminate this offering. Our consent to any modification or withdrawal request may or may not be given in our sole discretion. We may reject a stock order form if it is incomplete, improperly completed, or not timely received.
Offering Deadline
All subscription rights will expire at noon, Central Time, on December 4, 2018. Subscription rights not exercised prior to the termination date of this offering will be void, whether or not we have been able to locate each person entitled to receive subscription rights.
Limits on Your Purchase of Common Stock
The plan of conversion and Illinois law establish the following minimum and maximum purchase limitations for participants (including such participants’ associates or a group acting in concert) in the subscription offering:
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No person may subscribe for fewer than 50 shares in this offering.

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No person other than the standby purchaser and the directors and officers of Federal Life may purchase more than 50,000 shares.

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Subject to the prior rights of eligible members to subscribe for up to 4,600,000 shares in this offering, in no event may any director or officer purchase more than 5% of the total number of shares sold in the subscription and community offerings and in no event may the directors and officers of Federal Life, in their capacities as such, their affiliates and associates, together with employees of Federal Life and any investors identified by Federal Life as potential strategic partners, as a group, purchase more than 700,000 shares.

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The standby purchaser has agreed to purchase such number of shares of common stock as will result in the minimum number of shares being sold in the offerings. The standby purchaser currently expects to purchase approximately 2,700,000 shares in the community offering if there are sufficient shares remaining after the subscriptions of eligible members and directors and officers of Federal Life.

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In addition to the limitations set forth above, no person (other than the standby purchaser) may acquire, directly or indirectly, in this offering or any public offering, more than 5% of the capital stock of the Company for a period of five years from the effective date of the conversion without the approval of the Department.

For purposes of the limitations described above, an associate of a person includes:
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any relative or spouse of such person, or any relative of such person’s spouse, who shares the same home as such person;

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any corporation or other organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer, director, or partner, or of which such person is, directly or indirectly, a beneficial owner of 10% or more of any class of equity securities;

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any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (exclusive of any employee stock benefit plan of the Company); and

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any person acting in concert with any of the persons or entities listed above.

The subscription of any eligible member who subscribes for more than 50,000 shares will be reduced to 50,000 shares.
We have the right in our absolute discretion and without liability to any participant in the subscription offering or to any other person to determine which persons and which subscriptions and orders in this offering meet the criteria provided in the plan of conversion for eligibility to purchase shares of common stock and the number of shares eligible for purchase by any person. Our determination of these matters will be final and binding on all parties and all persons.
Oversubscription
If you are an eligible member and we receive subscriptions in the subscription offering for more than 4,600,000 shares, your requested subscription for shares may be reduced.
If eligible members subscribe for more than 4,600,000 shares, the shares of common stock will be allocated so as to permit each subscribing eligible member to purchase up to the lesser of the number of shares subscribed for or 1,000 shares. Any remaining shares will be allocated among the eligible members whose subscriptions remain unsatisfied in the proportion in which the aggregate number of shares as to which each such eligible member’s subscription remains unsatisfied bears to the aggregate number of shares as to which all such eligible members’ subscriptions remain unsatisfied.
Management Purchases of Stock
The plan of conversion limits the number of shares that directors and officers of Federal Life and their affiliates, together with employees of Federal Life and any investors identified by Federal Life as potential strategic partners, as a group, may purchase in the offering to no more than 700,000 shares. If the eligible members subscribe for less than the maximum number of shares, the directors and officers of Federal Life, together with their affiliates and associates, have indicated their intention to purchase approximately 372,000 shares of common stock in the subscription offering. This amount includes any shares of common stock purchased by the officers as participants in the Federal Life 401-K plan. The directors and officers of Federal Life and their affiliates and associates are not obligated to purchase this number of shares, and in the aggregate they may purchase a greater or smaller number of shares. See “The Conversion and Offering — Proposed Management Purchases.”
If there are insufficient shares remaining after the subscriptions of eligible members to satisfy in full all of the subscriptions of directors and officers of Federal Life, the available shares of common stock will be allocated among the subscribing management participants in the proportion in which the aggregate number of shares as to which each such management participant’s subscription bears to the aggregate number of shares remaining.

Undersubscription
If less than 3,400,000 shares are subscribed for in the subscription and community offerings by other purchasers, the standby purchaser has agreed to purchase any shares not subscribed for up to the offering minimum of 3,400,000 shares. The standby purchaser currently expects to purchase approximately 2,700,000 shares in the community offering. See “— The Community Offering.”
Benefits to Management
Our board of directors has also adopted a stock based incentive plan for the benefit of our directors, executive officers, and other eligible employees. Under the stock based incentive plan, we may award options to purchase common stock or award shares of restricted stock to directors, executive officer, and other eligible employees. The exercise price of stock options will be the fair market value of our common stock on the date of the option award. All awards under the stock based incentive plan will be subject to such vesting, performance criteria, or other conditions as the compensation committee of our board of directors may establish. Options to purchase 340,000 shares and 140,000 shares of restricted stock may be awarded under the stock based incentive plan.
As discussed in more detail under “Executive Compensation,” we expect that grants of stock options or restricted stock will be made to our executive officers, directors, and certain employees relating to a total of 355,000 shares of our common stock, subject to completion of this offering.
The following table presents information regarding the participants in each benefit plan, and the total amount, the percentage, and the dollar value of the stock that we intend to set aside for the stock-based incentive plan. The table assumes the following:
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That 3,400,000 shares will be sold in the offerings; and

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that the value of the stock in the table is $10.00 per share.

Options are assigned no value because their exercise price will be equal to the fair market value of the stock on the day the options are awarded or, in the case of options granted at the time of this offering, the price at which stock is sold in this offering. As a result, anyone who receives an option will benefit from the option only if the price of the stock rises above the exercise price and the option is exercised.
Stock Based Incentive Plan	Individuals Eligible to Receive Awards	Number of Shares	Percentage of shares issued in the offering	Value of shares Based on $10.00 Share Price
Shares available for restricted stock awards	Selected officers	140,000	4.12%	$1,400,000
Shares available for stock options	Directors and selected officers	340,000	10.0%	(1)

(1)
Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of the grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the option

A minimum of 3,400,000 shares and a maximum of 4,600,000 shares of our common stock will be issued in the subscription and community offerings, excluding any shares that may be issued under our stock-based incentive plan.
Use of Proceeds
We estimate the net proceeds from the offerings will be between $31.1 million at the minimum of the offering range and $43.0 million at the maximum of the offering range. See the “Offering Summary” on the front cover of the prospectus for the assumptions used to arrive at these amounts. The amount of net proceeds from the sale of common stock in the offerings will depend on the total number of shares actually sold in the subscription and community offerings and number of shares sold to the standby purchaser.

We plan to contribute at least $12,500,000 of the net proceeds from the offerings to Federal Life, which will be used to (i) support organic growth of our life insurance business and annuity business; (ii) fund acquisitions of other life insurance and related businesses; (iii) fund new product launches, including variable annuities; and (iv) selectively deploy new capital to retain, acquire, and bolster talent in key areas.
We expect to retain any remaining net proceeds from the offering at Federal Life Group, Inc., to be used for general corporate purposes, which may include acquisitions of other life insurance companies or related businesses, stock repurchases or cash dividends. On a short term basis, the proceeds retained at Federal Life Group, Inc. will be invested primarily in securities consistent with our investment strategy until utilized. We have no other current specific plans for use of the net proceeds of the offering. See “Use of Proceeds.”
Dividend Policy
Following completion of this offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Any decision to pay a dividend will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints, intercompany dividends from our subsidiaries, and other factors as the board of directors deems relevant. For additional information regarding restrictions on our ability to pay dividends, see “Dividend Policy.”
Market for Common Stock
We intend to apply for the listing of our common stock on the NASDAQ Capital Market under the symbol “FLF.” People considering purchasing shares in the offerings should note that our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Capital Market. This would materially and adversely affect the liquidity of our stock. See “Risk Factors — Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.”
How You May Obtain Additional Information Regarding this Offering
If you have any questions regarding the stock offering, please call the Stock Information Center at (610) 205-6005, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.

RISK FACTORS
An investment in our common stock involves a number of risks. Before making a decision to purchase our common stock, you should carefully consider the following information about these risks, together with the other information contained in this prospectus. Many factors, including the risks described below, could result in a significant or material adverse effect on our business, financial condition, and results of operations. If this were to happen, the price of our common stock could decline significantly and you could lose all or part of your investment.
Risks Relating to Our Business
We have incurred both statutory and GAAP net losses in recent years.
We have incurred both statutory and GAAP net losses in recent years, resulting in an aggregate of $3.9 million in GAAP net losses in 2016 and 2017. Our losses are due principally to operating expenses and corporate overhead exceeding revenues of our annuity and life insurance business and returns on our investment portfolio. We need to increase the sales of our life insurance and annuity products in order to achieve the size and scale necessary to become profitable.
If we cannot expand our distribution network and resulting sales of our products, our losses may continue.
Our ability to increase sales of our life insurance and annuity products will depend on our success in expanding our distribution network. We depend on our network of independent insurance agents to generate almost all of the sales of our life insurance and annuity products. If we are unable to increase direct sales to customers through our website or by establishing relationships with other distribution partners, it is unlikely that we will be able to increase sales of our products to the level necessary to become profitable.
Our results of operations have been adversely affected by the current low interest rate environment and will continue to be adversely affected if interest rates remain low or if interest rates should rapidly increase.
Although the Federal Reserve moved to marginally increase short-term interest rates since 2015, medium and long-term interest rates have remained at historically low levels. During a period of decreasing interest rates or a prolonged period of low interest rates, our investment earnings may decrease because the interest earnings on our recently purchased fixed income investments will likely have declined in parallel with market interest rates. In addition, callable fixed income securities in our investment portfolio will be more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Consequently, we may be required to reinvest the proceeds in securities bearing lower interest rates. In addition, during periods of declining interest rates, our financial performance may suffer as a result of a decrease in the spread between interest rates credited to our annuity contract holders and returns on our investment portfolio. An extended period of declining or prolonged low interest rates may also cause us to change our assumptions of the interest rates that we can earn on our investments and the long-term interest rate that we assume in our calculation of insurance assets and liabilities under GAAP. This revision would result in increased reserves, accelerated amortization of deferred acquisition costs (“DAC”), and other unfavorable consequences. In addition, certain statutory capital and reserve requirements are based on formulas or models that consider interest rates, and an extended period of low interest rates may increase the statutory capital we are required to hold and the amount of assets we must maintain to support statutory reserves.
Conversely, an increase in market interest rates could also have a material adverse effect on the value of our investment portfolio by, for example, decreasing the estimated fair values of the fixed income securities within our investment portfolio. In addition, in periods of rapidly increasing interest rates, withdrawals or surrenders under our annuity contracts may increase as policyholders choose to seek higher investment returns. Obtaining cash to satisfy these obligations may require us to liquidate fixed income investments at a time when market prices for those assets are depressed because of increases in interest rates. This may result in realized investment losses. Also, certain statutory reserve requirements are based on formulas or models that consider forward interest rates and an increase in forward interest rates may increase the statutory reserves we are required to hold thereby reducing statutory capital.

The lack of a rating from A.M. Best limits our ability to attract agents and to sell rating sensitive products.
Federal Life is not rated by A.M. Best. Our lack of a rating adversely affects our ability to attract agents and sell our products because ratings assigned by A.M. Best are an important factor influencing the competitive position of insurance companies. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. A.M. Best ratings, which are reviewed at least annually, represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Federal Life does not intend to request the assignment of a financial strength rating from A.M. Best immediately after completion of the conversion. Moreover, the assignment of an unfavorable rating to Federal Life by A.M. Best could impair our ability to grow our business. If we obtain a rating from A.M. Best, any future downgrade could negatively affect our ability to implement our strategy. See “Business — Competition and Ratings.”
Our operations are dependent on access to key technology tools; if we lose access to these tools, our ability to conduct business could be significantly impaired.
In the event of a disaster such as a natural catastrophe, an epidemic, an industrial accident, a blackout, a computer virus, a terrorist attack, a cyber-attack, or a war that causes our data processing system to not function, unanticipated problems with our disaster recovery systems would have an adverse impact on our ability to conduct business and on our results of operations and financial position, particularly if those problems affect our internet access, computer-based data processing, transmission, storage and retrieval systems or destroy valuable data. Despite our implementation of security measures, disaster recovery plans, system backup plans, and offsite arrangements to reduce the risk of a loss of access to these critical systems, there is no assurance that these security measures and backup plans will work when needed or would protect the company in all circumstances that could arise. An interruption in our business because of our inability to access our key technology tools could result in the loss of revenue and damage to our reputation, and could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
If we are unable to protect sensitive consumer information, our reputation could be damaged and we could be subject to fines or litigation.
Our products and services involve the use, collection, and storage of confidential information of consumers and the transmission of this information. This information is used in the underwriting process. For example, we collect names, addresses, personal identity and financial information, and information regarding the medical history of consumers in connection with their applications for life insurance. We continue to maintain detailed information on our policyholders, including sensitive, non-public personal information.
While we take commercially reasonable measures to keep our systems and data secure, it is difficult or impossible to defend against all risks being posed by changing technologies as well as criminals intent on committing cybercrime. Increasing sophistication of cyber criminals and terrorists make keeping up with new threats difficult and could result in a breach. As a result, we may be unable to anticipate the type or manner of attempts to breach our security or to implement adequate preventative measures against these attempts. We may be required to expend significant capital and other resources to protect our technology infrastructure from attack or to alleviate problems caused by security breaches.
Changes in legislation relating to information security or changes in industry best practices may impose new requirements on us relating to data security and may present significant implementation costs and challenges. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could result in our inability to sell certain insurance and annuity products in a particular jurisdiction, which could damage our business and adversely affect our results of operations and financial condition.
Any breach or perceived breach of our security could damage our reputation and our relationship with our policyholders and agents. Reputational damage of this kind could significantly harm our business. For example, consumers and agents may be less likely to use our products following a breach because of a perceived weakness in our information security measures. Additionally, we could be subject to significant liability as well as regulatory action, which would have a material and adverse effect on our business, financial condition, results of operations, and prospects.
In the ordinary course of our business we can face coverage disputes and lawsuits that are expensive and time consuming and may include claims for extra-contractual damages, which, if resolved adversely, could harm our business, financial condition, or results of operations.
From time to time, we are involved in coverage and other types of lawsuits in the ordinary course of our business. Defending these claims is costly and can impose a significant burden on our management and employees. We utilize reinsurance to limit our exposure on any one life under the insurance policies we issue. However, our reinsurance arrangements generally do not cover extra-contractual damages that we may incur in connection with coverage disputes. Accordingly, were we to be found liable for extra-contractual damages, we would be responsible for the full amount of extra-contractual damages. If we are found to be liable for significant extra-contractual damages in future cases, there could be a material and adverse effect on our business, financial condition, results of operations, and prospects.
Legal and regulatory investigations and actions are increasingly common in the life insurance business and may result in financial losses and harm our reputation.
We face a risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Federal Life may become subject to class actions and regulatory actions or may become subject to individual lawsuits relating, among other things, to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, disclosure, administration, additional premium charges for premiums paid on a periodic basis, interest crediting practices, denial or delay of benefits, and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against Federal Life may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time.
From time to time, Federal Life is subject to regulatory review and examination by state treasurers relating to our escheat practices for unclaimed life insurance death benefits. While we believe our practices comply with applicable law, these practices have come under increased scrutiny by state regulatory bodies. State insurance regulators, treasurers, and comptrollers are requesting life insurance companies to report on their escheat practices and procedures for tracking and identifying claims that became payable by death or other insured events but were not paid because no claim was presented to the company for payment. As a result of these investigations, regulators are routinely looking to adopt regulations that would require insurance companies to perform regular checks against the Social Security Death Master File, which we currently conduct, or review equivalent sources, as well as require insurance companies to collect more information needed to track policyholders, account holders, and beneficiaries. It is possible that these requests by the state regulators may result in payment to beneficiaries, escheatment of funds deemed abandoned under state laws, and changes to our escheat practices and procedures.
Federal Life is also subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams, and books and record examinations, from state and federal regulators and other authorities, which may result in fines, recommendations for corrective action or other regulatory actions. Current or future investigations, proceedings, or regulatory actions could have an adverse effect on our business, results of operations, and financial condition. Moreover, even if we ultimately prevail in the investigation, proceeding, or regulatory action, we could suffer significant reputational harm, which could have an adverse effect on our business. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
We rely on the leadership of the members of our executive management team. The loss of any of these executives could have an adverse impact on our business and our ability to implement our business strategy.
The success of our business is dependent, to a large extent, on our ability to attract and retain key employees including the following members of our executive management team: Joseph D. Austin,

Chairman and Chief Executive Officer; William S. Austin, President and Chief Operating Officer; Anders Raaum, Chief Financial Officer; and Michael S. Austin, Executive Vice President and Chief Marketing Officer. Our executive management team has extensive experience in the life insurance business. Were we to lose any of these employees, it may be challenging for us to attract a replacement employee with comparable skills and experience in our market niches. We have employment agreements with our executive officers, which are described under “Executive Compensation — Employment Agreements.” We do not currently maintain key man life insurance policies with respect to any member of our senior management team.
We may be required to establish an additional valuation allowance against deferred income tax assets if our business does not generate sufficient taxable income or if our tax planning strategies are modified, which could have a material adverse effect on our results of operations and financial condition.
Deferred income tax represents the tax effect of the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets represent the tax benefit of future deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. We periodically evaluate and test our ability to realize our deferred tax assets. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In assessing the more likely than not criteria, we consider future taxable income as well as prudent tax planning strategies. Future facts, circumstances, tax law changes, and financial accounting or GAAP developments may result in an increase in the valuation allowance. An increase in the valuation allowance could have a material adverse effect on the Company’s results of operations and financial condition.
As of December 31, 2017, we had recorded net deferred tax assets of  $4.4 million and a valuation allowance of  $4.0 million. To the extent we are required to establish an additional valuation allowance against deferred income tax assets, the amount of such valuation allowance would be charged against our net income for the period in which that valuation allowance is established, which could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
We operate in a heavily state regulated industry, and the prospect exists for further federal involvement in the regulation of insurance companies.
Our business is regulated by government agencies in the states in which we do business, and we must comply with a number of state and federal laws and regulations. Most insurance regulations are intended to protect the interests of current and potential policyholders and customers rather than those of stockholders and other investors in insurance services companies.
State laws and regulations that apply to us include those governing the financial condition of insurers, including standards of solvency, risk-based capital requirements, types, quality and concentration of investments, establishment and maintenance of reserves, required methods of accounting, reinsurance and requirements of capital adequacy, and those governing the business conduct of insurers, including transactions with affiliates, sales and marketing practices, claim procedures and practices, and policy form content. In addition, state insurance laws require licensing of insurers and their agents. State insurance regulators have the power to grant, suspend, and revoke licenses to transact business and to impose substantial fines and other penalties.
We may be unable to comply fully with the wide variety of applicable laws and regulations that are frequently undergoing revision. In addition, we follow practices based on our interpretations of laws and regulations that we believe are generally followed by the insurance industry. These practices may be different from interpretations of insurance regulatory agencies. Moreover, in order to enforce applicable laws and regulations or to protect policyholders, insurance regulatory agencies have relatively broad discretion to impose a variety of sanctions, including examinations, corrective orders, suspension, revocation or denial of licenses, and the takeover of insurance companies. As a result, if we fail to comply with these laws and regulations, state insurance departments can exercise a range of remedies from the imposition of fines to being placed in rehabilitation or liquidation. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. Changes in the level of regulation of the insurance industry or changes in laws or regulations or interpretations of laws and regulations by regulatory authorities could adversely affect our ability to operate our business.
We are subject to various accounting and financial requirements established by the National Association of Insurance Commissioners (“NAIC”) as adopted by the states in which we operate. In addition, state regulators and the NAIC continually re-examine existing laws and regulations, with an emphasis on insurance company solvency issues and fair treatment of policyholders. Insurance laws and regulations could change or additional restrictions could be imposed that are more burdensome. Because these laws and regulations are for the protection of policyholders, any changes may not be in your best interest as a shareholder.
Currently, the U.S. federal government does not directly regulate the insurance business. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) established a Federal Insurance Office (“FIO”) within the Department of the Treasury. The FIO initially is charged with monitoring all aspects of the insurance industry (other than health insurance, certain long-term care insurance, and crop insurance), gathering data, and conducting a study on methods to modernize and improve the insurance regulatory system in the United States. On December 12, 2013, the FIO issued a report entitled “How to Modernize and Improve the System of Insurance Regulation in the United States” (the “Report”), which stated that, given the “uneven” progress the states have made with several near-term state reforms, should the states fail to accomplish the necessary modernization reforms in the near term, “Congress should strongly consider direct federal involvement.” The FIO continues to support the current state-based regulatory regime, but will consider federal regulation should the states fail to take steps to greater uniformity (e.g., federal licensing of insurers). Each year the FIO also releases an annual report on the insurance industry (“Annual Report”), with its latest Annual Report released in September 2017. The Annual Report provided a set of recommendations along with providing an overview of the financial performance and condition of the U.S. insurance industry and outlining a number of insurance industry and regulatory developments from the past year. We cannot predict what impact, if any, this guidance or any new legislation would have on our business, financial condition, and results of operations.
In addition, federal legislation and administrative policies in several areas can significantly and adversely affect the insurance industry. These areas include financial services regulation, securities regulation, pension regulation, privacy, and taxation. Compliance with applicable laws and regulations is time-consuming and personnel-intensive, and changes in these laws and regulations may materially impact our business and increase our direct and indirect compliance and other expenses of doing business, thus having a material and adverse effect on our business, financial condition, results of operations, and prospects.
The life insurance industry in which we operate is highly competitive, which may limit our ability to maintain and increase our share of our target market.
Our competition includes companies that are almost all larger and which have significantly more resources at their disposal. Competition in the life insurance industry is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies, and the experience of the insurer in the line of insurance to be written.
Certain of the insurance companies we compete against have substantially greater financial, technical, and operating resources than we have. Many of the lines of insurance we write are subject to significant price competition. If our competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. We pay producers on a commission basis to produce business. Some of our competitors may offer higher commissions or offer insurance products at lower premium rates. Increased competition could adversely affect our ability to attract and retain business and thereby adversely affect our business, financial condition, or results of operations.
We also compete for access to talented independent agents. Much of the competition for talent involves agent recruitment. If our competitors provide the agents with better technology, pay higher commissions, or provide access to products that are perceived to be better than those we can provide, our ability to attract and retain agents may be reduced, which could have a material and adverse effect on our business, financial condition, results of operations, and prospects.

We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations.
Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), operates as an anti-abuse rule, the general purpose of which is to prevent trafficking in tax losses, but which can apply without regard to whether a “loss trafficking” transaction occurs or is intended. Similar rules apply to capital loss carryforwards. These rules are triggered when an “ownership change”—generally defined as when the ownership of a company, or its parent, changes by more than 50% (measured by value) on a cumulative basis in any three year period-occurs and the company is a “loss” corporation. A company is a loss corporation if, at the date of the ownership change, the company has a tax loss carryforward which may be used in a tax year after the ownership change. When triggered, the amount of the taxable income for any post-change year which may be offset by a pre-change loss is subject to an annual limitation. An annual limitation not used in one year may be carried over to a subsequent year. Generally speaking, the annual limitation is derived by multiplying the fair market value of the stock of the taxpayer immediately before the date of the ownership change by the applicable federal long-term tax-exempt rate. In addition, to the extent that a company has a net unrealized built-in loss or deduction at the time of an ownership change, Section 382 of the Code limits the utilization of any such loss or deduction which is realized and recognized during the 5-year period following the ownership change.
The Tax Cut and Jobs Act enacted in December 2017 limits the deduction for net operating losses to 80% of current year taxable income and eliminates the deduction for net operating loss carrybacks. Following the completion of this offering, we expect that these limitations will apply, which could substantially limit our ability to utilize our net operating loss carryforwards.
Risks Relating to our Insurance Business
The actual experience of our insurance products can differ from the assumptions used to develop and price our insurance products, which can cause us to experience losses from these products.
To develop our insurance products we make assumptions regarding policy persistency, mortality, and other benefit experience, the level of investment income that will be earned from investing the product cash flows, and our expenses to underwrite, sell, and service the policies. Additionally, we make assumptions about the characteristics of our insureds, including age, sex, underwriting class, and coverage amounts purchased. These assumptions, along with our anticipated profit levels, are used to develop the premiums that we will charge customers for our products. In many cases, these premium rates are level and cannot be raised during the initial term of the policy. Our operating results may be materially adversely impacted by variances between our pricing assumptions and our actual experience.
Our key product pricing assumptions are based on a combination of industry studies and other third party data as well as our own experience. We regularly monitor our experience and can adjust premium rates on new business sales should the actual results indicate trends or results that we believe need to be reflected. If the actual product experience for any of these areas varies adversely from the assumptions used to price our products, it could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
Because our acquisition costs for writing a policy exceed the premiums we receive in the first policy year, the early lapse or termination of a policy may cause us to suffer a loss on that policy.
The amount of commission, underwriting, and issue costs payable upon the sale of a life insurance policy typically exceed the amount of premiums receivable during the first policy year or longer. As a result, the sale of new policies in our industry generally results in higher first year costs as compared to the corresponding first year revenues. Because of high front loaded commissions and other expenses, it can take several years for new policies to become profitable. If a policy terminates or lapses before we are able to recover our costs for producing that policy, we will incur a loss on that policy. For example, we have in the past experienced higher lapse rates than expected on certain products, which caused us to incur losses on the policies that lapsed. If we experience higher than expected lapse rates, there could be a material and adverse effect on our business, financial condition, results of operations, and prospects.

We perform annual testing for premium deficiencies on our blocks of business, the results of which could require us to write down deferred acquisition cost balances or increase reserves.
For our traditional life business, a premium deficiency can exist if the discounted present value of future premiums plus the current reserve, reduced by unamortized acquisition expenses, is not sufficient to cover the present value of anticipated future claims and related settlement and maintenance costs. For our interest sensitive products, the test is whether estimated future gross profits are large enough to cover the current deferred acquisition cost. When a premium deficiency is indicated we will write down any deferred acquisition cost balance to the point where the premium deficiency is eliminated. If the deferred acquisition cost is fully written down but the premium deficiency is not eliminated, we will record additional reserves on that block of policies.
Our investment performance may suffer as a result of adverse capital market developments, which may adversely affect our financial results and ability to conduct business.
We allocate a portion of the insurance premiums we receive from policyholders to fund reserves, which are invested until these amounts are needed to pay insured claims. We invest in various securities to earn incremental income. As of December 31, 2017, we held fixed income and equity securities with an estimated fair value of  $194.7 million. For the year ended December 31, 2017, we had net investment income of $8.5 million.
Our investments are subject to a variety of risks that are outside of our control, including risks relating to general economic conditions, market volatility, the extended low interest environment that currently exists, interest rate fluctuations, liquidity risk, and credit risk. For example, an unexpected increase in the number or level of benefits incurred with claims may force us to liquidate securities in order to pay such claims. If the duration of our investments does not match our need for liquidity, we may be forced to liquidate investments prior to maturity at a significant loss to cover such payments. Investment losses could significantly decrease our asset base and capital position, thereby adversely affecting our ability to conduct business.
In the current economic environment, we are experiencing historically low interest rates across all fixed income investment markets. The effective yield or rate of our fixed income investments has declined as currently available interest rates on investments purchased are lower than the rates on our maturing investments. Low current interest rates have resulted in unrealized holding gains recorded as Other Comprehensive Income. However, if interest rates were to rise, it is possible that the market value of the securities and other investments we hold may decline, negatively affecting our earnings and capital level through realized and unrealized investment losses. In that event we could experience increased surrender of annuities, which we would have to fund through the sales of securities, possibly at a loss. If market interest rates remain at historically low levels our investment returns will continue to decline and our investment earnings will be reduced. This could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
Some of our investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.
We hold certain assets that lack liquidity, such as privately placed fixed income securities, policy loans, and oil and natural gas interests, and other illiquid assets. These asset classes represented a small percentage of the carrying value of our total cash and invested assets as of December 31, 2017. If we require significant amounts of cash on short notice in excess of normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.
The reported fair values of our relatively illiquid types of investments do not necessarily reflect the current market price for the asset. If we were forced to sell certain of our assets in the current market, there can be no assurance that we would be able to sell them for the prices at which we have recorded them and we might be forced to sell them at significantly lower prices.
If we are unable to enter into reinsurance transactions on a cost-effective basis, we will be less profitable and subject to greater risk and we may be unable to expand our business because of capital limitations.
We rely on the availability of reinsurance to manage the risks of our insurance products and to manage the level of capital required to write new business. Reinsurance is the practice of transferring part of an insurance company’s liability under an insurance policy and the premium associated with that insurance policy to another insurance company. We enter into reinsurance contracts to limit and manage the amount of risk we retain relating to the insurance policies we issue. This reduction in risk is intended to reduce volatility in year-to-year operating results. For example, we generally limit our retention of exposure on any one life under any insurance policy or policies we issue to a maximum of  $250,000. Our ability to write policies in excess of this amount is therefore typically dependent on the availability of reinsurance for the excess amount of the issued policy at commercially reasonable rates. We also use reinsurance to manage the level of capital required to write new business.
The availability and cost of reinsurance are subject to current market conditions and our experience and may vary significantly over time. Any decrease in the amount of reinsurance available will increase the amount of loss that we retain and could decrease our regulatory capital position. We currently rely on our reinsurance arrangement with Optimum Re to continue to write our new business. Should either or both of those reinsurers cease to reinsure our business, or should we be unable to obtain replacement reinsurance or otherwise be unable to obtain reinsurance coverage in desired amounts, our inability to obtain such reinsurance could increase the amount of risk that we retain, expose our financial results to more year-to-year variability, and limit the amount of new business that we can write. If the cost of reinsurance coverage increases, we may charge higher premiums and that could reduce future sales. Alternatively, we may decide to absorb all or a part of the increased reinsurance costs, which could have a material and adverse effect on our business, financial condition, results of operations, and prospects. See also “— A significant decline in Federal Life’s risk-based capital could limit its ability to write new business.”
Should any of our reinsurers fail to meet their contractual commitments to us, our financial condition and results of operations could be adversely affected.
The reinsurance contracts that we enter into to help manage our risks require us to pay premiums to the reinsurance carriers who will in turn reimburse us for a portion of covered policy claims. In many cases, a reinsurer will be called upon to reimburse us for policy claims many years after we paid insurance premiums to the insurer. We remain liable to each of our policyholders for their claims, and we rely on our reinsurers to reimburse us for that portion of a claim for which it is responsible. Accordingly, we are subject to loss and credit risk if our reinsurers are not capable of fulfilling their financial obligations to us. We purchase reinsurance coverage from a number of reinsurers. We have not entered into reinsurance agreements with companies that have an A.M. Best financial rating lower than “A-” (Excellent), which is the fourth highest of fifteen ratings.
The reinsurance contracts covering our life insurance policies are long-term contracts mirroring the term of the underlying life insurance contracts. During the contract term, the financial position of our reinsurers can deteriorate and our reinsurers could become insolvent or otherwise unable to reimburse us for ceded claims. Should the financial condition of a reinsurer to which we have ceded premiums deteriorate, it may be unable to reimburse us for losses under its contractual obligations to us. This could materially adversely affect our results of operations and financial condition.
A significant decline in Federal Life’s risk-based capital could limit its ability to write new business.
Illinois imposes the risk-based capital requirements developed by the National Association of Insurance Commissioners (“NAIC”) that require insurance companies to calculate and report information under a risk-based capital formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in an insurance company’s mix of products and investment portfolio.
Until statutory surplus rose modestly in 2017, Federal Life’s statutory surplus has declined as a result of losses in each of the previous nine years. Because the amount of commission, underwriting, and issue costs payable upon the sale of a life insurance policy typically exceed the amount of premiums receivable during the first policy year, it can take several years for new policies to become profitable. In addition, mandated statutory policy reserve methods require that we increase our reserves over the first several years of the policy term. Should statutory capital and surplus continue to decline relative to risk-based capital, we may have to slow the rate of new sales or enter into additional reinsurance arrangements, both steps that could reduce our ability to generate future profits.

The failure of Federal Life to meet its applicable risk-based capital requirements or minimum capital and surplus requirements could also subject it to further examination or corrective action imposed by insurance regulators, including limitations on its ability to write additional business, supervision by regulators, or seizure or liquidation. Any corrective action imposed could have a material adverse effect on our business, results of operations, and financial condition. A decline in risk-based capital ratios could also limit the ability of Federal Life to make dividends or distributions to us. See “Business — Regulation —  Risk-Based Capital (RBC) Requirements.”
Risks Relating to this Offering
The Internal Revenue Service may disagree with our position that the subscription rights have no value, and therefore eligible members may be deemed to have taxable income as a result of their receipt of the subscription rights.
Generally, the federal income tax consequences of the receipt, exercise, and expiration of subscription rights are uncertain. We intend to take the position that, for U.S. federal income tax purposes, eligible members will be treated as transferring their membership interests in Federal Life Mutual Holding Company in exchange for subscription rights to purchase Federal Life Group, Inc. common stock. Any gain realized by an eligible member as a result of the receipt of a subscription right that is determined to have ascertainable fair market value on the date of the deemed exchange must be recognized and included in the eligible member’s gross income for federal income tax purposes, whether or not the subscription right is exercised.
RP Financial, which we have engaged to provide us with a valuation of the consolidated pro forma market value of Federal Life Mutual, has advised us that it believes the subscription rights will not have any fair market value. RP Financial has based its view on the fact that the subscription rights are acquired by recipients without cost, are nontransferable, nonnegotiable, and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at a price that is equal to the estimated pro forma market value of the Company, which will be the same price at which any unsubscribed shares will be sold to the standby purchaser. Nevertheless, RP Financial cannot assure us that the Internal Revenue Service will not challenge its determination that the subscription rights will not have any fair market value or that such challenge, if made, would not be successful. You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise, and expiration of subscription rights. For more information see “Federal Income Tax Considerations — Tax Consequences of Subscription Rights to Eligible Members.”
The broad valuation range of the subscription offering and the rights of the standby purchaser make your percentage ownership of Federal Life Group, Inc. uncertain.
The number of shares offered in the subscription offering is based on RP Financial’s valuation of the consolidated pro forma market value of Federal Life Mutual. RP Financial has determined that, as of December 22, 2017, the estimated consolidated pro forma market value of Federal Life Mutual is $40.0 million, and the range of value of the total number of shares of Federal Life Group, Inc. common stock to be issued in the offerings is between $34.0 million and $46.0 million. Shares issued to the standby purchaser upon the automatic conversion of the outstanding principal balance of the $2,000,000 exchangeable note issued to the standby purchaser when the standby stock purchase agreement was signed will be counted towards satisfaction of the minimum number of shares that must be sold in the offerings.
There is a difference of approximately $12.0 million between the minimum and maximum of the estimated valuation range. The aggregate dollar value of the shares sold in the subscription offering must be within this estimated valuation range. As a result, the percentage interest in Federal Life Group, Inc. that a subscriber acquires can vary based on the number of shares sold in the subscription offering. A subscriber for a fixed number of shares of our common stock will have approximately a 26% smaller ownership at the adjusted maximum level of the range than at the minimum level. See “The Conversion and Offering — Description of Standby Stock Purchase Agreement.”
The amount of the net proceeds from the offerings is uncertain, and we will have broad discretion over the use of the net proceeds from the offerings.
The amount of proceeds from the sale of common stock in the offerings will depend on the total number of shares actually sold in the subscription and community offerings, including shares sold to the standby purchaser, for which a higher commission percentage is applicable. As a result, the net proceeds from the sale of common stock cannot be determined until this offering is completed. See “Use of Proceeds.”
Although we expect to use the net proceeds of the offerings to support the growth of our business and potentially to make open market purchases of our shares for our stock-based incentive plan, our management will have broad discretion with respect to the use of net proceeds from these offerings. Except as specified above, we expect to use the net proceeds for general corporate purposes, which may include, among other things, purchasing investment securities.
Risks Relating to Ownership of Our Common Stock
Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.
After the offering, we will be obligated for approximately one year to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also be required to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. This will require a significant commitment of additional expense and management resources. As result, our management and the standby purchaser are likely to seek to reduce the number of our shareholders of record to less than 300 by purchasing shares in the open market or directly from shareholders. This will permit the Company to cease filing annual and quarterly reports with the SEC after complying with our initial filing requirements. If the Company is no longer filing such reports with the SEC, we will not be eligible for listing on the NASDAQ Stock Market. This will substantially reduce the liquidity of our stock for any remaining shareholders.
The sale of sufficient shares to meet the minimum number of shares required to complete the conversion and the offering does not indicate that sales have been made to investors who have no financial or other interest in the offering, and the sale of the minimum number of shares should not be viewed as an indication of the merits of the offering.
ICG, as the standby purchaser, has agreed to purchase such number of shares in the offering as will result in at least the minimum number of shares being sold in the offering. Accordingly, you should not consider the sale of the minimum number of shares in the offering to be an indication of either the merits of the offering or that a significant number of the other purchasers in the offering have no financial or other interest in the success of the offering.
We are an “emerging growth company,” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example:
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We will not be required to comply with the auditor attestation requirement on the effectiveness of our internal control over financial reporting contained in Section 404(b) of the Sarbanes-Oxley Act;

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We will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

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We will not be required to hold a non-binding advisory vote on executive compensation and golden parachute arrangements not previously approved;

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We will be exempt from certain audit requirements of the Public Company Accounting Oversight Board, unless the SEC determines otherwise; and

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We will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
The stock-based incentive plan will increase our costs, which will reduce our net income.
We have adopted a stock-based incentive plan under which we may award participants restricted shares of our common stock or options to purchase shares of our common stock. Restricted stock awards will be made at no cost to the participants. The number of shares of common stock that may be issued pursuant to restricted stock awards or upon exercise of stock option awards under the stock-based incentive plan may not exceed 140,000 and 340,000, respectively.
The costs associated with the grant of restricted stock awarded under the stock-based incentive plan will be recognized and expensed over their vesting period at the fair market value of the shares on the date they are awarded. We intend to issue 140,000 shares of restricted stock to our directors and officers upon the closing of the conversion from our authorized but unissued shares of common stock.
Finally, accounting rules require companies to recognize as compensation expense the award-date fair value of stock options. This compensation expense will be recognized over the appropriate vesting period. When we record an expense for the award of options using the fair value method, we will incur significant compensation and benefits expense, which will reduce our net income.
The implementation of the stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.
The proposed stock-based incentive plan will be funded from the issuance of authorized but unissued shares and possibly in part through open market purchases. In the event that authorized but unissued shares are used to fund restricted stock awards and the exercise of stock option awards under the plan in an amount equal to 140,000 and 340,000, respectively, shareholders would experience a reduction in ownership interest of approximately 12.4%. In addition, the number of shares of common stock available for issuance pursuant to restricted stock awards and upon exercise of stock option awards may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.
The valuation of our common stock in this offering is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after this offering.
There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of our common stock sold in this offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Conversion and Offering — The Appraisal” for the factors considered by RP Financial in determining the appraised value.
The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:
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market conditions in the broader stock market in general;

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actual or anticipated fluctuations in our quarterly financial and operating results;

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changes in interest rates;

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departure of key executives;

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possible delisting of our stock from NASDAQ;

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introduction of new services or announcements of significant contracts, acquisitions, or capital commitments by us or our competitors;

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regulatory or political developments;

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issuance of new or changed securities analysts’ reports or recommendations, or our failure to obtain an A.M. Best rating or any negative change in such rating;

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availability of capital;

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litigation and government investigations;

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legislative and regulatory developments;

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future sales of our common stock;

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investor perceptions of us and the life insurance industry; and

•
economic conditions.

These and other factors may cause the market price of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.
In addition, the stock market has in the past experienced substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of shares of our common stock may be below the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.
Anti-takeover provisions contained in our articles of incorporation, which we refer to as our articles, and our amended and restated bylaws, which we refer to as our bylaws, as they will be in effect upon completion of this offering, as well as provisions of Illinois law, may render more difficult or discourage takeover attempts on the Company that you may believe are in your best interests or that might result in a substantial profit to you.
The Illinois Insurance Code requires prior approval by the Illinois Department of Insurance for a change of control of an insurance holding company. Under Illinois law, the acquisition of 10% or more of the outstanding voting stock of an insurer or its holding company is presumed to be a change in control. Approval by the Illinois Department of Insurance may be withheld even if the transaction would be in the shareholders’ best interest if the Illinois Department of Insurance determines that the transaction would be detrimental to policyholders. In addition, for 5 years following the effective date of the conversion, no person may acquire more than 5% of the capital stock of the Company in this offering or any other public offering without the approval of the Illinois Department of Insurance. The standby purchaser’s commitment to purchase shares of our stock in the standby offering was approved by the Illinois Director of Insurance on October 30, 2018.
Additionally, our articles and bylaws contain provisions that could have the effect of rendering more difficult or discouraging a change in control. These provisions:
•
Prior to the end of the standstill period under the standby stock purchase agreement, create a classified board of directors, which permits the election of only one-third of the directors at each annual meeting of our shareholders;

•
contain advance notice procedures with which shareholders must generally comply to nominate candidates to our board or to propose matters to be acted upon at a meeting of shareholders, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us; and

•
authorize our board of directors, without shareholder approval, to amend our bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt.

These provisions of our articles and bylaws, alone or together with certain provisions of Illinois and Pennsylvania law, could serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person, entity, or group of affiliated persons or entities to acquire voting control of the Company, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board of directors.
The standby purchaser may obtain control over us and may not always exercise its control in a way that benefits our public shareholders.
Upon completion of the offering, ICG will likely own a majority of our outstanding shares. So long as ICG beneficially owns more than 5.0% of the outstanding shares of our common stock and a standstill termination event has not occurred, we and Federal Life will nominate, recommend, and support Mr. Popoli and Mr. Huff, or any replacement director selected by ICG and reasonably acceptable to the Company, for election to the boards of directors of the Company and Federal Life. In addition, so long as ICG beneficially owns 5.0% or more of the shares of our common stock and a standstill termination event has not occurred, ICG shall generally vote all shares of common stock beneficially owned by ICG (a) for persons nominated and recommended by the Company’s board of directors for election as directors of the Company and against any person nominated for election as a director by any other person, and (b) as directed or recommended by the Company’s board of directors with respect to any proposal presented at any meeting of the Company’s shareholders.
ICG will be entitled to preemptive rights that would allow it to maintain its percentage ownership in certain subsequent offerings of our common stock or securities convertible into our common stock. This right will not apply to, and shall terminate upon the earlier of  (a) the first date upon which ICG no longer beneficially owns more than five percent of the outstanding shares of our common stock, (b) the date of any breach by ICG of any obligation under the standby stock purchase agreement that remains uncured after 15 days’ notice thereof, or (c) a standstill termination event.
Subject to the provisions of the standby stock purchase agreement, so long as ICG continues to beneficially own more than 50% of our outstanding stock, ICG generally will be able to determine the outcome of corporate actions requiring shareholder approval. In addition, the standby stock purchase agreement provides that for so long as ICG owns 25% or more of our outstanding shares, we may not take certain actions and ICG may vote its shares against such action, including any merger or consolidation involving the Company or Federal Life or the sale or other transfer of all or substantially all of Federal Life’s assets or the contribution of more than $12,500,000 of the net proceeds of the offering to Federal Life. As a result, we may be unable to take advantage of certain opportunities that may be in our best interest or the best interest of the other shareholders.
Conflicts of interest may arise between ICG and the Company, and ICG and its representatives on our board of directors may at times take actions that are not in the best interests of our other shareholders. As a result, ICG may cause the Company to take actions that favor the interests of the standby purchaser over the interests of the other shareholders. Such actions may include causing the Company to enter into transactions with the standby purchaser or other related parties on terms that are not as favorable to the Company as could be obtained from other third parties.
We may not be able to realize the expected benefits from our relationship with the standby purchaser.
One of the reasons that we entered into the standby purchase agreement with the standby purchaser is that we expect to benefit from the standby purchaser’s knowledge and experience in the life insurance industry and its ability to provide resources to us to enable us to further develop our distribution strategy and grow our business in our target Middle Market. Our failure to successfully realize these benefits may negatively impact our plans for growing our business and may prevent us from obtaining some of the anticipated benefits of our relationship with the standby purchaser.
Our ability to pay dividends will be limited.
Upon completion of this offering, the Company will be a holding company with no operations of its own. The Company’s primary assets will be its equity interest in Federal Life and any net proceeds of the offerings that are not contributed to Federal Life. Thus, the ability of the Company to pay dividends to our shareholders depends upon the cash and liquid investments held at the holding company and our subsidiaries ability to pay dividends to the Company. Federal Life’s ability to pay dividends to the Company is subject to limitations under Illinois insurance laws and regulations. See “Dividend Policy.”
There will not be an active, liquid trading market for our common stock.
Prior to the subscription offering, there has been no public market for our common stock. We cannot predict the extent to which an active trading market with adequate liquidity will develop, but we believe that development of such a market is unlikely. The liquidity of our common stock will be impacted by the fact that the shares purchased by the standby purchaser and directors and officers of Federal Life Mutual will be purchased for investment and not for resale. The shares purchased by directors and officers will be subject to lockup periods for up to one year, and the shares purchased by the standby purchaser will be restricted securities and subject to trading limitations under the standby stock purchase agreement and under applicable law. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase and the value of your shares may be impaired.
As a public company, we will become subject to additional financial and other reporting and corporate governance requirements, which will require additional expense and management resources.
We have historically operated our business as a private company. After the offering, we will become obligated to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Exchange Act. We will also be required to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Unless an exemption is available to us as an “emerging growth company,” we will also become subject to other reporting and corporate governance requirements, including the requirements of NASDAQ and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:
•
prepare and distribute periodic public reports and other shareholder communications in compliance with our obligations under the federal securities laws and the NASDAQ Marketplace Rules;

•
create or expand the roles and duties of our board of directors and committees of the board;

•
institute more comprehensive financial reporting and disclosure compliance functions;

•
involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•
create or enhance our investor relations function;

•
establish new internal policies, including those relating to disclosure controls and procedures; and

•
comply with certain requirements of the Sarbanes-Oxley Act of 2002, in particular Section 404 and Section 302.

These changes will require a significant commitment of additional expense and other resources, and these expenses may increase after we are no longer an “emerging growth company” as defined in the JOBS Act. We may not be successful in implementing these requirements and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. Our management and the standby purchaser are likely to seek to delist our stock from the NASDAQ Stock Market in order to avoid these additional expenses. “See — Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.”
Our internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
As a privately held company, we have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the

Sarbanes-Oxley Act. If we do not de-register our shares, these standards will be required to be met in the course of preparing our consolidated financial statements as of and for the year ending December 31, 2023, except for the auditor attestation requirements exempted under the JOBS Act. Although we have documentation of our internal controls and document and test our compliance with these controls on a periodic basis, our internal control design and effectiveness may not be consistent with the requirements of Section 404 of the Sarbanes-Oxley Act.
If, as a public company, we are not able to implement the requirements of Section 404(b) by the time that the exemption provided under the JOBS Act expires, or with adequate compliance, our independent registered public accounting firm may not be able to attest to the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences, or may violate applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. For as long as we remain an “emerging growth company,” we intend to take advantage of the JOBS Act exemption from being required to comply with the independent registered public accounting firm attestation requirement.
“See — Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.”

FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking” statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends” or similar expressions. In addition, statements that refer to our future financial performance, anticipated growth, trends in our business and in our industry, and other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic, and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.
Consequently, such forward-looking statements should be regarded solely as our current plans, estimates, and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.
The forward-looking statements include, among other things, the factors discussed under “Risk Factors” and those listed below:
•
future economic conditions in the markets in which we compete that could be less favorable than expected and could have impacts on demand for our products and services;

•
our ability to grow and develop our insurance business and successfully develop and market new products and new distribution channels;

•
our inability to maintain or grow our strategic partnerships or our inability to realize synergies from our relationship with the standby purchaser;

•
our inability to manage future growth and integration of any businesses that we may acquire;

•
our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or organically;

•
financial market conditions, including, but not limited to, changes in interest rates and the level and trends of stock market prices causing a reduction of investment income or realized losses and reduction in the value of our investment portfolios;

•
increased competition in our business, including the potential impacts of aggressive price competition by other insurance companies, payment of higher commissions to agents that could affect demand for our insurance products and impact the ability to grow and retain agents, and the entry of new competitors and the development of new products by new or existing competitors, resulting in a reduction in the demand for our products and services;

•
the effect of legislative, judicial, economic, demographic and regulatory events in the jurisdictions where we do business;

•
costs, availability and collectability of reinsurance;

•
the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Public Company Accounting Oversight Board or the Financial Accounting Standards Board or other standard-setting bodies; and

•
changes in industry trends and financial strength ratings assigned by nationally recognized rating organizations.

You should review carefully the section captioned “Risk Factors” in this prospectus for a complete discussion of the material risks of an investment in our common stock.

SELECTED FINANCIAL AND OTHER DATA
The following table sets forth selected consolidated financial and other data for Federal Life Mutual prior to this offering. You should read this data in conjunction with our financial statements and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. The balance sheet data as of December 31, 2017 and 2016, and the statement of operations data for each of the years in the two-year period ended December 31, 2017 are derived from our audited financial statements that are included elsewhere in this prospectus. The balance sheet data as of June 30, 2018 and 2017, and the statement of operations data for the six months ended June 30, 2018 and 2017 are derived from the unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.
These historical results are not necessarily indicative of future results.
	Six Months Ended June 30,		Years Ended December 31,
(dollars in thousands)	2018	2017	2017	2016
Statement of Operations Data:
Premiums written	$7,593	$7,564	$14,133	$16,299
Ceded premiums	(1,335)	(968)	(2,075)	(1,872)
Insurance revenues	6,258	6,596	$12,058	$14,427
Net investment income	4,218	4,292	8,523	8,821
Net realized investment gains	324	904	2,228	1,783
Other revenues	97	85	194	173
Total revenues	10,897	11,877	23,003	25,204
Benefits and expenses
Policyholder benefits	7,018	7,215	13,712	16,069
Interest credit to policyholder balances	207	114	386	315
Operating costs and expenses	4,331	3,994	7,889	8,099
Amortization of deferred policy acquisition and sales inducement costs	897	1,124	2,108	1,876
Taxes, licenses and fees	398	392	716	722
Dividends to policyholders	31	31	66	86
Total benefits and expenses	12,882	12,870	24,877	27,167
Net loss before taxes	(1,985)	(993)	(1,874)	(1,963)
Tax expense	9	14	34	34
Net loss	$(1,994)	$(1,007)	$(1,908)	$(1,997)

	June 30,	Years Ended December 31,
(dollars in thousands)	2018	2017	2016
Balance Sheet Data:
Total investments, cash and cash equivalents	$203,640	$208,993	$201,314
Deferred policy acquisition costs, net	13,320	12,179	11,940
Deferred sales inducement costs, net	1,076	867	315
Reinsurance recoverables	3,622	3,727	2,107
Accrued investment income	1,929	1,886	1,832
Accounts receivable	2,417	538	575
Prepaid reinsurance premiums	1,379	1,358	924
Deferred tax asset, net	495	458	664
Other assets	296	202	254
Separate account asset	23,690	24,779	21,513
Real estate, property and equipment	2,166	2,151	2,297
Total Assets	$254,030	$257,138	$243,735
Future life policy benefits	$72,608	$71,927	$73,097
Policyholder account balance	113,654	109,823	99,440
Future accident and health policy benefits	343	386	351
Reserve for deposit type contracts	11,222	10,850	10,529
Other policyholder funds	2,733	1,970	1,889
Separate account liability	23,690	24,779	21,513
Unearned revenue	1,357	1,387	1,396
Deferred reinsurance settlements	2,826	2,949	1,512
Other liabilities	2,080	1,710	1,146
Total Liabilities	$230,513	$225,781	$210,873
Retained earnings	$24,606	$26,600	$29,313
Accumulated other comprehensive income	(1,089)	4,757	3,549
Total equity	$23,517	$31,357	$32,862

USE OF PROCEEDS
We estimate the net proceeds from the offerings will be between $31.1 million at the minimum of the offering range and $43.0 million at the adjusted maximum of the offering range. See the “Offering Summary” on the front cover of the prospectus for the assumptions used to arrive at these amounts. The amount of net proceeds from the sale of common stock in the offerings will depend on the total number of shares actually sold in the subscription and community offerings, including the shares sold to the standby purchaser. A higher sales commission applies to shares sold to the standby purchaser. In the event shares are sold to the standby purchaser, our commission expense will be higher with respect to those shares, and therefore our net proceeds from the offerings will be correspondingly lower. As a result, the net proceeds from the sale of common stock cannot be determined until the offerings are completed.
The standby purchaser has agreed to loan up to $2,000,000 to Federal Mutual Life to fund expenses incurred by Federal Mutual Life in connection with the conversion and the offerings. In connection with that credit facility, Federal Life Mutual issued a $2,000,000 exchangeable note to the standby purchaser in connection with the signing of the standby stock purchase agreement. The outstanding principal balance of the exchangeable note will automatically convert into shares of our common stock at a price of  $10.00 per share upon completion of the conversion. See “The Conversion and Offering — Description of Standby Stock Purchase Agreement.” Shares issued in connection with the exchangeable note will be counted towards satisfaction of the minimum number of shares that must be sold in the offerings.
We plan to use the net proceeds from the offerings to support our insurance business and possibly to acquire other life insurance companies and related businesses. We may also use a portion of the net proceeds for stock repurchases or cash dividends. At least $12,500,000 will be contributed to Federal Life to (i) support organic growth of our life insurance business and annuity business; (ii) fund acquisitions of other life insurance and related businesses; (iii) fund new product launches, including variable rate annuities; and (iv) selectively deploy new capital to retain, acquire, and bolster talent in key areas. We have no other current specific plans for the use of the net proceeds of the offering. The principal reason for the offering was to raise additional capital for Federal Life Insurance Company to support its growth and new product offerings.
Under the Illinois mutual-to-stock conversion statute, the plan of conversion must provide that the total price of the stock to be issued in the conversion offering is equal to the estimated pro forma market value of the converted insurance company. Accordingly, the amount of the offering is established by the independent valuation required by the conversion statute, and we cannot sell shares at an aggregate price less than the minimum of the range established by such valuation.
We expect to retain any remaining net proceeds from the offering at Federal Life Group, Inc., to be used for general corporate purposes, including possible acquisitions of other life insurance companies and related businesses. On a short-term basis, the proceeds retained at the holding company will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy until utilized.

MARKET FOR THE COMMON STOCK
We intend to apply for the listing of our common stock on the NASDAQ Capital Market under the symbol “FLF.”
We have never issued any capital stock to the public. Consequently, there is no established market for our common stock. The development of a public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. Although we have applied to have our stock listed on the NASDAQ Capital Market, an active trading market is unlikely to develop. This is due, in part, to the fact that a majority of our stock will likely be held by the standby purchaser and our management. One of the requirements for initial listing of our common stock on the NASDAQ Capital Market is that there are at least three market makers for the common stock. Griffin Financial has indicated that it intends to become a market maker in our common stock following this offering, but is under no obligation to do so. We cannot assure you that there will be three or more market makers for our common stock. Furthermore, we cannot assure you that you will be able to sell your shares of common stock for a price at or above $10.00 per share, or that approval for listing on the NASDAQ Capital Market will be available as contemplated.
We are seeking to list our common stock on the NASDAQ Capital Market in order to provide persons who purchase shares in the offering with greater liquidity if they desire to sell any of their shares after completion of the offering. Because compliance with the periodic reporting and other requirements imposed on publicly traded companies will increase our operating expenses, it is likely that our management and the standby purchaser will seek to delist our shares from trading on the NASDAQ Stock Market. Existing SEC regulations impose disclosure requirements with respect to actions that our management and ICG can take that would result in the Company going private and our common stock being delisted from trading on the NASDAQ Stock Market. In addition, under existing SEC regulations, we will be required to continue to file annual, quarterly, and current reports and comply with the periodic reporting and other requirements imposed on publicly traded companies during 2019.
If we delist our shares from trading on the NASDAQ Stock Market it would greatly reduce the market for our common stock. See “Risk Factors — Our management and the standby purchaser are likely to seek to delist our shares from trading on the NASDAQ Stock Market and end our reporting obligations under the Securities Exchange Act of 1934.”
DIVIDEND POLICY
Following completion of this offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Any decision to pay a dividend will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints, dividends from our subsidiaries, and other factors as the board of directors deems relevant.
The Company initially will have no significant source of cash flow other than intercompany dividends from Federal Life, if any, and the investment earnings on any net proceeds of the offerings not contributed to Federal Life. Therefore, the payment of dividends by us to shareholders would depend significantly upon our receipt of dividends from Federal Life and the amount of net proceeds of the offerings retained by the Company that may be available for the declaration of dividends.
Federal Life’s ability to pay dividends is subject to restrictions contained in the insurance laws of Illinois, which require that ordinary dividends be reported to the Illinois Department of Insurance prior to payment of the dividend and that extraordinary dividends be submitted for prior approval. An extraordinary dividend is generally defined as a dividend that, together with all other dividends made within the past 12 months, exceeds the greater of 10% of its statutory policyholders’ surplus as of the preceding year end or the statutory net income of the company for the preceding year. Statutory policyholders’ surplus, as determined under statutory accounting principles, or SAP, is the amount remaining after all liabilities, including loss and loss adjustment expenses, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state insurance regulator to be recognized on the statutory balance sheet. Insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels, and there is no assurance that extraordinary dividend payments will be permitted. During the year ending December 31, 2018, Federal Life would be able to pay dividends in the aggregate amount of  $1.49 million without prior approval from the Illinois Department of Insurance.

CAPITALIZATION
The following table displays information regarding the consolidated historical capitalization of Federal Life Mutual and its subsidiaries as of June 30, 2018. The table also displays the pro forma consolidated capitalization of the Company. The pro forma information gives effect to the sale of common stock at the minimum of the estimated valuation range of our consolidated pro forma market value, as determined by the independent evaluation of RP Financial, and the maximum of the estimated valuation range. The various capital positions are displayed based upon the assumptions set forth under “Use of Proceeds.” For additional financial information regarding Federal Life Mutual, see our consolidated financial statements and related notes beginning on page F-1 of this prospectus. The total number of shares to be issued in the conversion will range from 3,400,000 shares to 4,600,000 shares. See “Use of Proceeds” and the subsection entitled “The Conversion and Offering — Stock Pricing and Number of Shares to be Issued.”
		Pro Forma Capitalization of Federal Life Group, Inc. as of June 30, 2018(2)
		(dollars in thousands except share and per share data)
	Historical Consolidated Capitalization of FLMHC at June 30, 2018	Minimum	Maximum
Shareholders’ equity(1):
Common Stock, par value $0.01 per share; authorized 10,000,000 shares; shares to be outstanding – as shown(2)(3)	$—	$34	$46
Additional paid-in capital(2)(3)	$—	$31,071	$42,819
Retained earnings	24,606	24,606	24,606
Accumulated other comprehensive income (loss), net of tax	$(1,089)	$(1,089)	$(1,089)
Total shareholders’ equity	$23,517	$54,622	$66,382

Capitalization table footnotes (in thousands except share and per share data)
(1)
Pro forma shareholders’ equity is not intended to represent the fair market value of the common stock or the net fair market value of the Company’s assets and liabilities. The amounts indicated also are not intended to represent what would be available for distribution to shareholders, if any, in the event of liquidation. The pro forma data may be materially affected by a change in the number of shares sold in the conversion and by other factors.

(2)
These pro forma amounts include the estimated net proceeds from the conversion.

(3)
Does not reflect additional shares of common stock that could be issued pursuant to our stock-based incentive plan. The aggregate amount of common stock issuable under this plan is equal to 480,000 shares. We expect that grants of stock options and restricted stock will be made to our executive officers, directors, and certain employees relating to a total of 355,000 shares of our common stock under the stock-based incentive plan subject to completion of this offering. An undetermined portion of the remaining shares available for issuance under the stock-based incentive plan may be issued from any treasury shares purchased by the Company in the open market. Each of these methods and amounts would have different and varying effects on our shareholders’ equity. Your ownership percentage would decrease by approximately 12.4% if the remaining available shares were issued from our authorized but unissued shares upon the grant of all potential restricted stock awards and the exercise of all potential stock options, assuming 3,400,000 shares were sold in the offerings. No decrease in your ownership percentage will occur if such shares are purchased for the plan on the open market, but shareholders equity will be reduced. See “Unaudited Pro Forma Financial Information —  Additional Pro Forma Data” and “Executive Compensation — Equity Compensation in Connection With This Offering — Stock-Based Incentive Plan.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed balance sheet as of December 31, 2017 gives effect to the conversion and completion of this offering, as if it had occurred as of December 31, 2017. The data is based on the assumption that 3,400,000 shares of common stock (the minimum number of shares required to be sold in this offering) are sold to eligible members of Federal Life Mutual, the directors and officers of Federal Life Mutual, and the standby purchaser. For information on the impact of transaction sizes above the minimum level, see “Additional Pro Forma Data” beginning on page 41.
The following unaudited pro forma condensed statements of operations for the year ended December 31, 2017, and for the six months ended June 30, 2018, present our operating results as if this offering was completed as of January 1, 2017 and 2018, respectively.
Completion of this offering is contingent on the sale of a minimum of 3,400,000 shares of common stock in this offering. If less than 3,400,000 shares are subscribed for in the subscription offering, the standby purchaser has agreed to purchase any shares not subscribed for in the offerings up to 3,400,000 shares. The standby purchaser currently intends to purchase approximately 2,800,000 shares in the community offering.
The unaudited pro forma information does not claim to represent what our financial position or results of operations would have been had this offering occurred on the dates indicated. This information is not intended to project our financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with our financial statements, the accompanying notes, and the other financial information included elsewhere in this prospectus.
The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our financial statements will reflect the effects of this offering only from the date it is completed.
Unaudited Pro Forma Financial Information — Balance Sheet(1)
June 30, 2018
(in thousands)
	FLMHC Historical Consolidated	Pro Forma Adjustments	Federal Life Group, Inc. Pro Forma Consolidated
Assets
Cash and investments	$203,640	$31,105	$234,745
Deferred policy acquisition costs, net	13,320	—	13,320
Deferred sales inducement costs, net	1,076	—	1,076
Accrued investment income	1,929	—	1,929
Accounts receivable	2,417	—	2,417
Prepaid reinsurance premiums	1,379	—	1,379
Real estate, property and equipment	2,166	—	2,166
Reinsurance recoverables	3,622	—	3,622
Separate account asset	23,690	—	23,690
Deferred tax asset, net	495	—	495
Other assets	296	—	296
Total assets	$254,030	$31,105	$285,135

	FLMHC Historical Consolidated	Pro Forma Adjustments	Federal Life Group, Inc. Pro Forma Consolidated
Liabilities
Policyholder account balance	$113,654	—	$113,654
Separate account liability	23,690	—	23,690
Future policy benefits	72,951	—	72,951
Reserve for deposit accounts	11,222	—	11,222
Other policyholder funds	2,733	—	2,733
Deferred reinsurance settlements	2,826		2,826
Unearned revenue	1,357	—	1,357
Other liabilities	2,080	—	2,080
Total liabilities	$230,513	—	$230,513
Common stock	—	34(2)(3)	$34
Additional paid in capital	—	31,071	31,071
Retained earnings	$24,606	—	24,606
Accumulated other comprehensive income	(1,089)	—	(1,089)
Total equity	23,517	31,105	54,622
Total liabilities and equity	$254,030	$31,105	$285,135

Balance Sheet Footnotes (in thousands, except share and per share data):
(1)
The unaudited pro forma condensed balance sheet, as prepared, gives effect to the sale of the common stock at the minimum of the estimated range of our consolidated pro forma market value, as determined by the independent valuation of RP Financial. The unaudited pro forma condensed balance sheet is based on the assumptions set forth under “Use of Proceeds.”

(2)
Pro forma additional paid in capital includes the net proceeds from the conversion as follows:

Sale of 3,400,000 shares at $10 per share	$34,000,000
Conversion and offering expenses	1,000,000
Commissions	1,895,000
Total	$31,105,000
Common stock	$34,000
Additional paid in capital	$31,071,000
Total	$31,105,000

(3)
No effect has been given to any issuances of additional shares in connection with the grant of options or awards of stock under the stock-based incentive plan that we have adopted. Under the stock-based incentive plan, we may issue 480,000 shares of our common stock. Of this, 140,000 shares may be granted as restricted stock awards and 340,000 shares may be used to award stock options under the stock-based incentive plan. The issuance of authorized but unissued shares of our common stock upon the exercise of stock options or for purposes of making restricted stock awards under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.4% at the minimum of the offering.

Unaudited Pro Forma Financial Information — Statement of Operations
Year Ended December 31, 2017
(dollars in thousands)	FLMHC Historical Consolidated	Pro Forma Adjustments	Federal Life Group, Inc. Pro Forma Consolidated
Revenues
Insurance revenues	$12,058	$—	$12,058
Net investment income	8,523	—(1)	8,523
Net realized investment gains	2,228	—(1)	2,228
Other revenues	194	—	194
Total revenues	$23,003	$—	$23,003
Benefits and Expenses
Policyholder benefits	13,712	—	13,712
Interest credit to policyholders	386	—	386
Operating costs and expenses	7,889	350(2)	8,239
Amortization of deferred policy acquisition and sales inducement costs	2,108	—	2,108
Taxes, licenses and fees	716	—	716
Dividends to policyholders	66	—	66
Total benefits and expenses	24,877	350	25,227
Loss before income taxes	(1,874)	(350)	(2,224)
Tax expense (benefit)	34	(3)	34
Net loss	$(1,908)	$(350)	$(2,258)
Earnings per share data
Basic and diluted earnings per common share			$(0.66)
Weighted average basic and diluted shares outstanding			3,435,000(4)

Unaudited Pro Forma Financial Information — Statement of Operations
For the Six Months Ended June 30, 2018
(dollars in thousands)	FLMHC Historical Consolidated	Pro Forma Adjustments	Federal Life Group, Inc. Pro Forma Consolidated
Revenues
Insurance revenues	$6,258	$—	$6,258
Net investment income	4,218	—(1)	4,218
Net realized investment gains	324	—(1)	324
Other revenues	97	—	97
Total revenues	$10,897	$—	$10,897
Benefits and Expenses
Policyholder benefits	7,018	—	7,018
Interest credit to policyholders	207	—	207
Operating costs and expenses	4,331	350(2)	4,681
Amortization of deferred policy acquisition and sales inducement costs	897	—	897
Taxes, licenses and fees	398		398
Dividends to policyholders	31	—	31
Total benefits and expenses	12,882	350	13,232
Loss before income taxes	(1,985)	(350)	(2,335)
Tax expense (benefit)	9	—(3)	9
Net loss	$(1,994)	$(350)	$(2,344)
Loss per share data
Basic loss per common share			$(0.59)(4)
Diluted loss per common share			(0.68)
Weighted average basic shares outstanding			3,400,000
Weighted average diluted shares outstanding			3,540,000

Statement of Operations Footnotes (dollars in thousands, except share and per share data):
(1)
We anticipate that we would earn approximately $1,015,000 and $501,500 of investment income, respectively, assuming the net proceeds were received and available for investment as of January 1, 2017 and January 1, 2018, respectively, and that they were invested with an average annual pre-tax rate of return of 3.23%. This income is not included as it is not “factually supportable” as that term is used in the Securities and Exchange Commission’s rules and regulations and therefore no pro forma Adjustment of investment income or realized investment gains is reflected.

(2)
Includes $350,000 of compensation expense in connection with the granting of 140,000 shares of restricted stock to the Company’s executive officers upon the closing of the offerings, one fourth of which will vest at the end of each year after the date of grant. No pro forma adjustment of general operating expenses has been made to reflect additional costs that we could incur operating as a public company as such amount would not be “factually supportable.” We expect to incur higher operating costs as a public company.

(3)
No adjustment has been made to reflect any federal income tax effects of note (2) above because the Company has pro forma net loss before income taxes.

(4)
Includes 140,000 shares expected to be granted as restricted stock awards to the Company’s executive officers at the closing of the offerings. No effect has been given to any issuances of additional shares in connection with the grant of options or awards of stock under the stock-based incentive plan that we have adopted. Under the stock-based incentive plan, we may issue 480,000 shares of our common stock. Of this, 140,000 shares may be granted as restricted stock awards and 340,000 shares may be used to award stock options under the stock-based incentive plan. The issuance of authorized but unissued shares of our common stock upon the exercise of stock options or for purposes of making restricted stock awards under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.4% at the minimum of the offering.

Additional Pro Forma Data
The actual net proceeds from the sale of our common stock in the offering cannot be determined until the offering is completed. However, the offering net proceeds are currently estimated to be between $31.1 million and $43.0 million, based on the following assumptions:
•
Expenses of the conversion and the offering will be $1.0 million; and

•
Placement agent commissions will equal $1.960 million.

We have prepared the following table which sets forth our historical net loss and retained earnings prior to the offering and pro forma net loss and shareholders’ equity following the offering. In preparing this table and in calculating the pro forma data, the following assumptions have been made:
•
Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period; and

•
Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on June 30, 2018, and, accordingly, no effect has been given to the assumed earning effect of the net proceeds from the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different from amounts that would be available for distribution to shareholders in the event of liquidation.

The following table summarizes historical data and our pro forma data at June 30, 2018, based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the completion of the offering.
	At or for the Year Ended June 30, 2018
	3,400,000 Shares Sold at $10.00 per Share (Minimum of Range)	4,000,000 Shares Sold at $10.00 per Share (Midpoint of Range)	4,600,000 Shares Sold at $10.00 per Share (Maximum of Range)
	(dollars in thousands, except share and per share data)
Pro forma offering proceeds
Gross proceeds of public offering	$34,000	$40,000	$46,000
Less offering expenses and commissions	$2,895	$3,060	$3,135
Net Proceeds	$31,105	$36,940	$42,865
Pro forma shareholders’ equity
Historical Equity	$23,517	$23,517	$23,517
Net proceeds	$31,105	$36,940	$42,865
Pro forma shareholders’ equity(1)	$54,622	$60,457	$66,382
Pro forma per share data
Total shares outstanding after the offering	3,400,000	4,000,000	4,600,000
Pro forma book value per share	$16.06	$15.11	$14.43
Pro forma price-to-book value per share	62.3%	66.2%	69.3%
Pro forma net income
Historical net loss	(1,994)	$(1,994)	$(1,994)
Pro forma loss	$(2,344)	$(2,344)	$(2,344)
Weighted average shares outstanding(2)	3,435,000	4,035,000	4,635,000
Pro forma loss per share	$(0.68)	$(0.58)	$(0.51)

(1)
No effect has been given to any issuances of additional shares in connection with the grant of options or awards of stock under the stock-based incentive plan that we have adopted. Under the stock-based incentive plan, we may issue 480,000 shares of our common stock. Of this, 140,000 shares may be granted as restricted stock awards and 340,000 shares may be used to award stock options under the stock-based incentive plan. The issuance of authorized but unissued shares of our common stock upon the exercise of stock options or for purposes of making restricted stock awards under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.4% at the minimum of the offering.

(2)
Includes 35,000 shares that would vest after one year under the grant of 140,000 shares of restricted stock immediately after the closing of the offerings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis and set forth elsewhere in this prospectus constitutes forward-looking information that involves risks and uncertainties. Please see “Forward Looking Statements” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described, or implied by, the forward-looking statements contained herein.
Overview
We provide life insurance protection targeted to middle class America. Industry data indicates there is a substantial unmet need for life insurance, particularly among domestic households with annual incomes of between $40,000 and $125,000, a market we refer to as the Middle Market. We also offer fixed interest and fixed index annuities, and we intend to introduce variable rate annuity products after completion of the conversion.
We conduct our business through our insurance company subsidiary, Federal Life Insurance Company, an Illinois-domiciled life insurance company. Federal Life sells its life insurance and annuity products through independent agents.
Insurance Business
Our business primarily consists of the operations of Federal Life. Federal Life underwrites primarily life insurance and annuity products through approximately 1,000 independent insurance agents.
Our revenues consist of insurance premiums, spreads on annuity contracts, net investment income, and net realized gains/(losses) on investments. Our distributors consist of the independent insurance agencies that we contract with to sell our insurance products to the ultimate customers (policyholders) who buy our insurance policies. We recognize premium revenue from our policyholders. We purchase reinsurance coverage to help manage the risk on our insurance policies by paying, or ceding, a portion of the policyholder premiums to the reinsurance company. Our net insurance premiums reflect amounts collected from policyholders, plus premiums assumed under reinsurance agreements, less premiums ceded to reinsurance companies. Net investment income represents primarily interest income earned on fixed maturity security investments and dividends from equity securities that we purchase with cash flows from our premium revenues and royalties from oil and gas interests that we acquired in the 1930s and 1940s. These investments support our liability for policy reserves and provide the capital required to operate our insurance business. Capital requirements are primarily established by regulatory authorities. See “— Investments” and “Business — Regulation” and “Business — Risk-Based Capital (RBC) Requirements.”
Expenses consist of benefits paid to policyholders or their beneficiaries under life insurance policies and distributions on annuity contracts. Benefit expenses also include additions to the reserve for future policyholder and annuity holder benefits to recognize our estimated future obligations under the policies and annuity contracts. Insurance benefit expenses are shown net of amounts ceded under our reinsurance contracts. We also incur policy acquisition costs that consist of commissions paid to agents, policy underwriting and issue costs, and variable sales costs. A portion of these policy acquisition costs are deferred and expensed over the life of the insurance policies acquired during the period. Our insurance operations also incur overhead costs for functional and administrative staff to support insurance operations, financial reporting, and information technology. We recognize income (loss) on operations to the extent that premium revenues, net investment income, and realized gains (losses) exceed (are less than) benefit expenses and general operating expenses for the period.

Strategic Goals
We have identified the following strategic goals to grow our business and achieve the size and scale necessary to return to profitability:
•
Enter into Strategic Partnerships to Expand our Sales and Distribution.   We currently distribute our life insurance and annuity products through approximately 1,000 independent agents. We intend to expand our distribution platform by entering into strategic partnerships with companies that can broaden our distribution channels. We are currently working on establishing an agreement with a leading exchange-traded fund provider that will enable us to introduce and distribute our variable rate annuity product upon its introduction. We believe the standby purchaser can provide assistance in expanding our distribution network. We continue to strive to provide all of our distribution partners with the highest quality service possible.

•
Pursue Acquisitions of Life Companies and Related Businesses.   We intend to use the additional capital provided by this offering to explore possible acquisitions of other life insurance companies to grow our business and leverage our existing available administrative capacity. We will also explore opportunities to acquire related businesses, such as insurance agencies, that can expand our distribution network.

•
Continue to Introduce Innovative and Competitive Products.   We intend to be at the forefront of the fixed index and fixed rate annuity industry in developing and introducing innovative and competitive products. We offer a fixed index annuity that allows a choice among interest crediting strategies including both equity indexes as well as a traditional fixed rate strategy. We include a lifetime income benefit rider with our fixed index annuities and have a lifetime income benefit rider with gender-based income payments. After the closing of the offerings, we intend to introduce a variable annuity product. We believe that our continued focus on anticipating and being responsive to the product needs of the ever-growing population of retirees will lead to increased customer loyalty, revenues, and profitability.

•
Take Advantage of the Growing Popularity of Index Products.   Fixed index and single premium annuities have been profitable for us in both the short-term and long-term and impose minimal or no strain on our statutory surplus. We believe that the growing popularity of fixed index annuity products that allow equity and bond market participation without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. The popularity of fixed index annuity products has increased in recent years with the availability of lifetime income benefit riders that provide an attractive alternative for converting accumulated retirement savings into lifetime income. We believe that there is a significant market for these products as the Baby Boomer generation continues to reach retirement age. We intend to capitalize on our reputation as a provider of fixed index annuities in this expanding segment of the annuity market.

•
Target Niche Markets for Our Products.   We intend to focus on niche markets for our products, such as the Hispanic market, the direct-to-consumer market, and the senior and retirement planning markets. Federal Life currently has a presence in the Hispanic market and maintains an entirely separate Spanish-language website that features content and themes unique to that target market. Federal Life is also committing substantial resources to upgrade its digital platform and intends to leverage these new digital distribution and service applications to meet the needs of today’s consumers by promoting ease of access to information and efficient sales and customer service. We intend to target the senior and retirement planning markets with our existing fixed index annuity, flexible premium deferred annuity, and final expense plan insurance products.

•
Focus on High Quality Service to Agents and Policyholders.   We have maintained high quality personal service as one of our highest priorities since the inception of our company and continue to strive for an unprecedented level of timely and accurate service to both our agents and policyholders. We believe high quality service is one of our strongest competitive advantages.

•
Target Direct-to-Consumer Sales.   We are committing substantial resources to upgrade our digital platform to provide digital distribution and sales applications to meet the demands of today’s consumers by promoting ease of access to information and efficiency between sales and customer service. This permits us to generate more business from new and existing customers. We intend to provide access to our single premium deferred annuity, flexible premium deferred annuity, and single premium whole life products through the online platform that we are currently upgrading.

Factors Affecting Our Results
Accuracy of Our Pricing Assumptions
In order for our life insurance operations to be profitable, we must achieve product experience consistent with our pricing assumptions. We price our products using a number of assumptions that are designed to support the desired level of profitability. The key assumptions made are investment return (the investment income that we will earn on the funds held to support reserves and capital requirements), persistency (the number of lapsed policies that we expect by each policy year), mortality (our future claims experience), and operating expenses, which includes the commission rate that we pay to the agents that market our insurance products. Additionally, we make assumptions about the characteristics of our insureds including age, sex, underwriting class, and coverage amounts purchased. Our operating results will be affected by variances between our pricing assumptions and our actual experience.
Investment Returns
We invest our free cash flow and funds that support our regulatory capital, surplus requirements, and policy reserves in investment securities that are included in our insurance and corporate segments. We earn income on these investments in the form of interest on fixed maturity securities (bonds and mortgage-backed securities) and dividends (equity holdings). Investment income is recorded net of investment related expenses as revenue. The amount of net investment income that we recognize will vary depending on the amount of invested assets that we own, the types of investments we own, the interest rates earned, and amount of dividends received on our investments.
Gains and losses on sales of investments and fair value changes in investments accounted for by the equity method are classified as “realized investment gains (losses)” and recorded as revenue. Capital appreciation and depreciation caused by changes in the market value of investments classified as “available for sale” is recorded in accumulated other comprehensive income. The amount of investment gains and losses that we recognize depends on the amount of and the types of invested assets we own and the market conditions related to those investments. Our cash needs can vary from time to time and could require that we sell invested assets to fund cash needs.
The low interest rate environment has resulted in our current reinvestment yields being lower than the overall portfolio yield, primarily for our investments in fixed maturity securities. Although the Federal Reserve has raised key short-term interest rates multiple times since the end of 2015, medium and long-term interest rates continue near historic lows. If medium and long-term interest rates remain at their current level, our portfolio yields can be expected to continue to decline in future periods. With the additional capital provided by the offering, we may rebalance our investment portfolio to seek higher yields on our securities investments. Higher yielding investments usually are associated with higher investment risks, which may result in us recognizing higher other than temporary impairments.
For our fixed maturity securities available for sale as of December 31, 2017, the annual scheduled payments through 2020, along with the average interest rate, are shown in the following schedule:
	Expected Cash Flows
Year	From Maturities	Average Interest rate
2018	$2,300,000	6.73%
2019	$7,500,000	5.21%
2020	$11,700,000	4.84%

As these assets mature, or are pre-paid, the current average book yield on fixed maturity securities available for sale of 3.98% at December 31, 2017 is expected to decline due to reinvesting in a lower interest rate environment. The average book yield that we would expect to receive on reinvesting in similar types and similarly rated securities was 3.23% as of December 31, 2017, which is equivalent to the market yield on our investment portfolio as of December 31, 2017.
As of December 31, 2017, we had $219.7 million of insurance liabilities and policyholder and annuity account balances. Of this amount, $81.3 million represents contracts with guaranteed minimum crediting rates that are at the guaranteed minimum rate, as shown in the following schedule:
(dollars in thousands)
Guaranteed Minimum Crediting Rates December 31, 2017	Account Value at Minimum Guaranteed Rate
Policyholder account balances(1)
Greater than 0% to 1%	$—
Greater than 1% to 3%	17,375
Greater than 3% to 4%	42,808
Greater than 4%	21,163
$81,346

(1)
The table above is not adjusted for policy loans

The reinvestment of scheduled payments and pre-payments at rates below the current average book yield will impact future operating results to the extent we are unable to reinvest at a rate at least equal to the crediting rate. For the year ended December 31, 2017, we also had $98.6 million of insurance liabilities representing participating contracts. The policyholder dividends for these contracts are determined annually, based on, among other factors, the experience, including investment experience, of the policies.
Assuming the investment rate is our average rate of 3.23%, as of December 31, 2017, for the period from January 1, 2018 through December 31, 2018, and credit spreads remain unchanged from levels as of December 31, 2017, we estimate that the unfavorable impact to net interest margins compared to the average interest rate of securities maturing and prepaying would be $100,000 in 2018.
Persistency Experience
We use our historical experience to develop our assumptions as to the amount and timing of future policy lapses. If actual policy lapse rates exceed the lapse rates assumed in pricing our products, we will experience a faster write-off of our deferred acquisition costs and lower premium revenues. If a policy lapses within a few years after issuance, we may not receive enough premium to cover all of our acquisition costs for the policy.
Mortality Experience
We use our historical experience combined with industry experience to develop our assumptions for the level, frequency, and pattern of future claims experience. If our actual experience differs from historical industry experience, we may incur claims in excess of the reserves that we have established.
Operating Expenses
Our level of operating expenses affects our reported net income (loss). Our general operating expenses include expenses that vary based on the growth in our revenues. Policy acquisition costs vary with the amount of first year premium each period, and variable policy administration costs increase as our number of insurance policies in force increase. We also incur other expenses for projects and initiatives designed to increase growth or improve operational efficiency. Our expenses also include amounts spent on general and administrative expenses required to support our business operations, such as financial reporting, rent, information technology, and other costs. These expenses are fixed costs that do not vary directly with business growth.

Income Taxes
We record federal income tax expense on our operating results. We file a consolidated federal income tax return.
Critical Accounting Policies
Our critical accounting policies are described in Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus. The accounting policies discussed in this section are those that we consider to be the most critical to an understanding of our financial statements. The preparation of the consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We regularly evaluate our estimates and judgments based on historical experience, market indicators, and other relevant factors and circumstances. Actual results may differ from these estimates under different assumptions or conditions and may affect our financial position and results of operations.
Valuation of Fixed Maturity Securities and Equity Securities
Our fixed maturity securities are classified as “available-for-sale” securities which are carried at fair value on the balance sheet. Fair value represents the price that would be received to sell an asset in an orderly transaction between market participants on the measurement date. For investments that are not actively traded, the determination of fair value requires us to make a significant number of assumptions and judgments. Fair value determinations include consideration of both observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. Security pricing is applied using a hierarchy approach.
Level 1 — Unadjusted quoted prices for identical assets in active markets the Company can access.
Level 2 — This Level includes fixed maturity securities priced principally by independent pricing services using observable inputs other than Level 1 prices, such as quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments on inactive markets; and model-derived valuations for which all significant inputs are observable market data. Level 2 instruments include most corporate debt securities and U.S. government and agency mortgage-backed securities that are valued by models using inputs that are derived principally from or corroborated by observable market data.
Level 3 — Fair values are derived from valuation techniques in which one or more significant inputs are unobservable. Level 3 instruments include less liquid securities for which significant inputs are unobservable in the market, such as structured securities and private placement bonds that require significant management assumptions or estimation in the fair value measurement. Level 3 hierarchy requires the use of observable market data when available. Level 3 instruments also include a private placement equity fund.
At December 31, 2017, the estimated fair value of our investments by fair value hierarchy was as follows:
Fair Value of Investments as of December 31, 2017 (dollars in thousands)
Level 1	Level 2	Level 3	Total Fair Value
$37,448	$184,290	$2,182	$223,920
16.72%	82.30%	0.98%	100.0%
Level 1 securities include principally U.S. Treasury bonds and exchange-traded funds that are valued based on quoted market prices for identical assets.
All of the fair values of our fixed maturity and equity securities within Level 2 are based on prices obtained from independent pricing services. For fixed maturity securities that do not trade on a daily basis, the pricing services prepare estimates of fair value measurements using their pricing applications which incorporate a variety of inputs including, but not limited to, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, and U.S. Treasury curves. Specifically for asset-backed securities, key inputs include prepayment and default projections based on past performance of the underlying collateral and current market data. Securities with validated quotes from pricing services are reflected within Level 2 of the fair value hierarchy, as they generally are based on observable pricing for similar assets or other market significant observable inputs.
Level 3 fair value classification consists primarily of investments in commercial real estate funds where the fair value of the security is determined by the asset manager based on an independent appraisal.
If we believe the pricing information received from third party pricing services is not reflective of market activity or other inputs observable in the market, we may challenge the price through a formal process with the pricing service. Historically, we have not challenged or updated the prices provided by third-party pricing services. However, any such updates by a pricing service to be more consistent with the presented market observations, or any adjustments made by us to prices provided by third-party pricing services, would be reflected in the balance sheet for the current period.
When the inputs used to measure fair value fall within different levels of the hierarchy, the Level within which the fair value measurement is categorized is based on the lowest Level input that is significant to the fair value measurement in its entirety. Thus, a Level 3 fair value measurement may include inputs that are observable (Level 1 or Level 2) and unobservable (Level 3).
Other-Than-Temporary Impairments on Available-For-Sale Securities
Securities that are classified as available-for-sale are subject to market declines below amortized cost (a gross unrealized loss position). When a gross unrealized loss position occurs the security is considered impaired. Quarterly or more frequently when necessary, we review each impaired security to identify whether the impairment may be other-than-temporary (“OTTI”) and require the recognition of an impairment loss in the current period earnings. Indication of OTTI includes potential credit deterioration whether due to ratings downgrades, unexpected price variances, and/or other company or industry specific concerns. A number of factors are considered in determining whether or not a decline in a specific security is other-than-temporary, including our current intention or need to sell the security or an indication that a credit loss exists. An impairment loss will be recorded if our intention is to sell an impaired security or it is considered to be more likely than not we will be required to sell the security. An impairment loss will be recorded to the extent that we determine that the impaired security will experience a credit loss.
Our review of our available-for-sale securities for impairment includes an analysis of impaired securities in terms of severity and/or age of the gross unrealized loss. Additionally, we consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the likelihood of near-term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential that includes the evaluation of the financial condition and expected near-term and long-term prospects of the issuer, collateral position, the relevant industry conditions and trends, and whether expected cash flows will be sufficient to recover the entire amortized cost basis of the security.
The credit loss component of fixed maturity security impairment is calculated as the difference between amortized cost of the security and the present value of the expected cash flows of the security. The present value is determined using the best estimate of cash flows discounted at the effective rate implicit to the security at the date of purchase or prior impairment. The methodology and assumptions for estimating the cash flows vary depending on the type of security. For mortgage-backed and asset-backed securities, cash flow estimates, including prepayment assumptions, are based on data from widely accepted third-party sources or internal estimates. In addition to prepayment assumptions, cash flow estimates vary based on assumptions regarding the underlying collateral characteristics, expectations of delinquency and default rates, and structural support, including subordination and guarantees. If the present value of the modeled expected cash flows equals or exceeds the amortized cost of a security, no credit loss exists and the security is considered to be temporarily impaired. If the present value of the expected cash flows is less than amortized cost, the security may be determined to be other-than-temporarily impaired for credit reasons and recognized as an OTTI loss in earnings. The portion of the OTTI that is not considered a credit loss is recognized as OTTI in accumulated comprehensive income.
We had no other-than-temporarily impaired securities at December 31, 2017 or 2016.
Deferred Policy Acquisition Costs (DAC)
For our insurance and annuity business, the costs of acquiring new business are deferred to the extent that they are directly related to the successful acquisition of insurance or annuity contracts. Deferred acquisition costs include commissions paid in the first policy year that are in excess of the ultimate renewal commissions payable on the policy. We also defer costs associated with policy underwriting and issuance related to the successful acquisition of insurance contracts. Non-deferred first year acquisition costs that are expensed as incurred include expenses that do not meet the definition of a deferrable cost, which includes the acquisition costs incurred on insurance applications that do not result in an in-force policy (unsuccessful efforts).
The amortization of DAC for traditional life insurance products is determined as a level proportion of premiums based on actuarial methods and assumptions about mortality, morbidity, lapse rates, expenses, and future yield on related investments, established by us at the time the policy is issued. GAAP requires that assumptions for these types of products not be modified while the policy is outstanding. Amortization is adjusted each period to reflect policy lapse or termination rates compared to anticipated experience. Accordingly, acceleration of DAC amortization could occur if policies terminate earlier than originally assumed. We establish the assumptions used to determine DAC amortization based on estimates using company experience and other relevant information that is used to price the products. We monitor our actual experience and will update the actuarial factors applied to future policy issues if warranted. The selection of actuarial assumptions requires considerable judgment and has inherent uncertainty. Should actual policy lapse experience be higher than that assumed during a reporting period, we will amortize our DAC balance faster and report lower net income.
We evaluate the recoverability of our DAC asset as part of our premium deficiency testing. If a premium deficiency exists, we reduce DAC by the amount of the deficiency through a charge to current period earnings (loss). If the deficiency is more than the recognized DAC balance, we reduce the DAC balance to zero and increase the reserve for future policy benefits by the excess with a corresponding charge to current period earnings (loss). See “Future Policy Benefit Reserves” below for more information on premium deficiency testing.
For annuity products, DAC is amortized generally in proportion to expected gross profits from investment spreads, including the cost of hedging the fixed indexed annuity obligations, and, to a lesser extent, from product charges net of expected excess payments for lifetime income benefit riders, and mortality and expense margins. Current and future period gross profits/margins for fixed index annuities also include the impact of amounts recorded for the change in fair value of derivatives and the change in fair value of embedded derivatives. That amortization is adjusted retrospectively through an unlocking process when estimates of current or future gross profits/margins (including the impact of net realized gains on investments and net OTTI losses recognized in operations) to be realized from a group of products are revised. Deferred policy acquisition costs and deferred sales inducements are also adjusted for the change in amortization that would have occurred if available-for-sale fixed maturity securities and equity securities had been sold at their aggregate fair value at the end of the reporting period and the proceeds reinvested at current yields. The impact of this adjustment is included in accumulated other comprehensive income within consolidated stockholders’ equity, net of applicable taxes. See Note 2 to our audited financial statements at page F-1 for more information on deferred policy acquisition costs and deferred sales inducements.
Future Policy Benefit Reserves
We calculate and maintain reserves for estimated future claims payments to policyholders using actuarial assumptions in accordance with industry practice and GAAP. Many factors affect these reserves, including mortality trends, policy persistency, and investment returns. We establish our reserves based on estimates, assumptions, and our analysis of historical experience.

The calculation of future policy reserves requires the use of significant judgment and is inherently uncertain. If our actual experience differs from the experience assumed in establishing our reserves, the impact of these differences is reflected in the results of operations in each period. If actual claims are higher than assumed claims experience, our reported income (loss) will be reduced (increased) for the periods in which this experience occurs. If actual policy lapses are higher than that assumed, our future policy benefit reserves will be reduced for the period in which this experience occurs.
The primary reserve method that is used in calculation of our future policy benefit reserves is the net level premium method. The net level premium method requires that the future policy benefit reserves are accrued as a level proportion of the premium paid by the policyholder. In applying this method, we use a number of actuarial assumptions that represent management’s best estimate at the time the contract was issued with the addition of a margin for adverse deviation. Actuarial assumptions include estimates of morbidity, mortality, policy persistency, discount rates, and expenses over the life of the contracts.
A premium deficiency can exist if the discounted present value of future net premiums is not sufficient to cover anticipated future claims and future DAC amortization. To assess the adequacy of our benefit reserves, we annually perform premium deficiency testing for each of our product groups. In performing our premium deficiency testing we compute our reserves using best estimate assumptions as of the date of the test without provision for adverse deviation. We then compare the results of the recomputed reserves to the recorded reserves net of the DAC asset. If reserves determined using best estimate assumptions are lower than the recorded net GAAP liability, no premium deficiency exists and no adjustments are recorded. If reserves determined based on management’s current best estimate assumptions are greater than the existing reserves net of the deferred acquisition costs asset, we first reduce the amount of recorded DAC to eliminate the premium deficiency. If DAC is reduced to zero but the premium deficiency has not been eliminated, reserves are increased to eliminate the premium deficiency. Recording a premium deficiency will reduce our reported net income, or increase our reported loss, for the period.
In connection with our premium deficiency testing on our most significant business lines, we performed sensitivity analyses on our life and annuities business lines to capture the effect that certain key assumptions have on expected future cash flows and the impact of those assumptions on the adequacy of DAC balances and GAAP benefit reserves. The sensitivity tests are performed independently, without consideration for any correlation among the key assumptions.
We performed the following sensitivity tests as of December 31, 2017:
•
future lapse assumptions increased by a multiplicative factor of 1.10,

•
future mortality increased by a multiplicative factor of 1.10 for all blocks except direct annuities; for direct annuities, mortality was decreased by multiplying baseline mortality by a multiplicative factor of 0.90, and

•
future investment yield assumptions were lowered by 10 basis points.

Under all tests described above, the DAC was still recoverable on the life and the annuity lines. Additionally, the benefit reserve under these tests was demonstrated to be adequate.
Income Taxes
We record federal income tax expense in our consolidated statements of earnings based on pre-tax income as determined using GAAP accounting. The timing of the recognition of certain income and expense items for GAAP accounting can differ from the timing of recognition of the same income and expense items in our federal tax returns. The timing of recognition in the federal tax return is based on tax laws and regulations. As a result, the annual tax expense reflected in our consolidated statements of earnings is different than that reported in the tax returns. We account for income taxes under the asset and liability method, which requires the recognition of deferred taxes for temporary differences between the financial statement and tax return basis of assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet been recognized in our financial statements. Under

GAAP we are required to evaluate the recoverability of our deferred tax assets and establish a valuation allowance if necessary to reduce our deferred tax assets to an amount that is more likely than not to be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.
We establish or adjust valuation allowances for deferred tax assets when we estimate that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit. In assessing the need for the recognition of a valuation allowance for deferred tax assets, we consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized and adjust the valuation allowance accordingly. We evaluate all significant available positive and negative evidence as part of our analysis. Negative evidence includes the existence of losses in recent years. Positive evidence includes the forecast of future taxable income, tax-planning strategies that would result in the realization of deferred tax assets, and the presence of taxable income in prior carryback years. The underlying assumptions we use in forecasting future taxable income require significant judgment and take into account our recent performance. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which temporary differences are deductible or creditable. If actual experience differs from these estimates and assumptions, the recorded deferred tax asset may not be fully realized, resulting in an increase to income tax expense in our results of operations.
Deferred Tax Liability (in thousands)	December 31, 2017	December 31, 2016
Total deferred tax assets	$9,139	$13,939
Total deferred tax liabilities	(4,668)	(7,127)
Deferred tax asset (liability) before valuation allowance	4,471	6,812
Valuation allowance	(4,013)	(6,148)
Deferred income tax liability	$458	$664

With the current valuation allowance, the current tax benefit is limited.
The calculation of benefit reserves and of the DAC amortization requires us to make assumptions as to mortality, persistency, expense, and interest rates, and to use such assumptions to project the blocks of business into the future. If experience were to deviate adversely from these assumptions on a sustained basis, we may find it necessary to either strengthen the benefit reserves or to write-off the DAC earlier than anticipated. We conduct recoverability and loss recognition tests on a periodic basis; the results of which indicate that our assumptions are reasonable, and that the net liabilities are sufficient to meet all future obligations. In terms of DAC Recoverability, the aggregate K-Factors as of December 31, 2017 were as follows:
•
FAS60 Life Products — 20%

•
FAS97 Life Products — 57%

•
FAS97 Annuity Products — 49%

Recoverability becomes an issue when these percentages approach or exceed 100%. There is a significant margin in these K-Factors, and this is not expected to change into the foreseeable future.
Our most recent loss recognition testing, as of December 31, 2017, for the SFAS 60 life products demonstrated that there is a 30% excess margin in the reported GAAP Benefit Reserve over the minimum required gross premium valuation reserve. We regard a margin of this magnitude to be significant. Based on our analysis, we expect the DAC to be recoverable and the benefit reserves to be adequate into the foreseeable future.
Changes in balance sheet items and in profitability will affect the deferred tax asset calculation and assessment. The valuation allowance is reviewed periodically and will change with the outlook for profitability and recoverability of loss carryforward amounts. We have used reasonable assumptions in the past and do not expect any significant future changes in the assumptions or methodology applied. Estimates for recoverability of the deferred tax asset will depend on expected future profitability that will be influenced by external economic factors and will also be sensitive to changes is future corporate tax rates.

Principal Revenue and Expense Items
Revenues
Our primary revenue sources are life insurance premiums, net spreads on annuity contract deposits, net investment income, realized investment gains and losses, and other income.
Net Premiums
Net premiums consist of direct life insurance premiums due and collected from our policyholders on in-force insurance policies, less reinsurance premiums paid to reinsurers. Direct premiums are recorded in our insurance segment and classified as first year premiums when they relate to the first calendar year coverage period. Premiums for policies outside their first calendar year are called renewal premiums.
Net Spreads on Annuity Contract Deposits
We recognize income on the difference between the crediting rate on annuity contracts that we have issued and the return on the investments underlying the annuity contract, less the cost of hedging the return on such investments in the case of index annuities.
Net Investment Income
Investment income consists of income generated from our investment portfolio and is recorded net of related expenses incurred to manage our investments. Investment income primarily consists of interest income earned on fixed maturity investments and dividends earned on our equity holdings, net of related expenses incurred to manage our investments, and royalties received with respect to oil and gas rights that we hold.
Net Realized Investment Gains (Losses)
Net realized investment gains (losses) result from sales of investment securities and OTTI for estimated credit losses of fixed income investments.
Other Revenue
Other revenue consists of fee income from the separate account business.
Benefits and Expenses
This category consists of benefits to policyholders, which include policyholder dividends and policyholder dividend obligations (PDO), interest credited to policyholder and contract holder balances, general operating expenses and amortization of DAC.
•
Life Insurance Benefits

Benefit expenses include claims paid or payable on in-force insurance policies, as well as the change in our reserves for future policy benefits during the period. Benefit expenses are reduced by amounts ceded to reinsurance companies with whom we contract to share policy risks.
•
Interest Credited to Policyholder and Contractholder Account Balances

The interest credited primarily relates to amounts that contractholders earn on any contractholder deposits from our annuity contracts and other amounts left on deposit with us. Our universal life policies and annuity contracts require Federal Life to periodically establish the crediting rate to be paid on policyholder and contractholder deposits.
Operating Costs and Expenses
Operating expenses include policy acquisition costs in excess of amounts that qualify for deferral, ceding commissions received on ceded reinsurance in excess of amounts deferred, variable policy administration costs, general overhead and administration costs, and insurance premium taxes and assessments paid to various states. Overhead and administrative expenses include employee costs (salaries, bonuses, and benefits), information technology, and costs of third party administrators and other contractors.

Amortization of DAC
DAC amortization represents the actuarially determined reduction in the DAC asset for the period. The amount of acquisition cost amortization recognized each period is based on actual factors established when the insurance contracts were written.
Amortization of Sales Inducement Costs
Sales inducements such as bonuses on index annuity products are capitalized and amortized over the expected term of the product.
Results of Operations
The major components of operating revenues, benefits and expenses, and net (loss) income are as follows (in thousands):
FLMHC Consolidated Results of Operations
(dollars in thousands)
	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
REVENUES
Net insurance revenues	$6,258	$6,596	$12,058	$14,427
Net investment income	4,218	4,292	8,523	8,821
Net realized investment gains	324	904	2,228	1,783
Other income	97	85	194	173
Total revenues	10,897	11,877	23,003	25,204
BENEFITS AND EXPENSES
Policyholder benefits	7,018	7,215	13,712	16,069
Interest credit to policyholders	207	114	386	315
Operating costs and expenses	4,331	3,994	7,889	8,099
Amortization of deferred policy acquisition and sales inducement costs	897	1,124	2,108	1,876
Taxes, licenses and fees	398	392	716	722
Dividends to policyholders	31	31	66	86
Total benefits and expenses	12,882	12,870	24,877	27,167
Loss before income taxes	(1,985)	(993)	(1,874)	(1,963)
Tax expense	9	14	34	34
NET LOSS	$(1,994)	$(1,007)	$(1,908)	$(1,997)

Revenues
For the year ended December 31, 2017, revenues were $23.0 million compared to $25.2 million for the year ended December 31, 2016. This decrease of  $2.2 million (8.7%) results primarily from decreases in net insurance premiums and net investment income, which was partially offset by an increase in realized investment gains. Net insurance premiums decreased by $2.4 million primarily due to lower sales of the Company’s life insurance products and more ceded premium, and net investment income decreased by $298,000 as a result of an overall decrease in the effective yield due to investment asset base mix. Realized investment gains increased by $445,000 primarily due to the increased sales of mineral rights by Americana Realty Company.
Benefits and Expenses
For the year ended December 31, 2017, total benefits and expenses were $24.9 million compared to $27.2 million for the year ended December 31, 2016. This decrease of  $2.3 million (8.5%) was due primarily to a decrease in life claims of  $700,000 and lower annuity surrenders of  $500,000 and lower operating costs of  $200,000.

Net Loss Before Taxes
For the year ended December 31, 2017, we had a loss before taxes of  $1.9 million, which was an improvement of  $89,000 from 2016.
Tax Expense
Our income tax expense was $34,000 for both 2017 and for 2016.
Insurance Revenues
For the year ended December 31, 2017, net insurance premiums were $12.1 million compared to $14.4 million for the year ended December 31, 2016. This decrease of  $2.3 million (16.4%) was attributable mainly to a $2.3 million decrease in life net premiums (16.4%). The decrease in life net premium revenue was due primarily to a $1.1 million decrease in premiums from our single premium whole life product and higher ceded premiums of  $656,000 as a result of a new reinsurance treaty.
Net Investment Income
For the year ended December 31, 2017, net investment income was $8.5 million compared to $8.8 million for the year ended December 31, 2016. This decrease of  $300,000 (3.4%) is due to lower yields on invested assets as maturing investments were reinvested at lower interest rates.
Net Realized Investment Gains
For the year ended December 31, 2017, realized investment gains were $2.2 million compared with realized investment gains of  $1.8 million for the year ended December 31, 2016. This increase of  $445,000 (24.7%) was mainly due to larger gains from sales of mineral rights, partially offset by lower gains on equity securities.
Other Revenues
For the year ended December 31, 2017, other revenues were $194,000 compared with $173,000 for the year ended December 31, 2016. This increase of  $21,000 (12.1%) is primarily due to higher fee income from our separate account business in 2017.
Policyholder Benefits
For the year ended December 31, 2017, policyholder benefits were $13.7 million compared with $16.1 million for the year ended December 31, 2016. This decrease of  $2.4 million (14.7%) resulted mainly from reduced claim benefits of  $687,000 (6.7%) and a $1.1 million (1.5%) decrease in life benefit reserves due to ceding more business under our reinsurance treaty. The decrease in incurred claims benefits were due to lower life claims.
Interest Credit to Policyholders
For the year ended December 31, 2017, interest credited was $386,000 compared to $315,000 for the year ended December 31, 2016. This increase of  $71,000 (22.5%) is due to lower account balances in 2016.
Operating Costs and Expenses
For the year ended December 31, 2017, operating costs and expenses were $7.9 million compared to $8.1 million for the year ended December 31, 2016. This decrease of  $210,000 (2.6%) was mainly due to an increase in deferrable expenses.
Amortization of Deferred Acquisition and Sales Inducement Costs
For the year ended December 31, 2017, amortization of deferred acquisition and sales inducement costs was $2.1 million compared to $1.9 million for the year ended December 31, 2016. This increase of $232,000 (12.4%) resulted primarily from amortization of a higher deferred acquisition balance at the end of 2016 than at the end of 2015.

Change in fair value of derivatives
Our derivatives consist of call options and call option spreads purchased to fund annual index credits on fixed index annuities. The components of change in fair value of derivatives are as follows:
	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Call options:
Gain (loss) on option expiration	$94	$0
Change in unrealized gains (losses)	140	—
The differences between the change in fair value of derivatives between years for call options are primarily due to the performance of the indices upon which our call options are based. A substantial portion of our call options are based upon the S&P 500 Index. The range of index appreciation (after applicable caps and participation rates) for options expiring during these years is as follows:
Year Ended December 31,
	2017	2016
S&P 500 Index	16.04 – 18.50%	12.59 – 12.59%
Annual point-to-point strategy
Cap	3.00 – 3.75%	3.50 – 3.50%
Participation Rate	30.0 – 35.0%	30.0 – 30.0%
The change in fair value of derivatives is also influenced by the aggregate cost of options purchased. The aggregate cost of options has increased primarily due to an increased amount of fixed index annuities in force. The aggregate cost of options is also influenced by the amount of policyholder funds allocated to the various indices and market volatility which affects option pricing. See Note 5 to our audited financial statements at page F-18 “Derivative Instruments”
Annuity product charges
Annuity product charges (surrender charges assessed against policy withdrawals and fees deducted from policyholder account balances for lifetime income benefit riders) increased 340% to $102,584 in 2017 from $23,308 in 2016. The components of annuity product charges are set forth in the table that follows:
	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Surrender charges	$69	$22
Lifetime income benefit riders (LIBR) fees	$34	$1
	$103	$23
Withdrawals from annuity policies subject to surrender charges	$1,091	$624
Average surrender charge collected on withdrawals subject to surrender charges	6.32%	3.60%
Fund values on policies subject to LIBR fees	$4,496	$114
Weighted average per policy LIBR fee	0.75%	0.76%
The increases in annuity product charges were primarily attributable to growth and aging of the business attributable to higher volume of business on which lifetime income benefit rider charges were assessed and increased surrenders for which surrender charges were imposed. See “— Interest sensitive and index benefit products” below for corresponding expense recognized on lifetime income benefit riders. Surrender charges increased in 2017 and 2016 due to an increase in withdrawals from annuity policies subject to surrender charges as compared to prior years.

Interest sensitive and index product benefits
Account values for interest sensitive and index benefit products increased 10.4% to $109.8 million in 2017 from $99.4 million in 2016. The components of interest sensitive and index benefit products are summarized as follows:
	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Index credits on index policies	$145	$5
Interest credited (including interest credited on fixed allocation for fixed index annuities)	$4,209	$3,927
Lifetime income benefit riders	(34)	(1)
	$4,320	$3,931
The changes in index credits were attributable to changes in the level of appreciation of the underlying indices (see discussion above under “— Change in fair value of derivatives”) and the amount of funds allocated by policyholders to the respective index options. Total net proceeds received upon expiration of the call options purchased to fund the annual index credits were $154,000 for the year ended December 31, 2017, while there were no net proceeds received in 2016. The increase in interest credited in 2017 was primarily due to an increase in the amount of annuity liabilities outstanding receiving a fixed rate of interest. The average amount of annuity liabilities outstanding (net of annuity liabilities ceded under coinsurance agreements) increased 11.7% to $63.7 million in 2017 from $57.0 million in 2016. See “— Annuity product charges.”
Net loss
For the year ended December 31, 2017, the net loss was $1.9 million compared to a net loss of $2.0 million for the year ended December 31, 2016. Lower insurance revenues and investment income in 2017 were mostly offset by higher realized gains on investments and lower policyholder benefits expense from a reduction in the reserve for future benefit claims.
Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017
Revenues
For the six months ended June 30, 2018, revenues were $10.9 million compared to $11.9 million for the six months ended June 30, 2017. This decrease of  $980,000 (8.3%) resulted from lower net insurance premiums and lower realized gains on investments. Net insurance revenues decreased by $338,000 primarily due to increased ceded premiums in the Company’s life insurance products. Net investment income decreased by $74,000 as a result of lower yields on invested assets. Realized investment gains decreased by $580,000 due to nonrecurring redemptions and sales of securities.
Benefits and Expenses
Total benefits and expenses for the six months ended June 30, 2018, were unchanged from the $12.9 million for the six months ended June 30, 2017. Policyholder benefits decreased by $197,000 (2.7%) and amortization of DAC and deferred sales inducement costs decreased by $227,000 (20.2%), offset by an increase in interest credited to policyholders of  $93,000 (81.6%) and an increase of  $337,000 (8.4%) in operating costs and expenses due to higher reorganization expenses.
Loss Before Income Taxes
For the six months ended June 30, 2018, we had a loss before taxes of  $2.0 million compared to a loss before taxes of  $1.0 million for the six months ended June 30, 2017. This increase of  $1.0 million (98%) in loss before taxes was primarily due to lower insurance revenues and reduced realized investment gains, and the increase in operating costs and expenses due to higher reorganization expenses.

Tax Expense
For the six months ended June 30, 2018, income tax expense was $9,000 compared to an income tax expense of  $14,000 for the six months ended June 30, 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Income Taxes.”
Insurance Revenues
For the six months ended June 30, 2018, insurance revenues were $6.3 million compared to $6.6 million for the six months ended June 30, 2017. This decrease of  $338,000 (5.1%) was due to higher ceded premiums as a result of a new reinsurance treaty that became effective in October 2017.
Net Investment Income
For the six months ended June 30, 2018, net investment income was $4.2 million compared to $ 4.3 million for the six months ended June 30, 2017. This decrease of  $74,000 (1.7%) is mainly due to lower yields on invested assets due to lower interest rates.
Net Realized Investment Gains
For the six months ended June 30, 2018, realized investment gains were $324,000 compared with realized investment gains of  $904,000 for the six months ended June 30, 2017. This decrease of $580,000 million (64.2%) was due mainly to lower realized gains on equity securities.
Other Revenues
For the six months ended June 30, 2018, other revenues were $97,000 compared with $85,000 for the six months ended June 30, 2017. This increase of  $12,000 (14.1%) is primarily due to higher fee income from our separate account business in 2018.
Policyholder Benefits
For the six months ended June 30, 2018, policyholder benefits were $ 7.0 million compared with $7.2 million for the six months ended June 30, 2017. This decrease of  $200,000 (2.9%) resulted from lower death benefits partially offset by ordinary reserve increases.
Interest Credit to Policyholders
For the six months ended June 30, 2018, interest credited was $207,000 compared to $114,000 for the six months ended June 30, 2017. This increase of  $93,000 (81.6%) is mainly due to new business.
Operating Costs and Expenses
For the six months ended June 30, 2018, operating costs and expenses were $4.3 million compared to $4.0 million for the six months ended June 30, 2017. This increase of  $337,000 (8.4%) was mainly a result of higher reorganizational costs, partially offset by lower general insurance expenses.
Amortization of deferred acquisition and sales inducement costs
For the six months ended June 30, 2018, amortization of deferred acquisition costs was $0.9 million compared to $1.1 million for the six months ended June 30, 2017. This decrease of  $200,000 (20.2%) resulted primarily from better experience in certain plans.

Change in fair value of derivatives
Our derivatives consist of call options and call option spreads purchased to fund annual index credits on fixed index annuities. The components of change in fair value of derivatives are as follows:
	Six Months Ended June 30,
	2018	2017
	(dollars in thousands)
Call options:
Gain (loss) on option expiration	$116	$2
Change in unrealized gains/losses	$(108)	$51
The differences between the change in fair value of derivatives between years for call options are primarily due to the performance of the indices upon which our call options are based. A substantial portion of our call options are based upon the S&P 500 Index. The range of index appreciation (after applicable caps and participation rates) for options expiring during these periods is as follows:
Six Months Ended June 30,
	2018	2017
S&P 500 Index	14.24 – 15.72%	16.04 – 17.47%
Annual point-to-point strategy
Cap	3.50 – 3.50%	3.50 – 3.75%
Participation rate	35.0 – 35.0%	33.0 – 35.0%
The change in fair value of derivatives is also influenced by the aggregate costs of options purchased. The aggregate cost of options has increased primarily due to an increased amount of fixed index annuities in force. The aggregate cost of options is also influenced by the amount of policyholder funds allocated to the various indices and market volatility which affects option pricing. See Note 5 to our audited financial statements at page F-18 “Derivative Instruments.”
Annuity product charges
Annuity product charges (surrender charges assessed against policy withdrawals and fees deducted from policyholder account balances for lifetime income benefit riders) increased 240% to $56,346 in 2018 from $16,595 in 2017. The components of annuity product charges are set forth in the table that follows:
	Six Months Ended June 30,
	2018	2017
	(dollars in thousands)
Surrender charges	$21	$5
Lifetime income benefit riders (LIBR) fees	$36	$12
	$57	$17
Withdrawals from annuity policies subject to surrender charges	$346	$343
Average surrender charge collected on withdrawals subject to surrender charges	6.03%	1.36%
Fund values on policies subject to LIBR fees	$4,734	$1,571
Weighted average per policy LIBR fee	0.75%	0.75%
The increases in annuity product charges were primarily attributable to increases in fees assessed for lifetime income benefit riders due to a larger volume of business in force subject to the fee and an increase in the average fees being charged due to higher fees on new products as compared to prior periods. See “— Interest sensitive and index product benefits” below for corresponding expense recognized on lifetime income benefit riders. Surrender charges increased in 2018 and 2017 due to an increase in withdrawals from annuity policies subject to surrender charges as compared to prior years.

Interest sensitive and index product benefits
Account values for interest sensitive and index benefit products increased 3.5% to $113.7 million at June 30, 2018 from $109.8 at December 31, 2017. The components of interest sensitive and index product benefits are summarized as follows:
	Six Months Ended June 30,
	2018	2017
	(Dollars in thousands)
Index credits on index policies	$187	$5
Interest credited (including interest credited on fixed allocation for fixed index annuities)	$2,027	$2,583
Lifetime income benefit riders	(36)	(12)
	$2,178	$2,576

The changes in index credits were attributable to changes in the level of appreciation of the underlying indices (see discussion above under “— Change in fair value of derivatives”) and the amount of funds allocated by policyholders to the respective index options. Total net proceeds received upon expiration of the call options purchased to fund the annual index credits were $206,000 and $3,000 for the six months ended June 30, 2018 and 2017, respectively. The decrease in interest credited in 2018 was primarily due to a decrease in the average rate credited to the annuity liabilities outstanding receiving a fixed rate of interest. The average amount of annuity liabilities outstanding (net of annuity liabilities ceded under coinsurance agreements) increased 6.0% to $67.5 million in 2018 from $63.7 million in 2017. The decrease in benefits recognized for lifetime income benefit riders in 2018 was due to the impact of revisions to assumptions used in determining reserves held for lifetime income benefit riders being less in 2018 than it was in 2017 which was partially offset by an increase in the number of policies with lifetime income benefit riders which correlates to the increase in fees discussed in “— Annuity product charges.”
Net (loss) income
For the six months ended June 30, 2018, the net loss was $2.0 million compared to a net loss of $1.0 million for the six months ended June 30, 2017. The increase in the net loss of  $1.0 million (100%) resulted primarily from lower realized gains on investments, an increase in premiums ceded, and higher reorganizational expenses.
Investments
Investment Guidelines
Our investment strategy and guidelines are developed by management and approved by our board of directors. Our investment strategy is designed to maintain a well-diversified, high quality fixed income portfolio that will provide adequate levels of net investment income and liquidity to meet our policyholder obligations under our life insurance policies and our annuity deposits. To help maintain liquidity we establish the duration of invested assets within a tolerance to the policy liability duration. The investments are managed with an emphasis on current income within quality and diversification constraints. The focus is on book yield of the fixed income portfolio as the anticipated portfolio yield is a key element used in pricing our insurance products and establishing policyholder crediting rates on our annuity contracts. We also maintain a small equity portfolio consisting of investments in exchange-traded funds. With the additional capital provided by the offering, we may rebalance our investment portfolio to seek higher yields on our securities investments. Higher yielding investments usually are associated with higher investment risks, which may result in us recognizing higher other-than-temporary impairments.

We apply our overall investment strategy and guidelines on a consolidated basis for purposes of monitoring compliance with our overall guidelines. All of our investments are owned by Federal Life and are maintained in compliance with insurance regulations. Critical guidelines of our investment plan include:
•
Asset concentration guidelines that limit the amount that we hold in any one issuer of securities;

•
Asset quality guidelines applied on a portfolio basis and for individual issues that establish a minimum asset quality standard for portfolios and establish minimum asset quality standards for investment purchases and investment holding;

•
Liquidity guidelines that limit the amount of illiquid assets that can be held at any time; and

•
Diversification guidelines that limit the exposure of the total portfolio to investment sectors.

Our investment portfolios are managed by our internal investment staff. We contract with an investment management firm to provide overall assistance with certain types of investment products. This investment management firm reports to our Chief Financial Officer and to Federal Life’s Board of Directors. On a quarterly basis, or more frequently if circumstances require, we review the performance of all portfolios with the Federal Life Board of Directors.
The following table shows the distribution of the fixed maturity securities by quality rating using the rating assigned by Standard & Poor’s, a nationally recognized statistical rating organization. Over the periods presented, we have maintained a consistent weighted average bond quality rating of  “A.” Ratings assigned by Moody’s have been used for securities not rated by Standard & Poor’s.
	Estimated Fair Value
(dollars in thousands) S&P Rating	June 30, 2018		December 31, 2017		December 31, 2016
AAA	$7,151	3.9%	$7,176	3.8%	$9,669	5.5%
AA	74,402	40.6%	77,195	41.0%	64,354	36.8%
A	32,496	17.7%	35,668	18.9%	36,714	21.0%
BBB	60,055	32.8%	58,921	31.3%	54,538	31.2%
Total investment grade	$174,104	95.0%	$178,960	95.0%	$165,275	94.5%
BB	$6,750	3.7%	$6,575	3.8%	$5,919	3.4%
B	1,918	1.1%	2,381	1.3%	2,649	1.5%
CCC	408	0.2%	459	0.2%	1,030	0.6%
CC	0	0.0%	0	0.0%	0	0.0%
C	69	0.0%	77	0.0%	3	0.0%
D	0	0.0%	0	0.0%	4	0.0%
Total below investment grade	9,145	5.0%	9,492	5.0%	9,605	5.5%
Not rated	0	0.0%	0	0.0%	0	0.0%
Total	$183,249	100.0%	$188,452	100.0%	$174,880	100.0%

The following table sets forth the maturity profile of our debt securities at June 30, 2018, and December 31, 2017 and 2016. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without penalty.
(dollars in thousands)
	June 30, 2018				December 31, 2017				December 31, 2016
(dollars in thousands)	Amortized Cost	%	Fair Value	%	Amortized Cost	%	Fair Value	%	Amortized Cost	%	Fair Value	%
Due in one year or less	$3,499	1.9%	$3,554	1.9%	$2,247	1.2%	$2,288	1.2%	$5,038	3.0%	$5,161	3.0%
Due after one year through five years	$41,230	22.3%	$41,801	22.8%	$40,926	22.3%	$42,809	22.7%	$34,101	20.0%	$36,605	20.9%
Due after five years through ten years	$68,467	37.0%	$66,976	36.6%	$66,739	36.4%	$68,151	36.2%	$66,029	38.7%	$66,648	38.1%
Due after ten years	$26,216	14.1%	$25,576	14.0%	$27,492	15.0%	$27,923	14.8%	$20,244	11.9%	$20,089	11.5%
Mortgage-backed securities	$45,835	24.7%	$45,342	24.7%	$46,028	25.1%	$47,281	25.1%	$45,103	26.4%	$46,377	26.5%
Total debt securities	$185,247	100.0%	$183,249	100.0%	$183,432	100.0%	$188,452	100.0%	$170,515	100%	$174,880	100%

Every quarter we review all investments where the market value is less than the carrying value to ascertain if the impairment of the security’s value is other-than-temporary (“OTTI”). The quarterly review is targeted to focus on securities with larger impairments and that have been in an impaired status for longer periods of time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Polices — Other-Than-Temporary Impairments on Available-for-Sale Securities.”
Net Investment Income
One key measure of our investment income is the book yield on our holdings of fixed maturity securities, which totaled $183.4 million and 3.97% of our invested assets as of June 30, 2018. Book yield is the effective interest rate, before investment expenses, that we earn on these investments. Although short-term market interest rates have increased in the last three years, intermediate and long-term rates remain at near historically low levels. As a consequence our book yield has been impacted as shown by the following table:
	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
Book yield on fixed maturity securities available for sale(1)	3.97%	4.14%	3.98%	4.35%

(1)
Book yield is calculated as the percent of net investment income to the average amortized cost of the underlying investments for the period.

Interest Credit to Policyholders
Included with the future policy benefits is the liability for contractholder deposits on deferred annuity contracts and certain other policy funds left on deposit with the Company. The aggregate liability for deposits is as follows:
	As of June 30, 2018
(dollars in thousands)	Ending Balance	Year to Date Interest Credited	Average Crediting Rate
Annuity Contract Holder Deposits	$50,078	$823	1.65%
Dividends Left on Deposit	6,898	85	1.22%
Other	620	11	1.79%
	$57,596	$919

	December 31, 2017			December 31, 2016
(dollars in thousands)	Ending Balance	Year to Date Interest Credit	Average Crediting Rate	Ending Balance	Year to Date Interest Credit	Average Crediting Rate
Annuity Contract Holder Deposits	$50,728	$1,763	3.47%	$52,528	$1,820	3.45%
Dividends Left on Deposit	7,067	171	2.40%	7,405	184	2.47%
Other	570	18	3.50%	461	21	4.66%
	$58,365	$1,952		$60,394	$2,025

The liability for deferred annuity deposits represents the contractholder account balances. Due to the declines in market interest rates and the book yield on our investment portfolio, we credit interest on all contractholder deposit liabilities at contractual rates allowed by the contract or by state regulations.
We realize operating profit on our fixed rate annuity products from the excess of our book yield realized on fixed maturity securities that support our contractholder deposits over the amount of interest that we credit to the contractholder. We refer to this operating profit as the “spread” we earn on contractholder deposits. Our book yields on fixed maturity investments have declined in recent periods due to current market conditions. If book yields continue to decline, the amount of spread between the interest earned and credited will be reduced.
Net Realized Investment Gains (Losses)
Realized investment gains and losses are subject to general economic trends and in particular correlate generally with movements in the major equity market indexes and interest rates. The amounts classified as realized gains and losses in our statement of operations include amounts realized from sales of investments, mark-to-market adjustments on equity holdings, and other-than-temporary impairments of individual securities related to credit impairments.
The period to period changes in the investments reflect the impact of market volatility on our reported results, as can be seen from the following table.
Net Realized Investment Gains (Losses) (dollars in thousands)	As of June 30,		Years Ended December 31,
	2018	2017	2017	2016
Sales of Investments:
Fixed maturity securities, available for sale	$36	124	$177	$130
Equity securities	0	420	897	1,073
Oil and gas interests	261	358	1,060	580
Real estate	—	—	0	0
Derivatives	116	2	94	0
Other-than-temporary impairment losses on fixed maturity securities, available for sale-net	(89)	0	0	0
Trading securities-gains and losses:
Fixed maturity securities	—	—	0	0
Equity securities	0	0	0	0
Investment expenses	—	—	—	—
Mortgage loans impairments	0	0	0	0
Total net realized investment gains (losses)	324	904	$2,228	$1,783

Unrealized Holding Gains
We also record capital appreciation/depreciation on our available for sale fixed maturity securities. The following table shows the change in equity from mark-to-market adjustments on our available for sale fixed maturity securities. These adjustments result from the low current market interest rates which cause the market value of our holdings, which overall carry higher interest rates than available in the market, to increase.
Accumulated Other Comprehensive Income (dollars in thousands)	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
Unrealized holding gains (losses) from changes in the market value of securities, including the related impact to future policy benefit liabilities, the policyholder dividend obligation, and deferred policy acquisition cost balances	$(5,884)	$1,273	$611	$(539)
Income tax effect	38	(433)	(208)	183
Cumulative effect of adoption of new accounting principle	0	0	805	0
Net increase in accumulated other comprehensive income	$(5,846)	$840	$1,208	$(356)

At June 30, 2018, we have accumulated other comprehensive loss from mark-to-market adjustment of our available for sale fixed income securities totaling $1.1 million (net of federal income taxes and DAC effects), respectively.
Financial Position
December 31, 2017
At December 31, 2017, we had total assets of  $257.1 million compared to total assets at December 31, 2016 of  $243.7 million. The increase in total assets primarily resulted from a $11.9 million increase in invested assets as a result of indexed annuity sales.
At December 31, 2017, we had total liabilities of  $225.8 million compared to total liabilities of $210.9 million at December 31, 2016. The increase is primarily due to a $10.4 million increase in policyholder account balances. The increase in policyholder account balances was primarily due to sales of new annuity contracts.
Total equity decreased from $32.9 million at December 31, 2016 to $31.4 million at December 31, 2017. This decrease in equity of  $1.5 million (4.6%) was due to a total comprehensive loss of  $1.5 million comprised of a net loss of  $1.9 million and other comprehensive income of  $403,000. The other comprehensive income for the period was due to a higher amount of unrealized net gains on our fixed maturity available for sale securities portfolio. This increase was caused by a decrease in market interest rates at quarter end when compared to market interest rates at year end 2016.
June 30, 2018
At June 30, 2018, we had total assets of  $254.0 million compared to total assets at December 31, 2017 of  $257.1 million. The decrease in total assets primarily results from lower fair values on fixed maturity securities of  $5.2 million due to higher interest rates, partially offset by an increase in deferred acquisition costs of  $1.1 million and accounts receivable of  $1.9 million. The separate account asset decreased by $1.1 million.
At June 30, 2018, we had total liabilities of  $230.5 million compared to total liabilities of $225.8 million at December 31, 2017. This increase of  $4.7 million was primarily due to an increase of $3.8 million in policyholder account balances as a result of index annuity sales. The life policy reserve rose $0.7 million and other policyholder funds increased by $0.8 million. The separate account liability decreased by $1.1 million.

Total equity decreased from $31.3 million at December 31, 2017 to $23.5 million as of June 30, 2018. This decrease in equity of  $7.8 million (25.0%) was due to a total comprehensive loss of  $7.8 million comprised of a net loss of  $2.0 million and other comprehensive loss of  $5.8 million. The other comprehensive loss for the period was mostly due to the reversal of unrealized gains on our fixed maturity securities available for sale.
Effect of Offering on Future Financial Conditions and Results of Operations
Our future financial condition and results of operations will be affected by this offering. Upon completion of this offering, our pro forma shareholders’ equity is expected to be between $62.4 million and $74.3 million, an increase of approximately 98.7% to 136.6% over our equity base at December 31, 2017. See “Use of Proceeds,” “Capitalization,” and “Unaudited Pro Forma Financial Information.” This increased capitalization should permit us to support the growth of our business.
Stock-Based Incentive Plan
Concurrent with this offering, our Board of Directors will adopt a long-term incentive plan to provide stock-based awards to participants under the plan. Under the stock-based incentive plan we may issue 480,000 shares of our common stock. Of this, 140,000 shares may be granted as restricted stock awards and 340,000 shares may be used to award stock options under the stock-based incentive plan. The grant date fair value of any common stock used for restricted stock awards will represent unearned compensation. We accrue compensation expense as the shares of restricted stock vest, which will reduce the unearned compensation balance. We will also compute compensation expense at the time that the stock options are granted based on the fair value of the options on the date they are granted. This compensation expense will be recognized over the appropriate service period. See “Executive Compensation — Equity Compensation in Connection With This Offering — Stock-Based Incentive Plan.”
Liquidity and Capital Resources
Our principal sources of funds are from premium revenues, investment income, and proceeds from the sale and maturity of investments. The Company’s primary uses of funds are for payment of life policy benefits, contractholder withdrawals on annuity contracts, new business acquisition costs for our insurance operations (commissions, underwriting, and issue costs), general operating expenses, and purchases of investments. Our investment portfolio is structured to provide funds periodically over time, through investment income and maturities, to provide for the payment of policy benefits and contractholder withdrawals.
We expect to use a significant portion of the net proceeds of this offering to support the growth of our business. Based on our current business plan, we expect that projected cash flows from operations, as well as the net proceeds from this offering, will provide us with sufficient liquidity to fund our anticipated growth for at least the next several years. However, if our growth exceeds our expectations or we have unanticipated capital requirements to support our growth, we may have to raise additional capital or take other steps to support our premium writings, including obtaining additional reinsurance. If we cannot obtain adequate capital or reinsurance on favorable terms or at all, we may be unable to support future growth or operating requirements and, as a result, our business, financial condition, and results of operations could be adversely affected.
We are members of the Federal Home Loan Bank of Chicago (“FHLBC”). As a member we are able to borrow on a collateralized basis from the FHLBC. We own FHLBC common stock with a book value of $10,000, which allows us to borrow from the FHLBC. Interest on borrowed funds is charged at variable or fixed rates established from time to time by the FHLBC based on the interest rate option selected at the time of the borrowing. There have been no borrowings from FHLBC during 2017 and 2016.
Federal Life’s ability to pay dividends to the Company is limited by the insurance laws of the State of Illinois. All shareholder dividends are subject to notice filings with the Illinois Insurance Director. The maximum amount of dividends that can be paid by Illinois life insurance companies to shareholders without 30 days prior notice to the director of the Illinois Department of Insurance is the greater of (i) statutory net income for the preceding year or (ii) 10% of statutory surplus as of the preceding year-end.

However, under Illinois insurance statutes, dividends may be paid only from surplus, excluding unrealized appreciation in value of investments, without prior approval. Dividends in excess of these amounts require advance approval of the Illinois Department of Insurance. There are no limitations on the amount of dividends that Federal Life’s subsidiaries can pay to Federal Life.
Federal Life is a party to service and cost sharing agreements with Americana Realty Company and FED Mutual Financial Services, Inc. pursuant to which certain costs and expenses incurred by Federal Life on behalf of Americana Realty Company and FED Mutual Financial Services, Inc. are allocated to such entities and paid to Federal Life. During 2017, Americana Realty Company paid $50,000 and FED Mutual Financial Services, Inc. paid $6,000 to Federal Life for such services.
Federal Life is also required to hold minimum levels of statutory capital and surplus to satisfy regulatory requirements. The minimum statutory capital and surplus required by the Compiled Statutes of Illinois was $2.0 million at December 31, 2017. Federal Life’s statutory capital and surplus at December 31, 2017 was $14.9 million. In addition to the minimum statutory requirement, Federal Life is subject to risk-based capital (“RBC”) requirements adopted by state insurance regulators. A company’s “authorized control level RBC” is a measure of the amount of capital appropriate for an insurance company to support its overall business operations in light of its size, growth, and risk profile. RBC standards are used by regulators to determine appropriate regulatory actions for insurers that show signs of weak or deteriorating conditions. Companies that do not maintain total adjusted capital (“TAC”) in excess of the company’s “company action level RBC,” which is two times its “authorized control level RBC,” may be required to take specific actions at the direction of state insurance regulators. Federal Life’s TAC at December 31, 2017 significantly exceeded its “company action level RBC,” which was $17.6 million at December 31, 2017. See “— Risk-Based Capital.”
As an Illinois domiciled mutual holding company, Federal Life Mutual is subject to the same minimum statutory capital and surplus levels as Federal Life. However, Federal Life Mutual is not authorized to transact insurance business and cannot issue or reinsure insurance policies. Accordingly, the level of statutory capital and surplus at Federal Life Mutual has no material effect on the ability of Federal Life to write insurance or on the Company’s consolidated results of operations, financial position, or liquidity. Although Federal Life Mutual is subject to minimum capital and surplus requirements, it is not subject to RBC requirements. Our other operating subsidiaries are not subject to regulatory capital requirements or RBC.
Over the periods presented we have experienced net positive cash flows. We expect this trend to continue for the near term due to growth in sales of annuity contract products.
Cash uses in our business result in negative cash flows related to sales of new insurance policies because:
•
Policy acquisition costs (consisting of agent commission, policy underwriting, and issue costs)

•
exceed the amount of first year premium received from the policyholder;

•
Depending on the product sold, a portion or all of the agent’s commission may be paid as a cash advance to the agent and most of the underwriting and policy issue costs are paid at the time the initial policy is issued, whereas the premiums may be paid throughout the policy year; and

•
Amounts due from reinsurers to reimburse claims paid are usually paid at some date after the claim has been paid.

The resulting negative first year cash flow from sales of new policies is partially offset by positive cash flows from insurance policy renewals. The continued sales growth in our insurance operations has resulted in a net cash decrease. Cash flows from reinsurance collections will vary from period to period based on claims activity.
Cash flow from investing includes our fixed maturity securities and equity holdings that are classified as available for sale securities. Period to period the cash flows associated with the changes in these portfolios will vary between cash sources and cash uses depending on portfolio trading due to investment market conditions and other factors.

Cash flow from financing activities primarily consists of the annuity contractholder deposits. The annuity liabilities are increasing each period due to cash deposits by contractholders exceeding withdrawals. Cash from financing activities will continue to be positive as cash deposits on annuity products will exceed cash withdrawals.
Cash flow from investing activities represents our primary source of cash. We use cash flows from investments to fund the withdrawals from the annuity deposits and to fund the negative cash flows from operating activities.
Cash Flows
	Six Months Ended		Year Ended December 31,
Consolidated Summary of Cash Flow (in thousands)	June 30, 2018	June 30, 2017	2017	2016
Cash flows provided by (used for) operating activities	$(3,883)	$(1,362)	$(5,779)	$(5,056)
Cash flows from investing activities	(493)	(4,461)	(9,228)	1,653
Cash flows provided by (used for) financing activities	4,204	4,615	10,703	5,239
Net increase (decrease) in cash	(172)	$(1,208)	$(4,304)	$1,836

For the six months ended June 30, 2018, we had a net decrease in cash of  $172,000 compared with a net decrease of  $1.2 million for the six months ended June 30, 2017. The increase of  $1.0 million was due to a decrease in cash used in investing of  $4.0 million mainly due to lower repurchases of fixed maturity securities. Net cash used in operating activities was $3.9 million, an increase of  $2.6 million, due to a higher net loss and a larger increase in deferred acquisition costs.
For the twelve months ended December 31, 2017, the net decrease in cash was $4.3 million compared to an increase in cash of  $1.8 million for the year ended December 31, 2016. This decrease in cash flow of $6.1 million was primarily due to lower proceeds from investments that sold or matured and higher repurchases of fixed maturity securities. Cash used for investing activities was lower in 2017 due primarily to higher purchases of fixed maturity securities resulting from lower cash from operations available for reinvestment. Cash provided by financing activities was higher due to higher policyholder deposits and lower policyholder withdrawals.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, or capital expenditures.
Quantitative and Qualitative Information about Market Risk
We own a diversified portfolio of investments including cash, bonds, and common stock. Each of these investments is subject, in varying degree, to market risk that can affect their return and their fair value. Bonds are the majority of our investments and include debt issues of corporations, residential and commercial mortgage-backed securities or other asset-backed securities, U.S. Treasury securities, or obligations of U.S. Government Sponsored Enterprises and are classified as fixed maturity investments in our financial statements. Our investment portfolios are subject to market risk.
Market risk is the risk that we will incur losses due to adverse changes in market rates and prices on the fair value of the investment securities that we own. We have exposure to market risk through our investment activities, including interest rate risk, credit risk, and equity risk. We have not and do not plan to enter into any derivative financial instruments for trading or speculative purposes.
Interest Rate Risk
Interest rate risk arises from the price sensitivity of investments to changes in interest rates. The changes in the fair value of our fixed maturity investments are inversely related to changes in market interest rates. As market interest rates fall the fixed income streams of fixed maturity investments held become more valuable and market values rise. As market interest rates rise, the opposite effect occurs, which can negatively impact our other comprehensive income. Interest rate risk can also arise if market rates fall, which can result in lower interest spreads on our assumed annuity deposits, which are our primary interest rate sensitive liability.
We review the interest rate sensitivity of our available for sale fixed maturity securities by calculating the impact on the market value of our holdings that would result from a hypothetical instantaneous shift in market interest rates across all maturities, which we consider to be reasonably possible. The impact of such a parallel shift upward in the yield curve of 200 basis points would reduce the market value of our fixed maturity security portfolio by approximately $23.8 million (12.8%). This value is as of December 31, 2017. The estimated market value changes assume all other factors are held constant, and we do not attempt to estimate any offsetting change in the value of our liabilities.
With regard to our annuity deposits, we are subject to risk from contractholder behavior resulting from changes in interest rates. The annuity contracts have surrender charges that could be assessed against withdrawals, but those surrender charges decrease over time. When market interest rates exceed the amount that we are crediting on deposits, we are subject to higher contractholder withdrawals or an increase in contract loans, both of which could force the company to sell assets prematurely and could lead to the realization of capital losses on such sales. We manage our exposure to rising interest rates through our ability to increase the contract crediting rate. Our ability to increase our crediting rate is constrained by our portfolio yield at the time of the decision to increase rates. Increases in the contract crediting rates could reduce our income unless we are able to maintain a constant interest spread on our assets.
Credit Risk
Credit risk is risk of loss due to adverse change in the financial condition of a specific debt issuer or, in the case of a securitized investment, adverse change in the assets being securitized. We address credit risk by establishing minimum rating standards for investments that our portfolio managers can acquire and, in the case of a downgrade, continue to hold the investment. For our core fixed income portfolio, which composes approximately 91% of our invested assets, only securities with a minimum credit rating of BB- asestablished by Standard & Poor’s or a comparable nationally recognized statistical rating organization can be purchased and an overall credit rating for the portfolio of at least A- must be maintained. Through our portfolio managers we monitor the financial condition of all the issues of securities that we own. As an additional step to reduce our exposure to credit risk, we have established diversification guidelines limiting the total amount of holding by issuer and by investment sector. With the additional capital provided by the offering, we may rebalance our investment portfolio to seek higher yields on our securities investments. Higher yielding investments usually are associated with higher investment risks, which may result in us recognizing higher other — than-temporary impairments.
Equity Market Risk
Equity market risk is the risk that we will incur economic losses due to adverse changes in equity prices. Adverse changes in equity prices can arise from both the movements of broad markets based on investor behavior or other general economic factors and also from adverse changes in an individual company’s stock price. We manage our equity market risk primarily by limiting our exposure to individual issuers and by maintaining liquid holdings such that we are able to find a ready market should we want to lower our exposure to equity markets. Our individual stock holdings are managed by a specialty manager with portfolio guidelines that include limits on the size of investments in individual issuers. As of December 31, 2017, we had $6.2 million of exposure to equity market risk through holdings of exchange-traded funds and a commercial real estate fund. We may use a portion of the additional capital raised in this offering to make additional investments in equity related investments.
Recent Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) adopted Accounting Standards Update No. 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts.” The amendments require insurance companies to review and update the assumptions used for measuring the liability under long-duration contracts, such as life insurance, disability income, and annuities, at least annually. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 31, 2020. Early adoption of ASU 2018-12 is permitted. We are currently in the process of evaluating the impact of the adoption of this amendment on our financial statements; however, the adoption of ASU 2018-12 will impact the income statement because the effect of any update to the assumptions we used at the inception of the contracts will be recorded in net income.
All other recently adopted accounting pronouncements have been reflected in our unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2018 and in our consolidated financial statements as of and for the year ended December 31, 2017.
Future Contractual Obligation Payments
The following table shows the expected payout periods for cumulative future obligations at December 31, 2017:
Contractual Cash Obligations (dollars in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Future policy benefits and claims(1)	$159,093	$7,075	$14,145	$20,949	$116,924
Policyholder account balances(2)	162,087	9,086	16,875	21,767	114,359
Other policyholder liabilities(3)	—	—	—	—	—
Commissions(4)	6,023	680	958	1,148	3,237
Reinsurance liabilities and payables(5)	5,162	173	487	863	3,639
Total contractual obligations	$332,365	$17,014	$32,465	$44,727	$238,159

(1)
Our liability balance for future policy benefits and claims was $72.3 million as of December 31, 2017. This liability represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected. Net premiums represent the portion of gross premiums required to provide for all benefits and associated expenses. These benefit payments are contingent on policyholders continuing to renew their policies and making their premium payments except for single premium or flexible premium plans. Our contractual obligations table discloses the impact of benefit payments that will be due assuming the underlying policy renewals and premium payments continue as expected in our actuarial models. The future policy benefits represented in the table are presented on an undiscounted basis, gross of any amounts recoverable through reinsurance agreements and gross of any premiums to be collected. We expect to fully fund the obligations for future policy benefits from cash flows from invested assets and from future premiums. These estimates are based on mortality and lapse assumptions comparable to our historical experience. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results. These benefits are payable contingent on the policyholders continuing to make their premium payments.

(2)
Our liability for policyholder account balances include the liability for deferred annuity contractholder and universal life contractholder deposits and the liability for death benefits on life insurance contracts that have been left on deposit with the Company. These liabilities represent the account value of the policyholder, which includes the accumulation of deposits, plus interest credited, less withdrawals but with no offset for repayment of policy loans. Our contractual obligations table discloses the impact of future withdrawal payments that will be due assuming the withdrawals continue as expected in our actuarial models. See “Cash Flows” for further discussion. We expect to fully fund the obligations for policyholder account balances from cash flows from invested assets.

(3)
Other policyholder liabilities primarily include policy claims and benefits currently owed to policyholders and filed claims that are in the process of review.

(4)
Commissions represent gross, undiscounted commissions that we expect to incur, which are contingent on the policyholders continuing to renew their policies and making their premium payments as noted in footnote (1) above.

(5)
Reinsurance liabilities and payables represent amounts currently owed to other insurance companies for premiums on business where we have ceded a portion of the risk to another insurance company and for the payment of claims to another insurance company where we have assumed a portion of their risk.

BUSINESS
Our History
We formed Federal Life Group, Inc. so that it could acquire all of the capital stock of Federal Life Mutual as part of the conversion. Prior to the conversion, Federal Life Group, Inc. has not engaged and will not engage in any significant operations and does not have any assets or liabilities. After the conversion, our primary assets will be the outstanding capital stock of Federal Life Mutual and a portion of the net proceeds of the offerings. FEDHO Holdings is currently a wholly-owned subsidiary of Federal Life Mutual and the intermediate holding company for Federal Life. Following the conversion, we intend to reorganize our corporate structure to eliminate Federal Life Mutual and FEDHO Holdings so that Federal Life is a direct, wholly-owned subsidiary of Federal Life Group, Inc.
In 2016, Federal Life completed a reorganization in which it converted from a mutual to a stock insurance company within a newly created mutual holding company structure. As part of the reorganization, Federal Life Mutual was formed as an Illinois mutual insurance holding company and Federal Life continued its existence as an Illinois stock life insurance company. All of the shares of Federal Life were issued to FEDHO Holdings, an intermediate holding company that, in turn, was a wholly-owned subsidiary of Federal Life Mutual. In the reorganization, policyholders’ membership interests in Federal Life automatically became membership interests in Federal Life Mutual, but policyholders’ contractual rights remained with Federal Life. Since the effective date of the reorganization, each person who has become a Federal Life policyholder has automatically become a member of Federal Life Mutual and has retained that membership interest as long as the Federal Life policy owned by the member remains in force.
Our executive offices are located at 3750 West Deerfield Road, Riverwoods, Illinois, 60015, and our phone number is 847-520-1900. Our website address is www.Federallife.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.
Our Business
Federal Life was incorporated in the State of Illinois on September 8, 1899, and has operated independently since then. Federal Life is licensed to sell its life insurance and annuity products in 45 states and the District of Columbia and experienced in the development and sale of fixed index and fixed rate annuity products.
We have one business segment, which represents our core business comprised of the sale of life insurance and fixed index and fixed rate annuities. Our business strategy is focused on growing our policyholder funds and earning predictable returns by managing investment spreads and investment risk.
The following table sets forth the net life premium revenues and annuity deposits for the years ended 2017 and 2016 and the six months ended June 30, 2018 and 2017:
	Net Premium Revenue and Annuity Deposits
	Six Months Ended June 30,		Years Ended December 31,
(dollars in thousands)	2018	2017	2017	2016
Life	$6,258	$6,596	$12,058	$14,427
Annuity deposits	5,206	6,184	12,969	8,107
Total	$11,464	$12,780	$25,027	$22,534

Strategy
Key elements of executing our strategy include the following:
•
Enter into Strategic Partnerships to Expand our Sales and Distribution.   We currently distribute our life insurance and annuity products through approximately 1,000 independent agents. We intend to expand our distribution platform by entering into strategic partnerships with companies that can broaden our distribution channels. We are currently working on establishing an agreement with a leading exchange traded fund provider that will enable us to introduce and distribute our variable rate annuity product upon its introduction. We believe the standby purchaser can provide assistance in expanding our distribution network. We continue to strive to provide all of our distribution partners with the highest quality service possible.
•
Pursue Acquisitions of Life Companies and Related Businesses.   We intend to use the additional capital provided by this offering to explore possible acquisitions of other life insurance companies to grow our business and leverage our existing available administrative capacity. We will also explore opportunities to acquire related businesses, such as insurance agencies, that can expand our distribution network.

•
Continue to Introduce Innovative and Competitive Products.   We intend to be at the forefront of the fixed index and fixed rate annuity industry in developing and introducing innovative and competitive products. We offer a fixed index annuity that allows a choice among interest crediting strategies including both equity indexes as well as a traditional fixed rate strategy. We include a lifetime income benefit rider with our fixed index annuities and have a lifetime income benefit rider with gender based income payments. After the closing of the offerings, we intend to introduce a variable annuity product. We believe that our continued focus on anticipating and being responsive to the product needs of the ever growing population of retirees will lead to increased customer loyalty, revenues, and profitability.

•
Take Advantage of the Growing Popularity of Index Products.   Fixed index and single premium annuities have been profitable for us in both the short-term and long-term and impose minimal or no strain on our statutory surplus. We believe that the growing popularity of fixed index annuity products that allow equity and bond market participation without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. The popularity of fixed index annuity products has increased in recent years with the availability of lifetime income benefit riders that provide an attractive alternative for converting accumulated retirement savings into lifetime income. We believe that there is a significant market for these products as the Baby Boomer generation continues to reach retirement age. We intend to capitalize on our reputation as a provider of fixed index annuities in this expanding segment of the annuity market.

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Target Niche Markets for Our Products.   We intend to focus on niche markets for our products, such as the Hispanic market, the direct-to-consumer market, and the senior and retirement planning markets. Federal Life currently has a presence in the Hispanic market and maintains an entirely separate Spanish-language website that features content and themes unique to that target market. Federal Life is also committing substantial resources to upgrade its digital platform and intends to leverage these new digital distribution and service applications to meet the needs of today’s consumers by promoting ease of access to information and efficient sales and customer service. We intend to target the senior and retirement planning markets with our existing fixed index annuity, flexible premium deferred annuity, and final expense plan insurance products.

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Focus on High Quality Service to Agents and Policyholders.   We have maintained high quality personal service as one of our highest priorities since the inception of our company and continue to strive for an unprecedented level of timely and accurate service to both our agents and policyholders. We believe high quality service is one of our strongest competitive advantages.

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Target Direct-to-Consumer Sales.   We are committing substantial resources to upgrade our digital platform to provide digital distribution and sales applications to meet the demands of today’s consumers by promoting ease of access to information and efficiency between sales and customer service. This permits us to generate more business from new and existing customers. We intend to provide access to our single premium deferred annuity, flexible premium deferred annuity, and single premium whole life products through the online platform that we are currently upgrading.

Life Insurance Business
Products
The various life insurance products that we offer are briefly described below:
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Single Premium — Whole Life we offer single premium whole life policies, which require payment of a single premium of at least $5,000 and provide cash surrender values based on the contractual rate of interest. These policies may be surrendered for their cash surrender value at any time. Single premium policies are mainly issued in connection with the insured’s estate planning and the insured must be between the ages of 40 and 85 at the time the policy is issued.

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Interest Sensitive Life — we offer interest sensitive life policies, which are a hybrid of whole life and universal life. Interest sensitive policies have fixed premiums, death benefits, and minimum cash surrender values, but also have an account value to which net premiums and interest are added, and from which insurance and expense charges and surrender charges are deducted, which may result in a higher cash surrender value. The credited interest rate is declared by us and may be changed at any time, but is subject to a minimum rate. The insured must be no older than age 70 when the policy is issued and the minimum policy amount is $5,000.

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Term Life — we currently offer term life insurance policies with fixed premiums for 10, 15, 20, or 30 years. The minimum policy amount is $50,000, and the insured may not exceed 70 years of age at the date the policy is issued.

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Universal Life — we offer a universal life policy that permits the amount of the coverage and related premium amount under the policy to be adjusted from time to time by the holder. Under a universal life policy, interest earned on the policy is credited to the policy’s cash surrender value at a rate we declare, which may not be below the minimum guaranteed rate. Universal life policies may be surrendered for their cash surrender value at any time. For universal life policies, the minimum policy amount is $25,000 and the insured may not exceed 70 years of age at the date the policy is issued.

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Final Expense Benefit — we offer two types of final expense benefit life insurance policies. Under the fixed benefit policy, the beneficiary receives a fixed amount upon the insured’s death. Under the graded life policy, the amount paid to the beneficiary upon the insured’s death depends on the period of time between the date the policy is issued and the date of the insured’s death. If the insured dies within the first year after the policy is issued, the beneficiary receives 120% of the amount of the premium paid. If the insured dies in the second year after the policy is issued, the beneficiary receives 140% of the amount of the premium paid. Policies are available from $2,500 to $25,000 in death benefits, and the insured may not exceed 80 years of age at the date the policy is issued.

Annuity Business
Our target market includes the group of individuals who are seeking to accumulate tax deferred savings or create guaranteed lifetime income. We believe that significant growth opportunities exist for life insurance and annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were approximately 39 million Americans age 65 and older in 2010, representing 13% of the U.S. population, and this group had grown to 44.7 million in 2013. By 2030, this sector of the population is expected to increase to 20% of the total population. Our fixed index and fixed rate annuity products are particularly attractive to this group due to their principal protection, competitive rates of credited interest, tax deferred growth, guaranteed lifetime income, and alternative payout options. Our competitive fixed index and fixed rate annuity products have enjoyed favorable growth in recent years.
According to Wink’s Sales and Market Report published by Wink, Inc., total industry sales of fixed index annuities increased 19.8% to $44.9 billion for the first three quarters of 2016 from $37.5 billion for the first three quarters of 2015. Total industry sales of fixed index annuities have increased 64% over the five year period from 2010 to 2015 (data provided in the following table according to Wink’s Sales and Market Report published by Wink, Inc.), which we believe is attributable to more Americans reaching retirement age and seeking products that will provide principal protection and guaranteed lifetime income.
	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Total industry sales of fixed index annuities	$53,069,850	$46,896,350	$38,646,864	$33,975,442	$32,387,045
Increase from prior year	6,173,500	8,249,486	4,671,422	1,588,397	41,481
Increase from prior year	13.2%	21.3%	13.7%	4.9%	0.1%
Products
Annuities offer our policyholders a tax deferred means of accumulating retirement savings, as well as a reliable source of income during the payout period. When our policyholders deposit cash to annuities, we account for these receipts as policy benefit reserves in the liability section of our consolidated balance sheet. The annuity deposits collected, by product type, during the three most recent fiscal years are as follows:
	Year Ended December 31,
	2017		2016		2015
Product Type	Deposits Collected	Deposits as a % of Total	Deposits Collected	Deposits as a % of Total	Deposits Collected	Deposits as a % of Total
	(Dollars in thousands)
Fixed index annuities	$11,349	87%	$5,788	71%	$250	7.0%
Single premium fixed rate annuities	231	2%	161	2%	1,015	31%
Flexible premium fixed rate annuities	716	6%	1,428	18%	1,650	50%
Single premium immediate annuities	672	5%	731	9%	401	12%
	$12,969	100%	$8,107	100%	$3,316	100%

Fixed Index Annuities
Fixed index annuities allow contractholders to earn index credits based on the performance of a particular index, such as the S&P 500 index, without the risk of loss of their principal. Most of these products allow contractholders to transfer funds once a year among several different crediting strategies, including one or more index based strategies and a traditional fixed rate strategy. Our fixed index policy includes a “premium bonus” that increases the initial annuity deposit at issuance by a specified percentage, ranging from 1% to 12%. Generally, the surrender charge and bonus vesting provisions of our policies are structured such that we have comparable protection from early termination between bonus and non-bonus products.
The annuity contract value is equal to the single premium paid, the premium bonus, and interest credited, adjusted for any partial surrenders. “Interest credited” includes index credits for funds allocated to an index based strategy, which either applies a percentage limit (or “cap”) to the annual index increase, or uses a percentage (“participation rate”) of the index increase when calculating the interest rate to be applied to indexed funds. Caps and participation rates limit the amount of annual interest the policyholder may earn in any one index period and may be adjusted by us each index period subject to certain limits. The cap may not be less than 1% and the participation rate can range from 10% to 75%. Minimum guaranteed surrender values are equal to no less than 87.5% of the single premium less an annual contract charge of $50 plus interest credited at an annual rate ranging from 1% to 3%.
We manage the index based risk component of our fixed index annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the caps, participation rates, and asset fees on annuity anniversary dates to reflect the change in the cost of such options, which varies based on market conditions. All options are purchased on the respective entry dates on which customers can purchase a fixed index annuity.

Fixed Rate Annuities
Fixed rate deferred annuities include annual and multi-year rate guaranteed products. After the first policy year, we have the discretionary ability to change the crediting rate once at any time to any rate at or above a guaranteed minimum rate. Our flexible premium deferred annuities allow us to change the interest rate credited at our discretion to any rate at or above a guaranteed minimum rate. Our multi-year rate guaranteed annuities guarantee the initial crediting rate for up to 7 years before we can change the rate credited at our discretion. Customers can purchase a fixed rate annuity at any time.
The initial crediting rate is largely a function of the interest rate we can earn on invested assets acquired with new annuity deposits and the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender and withdrawal assumptions, and crediting rate history for particular groups of annuity policies with similar characteristics. As of December 31, 2017, crediting rates on our outstanding fixed rate deferred annuities generally ranged from 1.35% to 6.00%. The average crediting rates on our outstanding guaranteed fixed rate deferred annuities at December 31, 2017 were 3.29% and 3.39%, respectively.
We also sell single premium immediate annuities (“SPIAs”). Our SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder’s choice at the time of issue. The amounts, frequency and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on our outstanding SPIAs averaged 2.59% at December 31, 2017.
Withdrawal Options — Fixed Index and Fixed Rate Annuities
Policyholders are typically permitted penalty free withdrawals up to 10% of the contract value in each year after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which ranges from 1 to 10 years for fixed index annuities and 5 to 15 years for fixed rate annuities from the date the policy is issued. This surrender charge initially ranges from 0.9% to 9% for fixed index annuities and 1% to 7% for fixed rate annuities of the contract value and generally decreases by approximately one half to two percentage points per year during the surrender charge period. For certain policies, the premium bonus is considered in the establishment of the surrender charge percentages. For other policies, there is a vesting schedule ranging from 10 to 14 years that applies to the premium bonus and any interest earned on that premium bonus. Surrender charges and bonus vesting are set at levels aimed at protecting us from loss on early terminations and reducing the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice enhances our ability to maintain profitability on such policies. Policyholders may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years or a combination of these payment options. Information on surrender charge protection and net account values is as follows:
	For the Year Ended December 31,
	2017	2016	2015
	(dollars in thousands)
Annuity Surrender Charges:	$2,666	$1,295	$603
Average years at issue	8	7	7
Average years remaining	4	2	1
Average surrender charge percentage remaining	4.42%	2.59%	1.32%
Annuity Account Value (net of coinsurance)	$60,257	$49,931	$45,498
Beginning in 2015, 51% of our fixed index annuity policies were issued with a lifetime income benefit rider. This rider provides an additional liquidity option to policyholders. With the lifetime income benefit rider, a policyholder can elect to receive guaranteed payments for life from his contract without requiring the policyholder to annuitize the contract value. The amount of the living income benefit available is determined by the growth in the policy’s income account value as defined in the rider (3.0% to 8.0%), which is selected by the policyholder at the time of purchase, and the policyholder’s age at the time the policyholder elects to begin receiving living income benefit payments. Lifetime income benefit payments may be stopped and restarted at the election of the policyholder. Rider fees range from 0.75% to 0.95% of the policy’s income account value.
Variable Annuities
A variable deferred annuity is a financial product designed for long term investment purposes, such as retirement. This annuity is a contractual agreement between the contract owner and the company that stipulates the company will pay an income to the contract owner in the future in exchange for an upfront premium payment.
As a deferred annuity, the contract is comprised of two phases: the accumulation phase and the income phase. The accumulation phase begins upon purchase. During this phase, the single premium or multiple premium payments earn interest on a tax deferred basis. As a variable annuity, the contractholder selects how the premium will be allocated to the various investment choices made available by the contract. Interest credited during the accumulation phase will depend on the portfolio performance of the selected investment allocation(s). Additionally, a death benefit is provided to the contract beneficiary during this phase.
When the contract owner decides to annuitize the contract (i.e. begin receiving income payments), the income phase begins. There are several payment methods available, including fixed and variable. Fixed payments will remain level, while variable payments will fluctuate depending on the investment performance of the portfolios selected.
Investments/Spread Management
Investment activities are an integral part of our business, and net investment income is a significant component of our total revenues. Profitability of our annuity products is significantly affected by spreads between interest yields on investments, the cost of options to fund the annual index credits on our fixed index annuities, and rates credited on our fixed rate annuities, and the fixed rate strategy in our fixed index annuities. We manage the index based risk component of our fixed index annuities by purchasing call options and call option spreads on the applicable indices to fund the annual index credits on these annuities and by adjusting the caps and participation rates on index dates to reflect the change in the cost of such options, which varies based on market conditions. All options are purchased on the respective anniversary dates in which the earnings from the annuity contract are determined based on the chosen index, and new options are purchased on each of the anniversary dates to fund the next annual index credits. All credited rates on annual reset fixed rate deferred annuities and the fixed rate strategy in fixed index annuities may be changed annually, subject to minimum guarantees. Changes in caps, participation rates, and crediting rates on fixed rate and fixed index annuities may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain caps, participation rates, asset fees, and crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.
For additional information regarding the composition of our investment portfolio and our interest rate risk management, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition” “— Investments, Quantitative and Qualitative Disclosures About Market Risk” and Note 4 to our audited consolidated financial statements.
Marketing/Distribution
We market our products through a network of independent agents located in the 45 states in which we are licensed to issue insurance. We emphasize high quality service to our agents and policyholders along with the prompt payment of commissions to our agents. We believe this has been significant in building excellent relationships with our distribution network.
Our independent agents and agencies range in profile from national sales organizations to personal producing general agents. We actively recruit new agents and terminate those agents who have not produced business for us in recent periods and are unlikely to sell our products in the future. In our recruitment efforts, we emphasize that agents have direct access to our executive officers, giving us an edge in recruiting over larger and foreign owned competitors. We also emphasize our products and service and our focused fixed rate and fixed index annuity expertise.
The independent agent distribution system is comprised of insurance brokers and agents. We are pursuing a strategy to increase the efficiency of our independent agent distribution network by strengthening our relationships with our existing agents while we remain alert for opportunities to establish relationships with organizations not presently associated with us. We generally do not enter into exclusive arrangements with our agents.
Six agents contracted with us each accounted for more than 5.0% of the annuity deposits and insurance premiums collected during 2017 by Federal Life. The states with the largest share of direct premium collected during 2017 were: Illinois (43%), Michigan (9%), Ohio (9%), California (8%), and Florida (6%).
We will seek to expand distribution of our products by establishing relationships with additional distribution partners and through direct sales to customers through our website.
Underwriting and Risk Selection
Federal Life employs a staff of two full time employee underwriters who have an average of 23 years of underwriting experience.
Product Pricing
We regularly review claim results for each of our products, comparing actual experience to the assumptions used to design and price the products. The review process is performed by our actuarial and finance teams with assistance from the underwriting and operations team, product development team, and marketing. Variances in our expectations for particular products are examined for implications on product performance and used to evaluate product prices and underwriting assumptions. Product experience is also reviewed by our reinsurance partners.
Key elements of our product pricing include assumptions regarding future mortality (amount and timing of future benefit payments), persistency experience (number and timing of policyholder discontinuations or coverage lapses), and investment returns (interest we will earn on investment of free cash flows and reserves).
Competition and Ratings
We operate in a highly competitive industry. Our annuity products compete with fixed index, fixed rate, and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank products and other investment and retirement funding alternatives offered by asset managers, banks, and broker/dealers. Our insurance products compete with products of other insurance companies, financial intermediaries, and other institutions based on a number of features, including crediting rates, index options, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation, and distributor compensation.
Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents, and intermediaries, are not directed toward the protection of investors, and are not recommendations to buy, sell, or hold securities.
A.M. Best Company ratings currently range from “A++” (Superior) to “F” (In Liquidation) and include 16 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A-” (Excellent) then followed by “B++” (Good) and “B+” (Good). Publications of A.M. Best Company indicate that the “A-” rating is assigned to those companies that, in A.M. Best Company’s opinion, have demonstrated an excellent ability to meet their ongoing obligations to policyholders.

A.M. Best Company reviews its ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If Federal Life does not obtain a rating from A.M. Best, we may experience difficulty in expanding the sales of our products and the persistency of our existing business.
Agents selling life insurance and annuity products use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer’s products to offer to a customer. Federal Life has not sought a rating from A.M. Best Company since 1993, and does not intend to seek a rating immediately after completion of the offering, but may seek a rating from a nationally recognized statistical rating organization in future years. The degree to which the lack of a rating has affected and will affect Federal Life’s sales and persistency is unknown.
In addition to the financial strength ratings, rating agencies use an “outlook statement” to indicate a medium or long term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlook statements should not be confused with expected stability of the insurer’s financial or economic performance. A rating may have a “stable” outlook to indicate that the rating is not expected to change, but a “stable” outlook does not preclude a rating agency from changing a rating at any time without notice.
In December 2016, A.M. Best changed its rating outlook on the U.S. life/annuity sector from stable to negative citing increased volatility across economic and regulatory fronts, which includes continuing interest rate pressures. In January 2016, Standard & Poor’s affirmed its outlook on the U.S. life insurance sector as stable. The rating agencies have heightened the level of scrutiny they apply to insurance companies, increased the frequency and scope of their credit reviews, and may adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels.
IT Applications
Our business, including the marketing, sales, and administration of our insurance and annuity products, relies on our technology infrastructure. Our policy issue and administration system, CyberLife, handles the issuance and administration of our life insurance policies and annuity contracts and generates related policy accounting. In connection with the CyberLife system, insurance documents are prepared through our document automation platform, and the information is communicated to the company’s independent agents through our agent portal, ViLink.
Our information systems department creates new systems and modifies existing systems as requested by our various departments. Through a strategic partnership with an outside technology vendor, we are implementing a full suite of digital distribution and service business applications that we expect to complete in December 2018. This initiative will significantly increase the speed with which new products are released and existing products are updated and will eliminate many time consuming, manual processes and enable our employees and agents to focus on higher priority tasks.
Our technology consists of an IBM zBC12 mainframe system running the IBM z/OS operating system and a local area network system with several Dell hardware servers running the VMware operating system with Windows 2012 application servers. The mainframe contains our CyberLife administration system running on the IBM CICS (Customer Information Control System) platform. The local area network contains all the other applications running on the Dell VMware servers.
All the mainframe files whether they are production or test are backed up daily. We keep 100 days of the daily backups onsite and rotate four days offsite with our offsite tape storage vendor Iron Mountain. The software used for the backups is the IBM DFSMSdss product and Innovations FDR FDRCRYPT.
The local area network virtual servers are initially backed up to a disk attached to the backup server. On completion of these disk backups the data locations are then backed up to tape. The tapes are then sent offsite on a daily basis to our offsite storage vendor’s location. Some select backup jobs are supplemented on external disks that are also sent offsite. These disk drives provide a faster means of recovering some of the environment prior to using the tapes to bring everything current. All month end backups are retained indefinitely. Mid-month tapes are retained for at least one year. On the direct disk backups of the virtual servers a 14-day retention is used.

Our disaster recovery contract provides a facility for us to test the recovery process twice per year. The recovery media is shipped from our storage vendor Iron Mountain to the recovery location where this is used to recover the mainframe and servers. Some application testing is performed using the provided workstations after the appropriate software installs have been completed. Our vendor has multiple recovery locations throughout the United States in the event of an actual disaster declaration.
Reinsurance
We follow the industry practice of reinsuring a portion of our life insurance and annuity risks with unaffiliated reinsurers. Our reinsurance agreements play a part in managing our regulatory capital.
Consistent with the general practice of the life insurance industry, Federal Life enters into agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by its annuity and life insurance products. Indemnity reinsurance agreements are intended to limit a life insurer’s maximum loss on a large or unusually hazardous risk or to diversify its risks. Indemnity reinsurance does not discharge the original insurer’s primary liability to the insured.
We reinsure 80% of our term and flexible premium coverage net amount at risk. Accordingly, the maximum loss retained by us on any one life is $250,000 as of December 31, 2017. All of Federal Life’s new business is reinsured under a life reinsurance agreement with Optimum Re.
Even though we reinsure certain of our liabilities to third party reinsurance carriers, Federal Life remains directly liable to policyholders for the benefit payments associated with these policies. Our reinsurance carriers have a contractual relationship with Federal Life to reimburse us for policy claims, but are not under any contractual obligation to our policyholders. Because Federal Life remains directly liable to policyholders for the full amount of the death benefits payable under its policies, Federal Life bears credit risk relating to its reinsurers under its reinsurance contracts. As a result, Federal Life will only enter into a reinsurance agreement with reinsurers that have stable operating performance, including a minimum A.M. Best financial strength rating of  “A-” (Excellent). We believe the assuming companies will be able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.
The following table sets forth our reinsurance recoverables as of December 31, 2017, and the A.M. Best ratings of those reinsurers as of that date:
	As of December 31, 2017
	2017 A.M. Best’s Rating	Ceded Future Policy Benefits	Claims and Other Amounts Recoverable	Total Reinsurance Recoverables
	(in thousands)
Reinsurer
Optimum Re Insurance Company	A-	$3,275	$77	$3,352
SCOR Global Life Americas Reins Co	A+	444	—	444
Prudential Insurance Co of America	A+	3	—	3
Swiss Re Life & Health America Inc.	A+	5	2	7
		$3,727	$79	$3,806

For more information regarding reinsurance, see Note 9 to our audited consolidated financial statements. For risks involving reinsurance see “Risk Factors — Risks Relating to Our Insurance Business” — Our reinsurance program involves risks because we remain liable with respect to the liabilities ceded to reinsurers if the reinsurers fail to meet the obligations assumed by them.”
Investments
We had total cash and investment assets of  $209.0 million as of December 31, 2017. All invested assets are managed pursuant to an investment plan developed by our executive management team and approved by and reviewed annually with our board of directors. All changes to the investment plan are approved by the board of directors.

We have contracted with a third party investment advisory firm to provide portfolio management and consulting services to assist our chief financial officer with the oversight of various portfolios. Our investment advisor meets periodically, but not less frequently than quarterly, with our president and chief operating officer and our chief financial officer to review portfolio results and discuss portfolio strategies.
Our investment strategy is to diversify among asset classes and individual issuers to achieve appropriate matching of assets with insurance liabilities, sufficient liquidity, and predictability of income. The composition of our investment portfolio is primarily investment grade fixed income investments and is managed with primary emphasis on current earnings.
The following table shows the allocation of our invested assets as of December 31, 2017:
Fixed maturities, available for sale, at fair value	$188,452
Equity securities, available for sale, at fair value	6,209
Policy loans	9,852
Derivative instruments	395
Total Investments	204,908
Cash and cash equivalents	4,085
Total Cash and Investments	$208,993

Enterprise Risk Management
The review and assessment of enterprise risks is the responsibility of our executive management team with oversight provided by the board of directors through its audit committee. We have established risk management policies and procedures throughout our organization. To supervise the implementation of these risk management policies and procedures, we have engaged outside consultants on this topic and have established a risk management committee that consists of members of our senior management team.
We have launched a multi-phase risk assessment project focused on formalizing our enterprise risk management process covering our operations and all corporate activities. Project goals include defining key risks and risk events, establishing corporate risk tolerances, and documenting the accountability for the risk management processes. Work is in process to formalize and in some cases develop additional measurements related to enterprise level risks for management and board reporting. The risk assessment project will continue to evolve with the business over the near term and result in the development of more formalized enterprise risk management capabilities.
To limit its exposure in the event of a lawsuit, Federal Life maintains a full line of insurance coverages, including errors and omissions, directors and officers liability, and cyber liability insurance.
Legal Proceedings
We are, from time to time, involved in various legal proceedings in the ordinary course of business. While it is not possible to forecast the outcome of such legal proceedings, in light of existing insurance, reinsurance, and established reserves, we believe that there is no individual case pending that is likely to have a material adverse effect on our financial condition or results of operations.
Properties
We own the 69,000 square foot office building in which our headquarters are located at 3750 West Deerfield Road, Riverwoods, Illinois. We currently lease approximately 9,600 square feet of the building to an outside tenant. The building is located on a 10 acre tract of land in a suburb northwest of Chicago. Approximately 9,600 square feet of office space remains available for lease or to accommodate any increase in our workforce.
Employees
As of December 31, 2017, Federal Life had 61 employees. We provide health, dental, disability, vision, and life insurance to our full time employees who have completed 90 days of full time employment. Full time employees are also eligible for paid vacation and to participate in the Federal Life 401 K plan, which features a 50% company match of each employee’s voluntary contribution to the plan up to 6% of the employee’s compensation. We have the option to make an additional profit sharing contribution of up to 3% of the employee’s compensation to the plan. None of our employees are covered by a collective bargaining agreement. We believe that relations with our employees are good.
Federal Income Tax
The annuity and life insurance products that we market generally provide the policyholder with a federal income tax advantage, as compared to certain other savings investments such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values (i.e., the “inside build up”) of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.
From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.
Since 2013, distributions from non-qualified annuity policies are considered “investment income” for purposes of the Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax (“Medicare Tax”) may be applied to some or the entire taxable portion of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This tax may have an adverse effect on our ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts.
Regulation
Our businesses are subject to a number of federal and state laws and regulations. These laws and regulations cover Federal Life’s operations as a life insurance company and FED Mutual Financial Services, Inc.’s operations as a FINRA licensed broker dealer. Our operations are subject to extensive laws and governmental regulations, including administrative determinations, court decisions, and similar constraints. The purpose of the laws and regulations affecting our operations is primarily to protect our policyholders and not our shareholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations. State insurance laws regulate most aspects of our insurance business, and we are regulated by the insurance departments of the states in which we sell insurance policies. The NAIC assists the various state insurance regulators in the development, review, and implementation of a wide range of financial and other regulations over the insurance industry.
Insurance Regulation
Federal Life is licensed to transact business in all states and jurisdictions in which it conducts an insurance business. Federal Life is an Illinois domiciled life insurance company licensed to transact business in 45 states and the District of Columbia. Federal Life is not licensed to transact business in New York, Maine, Massachusetts, New Hampshire, or Vermont. State insurance laws regulate many aspects of our business. Such regulation is vested primarily in state agencies having broad administrative and in some instances discretionary power dealing with many aspects of our business, which may include, among other things, required reserve liability levels, permitted classes of investments, transactions among affiliates, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other consumers rather than shareholders. We are subject to financial and market conduct examinations by insurance regulators from our domiciliary states and from other states in which we do business.
State laws and regulations governing the financial condition of insurers apply to Federal Life, including standards of solvency, risk based capital requirements, types, quality and concentration of investments, establishment and maintenance of reserves, required methods of accounting, reinsurance and minimum capital and surplus requirements, and the business conduct of insurers, including sales and marketing practices, claim procedures and practices, and policy form content. In addition, state insurance laws require licensing of insurers and their agents. State insurance regulators have the power to grant, suspend, and revoke licenses to transact business and to impose substantial fines and other penalties.
Agent Licensing
Federal Life sells its insurance products through independent distributors. The states in which insurance agents operate require agents to obtain and maintain licenses to sell insurance products. In order to sell insurance products, the agents must be licensed by their resident state and by any other state in which they do business and must comply with regulations regarding licensing, sales and marketing practices, premium collection and safeguarding, and other market conduct practices. In addition, in most states, Federal Life must appoint the agents and agencies that sell our insurance products, and the agents must be appointed by all carriers for which they sell.
Consistent with various federal and state legal requirements, we monitor our agents that sell for Federal Life, and we monitor the agencies with which the independent distributors and independent agents work in order to understand and evaluate the agencies’ training and general supervision programs relevant to regulatory compliance.
Financial Review
Federal Life is required to file detailed annual and quarterly financial reports with the insurance departments in the states in which we do business, and its business and accounts are subject to examination by such agencies at any time. These examinations generally are conducted under NAIC guidelines. Under the rules of these jurisdictions, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business.
Market Conduct Regulation
The laws and regulations governing our insurance businesses include numerous provisions governing the marketplace activities of insurers, such as Federal Life, including regulations governing the form and content of disclosures to consumers, advertising, product replacement, sales and underwriting practices, complaint handling, and claims handling. State insurance regulators enforce compliance, in part, through periodic market conduct examinations.
Insurance Holding Company Regulation
All states in which Federal Life conducts insurance business have enacted legislation that requires each insurance company in a holding company system to register with the insurance regulatory authority of its state of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management, or financial condition of the insurers within the system. These laws and regulations also regulate transactions between insurance companies and their parents and affiliates. Generally, these laws and regulations require that all transactions within a holding company system between an insurer and its affiliates be fair and reasonable and that the insurer’s statutory surplus following any transaction with an affiliate be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. Statutory surplus is the excess of admitted assets over statutory liabilities. For certain types of agreements and transactions between an insurer and its affiliates, these laws and regulations require prior notification to, and non-disapproval or approval by, the insurance regulatory authority of the insurer’s state of domicile. These laws and regulations also require the holding company system to file an annual report identifying certain risks (“enterprise risks”) that, if not remedied, are likely to have a material adverse effect upon the financial condition of the insurer or its holding company system as a whole.
Dividend Limitations
As a holding company with no significant business operations of its own, Federal Life Group, Inc. will depend on intercompany dividends or other distributions from its subsidiaries as the principal source of cash to meet its obligations. The ability of Federal Life to pay dividends to its corporate parent is limited under Illinois law. Such dividends may only be paid out of earned surplus (excluding unrealized capital gains), and no dividend may be paid that would reduce Federal Life’s statutory surplus to less than the amount required to be maintained by Illinois law for the types of business transacted by Federal Life. All intercompany dividends must be reported to the Illinois Department of Insurance prior to payment. In addition, Federal Life may not pay an “extraordinary” dividend or distribution until 30 days after the Illinois Director of Insurance has received sufficient notice of the intended payment and has not objected or has approved the payment within the 30-day period. An “extraordinary” dividend or distribution is defined under Illinois law as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater of:
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10% of the insurer’s statutory surplus as of the immediately prior year end; or

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the statutory basis net income of the insurer for the prior year.

Federal Life could pay ordinary dividends of  $1.49 million during 2018.
Change of Control
Illinois law requires advance approval by the Director of Insurance of any direct or indirect change of control of an Illinois domiciled insurer, such as Federal Life. In considering an application to acquire control of an insurer, the Director generally will consider such factors as experience, competence, and the financial strength of the applicant, the integrity of the applicant’s board of directors and officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive effects that may result from the acquisition. Under Illinois law, there exists a presumption of  “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring, directly or indirectly, 10% or more of our common stock would need the prior approval of the Illinois Director of Insurance, or a determination from the Director that “control” has not been acquired. Under Section 59.1(6)(i) of the Illinois Insurance Code, no person, together with such purchaser’s associates or a group acting in concert, may acquire, directly or indirectly, in this offering or any public offering, more than 5% of the capital stock of Federal Life Group, Inc. for a period of five years from the effective date of the conversion without the approval of the Illinois Director of Insurance.
In addition, a person seeking to acquire, directly or indirectly, control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. Approval of an acquisition may not be required in these states, but the state insurance departments could take action to impose conditions on an acquisition that could delay or prevent its consummation.
Policy and Contract Reserve Sufficiency
Federal Life is required under Illinois law to conduct annual analyses of the sufficiency of its life insurance and annuity statutory reserves. In addition, other states in which Federal Life is licensed may have certain reserve requirements that differ from those of Illinois. In each case, a qualified actuary must submit an opinion each year that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. Federal Life submitted these opinions without qualification as of December 31, 2017 to applicable insurance regulatory authorities.
Risk Based Capital (RBC) Requirements
The NAIC has established a standard for assessing the solvency of insurance companies using a formula for determining each insurer’s RBC. The RBC model act provides that life insurance companies must submit an annual RBC report to state regulators reporting their RBC based upon four categories of risk: asset risk, insurance risk, interest rate risk, and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium, and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action. If an insurer’s Total Adjusted Capital (“TAC”) falls below specified levels in relation to its RBC, the insurer would be subject to different degrees of regulatory action depending upon the relationship of its TAC to its RBC. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. For example, if Federal Life’s TAC is equal to or less than its “company action level RBC,” then Federal Life could be subject to a wide range of regulatory oversight, including a requirement to submit a written plan for capital strengthening to the Illinois Director of Insurance. A company’s “company action level RBC” is equal to two times its “authorized control level RBC,” which is the product of the RBC formula as described above. Federal Life’s “authorized control level RBC” was $2.8 million, which results in a “company action level RBC” of  $5.6 million. At December 31, 2017, Federal Life’s TAC was significantly in excess of its “company action level RBC” by $17.6 million. Our other operating subsidiaries and Federal Life Mutual are not subject to RBC requirements.
The NAIC expects the 2017 Tax Cuts and Jobs Act to have a significant impact on the life insurance industry’s risk based capital requirements. An NAIC working group is currently working on proposed adjustments to the RBC requirements for life insurance companies. The NAIC stated that although the working group is trying to complete its work in 2018, implementation of any changes may be delayed to 2019. The American Council of Life Insurers has announced that it expects RBC ratios to drop for all life insurance companies.
NAIC Ratios
The NAIC is a voluntary association of state insurance commissioners formed to discuss issues and formulate policy with respect to regulation, reporting, and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states, and to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model insurance laws, regulations, and guidelines have been promulgated by the NAIC as minimum standards by which state regulatory systems and regulations are measured.
The NAIC also has established a set of 13 financial ratios to assess the financial strength of insurance companies. The key financial ratios of the NAIC’s Insurance Regulatory Information System, or IRIS, which were developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators’ resources. IRIS identifies these key financial ratios and specifies a range of  “unusual values” for each ratio. The NAIC suggests that insurance companies that fall outside the “usual” range in four or more financial ratios are those most likely to require analysis by state regulators. However, according to the NAIC, it may not be unusual for a financially sound company to have several ratios outside the “usual” range. For the year ended December 31, 2017, Federal Life was within the “usual” range for all but one ratio. The only ratio outside of the “usual” range was principally as a result of a dividend and paid in capital transaction, which had no net effect on surplus.
Statutory Accounting Principles (SAP)
SAP is a basis of accounting developed by U.S. insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with evaluating an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles differ somewhat from GAAP, which are designed to measure a business on a going concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain insurer expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part upon best estimate assumptions made by the insurer. Shareholders’ equity under GAAP represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities, and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP.
State insurance laws and regulations require Federal Life to file with state insurance departments publicly available quarterly and annual financial statements, prepared in accordance with statutory guidelines that generally follow NAIC uniform standards. State insurance laws require that the annual statutory financial statements be audited by an independent public accountant and that the audited statements be filed with the insurance departments in states where the insurer transacts business.
State Insurance Guaranty Funds Laws
In most states, there is a requirement that life insurers doing business within the state participate in a guaranty association, which is organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent, or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the written premium in the state by member insurers in the lines of business in which the impaired, insolvent, or failed insurer is engaged. Some states permit member insurers to recover such paid assessments through full or partial premium tax offsets.
Life insurance company insolvencies or failures may result in additional guaranty association assessments against Federal Life in the future. At this time, we are not aware of any material liabilities for guaranty fund assessments that apply to Federal Life with respect to impaired or insolvent insurers that are currently subject to insolvency proceedings.
Regulation of Investments
Federal Life is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain asset categories, such as below investment grade fixed income securities, equity real estate, mortgages, other equity investments, foreign investments, and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in most instances, require divestiture.
Federal and State Legislative and Regulatory Changes
From time to time, various regulatory and legislative changes have been proposed for the insurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. We are unable to predict whether any of these proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted or the effect, if any, these developments would have on our business, financial condition, and results of operations.
Other Laws and Regulations
USA Patriot Act and Similar Regulations
The USA Patriot Act of 2001, enacted in response to the terrorist attacks on September 11, 2001, contains anti money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker dealers and other financial services companies, including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures, and controls.

Privacy of Consumer Information
U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others (including life insurers), the physical and procedural safeguards employed to protect the security of that information, and the electronic transmission of such information.

THE CONVERSION AND OFFERING
General
As a mutual holding company, Federal Life Mutual does not have shareholders. It has members. The members of Federal Life Mutual are the owners of the in-force policies of insurance of Federal Life. With respect to in-force group insurance coverage issued by Federal Life, the members are the holders of the certificates of insurance under the master insurance policies. In accordance with Illinois law and the articles of incorporation and bylaws of Federal Life Mutual, the members of Federal Life Mutual are entitled to certain membership rights, including the right to elect directors and to approve this conversion, provided that the holders of certificates of insurance under a master policy have no right to vote on any matters. In an insurance company organized as a stock company, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.
Background and Reasons for the Conversion
In 2014, the board of directors of Federal Life (then a mutual life insurance company), approved a plan of conversion under Section 59.2 of the Illinois Insurance Code pursuant to which Federal Life was converted from mutual to stock form (the “Federal Life MHC Conversion Plan”). Pursuant to the Federal Life MHC Conversion Plan, Federal Life Mutual was formed as an Illinois mutual insurance holding company and Federal Life was reorganized and continued its existence as an Illinois stock life insurance company. All of the shares of Federal Life were issued to FEDHO Holding Company, an intermediate holding company formed for that purpose, which, in turn, was a wholly-owned subsidiary of Federal Life Mutual Holding Company. The Federal Life MHC Conversion Plan became effective on June 23, 2016.
Federal Life Mutual believes that the state of the life insurance business in the United States currently presents it with the opportunity to extend its reach into its target market and provide affordable, accessible life insurance solutions and annuity products to this market. Federal Life Mutual has examined various alternatives ranging from maintenance of the status quo, expansion or acquisition of other lines of business or companies, and various forms of demutualization of Federal Life Mutual permitted by Illinois law. After careful study and consideration, Federal Life Mutual has concluded that the subscription rights method of demutualization, backstopped by a standby purchaser that will commit to purchase at least enough unsubscribed shares in the subscription offering to ensure the successful completion of the conversion offering, best suits Federal Life Mutual’s circumstances. Federal Life Mutual considered among other things that a subscription rights demutualization backstopped by a standby purchaser would:
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permit Federal Life Mutual to undertake a substantial capital raising transaction;

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with additional capital from the conversion, enable Federal Life Mutual to seek to achieve scale and position it to execute its Middle Market strategy;

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substantially mitigate the risk of an unsuccessful offering because of the standby purchaser’s commitment;

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provide for a more traditional corporate governance structure;

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enhance corporate flexibility for future strategic options;

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afford members an opportunity to participate in the success of Federal Life Mutual through the purchase of stock;

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permit Federal Life Mutual to adopt stock incentive plans to enhance its ability to attract and retain highly qualified employees, executives, and directors;

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improve the visibility of the Federal Life brand;

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enable Federal Life Mutual to have stock for use as acquisition currency;

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provide access to the strategic assistance of the standby purchaser; and

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create possible operational synergies with the standby purchaser or its current or former affiliates.

We believe that capital raised in a subscription rights demutualization transaction could be used, among other initiatives, (i) to allocate capital to Federal Life in support of our risk-based capital as needed to support ongoing new business growth; (ii) to grow our business through the acquisition of other life insurance companies; (iii) to make investments to strengthen our infrastructure, including our IT platforms; and (iv) to selectively deploy new capital to acquire and bolster talent in key areas of competency linked to competitive advantage.
Accordingly, on March 8, 2018, the board of directors of Federal Life Mutual unanimously adopted the plan of conversion, subject to the approval of the Illinois Director of Insurance and the eligible members of Federal Life Mutual. The Illinois Insurance Code requires that we obtain the approval of the Illinois Director of Insurance prior to effecting a conversion of Federal Life Mutual, which we received on October 30, 2018. The standby purchaser’s commitment to purchase shares of our stock in the community offering was approved by the Illinois Director of Insurance on October 30, 2018. Approval by the Illinois Director of Insurance is not a recommendation or endorsement of this offering. The plan of conversion is also subject to the approval of the eligible members of Federal Life Mutual as of March 8, 2018, at a special meeting to be held on December 11, 2018. To be effective, the plan must be approved by the affirmative vote of at least two-thirds of the votes cast at the special meeting.
The plan of conversion provides that we will offer shares of our common stock for sale in a subscription offering to eligible members of Federal Life and the directors and officers of Federal Life Mutual and its subsidiaries. If less than 3,400,000 shares are subscribed for in the subscription offering, the standby purchaser has agreed to purchase any shares not subscribed for in the subscription offering up to the offering minimum of 3,400,000. See “— Subscription Offering and Subscription Rights” and “— Description of Standby Stock Purchase Agreement”
Following the adoption of the plan of conversion and the amended and restated articles of incorporation of Federal Life Mutual (that will, among other things, create and authorize the shares of capital stock of converted Federal Life Mutual) by the eligible members at the special meeting, the conversion will be accomplished by:
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filing with the Illinois Director of Insurance the minutes of the special meeting at which the plan of conversion is adopted along with the amended and restated articles of incorporation and bylaws of converted Federal Life Mutual;

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issuance of all of the shares of capital stock of converted Federal Life Mutual to the Company; and

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issuance of the shares of common stock sold in the offerings, including any shares purchased by the standby purchaser.

The conversion will be effected only if subscriptions and orders are received for at least 3,400,000 shares of common stock, including shares purchased by the standby purchaser, and the plan of conversion and amended and restated articles of incorporation of Federal Life Mutual are approved by at least two-thirds of the votes cast by members of Federal Life Mutual eligible to vote at a special meeting to be held on December 11, 2018.
If the conversion fails to be completed for any reason, Federal Life Mutual will continue as the mutual holding company for FEDHO Holding Company and its subsidiaries. In that event, the members of Federal Life Mutual will retain the membership rights described above.
A copy of the plan of conversion is available by contacting Federal Life’s principal executive offices located at 3750 West Deerfield Road, Riverwoods, Illinois, 60015, attention: President. A summary of the plan also was sent to each eligible policyholder along with the notice of the special meeting. The plan also is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and the exhibits may be obtained from the SEC. See “Additional Information.”
Effect of Conversion on Federal Life Mutual and its Members
In the conversion, Federal Life Mutual will be converted into stock form pursuant to Section 59.1 of the Illinois Insurance Code. In accordance with Section 59.1 of the Illinois Insurance Code, the corporate existence of Federal Life Mutual will be continued in converted Federal Life Mutual. As part of the conversion, all property of every type will be vested in converted Federal Life Mutual and converted Federal Life Mutual will assume all the obligations and liabilities of Federal Life Mutual.
Upon completion of the conversion and the issuance of all its capital stock to the Company, Federal Life Mutual will be a stock holding company and wholly owned subsidiary of the Company. Pursuant to the plan of conversion, all membership interests in Federal Life Mutual held by the members of Federal Life will terminate as a result of the conversion. However, the conversion will have no effect on the contractual rights of the policyholders or annuity holders of Federal Life.
The conversion will be accounted for as a simultaneous reorganization, recapitalization, and share offering that will not change the historical accounting basis of Federal Life Mutual’s consolidated financial statements.
Continuity of Insurance Coverage and Business Operations
This conversion will not change the insurance protection or premiums under insurance policies issued by Federal Life or the contractual rights of holders of annuities issued by Federal Life. During and after the conversion, the normal business of issuing insurance policies and annuity contracts will continue without change or interruption. After the conversion, we will continue to provide services to policyholders under current policies. Each member of the board of directors of Federal Life Mutual is a member of the board of directors of the Company and is expected to continue to serve on such board of directors after the conversion. See “Management — Directors and Executive Officers.” All of our officers at the time of this offering will retain their same positions after the conversion.
Voting Rights
After the conversion, the policyholders and annuity holders of Federal Life will no longer be members of Federal Life Mutual and will no longer have the right to elect the directors of Federal Life Mutual or approve transactions involving Federal Life Mutual. Instead, voting rights in Federal Life Mutual will be held by the Company, which will own all of the outstanding capital stock of Federal Life Mutual. Voting rights in the Company will be held by the shareholders of the Company, subject to the terms of the articles of incorporation and bylaws of the Company and to the provisions of the PBCL and federal law. See “Description of Capital Stock — Common Stock” for a description of our common stock.
Subscription Offering and Subscription Rights
We are offering shares of our common stock in a subscription offering to policyholders of Federal Life as of the close of business on March 8, 2018, who we refer to as eligible members, and to the directors and officers of Federal Life Mutual. The subscription offering will end at noon, Central Time, on December 4, 2018. In the subscription offering we are offering 4,600,000 shares of common stock in the following order of priority:
Priority 1: Eligible Members.   Each eligible member of Federal Life Mutual will receive, without payment, nontransferable subscription rights to purchase shares, subject to the purchase limitations and all the other terms and conditions of the plan of conversion. See “— Limitations on Purchases of Common Stock.”
If eligible members subscribe for more than 4,600,000 shares, the shares of common stock will be allocated so as to permit each subscribing eligible member to purchase up to the lesser of the number of shares subscribed for or 1,000 shares. Any remaining shares will be allocated among the eligible members whose subscriptions remain unsatisfied in the proportion in which the aggregate number of shares as to which each such eligible member’s subscription remains unsatisfied bears to the aggregate number of shares as to which all such eligible members’ subscriptions remain unsatisfied.
Priority 2: Directors and Officers.   Each director and officer of Federal Life Mutual will receive, without payment, non-transferable subscription rights to purchase shares, subject to the purchase limitations and all other terms and conditions of the plan of conversion. See “— Limitations on Purchases of Common Stock.” Shares purchased by the directors and officers of Federal Life Mutual will be purchased for investment and not for resale and will be counted toward satisfaction of the minimum amount needed to complete this offering.

If there are insufficient shares remaining after the subscriptions of eligible members to satisfy in full all of the subscriptions of directors and officers of Federal Life Mutual, the available shares of common stock will be allocated among the subscribing management participants in the proportion in which the aggregate number of shares as to which each such management participant’s subscription bears to the aggregate number of shares remaining.
All subscriptions received will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “— Limitations on Purchases of Common Stock.”
If less than 3,400,000 shares are subscribed for in the subscription offering, the standby purchaser has agreed to purchase any shares not subscribed for in the subscription offering up to the offering minimum of 3,400,000 shares. The standby purchaser currently intends to purchase 2,800,000 shares in the offering. Shares purchased by the standby purchaser are purchased for investment and not for resale and shall count toward the completion of this offering.
Description of Standby Stock Purchase Agreement
General.   On March 8, 2018, we entered into a standby stock purchase agreement with Insurance Capital Group, LLC, pursuant to which the standby purchaser agreed, subject to certain conditions, to acquire from the Company, at the subscription price of  $10.00 per share, such number of shares of our common stock as would cause at least the minimum number of shares to be sold in connection with the conversion. If the conversion is completed, the standby purchaser will also acquire shares of our common stock upon the conversion of the exchangeable note described below. Any shares issued in connection with the exchangeable note will be counted towards satisfaction of the minimum number of shares that must be sold in the offerings. See “— Exchangeable Note”. The standby purchaser currently intends to purchase approximately 2,800,000 shares, which includes the shares issuable upon conversion of the exchangeable note.
Exchangeable Note.   In connection with entering into the standby stock purchase agreement, Federal Life Mutual issued a $2,000,000 exchangeable note to the standby purchaser. The outstanding principal balance of the exchangeable note will automatically convert into shares of common stock of the Company at a price of  $10.00 per share upon completion of the conversion. If the conversion is not completed, the outstanding principal balance and all unpaid, accrued interest under the exchangeable note will become due and payable. Federal Life Mutual may borrow under the exchangeable note from time to time, provided that the outstanding principal balance cannot exceed $2,000,000 at any time. The proceeds of the exchangeable note may be used by Federal Life Mutual to pay the costs that it has and will incur in connection with the conversion and the offerings. The exchangeable note is due and payable on June 29, 2020, but the standby purchaser can accelerate the maturity of the exchangeable note if Federal Life Mutual’s board of directors decides to abandon the conversion or upon any event of bankruptcy or insolvency of Federal Life Mutual or Federal Life. On October 1, 2018, the outstanding principal balance of the exchangeable note was $1,050,000. Accordingly, based on that outstanding balance, we anticipate issuing approximately 105,000 shares upon conversion of the exchangeable note upon completion of the offerings.
Termination.   The standby stock purchase agreement provides that it may be terminated by the standby purchaser only upon the occurrence of the following events:
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a material breach of the agreement by us that has not been cured within fifteen days after written notice by the standby purchaser;

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if, by action by Federal Life Mutual’s board of directors, Federal Life Mutual shall have decided to abandon the plan of conversion;

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if the plan of conversion shall have failed to receive the requisite approval of the Department or the requisite vote for approval and adoption by the members eligible to vote;

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if any governmental entity, including the Department, shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the standby stock purchase agreement and such order, decree, ruling, or other action shall have become final and nonappealable or if the removal or reversal of such order, decree, ruling or other action would result in a “burdensome condition” as defined in the standby stock purchase agreement; or

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the conversion is not completed by December 31, 2018, unless the standby purchaser has failed to perform its obligations under the standby stock purchase agreement and such failure is the primary cause of the failure of the conversion to be completed by December 31, 2018, and provided that either the Company or the standby purchaser may extend such date for up to six months if any approvals necessary to proceed with or complete the conversion or the offerings have not been received by December 1, 2018.

Conditions to Closing.   The standby stock purchase agreement contains customary representations and warranties of the Company, Federal Life Mutual, and Federal Life, on the one hand, and the standby purchaser, on the other hand. The conditions to the standby purchaser’s closing obligations include, among other things:
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the representations and warranties of the Company, Federal Life Mutual, and Federal Life are true and correct as of the date of the standby stock purchase agreement and as of the date of the closing of the conversion as if made on that date, except where the failure to be true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the standby stock purchase agreement), and provided that certain representations and warranties have to be true and correct in all respects;

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the Company, Federal Life Mutual, and Federal Life shall have performed in all material respects all of their respective obligations under the standby stock purchase agreement that are required to be performed prior to the closing;

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as of the closing date none of the following shall be in effect: (a) trading in the Company’s common stock shall have been suspended by the SEC or trading in securities generally on the New York Stock Exchange or the NASDAQ Stock Market shall have been suspended or limited or minimum prices shall have been established on either such exchange, (b) a banking moratorium shall have been declared either by United States or New York state authorities, or (c) there shall have occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis which has a material adverse effect on the United States financial markets;

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the gross proceeds from the offering, including the purchases by the standby purchaser, are equal to or greater than $34.0 million;

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since the date of the standby stock purchase agreement, a material adverse effect shall not have occurred with respect to Federal Life and the Company and no change or event shall have occurred that would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Federal Life or the Company; and

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The Executive Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, and any Executive Vice President of the Company or Federal Life shall have agreed to be bound by transfer restrictions on shares of common stock of the Company held by them which are no less restrictive than those applicable to the standby purchaser, subject to certain limited exceptions, and to other provisions of the standby stock purchase agreement.

The conditions to the Company’s closing obligations include, among other things:
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the representations and warranties of the standby purchaser are true and correct as of the date of the standby stock purchase agreement and as of the date of the closing of the conversion as if made on that date (except for representations and warranties made as of a specified date, which shall be true and correct as of that specified date); and

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the standby purchaser shall have performed in all material respects all of its obligations under the standby stock purchase agreement that are required to be performed prior to the closing.

The obligation of both the Company and the standby purchaser to consummate the transactions contemplated by the standby stock purchase agreement are subject to the following conditions:
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no judgment, injunction, decree, or other legal restraint shall be outstanding, nor shall any action,

suit, claim, investigation, or other legal proceeding be pending that would reasonably be expected to prohibit, or have the effect of rendering unachievable, the consummation of the offerings or the transactions contemplated by the standby stock purchase agreement;
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the registration statement of which this prospectus is a part shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC, and any request of the SEC with respect to such registration statement shall have been complied with;

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at least two-thirds of the votes cast by the members voting at the meeting of the members called for such purpose shall have voted to adopt and approve the plan of conversion and the transactions contemplated thereunder;

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all consents and approvals of the Department and any other regulatory body or agency necessary to consummate the transactions contemplated by the standby stock purchase agreement shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed; and

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our shares of common stock shall have been authorized for listing on the NASDAQ Capital Market.

Post-Closing Covenants of Standby Purchaser.   For three years following the closing of the conversion, the standby purchaser is generally prohibited from selling any shares of our common stock except (a) a sale pursuant to a tender or exchange offer to a person seeking to acquire 100% of the outstanding common stock of the Company that has been approved by the Company’s board of directors prior to such sale, (b) a sale to one or more members or affiliates of the standby purchaser, provided that such member or affiliate enters into an agreement to be bound by the terms and conditions of the standby stock purchase agreement in a form reasonably satisfactory to the Company, and (c) a sale occurring after the occurrence of a standstill termination event (as defined below). Beginning on the third anniversary of the closing date, subject to our right to purchase such shares as described below, the standby purchaser can sell no more than six and one-quarter percent (6-1∕4%) of the number of shares purchased at the closing of the offering every ninety days. The restrictions described above terminate in the event that our common stock is trading on any stock exchange at a price in excess of  $25.00 per share.
Between the third anniversary and the earliest of  (a) the fifth anniversary of the closing of the offering, (b) the first date upon which the standby purchaser no longer beneficially owns shares representing more than five percent (5%) of the issued and outstanding shares of our common stock, or (c) the occurrence of a standstill termination event (as defined below), prior to any sale of shares of our common stock to any third party, other than sales described in the preceding paragraph, the standby purchaser shall provide the Company with notice and the right for the Company to purchase all or any portion of such shares to be offered by the standby purchaser at a price per share equal to the greater of  (i) the average of the daily volume weighted average price of a share of our common stock on the NASDAQ Stock Market for the 20 trading days immediately preceding the date of the sale notice, and (ii) 95% of the Company’s then book value as calculated in accordance with GAAP (determined without regard to its accumulated other comprehensive income) for the most recent quarter preceding the date of such notice by at least forty-five days.
If the Company fails (A) to exercise the foregoing right with respect to such shares offered by the standby purchaser within fifteen business days after receipt of such notice, or (B) to complete the purchase of such shares offered by the standby purchaser within ten business days of receipt of any required regulatory approvals, the standby purchaser may sell such shares offered by the standby purchaser in the market subject to the ninety day volume limit discussed above. Any repurchase by the Company is subject to the prior approval of the Department, to the extent required under applicable Illinois law governing mutual-to-stock conversions or distributions by Federal Life.
If and for so long as the standby purchaser beneficially owns 5.0% or more of the issued and outstanding shares of our common stock and a “standstill termination event,” which is defined below, has not occurred, the standby purchaser agrees that, without the prior written consent of the Company’ board of directors as specifically expressed in a resolution adopted by a majority of its entire membership (other than designees of the standby purchaser), the standby purchaser, its affiliates and associates, and any person or entity acting at their direction or on their behalf will be subject to a standstill provision, which includes, among other things, prohibiting the standby purchaser from:
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with respect to us and our common stock, making, engaging or in any way participating in, directly or indirectly, any solicitation of proxies or consents;

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seeking to advise, encourage, or influence any person or entity with respect to the voting our common stock;

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taking any action to cause the Company or any of its subsidiaries to be merged with or into or otherwise acquired (including any purchase of all of the stock or substantially all of the assets of the Company or any of its subsidiaries or any loss portfolio transfer involving any subsidiary of the Company) by Prosperity Life Insurance Company or any other insurance company or affiliate of an insurance company owned or controlled by the standby purchaser or an affiliate of the standby purchaser;

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seeking, proposing, or making any statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, or similar transaction involving the Company or any of its affiliates or associates;

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except as otherwise permitted by the standby stock purchase agreement, acquiring, offering or proposing to acquire, or agreeing to acquire (except by way of stock dividends, stock splits, reverse stock splits, or other distributions or offerings made available to holders of any shares of our common stock generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any shares of our common stock, equity securities, or any loans, debt securities, or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the loans, debt securities, equity securities or assets of the Company or any of its subsidiaries;

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forming, joining, or in any way participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of our common stock;

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depositing any shares of our common stock in any voting trust or subjecting any shares of our common stock to any arrangement or agreement with respect to the voting of any shares of our common stock;

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acting alone or in concert with others to control or seek to control, or influence or seek to influence, the management, our board of directors, or policies of the Company;

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making any demand or request for any shareholder list, or any related material, or for the books and records of the Company or its affiliates;

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seeking, alone or in concert with others, the election or appointment to or representation on, or to nominate or, except as otherwise permitted by the standby stock purchase agreement, propose the nomination of any candidate to, our board of directors, or seeking the removal of any member of our board of directors, in a manner inconsistent with the standby stock purchase agreement;

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having any discussions or communications, or enter into any arrangements, understanding, or agreements (whether written or oral) with, or knowingly instigate, advise, finance, assist or encourage, any other person or entity in connection with any of the foregoing (including by granting any waiver to any legal, financial, public relations, proxy solicitation or other firm that represented or was engaged by the standby purchaser, its affiliates, associates, or any of their legal counsel with respect to the Company, which waiver would permit any such firm to represent any person or entity in connection with matters relating to the Company), or make any investment in or enter into any arrangement with any other person or entity that engages, or offers or proposes to engage, in any of the foregoing;

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making or disclosing any statement regarding any intent, purpose, plan, or proposal with respect to our board of directors, the Company, our management, policies or affairs, or any of our securities or assets or the standby stock purchase agreement that is inconsistent with the provisions of the standby stock purchase agreement, including any intent, purpose, plan, or proposal that is conditioned on, or would require waiver, amendment, nullification, or invalidation of, any provision of the standby stock purchase agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal, or condition; or

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otherwise taking, soliciting, causing or encouraging others to take, any action inconsistent with any of the foregoing.

The standby purchaser can, however, request that the Company’s board of directors consider any of the foregoing acts in preparation of delisting the Company’s stock from NASDAQ.
For purposes of the standby stock purchase agreement, a “standstill termination event” means the earliest of  (a) the fifth anniversary of the closing of the offering, (b) the failure of either Joseph D. Austin or William S. Austin to serve as the Chief Executive Officer of the Company unless a new Chief Executive Officer acceptable to the standby purchaser is appointed by the Company’s board of directors within a reasonable period of time, or (c) in any fiscal quarter, the Company’s consolidated GAAP financial statements for such fiscal quarter includes an adjusted shareholders’ equity that is less than 85% of the Company’s adjusted shareholders’ equity as of the closing of the conversion (as shown in the Company’s consolidated GAAP financial statements for the most recent fiscal quarter as of closing of the conversion).
If and for so long as the standby purchaser beneficially owns 5.0% or more of the shares of our common stock and a standstill termination event has not occurred, the standby purchaser shall generally vote and cause to be voted all shares of common stock beneficially owned by the standby purchaser (a) for persons nominated and recommended by the Company’s board of directors for election as directors of the Company’s board of directors and against any person nominated for election as a director by any other person or entity, and (b) as directed or recommended by the Company’s board of directors with respect to any proposal presented at any meeting of the Company’s shareholders, including, but not limited to (i) the entire slate of directors recommended for election by the Company’s board of directors to the shareholders of the Company at any meeting of the Company’s shareholders at which any directors are elected, (ii) any shareholder proposal submitted for a vote at any meeting of the Company’s shareholders, and (iii) any proposal submitted by the Company for a vote at any meeting of the Company’s shareholders relating (A) to the appointment of the Company’s accountants, or (B) an equity compensation plan of the Company and/or any material revisions thereto.
Standby Purchaser’s Board Designees.   In connection with closing under the standby stock purchase agreement, we will appoint Matthew T. Popoli and Craig A. Huff to the Company’s board of directors, which is also a closing condition under the standby stock purchase agreement. If and for so long as the standby purchaser beneficially owns more than 5.0% of the issued and outstanding shares of our common stock and a standstill termination event has not occurred, the nominating and governance committees and boards of directors of the Company and Federal Life will nominate, recommend, and support Mr. Popoli and Mr. Huff, or any replacement director selected by the standby purchaser and reasonably acceptable to the Company, for election to the boards of directors of the Company and Federal Life.
Preemptive Rights.   The standby purchaser will be entitled to preemptive rights that would allow it to maintain its percentage ownership in certain subsequent offerings of our common stock or securities convertible into our common stock. This right will not apply to, and shall terminate upon the earlier of (a) the first date upon which the standby purchaser no longer beneficially owns shares of our common stock representing more than five percent (5%) of the issued and outstanding shares of our common stock immediately prior to a subsequent issuance of our common stock or securities convertible into our common stock, (b) the date of any breach by the standby purchaser of any obligation under the standby stock purchase agreement that remains uncured after 15 days’ notice thereof, or (c) a standstill termination event.
Registration Rights.   The Company has agreed that upon the earlier to occur of  (a) the date that the Company is eligible to register shares for resale on SEC Form S-3 and (b) the occurrence of a standstill termination event, the Company will register for resale under the Securities Act all shares owned by the standby purchaser and all shares owned by the Executive Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, and any Executive Vice President of the Company or Federal Life. The Company will be responsible for all costs incurred in connection with the preparation and filing of the applicable registration statement with the SEC under the Securities Act.
Drag Along Rights.   The standby stock purchase agreement provides that if, after the occurrence of a standstill termination event, the standby purchaser or any other shareholder who owns 51% or more of the outstanding shares of common stock of the Company receives a bona fide offer from an unaffiliated third party purchaser to consummate, in one transaction or a series of transactions, a change of control, such shareholder will have the right to require Joseph D. Austin and William S. Austin to participate in such transaction by transferring their shares of common stock of the Company to the third party purchaser for the same consideration as will be received by the standby purchaser or other selling shareholder. They will not be required to participate in such transaction if the consideration to be received is other than cash or registered securities listed on an established United States securities exchange. Joseph D. Austin and William S. Austin will be required to vote in favor of the transaction and take all actions to waive any dissenters’, appraisal or similar rights in connection with such transaction. For purposes of the standby stock purchase agreement, “change of control” means any transaction or series of transactions (as a result of a tender offer, merger, consolidation, or otherwise) that results in, or that is in connection with (a) any third party purchaser or “group” of third party purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the outstanding shares of common stock of the Company, or (b) the sale, lease, exchange, or other transfer of all or substantially all of the property and assets of the Company and its subsidiaries, on a consolidated basis, to any third party purchaser or “group” of third party purchasers (including any liquidation, dissolution, or winding up of the Company, or any other distribution made in connection therewith).
Tag Along Rights.   The standby stock purchase agreement provides that if, after the lapse of any restriction on transfer contained in the standby stock purchase agreement, except for transfers effected on a stock exchange, the Executive Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, or any Executive Vice President of the Company or Federal Life, or any shareholder who owns 51% or more of the outstanding shares of common stock of the Company, proposes to transfer any shares of its common stock of the Company to a third party purchaser and the selling shareholder has not elected to exercise its drag along rights as described above, each other shareholder of the Company will be permitted to participate in such transfer on the same terms and conditions as the selling shareholder.
Disagreement on Material Corporate Action.   If the standby purchaser disagrees with any material corporate action taken or proposed to be taken by the Company, then if the standby purchaser gives written notice thereof to the Company, the Company has 90 days to rescind or terminate such material corporate action, if such action is capable of being terminated or rescinded. In addition, if the Company or Federal Life fails to take any material corporate action proposed by the standby purchaser then if the standby purchaser gives written notice thereof to the Company, the Company has one year to take such material corporate action. If the Company fails to rescind or terminate such action or take any applicable action described in any such written notice from the standby purchaser within the applicable time period, then within six months after receipt by the Company of written notice from the standby purchaser after expiration of the applicable time period, the Company will either (a) purchase or cause another person to purchase all of the shares of common stock of the Company owned by the standby purchaser and its affiliates at a price per share equal to the greater of  (i) the average of the daily volume weighted average price of a share of our common stock on the NASDAQ Stock Market for the 20 trading days immediately preceding the date of the sale notice, and (ii) 95% of the Company’s then book value as calculated in accordance with GAAP (determined without regard to its accumulated other comprehensive income) for the most recent quarter preceding the date of such notice by at least forty-five (45) days, or (b) if such shares have not been previously registered, register under the Securities Act all shares of common stock of the Company owned by the standby purchaser and its affiliates for resale pursuant to the terms and conditions of the standby purchase agreement.

So long as the standby purchaser owns 25% or more of the outstanding shares of common stock of the Company, without the affirmative vote or written approval of the standby purchaser, none of the Company, Federal Life, or Federal Life Mutual shall cause or permit, take or decide, or agree or commit to take any of the following actions, and the standby purchaser shall have the right to vote its shares (or provide or withhold its written approval) with respect to such actions in its sole and absolute discretion:
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making use of the net proceeds of the offering (including the contribution or loan of such net proceeds to Federal Life or Federal Life Mutual); other than a contribution of least $12,500,000 of such net proceeds, which shall be contributed to Federal Life immediately after the closing;

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the merger or consolidation of the Company or Federal Life with any person or the sale, lease, or other transfer of all or substantially all of the Company’s or Federal Life’s assets to any person, or entry into any agreement to do any of the foregoing; and

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the entry into any material transaction with any affiliate of the Company, Federal Life Mutual, or Federal Life.

Stock Pricing and Number of Shares to be Issued
The plan of conversion requires that the range of the value of the total number of shares to be issued in this offering must be based on a valuation of our estimated consolidated pro forma market value. Under the plan of conversion, the valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation, and a valuation fifteen percent (15%) below the midpoint valuation. We retained RP Financial to determine the valuation range for this offering. RP Financial has determined that, as of December 22, 2017, the estimated consolidated pro forma market value of Federal Life Mutual is $40.0 million at the midpoint, and the range of value of the total number of shares of common stock to be issued in the offering is between a minimum value of  $34.0 million and a maximum value of  $46.0 million. We plan to issue between 3,400,000 and 4,600,000 shares of our common stock in this offering. This range was determined by dividing the $10.00 price per share into the range of RP Financial’s valuation. Shares purchased by the standby purchaser and the directors and officers of Federal Life Mutual will be purchased for investment and not for resale and will be counted toward satisfaction of the minimum amount needed to complete this offering.
We determined to offer the common stock in the subscription offering at the price of  $10.00 per share to ensure a sufficient number of shares are available for purchase by eligible members. In addition, Griffin Financial advised us that the $10.00 per share offering price is commonly used in mutual-to-stock conversions of other insurance companies and savings banks and savings associations that use the subscription rights conversion model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10.00 per share.
There is a difference of approximately $12.0 million between the low end and the high end of the estimated valuation range of RP Financial’s valuation. As a result, the percentage interest in the Company that a subscriber for a fixed number of shares of common stock will have is approximately 26% smaller at the maximum level of the range than at the minimum level. In addition, assuming that the actual consolidated market value of Federal Life Mutual will be within the broad estimated valuation range, this consolidated market value may be materially more or less than the total amount of subscriptions and orders received. Therefore, purchasers, in total and on a per share basis, may pay more for the common stock than the actual market value.
We cannot assure you that the market price for the common stock immediately following this offering will equal or exceed $10.00 per share. Also, you should be aware that, prior to the completion of this offering, you will not have available to you information concerning the final updated valuation.
If Subscriptions Received in the Subscription Offering Meet or Exceed the Maximum Number of Shares Offered
The number of shares of common stock issued will not exceed 4,600,000. In the event of an oversubscription in the subscription offering by eligible members and the directors and officers of Federal Life Mutual, shares of common stock will be allocated among the subscribing participants as described above under “— Subscription Offering and Subscription Rights.”

If Subscriptions Received in the Subscription Offering Meet or Exceed the Required Minimum
If the number of shares of common stock subscribed for by eligible members and the directors and officers of Federal Life Mutual in the subscription offering is equal to or greater than 3,400,000 shares but less than 4,600,000 shares, then this offering will be promptly completed. In this event, the standby purchaser and other purchasers in the community offering may also purchase any unsubscribed shares.
If Subscriptions Received in the Subscription Offering Do Not Meet or Exceed the Minimum
If less than 3,400,000 shares are subscribed for in the subscription offering, the standby purchaser has agreed to purchase any shares not subscribed for in the subscription offering up the minimum number of shares that must be sold. As a result, at least the minimum number of shares will be sold in the offering. ICG has agreed to purchase in the community offering any shares not subscribed for in the offerings up to the offering minimum of 3,400,000 shares. Accordingly, if all of the conditions to ICG’s obligations to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed.
Costs of the Conversion and Offering
We expect to incur significant costs to complete the conversion and this offering, including among others legal, accounting, valuation and printing expenses, as well as filing fees, exchange listing costs, and commissions and expenses for the marketing and sale of the shares of our common stock. We expect the expenses of the conversion and this offering (excluding commissions) to be approximately $1.0 million, or approximately 2.9% and 2.2% of the gross proceeds at the minimum and the maximum of the offering range, respectively, resulting in net proceeds to us of approximately $31.1 million at the minimum and $43.0 million at the maximum of the offering range. See “— Marketing Arrangements” for a description of the fees and commissions payable to Griffin Financial in the offerings.
Offering Deadline
All subscription rights will expire at noon, Central Time, on December 4, 2018. Subscription rights not exercised prior to the termination date of this offering will be void, whether or not we have been able to locate each person entitled to receive subscription rights. We reserve the right in our sole discretion to terminate this offering at any time and for any reason, in which case we will cancel your order and return your payment without interest.
Use of Order Forms in this Offering
If you wish to purchase shares of common stock in this offering, you must sign and complete the stock order form that accompanies this prospectus and send it to us with your payment such that your order is received before the offering deadline. You may submit your order to us by overnight delivery to the address indicated for this purpose on the top of the stock order form or by mail using the stock order reply envelope provided. Payment by check or money order must accompany the stock order form. No cash or third party checks will be accepted. All checks or money orders must be made payable to “Computershare Trust Company, N.A., escrow agent, on behalf of Federal Life Group, Inc.” We may permit certain persons who submit orders in the community offering to make payment by a wire transfer to the escrow agent of the purchase price for any shares that they seek to purchase.
The completed stock order form and payment in full for the shares ordered must be received (not postmarked) no later than noon, Central Time, on December 4, 2018. Once submitted, your order is irrevocable without our consent, unless we terminate this offering. Our consent to any modification or withdrawal request may or may not be given in our sole discretion.
No prospectus will be mailed any later than five days prior to the expiration date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration of this offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. We reserve the right to reject photocopies and facsimile copies of stock order forms.

A subscription right may be exercised only by the eligible participant or other participant to whom it is issued and only for such person’s own account. The subscription rights granted under our plan of conversion are nontransferable. Each eligible member or other participant subscribing for shares of common stock is required to represent that such person is purchasing the shares for such person’s own account. Each eligible participant also must represent that such participant has no agreement or understanding with any other person for the sale or transfer of the shares that would result in a violation of the purchase limitation applicable to this offering. We are not aware of any restrictions that would prohibit eligible members purchasing shares of common stock in the subscription offering who are not executive officers or directors of Federal Life Mutual from freely transferring shares after this offering. See “— Limitations on Resales.”
We will have the absolute right, in our sole discretion, and without liability to any person, to reject any stock order form, including but not limited to a stock order form that is:
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not timely received;

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improperly completed or executed;

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not accompanied by payment in full for the shares of common stock subscribed for; or

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submitted by a person who we believe is making false representations or who we believe may be violating, evading, or circumventing the terms and conditions of the plan of conversion.

We may, but are not required to, waive any improperly completed or executed stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the plan of conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive, and binding upon all persons. We (and our directors, officers, employees, and agents) will not be liable to any person in connection with any interpretation or determination.
Payment for Shares
When you submit a completed stock order form to us, you must include payment in full for all shares of common stock covered by such order form. Payment may be made by check or money order in U.S. dollars and must be made payable to “Computershare Trust Company, N.A., on behalf of Federal Life Group, Inc.” We may permit certain persons who submit orders in the community offering to make payment by a wire transfer to the escrow agent of the purchase price for any shares that they seek to purchase. Payments will be placed in an escrow account at Computershare Trust Company, N.A., who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified or rescinded without our consent; provided, however, that no order form will be accepted until the Company’s Registration Statement of which this prospectus is a part has been declared effective by the SEC, and any order form received prior to that time will be rejected and no sale of common stock will be made in respect thereof. Funds accompanying stock order forms will not be released to us by the escrow agent until this offering is completed. ICG has agreed to purchase in the community offering any shares not subscribed for in the offering up to the offering minimum of 3,400,000 shares. Accordingly, if all of the conditions to ICG’s obligation to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed.
Delivery of Shares of Common Stock Purchased in the Subscription Offering
All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “— Conditions to Completion of the Conversion and this Offering.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Stock Information Center
If you have any questions regarding this offering, please call the Stock Information Center at (610) 205-6005, Monday through Friday from 10:00 a.m. to 4:00 p.m., Central Time. The Stock Information Center will be closed on weekends and holidays.
Persons Who Cannot Exercise Subscription Rights
The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which eligible members reside. However, the Company and Federal Life Mutual are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state or territory of the United States with respect to which the granting of subscription rights or the offer or sale of shares of common stock to such persons would require the Company, or its officers, trustees, or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman, or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction.
Conditions to Completion of the Conversion and this Offering
Before we can complete this offering and issue our common stock, the members of Federal Life Mutual entitled to vote must approve the plan of conversion, and we must sell at least the minimum number of shares offered, including shares purchased by the standby purchaser. If all of the conditions to ICG’s obligation to purchase shares in the offering are satisfied, the sale of the minimum number of shares is guaranteed. No funds will be released from the escrow account until all of these conditions have been satisfied. If all of these conditions are not satisfied for any reason, we may elect to terminate this offering, in which case all funds delivered to us for the purchase of stock in this offering will be promptly returned to subscribers without interest.
Limitations on Purchases of Common Stock
Minimum Purchase Limitation
The plan of conversion provides that no person may subscribe for fewer than 50 shares in this offering.
Maximum Purchase Limitations
Eligible Members.   The plan of conversion provides that no eligible member, together with such person’s associates or a group acting in concert, may directly or indirectly, subscribe for or purchase in this offering more than 50,000 shares.
In the event of an oversubscription in the subscription offering, shares of common stock will be allocated among the subscribing participants as described above under “— Subscription Offering and Subscription Rights.”
Directors and Officers.   Subject to the prior rights of eligible members to subscribe for shares in this offering, the plan of conversion provides that no director or officer of Federal Life Mutual, together with such person’s associates or a group acting in concert, may directly or indirectly, subscribe for or purchase in this offering more than 5% of the total number of shares sold in the offering. A subscribing director or officer of Federal Life Mutual who is also an eligible member will be deemed to subscribe first in such person’s capacity as an eligible member. The purchases of shares in the offering by directors and officers of Federal Life Mutual, in their capacities as such, together with their affiliates and associates, and purchases by a limited number of strategic investors cannot in the aggregate exceed 700,000 shares.
In the event that there are insufficient shares remaining after subscriptions by the eligible members to satisfy in full all of the subscriptions by directors and officers of Federal Life Mutual, the shares available will be allocated among the subscribing management participants as described above under “— Subscription Offering and Subscription Rights.”

Other Limitations.   In addition to the limitations set forth above, under Illinois law and the plan of conversion, no person, together with such person’s associates or a group acting in concert, may acquire, directly or indirectly, in this offering or any public offering, more than 5% of the capital stock of the Company for a period of five years from the effective date of the conversion without the approval of the Illinois Director of Insurance.
General Matters Regarding Purchase Limitations
For purposes of the limitations described above, an associate of a person includes:
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any relative or spouse of such person, or any relative of such person’s spouse, who shares the same home as such person;

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any corporation or other organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer, director, or partner, or of which such person is, directly or indirectly, a beneficial owner of 10% or more of any class of equity securities;

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any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (exclusive of any employee stock benefit plan of the Company); and

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any person acting in concert with any of the persons or entities listed above.

The subscription of any person who subscribes for more shares than the person’s maximum purchase limitation will be reduced to the person’s maximum purchase limitation.
There were approximately 28,000 eligible members of Federal Life Mutual as of March 8, 2018, the date the plan of conversion was adopted by the board of directors of Federal Life Mutual. If subscriptions by eligible members for common stock exceed the maximum of the estimated valuation range set forth in RP Financial’s valuation, we will be obligated to sell to eligible members the maximum number of shares offered. Except as set forth below under “— Proposed Management Purchases,” we are unable to predict the number of eligible members that may participate in the subscription offering or the extent of any participation.
Shares of common stock to be purchased and held by any employee stock benefit plans will not be attributable to the individual trustees, beneficiaries, or participants of any such plan for purposes of determining compliance with the limitations discussed above. Shares of common stock purchased in this offering by any plan participant in a tax-qualified employee stock benefit plan using funds therein in his or her individual capacity will not be deemed to be purchases by any tax-qualified employee stock benefit plans for purposes of calculating the maximum amount of common stock that any tax-qualified employee stock benefit plans may purchase.
The directors and officers of Federal Life Mutual will not be deemed to be associates of one another or a group acting in concert with one another solely as a result of their capacities as such.
Each person purchasing common stock in this offering will be deemed to confirm that the purchase does not conflict with the purchase limitations under the plan of conversion or otherwise imposed by law. We have the right to take any action as we may, in our sole discretion, deem necessary, appropriate, or advisable in order to monitor and enforce the terms, conditions, limitations, and restrictions described above and in the plan of conversion and the terms, conditions and representations contained in the order form, including, but not limited to, our absolute right to reject, limit, or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of common stock which we believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions, and representations. Any such action will be final, conclusive, and binding on all persons, and we will be free from any liability to any person on account of any such action. To that end, if any person violates the purchase limitations, we will have the right to purchase from that person at the purchase price of  $10.00 per share, all shares acquired by the person in excess of the purchase limitation. If the person has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of Federal Life Group, Inc. to purchase excess shares is assignable.

We have the right in our absolute discretion and without liability to any subscriber, purchaser, underwriter, or any other person to determine which proposed persons and which subscriptions and orders in this offering meet the criteria provided in the plan of conversion for eligibility to purchase shares of common stock and the number of shares eligible for purchase by any person. Our determination of these matters will be final and binding on all parties and all persons.
Marketing Arrangements
We have engaged Griffin as financial advisor to consult with and advise and assist us in connection with these offerings. Griffin is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. In its role as financial advisor, Griffin will:
•
meet with the Illinois Insurance Department, as necessary;

•
make oral and written presentations to the Board of Directors of Federal Life as requested by the Board of Directors;

•
appear at any meeting of policyholders called to consider or act upon the Conversion and answer appropriate questions of policyholders;

•
assist in in structuring the Offerings

•
discuss the appraisal process and analyze the appraisal with the Board of Directors as needed;

•
assist us in the review of the conversion application, proxy statement, or policyholder information statement, and this prospectus forming a part of the registration statement filed with the SEC;

•
advise and assist us through the planning process and organization of the stock information center;

•
assist us in developing a marketing plan for the Offerings;

•
assist in the closing of the Offering; and

•
provide other necessary consultation, advice, and services as needed consistent with its role as financial advisor with respect to the Offering.

We have agreed to pay Griffin Financial a commission equal to (i) 2% of the aggregate dollar amount of common stock purchased in the subscription and community offerings upon completion of the conversion to policyholders, directors, officers, and employees of the Company, participants in the Company’s 401(k) plan, individuals identified in advance by the Company, and any investor in an exchangeable note, and (ii) 6.5% of the aggregate dollar amount of Federal Life stock offered and sold in any syndicated community offering. We have also agreed to reimburse Griffin Financial only for accountable, reasonable out-of-pocket expenses including legal fees, and expenses of underwriter’s counsel. Griffin has elected to use its own general counsel as underwriter’s counsel in this matter and therefore does not expect to incur any legal fees. Except for any legal and travel expenses, reimbursement for such expenses will not exceed $15,000.
Griffin Financial is an indirect, wholly-owned subsidiary of Stevens & Lee, and the legal fees paid to Stevens & Lee in connection with the offerings may be deemed an item of value for purposes of Finra Rule 5110(a)(6). Stevens & Lee estimates that the total legal fees that it will receive from the Company in connection with the offerings will not exceed $175,000.
Pursuant to a separate engagement letter, we retained Griffin to identify and solicit one or more standby purchasers that would enter into an agreement in advance to purchase all the stock not purchased by policyholders, directors, officers, and employees, the Company’s 401(k) plan and identified investors. This process led to the identification of Insurance Capital Group, LLC to act as the standby purchaser and the execution of the standby stock purchase agreement. Under applicable federal securities laws, the solicitation and execution of the standby stock purchase agreement constitutes a private placement. We have agreed to pay Griffin a private placement commission equal to 6.5% of the aggregate dollar amount of any common stock the standby purchaser purchases pursuant to the standby stock purchase agreement, including the dollar amount of any common stock issued upon the conversion of the standby purchaser’s exchangeable note. We have paid a retainer of  $50,000 to Griffin Financial in connection with the private placement, which will be credited against the private placement commission owed to Griffin Financial. Originally, we agreed to pay Griffin Financial an additional fee of  $50,000 for preparation of a confidential information memorandum to be used to solicit potential standby purchasers. The standby investor was identified by Griffin without a formal solicitation process. Accordingly, Griffin agreed to waive this fee. Instead, it will be paid 2% of the amount of any funds we borrow from the standby purchaser pursuant to the $2 million exchangeable note. Any amount paid as a result of any such borrowing will be credited against the 6.5% private placement commission due to Griffin. We have also agreed to reimburse Griffin Financial for any accountable, reasonable out-of-pocket expenses and for any legal fees and expenses. Griffin also elected to use its own general counsel to represent it in connection with the private placement and therefore does not expect to incur any legal fees. Except for legal and travel expenses, reimbursement for such expenses under this separate engagement letter will not exceed $15,000.
We have agreed to indemnify Griffin Financial, together with their respective officers, directors, shareholders, employees, agents, and controlling persons, from and against certain liabilities arising from its engagement with us.
We have also engaged Computershare, Inc. to act as our subscription agent in connection with the plan of conversion. In its role as subscription agent Computershare, Inc. will provide the following services: (a) processing of Federal Life’s policyholder records for each record date required by the plan of conversion, consolidation of policyholder records by ownership, identification of subscription priorities, calculation of member votes, household sorting of customer records, and coordination with the Company’s financial printer for all required subscriber and member mailings; (b) processing of all stock orders received in the conversion, with daily status reporting to Company management; (c) allocation of shares to qualifying subscribers if the offering is oversubscribed; (d) coordination with the Company’s transfer agent for stock issuance, required refund check processing; and (e) provide member proxy tabulation and reporting services, target group identification and reporting for solicitation efforts, proxy reminder mailings; act as, or support as needed, the inspector of election for the special meeting of members.
Our directors and officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Federal Life Mutual or its affiliates may assist in this offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions of prospective purchasers will be directed to executive officers of Federal Life Mutual or registered representatives of Griffin Financial. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors, or employees will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.
This offering will comply with the requirements of Rule 10b-9 under the Exchange Act.
Proposed Management Purchases
The following table lists the approximate number of shares of common stock that each of the directors and executive officers of Federal Life Mutual and their associates intend to purchase in this offering. The directors and executive officers listed below do not have any agreements or obligation to purchase the amounts shown below. Subject to the purchase limitations described above, each director or executive officer may elect to purchase an amount greater or less than those shown below. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

	% of Stock owned
Name	Amount ($)	Number of shares	Minimum	Adjusted Maximum
Directors
Joseph D. Austin	$1,700,000	170,000	5.0%	3.7%
William S. Austin	610,000	61,000	1.8%	1.3%
Michael Austin	500,000	50,000	1.5%	1.1%
Wayne R. Ebersberger	50,000	5,000	*	*
William H. Springer	50,000	5,000	*	*
James H. Stacke	50,000	5,000	*	*
Executive Officers (who are not also directors) Anders Raaum	100,000	10,000	*	*
All Directors and Executive Officers as a Group (7 persons)	$3,060,000	306,000	9.0%	6.7%

*
Less than 1.0%

Limitations on Resales
The common stock issued in this offering will be freely transferable under the Securities Act of 1933. However, the transfer of shares purchased by the directors and officers of Federal Life Mutual pursuant to subscription rights granted to them will be restricted for a period of one year from the effective date of the conversion pursuant to the plan of conversion and Section 59.1(7)(a)(iii) of the Illinois Insurance Code. The directors and executive officers of the Company also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to the directors and officers of the Company as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by the directors and executive officers after the completion of this offering will be subject to the requirements of Rule 144. See “Management — Directors and Executive Officers.”
The Appraisal
The plan of conversion requires that the total number of shares of common stock to be issued in this offering must be based on the estimated consolidated pro forma market value of Federal Life Mutual as a subsidiary of the Company, as determined on the basis of an independent evaluation. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the independent evaluation, which we refer to as the appraisal.
The plan of conversion requires that the appraisal be made by an independent appraiser experienced in the valuation of insurance companies. Under our plan of conversion, the valuation range means the range of the value of the total number of shares of common stock to be issued in this offering, based on the estimated consolidated pro forma market value of Federal Life Mutual as a subsidiary of the Company in accordance with Section 59.1(6)(f) of the Illinois Insurance Code. The plan of conversion requires that the aggregate purchase price of the common stock must be based on the appraised estimated consolidated pro forma market value of the common stock, as determined on the basis of an independent valuation. It also may be stated as a range of pro forma market values. The plan of conversion requires that the valuation be made by an independent appraiser experienced in the valuation of insurance companies and that the purchase price of our common stock be based on the appraised estimated consolidated pro forma market value of Federal Life Mutual as a subsidiary of the Company, as determined on the basis of such independent valuation. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation.
On August 31, 2017, we retained RP Financial, LC. (“RP Financial”) to prepare this valuation. RP Financial is engaged regularly in the valuation of the equity securities issued by companies within the financial services industry, including insurance companies and federally-insured depository institutions. For its services in preparing the valuation RP Financial will receive a fee of  $60,000, and will be reimbursed for its expenses up to $3,000. We are not affiliated with RP Financial, and neither we nor RP Financial has an economic interest in, or is held in common with, the other. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
In preparing the valuation, RP Financial reviewed the Plan of Conversion filed with the Department. In addition, RP Financial conducted a financial analysis of the Company that included a review of its financial information for fiscal years ended December 31, 2015 through 2016 and through September 30, 2017, all unaudited but prepared in accordance with generally accepted accounting principles (“GAAP”). RP Financial also conducted due diligence related discussions with the Company’s management and other parties engaged in the Conversion including Federal Life Mutual’s counsel and its financial and marketing advisor in connection with the stock offering. The independent valuation prepared by RP Financial also considered the following factors, among others:
•
the operating results and financial condition of Federal Life Mutual and current economic conditions;

•
certain historical, financial, and other information relating to Federal Life Mutual;

•
a comparative evaluation of the operating and financial statistics of Federal Life Mutual with those of other similarly situated publicly traded insurance companies both regionally and nationally;

•
the aggregate size of the offering of the common stock of Federal Life Mutual as determined by RP Financial;

•
the impact of the conversion offering on our net worth and earnings potential as determined by RP Financial;

•
the trading market for securities of comparable companies and general conditions in the market for such securities;

•
the expected business plan of Federal Life Mutual on a post-transaction basis including the formation of strategic partnerships to improve Federal Life Mutual’s distribution capabilities, which will enable significant growth in products that Federal Life Mutual has identified as having unique market opportunities. Additionally, the standby purchaser, who has longstanding experience and relationships within the insurance industry, is expected to facilitate the expansion; and

•
the value which RP Financial estimates to be necessary to attract a full subscription of our common stock.

In deriving the estimated consolidated pro forma market value of Federal Life Mutual as a subsidiary of the Company, RP Financial utilized the pro forma market value approach. The pro forma market valuation approach derives a value from the market pricing of a group of publicly-traded insurance companies sharing reasonably comparable characteristics. Since there are no publicly-traded companies that are exactly comparable to the Company, RP Financial selected a peer group of publicly-traded life insurance companies that potentially share similar operating and valuation characteristics with the Company based on a review of the price-to-book and price-to-revenue data for life insurance companies listed on U.S. stock exchanges and the OTC Bulletin Board as compiled from data obtained from S&P Global Market Intelligence, a leading provider of financial and market data. In general, RP Financial considered operating characteristics and marketability and liquidity factors to select the individual members of the Peer Group from the universe of publicly-traded life insurance companies (“Public Life Insurance Group”). The operating characteristics included financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies. Marketability and liquidity factors included the relative ease and promptness with which a security may be sold when desired, the existence of buying interest as well as selling interest, trading volumes, and the spread between the bid and ask price for a security. RP Financial’s initial screen of the Public Life Insurance

Group produced a list of 24 life insurance companies with assets ranging from $48 million to $128 billion, equity ranging from $2 million to $57 billion, and total revenues from $4 million to $59 billion. RP Financial further refined this list to a group of nine companies (the “Peer Group”) with market capitalization of less than $10 billion, with five of the group selected having market capitalizations of less than $1 billion. RP Financial focused principally on companies whose primary market segment was listed as life insurance by SNL Financial, were not subject to acquisition, and had either modest earnings or losses on a trailing twelve month basis. While none of the companies in the Peer Group is an exactly comparable company from a valuation standpoint, RP Financial determined that the Peer Group on the whole provided a meaningful basis of financial comparison for its valuation purposes.
The following table sets forth the publicly-traded insurance companies used by RP Financial in its comparative market valuation approach and certain financial data reviewed by RP Financial regarding these companies and Federal Life Mutual as of or for the last twelve months (LTM) ended September 30, 2017 (unless otherwise noted).
			Trailing 12 Months		As of 12/22/2017
Ticker	Company	Total Assets ($Mil)	Policy Revenues ($Mil)	Total Revenues ($Mil)	Common Stock Price ($)	Market Value ($Mil)
	Federal Life Insurance Company(1)	$258	$13	$24	NA	NA
AEL	American Equity Investment Life Holding Company	$60,380	$230	$3,275	$32.13	$2,863
CIA	Citizens, Inc.	$1,651	$199	$253	$7.48	$375
CNO	CNO Financial Group, Inc.	$32,705	$2,641	$4,212	$24.87	$4,172
FFG	FBL Financial Group, Inc.	$9,892	$311	$737	$71.80	$1,790
IHC	Independence Holding Company	$1,039	$278	$317	$27.95	$415
KCLI	Kansas City Life Insurance Company	$4,511	$292	$450	$45.10	$437
NWLI	National Western Life Group, Inc.	$12,138	$181	$811	$337.03	$1,158
SNFCA	Security National Financial Corporation	$1,008	$69	$288	$5.40	$82
UTGN	UTG, Inc.	$405	$6	$21	$25.00	$83

(1)
Revenues are annualized nine month results.

Source:   S&P Global Market Intelligence and Federal Life’s internal financials, as of September 30, 2017 for Federal Life and all other Companies.
The independent valuation appraisal considered the pro forma impact of the offering. Consistent with key metrics evaluated by the investment community in pricing insurance company stocks, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach; and the pro forma price-to-revenues approach, recognizing that the price-to-earnings approach was not meaningful due to Federal Life Mutual’s history of operating losses. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by RP Financial subject to valuation adjustments applied by RP Financial to account for differences between us and our peer group.
Based on the application of the pro forma valuation approaches described above, the estimated pro forma market value of Federal Life Mutual ranged from $34.0 million to $46.0 million, with a midpoint of the offering range of  $40.0 million. In developing the pro forma valuation estimate, RP Financial considered the potential for restoration of positive earnings within the first two or three years following the completion of the conversion transaction. In this regard, the major elements of the business plan to reverse the recent operating losses include:
1.
undertake growth to expand revenues and achieve economies of scale.

2.
maximize the use of the existing infrastructure capacity in growth plans to create a competitive advantage.

3.
promote a performance oriented culture within the organization to ensure financial strength.

4.
identify potential internal opportunities to increase regulatory surplus to support growth and risk levels.

5.
complete the conversion to capitalize future growth and provide enhanced access to capital markets in the future to support growth and risk levels.

6.
the realization of the foregoing elements of the strategic plan is expected to be facilitated by efforts of the Standby Purchaser to assist in the Company in implementing the foregoing elements of the Strategic Plan.

The following table sets forth for the publicly-traded insurance companies used by RP Financial certain market valuation data reviewed by RP Financial regarding the Peer Group companies based on closing market prices as of December 22, 2017. In arriving at its valuation conclusion, RP Financial indicated that while the price-to-earnings approach is historically the preferred valuation approach, Federal Life Mutual’s recent history of operating losses renders the price-to-earnings approach to valuation less meaningful relative to price-to-tangible book value and price-to-revenue approaches. Based on its comparative analyses, RP Financial concluded that our estimated consolidated pro forma market value at the midpoint warranted a discount in the range of approximately 36% to 44% relative to the peer group average and median price-to-tangible book value ratios. At the same time, at the estimated midpoint value, Federal Life Mutual’s pro forma price-to-revenues was at a premium to the peer group median and average ratios in a range of 5% to 22%.
	Market Prices As of 12/22/2017		Financial Data as of September 30, 2017				Key Pricing Ratios as of December 22, 2017
Company Name	Closing Price ($)	Market Value ($Mil)	Assets ($Mil)	Equity/ Assets (%)	ROAA (%)	ROAE (%)	Price/ Book (%)	Price/ Tangible Book (%)	Price/ TTM Earnings (x)	Price/ TTM Revenue (x)
Federal Life Insurance Company
Maximum	$10.00	$46.00	$300	26.10%	0.06%	-0.22%	58.8%	58.8%	NM	1.83x
Midpoint	$10.00	$40.00	$294	24.69%	0.12%	-0.48%	55.1%	55.1%	NM	1.60x
Minimum	$10.00	$34.00	$288	23.23%	0.18%	-0.78%	50.8%	50.8%	NM	1.37x
Peer Group
Average	$64.08	$1,264.1	$13,748	17.52%	0.88%	5.65%	93.9%	97.4%	19.56x	1.52x
Median	$27.95	$436.7	$4,511	14.93%	0.62%	5.38%	85.8%	85.8%	14.16x	1.31x
All Public Life Insurance Companies
Average	$66.40	$10,482.5	$130,630	12.98%	0.42%	1.29%	112.3%	119.8%	17.51x	1.35x
Median	$51.48	$4,373.7	$45,699	13.36%	0.59%	8.35%	98.6%	117.9%	12.81x	1.16x

(1)
Financial information is on a pro forma basis for Federal Life. Peer Group data is as of September 30, 2017.

Source:   S&P Global Market Intelligence for public companies and Federal Life’s internal financial statements.
On the basis of the foregoing, RP Financial gave its opinion, dated December 22, 2017, that the estimated consolidated pro forma market value of Federal Life Mutual is $40.0 million, representing a pro forma price-to-book ratio of 55%, and the value of the range of the total number of shares of common stock to be issued in the offering is between $34.0 million and $46.0 million. We determined that the common stock should be sold at $10.00 per share, resulting in a range of 3,400,000 to 4,600,000 shares of common stock being offered in this offering. The offering range may be amended if required or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the offering range is updated to amend the midpoint value of the shares of common stock to be issued in the offering to below $34.0 million or above $46.0 million and we decide to proceed with the offering, the new appraisal will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.

The appraisal report of RP Financial is an exhibit to the registration statement of which this prospectus is a part and is available for inspection in the manner set forth under “Additional Information.”
The Illinois Director of Insurance is required to review and approve the plan of conversion, including the appraisal prepared by RP Financial in connection with this offering.
The preceding summary of the appraisal report summarizes the material analyses performed by RP Financial, but is not a complete description of all the analyses underlying RP Financial’s appraisal. The summary includes information presented in tabular and text format. In order to fully understand the financial analyses, the tables must be read together with the accompanying text and the entire appraisal report. These tables alone do not constitute a complete description of the financial analyses performed by RP Financial. The preceding summary is qualified in its entirety by the full appraisal report. Copies of the appraisal report are on file and available for inspection at our principal executive offices. Any subsequent updated appraisal report of RP Financial will be available for inspection.
The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. In preparing the appraisal, RP Financial relied upon and assumed the accuracy and completeness of financial, statistical, and other information provided to it by Federal Life Mutual. RP Financial did not independently verify the financial statements and other information provided to it by Federal Life Mutual, nor did RP Financial value independently our assets and liabilities. The appraisal considers Federal Life Mutual only as a going concern and should not be considered as an indication of our liquidation value. The appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time. We cannot assure you that persons purchasing common stock will be able to sell such shares at or above the initial purchase price.

FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a discussion of the material United States federal income tax considerations to:
•
Federal Life Mutual upon the conversion of Federal Life Mutual from a mutual holding company to a stock holding company;

•
eligible members that are U.S. Persons that hold their membership interests in Federal Life Mutual as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of the Company (which we refer to as our common stock) in the subscription offering; and

•
other purchasers that are U.S. Persons that purchase Company common stock in the offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Code.

The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Federal Life Mutual that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights,” is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.
The following discussion is directed solely to eligible members of Federal Life Mutual that are U.S. Persons and hold membership interests in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code and other purchasers in the offering who are U.S. Persons and acquire the common stock as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Federal Life Mutual or to the individual circumstances of particular categories of eligible members of Federal Life Mutual or other purchasers, in light of their specific circumstances. For example, if a partnership holds membership interests in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership interests in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Federal Life Mutual or other purchasers subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.
For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust which (i) is subject to the primary supervision of a court within the United Sates and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.
This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member and other purchaser is urged to consult his own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. Each prospective purchaser of shares of our common stock is urged to consult his own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering.
The Conversion
For federal income tax purposes, it is the opinion of Stevens & Lee, P.C. that:
•
the conversion of Federal Life Mutual from a mutual holding company to a stock holding company will be a reorganization within the meaning of Section 368(a)(1)(E) of the Code;

•
Federal Life Mutual in its post-conversion stock form will constitute one and the same taxable entity as Federal Life Mutual in its pre-conversion mutual form;

•
neither Federal Life Mutual in its pre-conversion mutual form nor Federal Life Mutual in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•
the tax attributes of Federal Life Mutual in its pre-conversion mutual form will remain unchanged as tax attributes of Federal Life Mutual in its post-conversion stock form. Thus, Federal Life Mutual’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.

Tax Consequences of Subscription Rights to Eligible Members
Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based upon general principles of federal income tax law, it is the opinion of Stevens & Lee, P.C. that, for U.S. federal income tax purposes:
•
eligible members will be treated as transferring their membership interests in Federal Life Mutual to Federal Life Group, Inc. in exchange for subscription rights to purchase Federal Life Group, Inc. common stock;

•
any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized, whether or not such right is exercised;

•
the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the amount by which the fair market value of such subscription right exceeds such eligible member’s basis in the exchanged membership interest (if any);

•
any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long-term capital gain if the eligible member has held its membership interest for more than one year; and

•
if an eligible member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the eligible member should recognize a corresponding loss upon the expiration or lapse of such member’s unexercised subscription right, (ii) the amount of that loss should equal the sum of the gain previously recognized upon receipt of the unexercised subscription right plus such eligible member’s basis in the exchanged membership interest (if any), and (iii) if the common stock that an eligible member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that eligible member, the resulting loss upon expiration of the subscription right should constitute a capital loss (and in all likelihood, a short-term loss).

Tax Basis in Membership Interests.   The Internal Revenue Service (“IRS”) has traditionally asserted that the basis of a taxpayer, such as an eligible member, in its membership interest in a mutual company such as Federal Life Mutual equals zero. The general view of the IRS in this regard is that the payment by a policyholder of a mutual insurance company of the premiums called for by the underlying insurance policy represents payment for the cost of insurance, rather than for the membership interest aspect of the policyholder’s interest. As a result, the policyholder’s basis in the membership interest is deemed to be zero.
Recent Court decisions, however, have been split on the validity of this longstanding IRS position. During 2008, the United States Court of Federal Claims in the case of Fisher v. United States, 82 Fed. Cl. 780, 795 (Fed. Cl. 2008) (aff’d without opinion by Fisher v. United States, 333 Fed. Appx. 572 (Fed. Cir. 2009)), held that a policyholder of a mutual insurance company that, in the course of a demutualization that constituted a reorganization under the Code, (a) exchanged its membership interest in the insurer for shares of the common stock of a new holding company and (b) later sold such shares, did not realize any income for federal income tax purposes on the sale of such shares, because the amount realized by the policyholder on such sale was less than the policyholder’s cost basis in its insurance policy as a whole. More recently, in December, 2015, the Ninth Circuit Court of Appeals in the case of Dorrance v. The United States, 808 F.3d 1210 (9th Cir. 2015) ruled that a taxpayer owning insurance policies in a mutual insurance company had a zero tax basis in the attendant membership rights which accompanied such policy ownership, affirming the position of the IRS. The Ninth Circuit in Dorrance overturned a taxpayer-friendly district court decision, which had held that the basis in the underlying policies should be equitably apportioned between the insurance aspect of the policy and the membership interest aspect of such policy. By rejecting the “open transaction” treatment provided for by the Fisher decision, the Ninth Circuit decision in Dorrance creates a conflict between appellate courts and the potential for an eventual determination by the United States Supreme Court. The plan of conversion and the law considered by the court in each of Fisher and Dorrance were in certain respects substantially different than Federal Life Mutual’s plan of conversion and the corresponding law of Illinois. Nevertheless, if the principles articulated by the court in Fisher, rather than those articulated by the court in Dorrance (and traditionally by the IRS), were determined to be applicable to the subscription offering: eligible members would potentially be able to report a basis in their membership interests deemed exchanged for the subscription rights, and accordingly report less gain than would be required under the approach traditionally adopted by the IRS.
Based upon the weight of the above authority, it is the opinion of Stevens & Lee, P.C. that, more likely than not, the tax basis of an eligible member in its membership interest would be determined to be zero, consistent with the position that the IRS has consistently espoused. However, due to fact that the decisions regarding this matter are relatively recent, the authority is not necessarily directly on point, and there is some conflict in the authority, it is not possible to render a more definitive opinion on this issue. Eligible members should consult with their tax advisors regarding their ability to reflect a basis in their membership interests in calculating the amount of their gain or loss on the exchange of such interests for the subscription rights hereunder.
Value of Subscription Rights.   RP Financial has advised us that it believes the subscription rights will not have any fair market value. RP Financial has noted that the subscription rights are acquired by recipients without cost, are nontransferable, nonnegotiable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at a price that is equal to the estimated pro forma market value of the Company, which will be the same price at which any unsubscribed shares will be sold to the standby purchaser. RP Financial cannot assure us, however, that the Internal Revenue Service will not challenge RP Financial’s determination or that such challenge, if made, would not be successful. Since the determination of value is a factual, not a legal matter, Stevens & Lee, P.C. renders no opinion regarding this issue. Nevertheless, eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering.
Basis and Holding Period of Stock Acquired through Exercise of a Subscription Right.   The adjusted tax basis of a share of our common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right. The holding period of a share of our common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised.

Tax Consequences of Subscription Rights to Directors and Officers
Due to the lack of official guidance addressing the specific issue of the tax treatment of the receipt of subscription rights by directors and officers, there is some uncertainty as to such tax treatment. The IRS could assert that officers and directors who receive such subscription rights must include the fair market value of such subscription rights, if any, in taxable income as compensation for services. Nevertheless, based upon an analysis of the rights conferred by such subscription rights, it is the opinion of Stevens & Lee, P.C. that, and we intend to take the position that, more likely than not, the grant of subscription rights to the directors and officers of Federal Life Mutual does not constitute a taxable event for the recipients of such rights. Instead, we believe that the grant of such rights should be treated as the grant of an option to acquire our common stock pursuant to Section 83 of the Code, and that such option should not be treated at grant as having a “readily ascertainable fair market value” within the meaning of this provision. As such, directors and officers of Federal Life Mutual that are entitled to subscription rights should be treated as realizing income upon the exercise of such rights, in an amount equal to the excess of the value of our shares received upon such exercise over the purchase price for such shares. Any income so realized should be treated as compensation income for federal income tax purposes. Directors and officers of Federal Life Mutual should consult with their tax advisors with respect to the potential tax consequences to them of the receipt and exercise or lapse of subscription rights based on their particular circumstances.
Tax Consequences to Other Purchasers
The adjusted tax basis of a share of our common stock purchased in the offering other than through exercise of a subscription right will equal the amount paid by such person for the common stock. The holding period of a share of our common stock purchased other than through the exercise of a subscription right will begin on the day after the purchase.
DUE TO THE INDIVIDUAL AND SOMETIMES UNCERTAIN NATURE OF THE FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT, EXERCISE, AND LAPSE OF THE SUBSCRIPTION RIGHTS HEREUNDER, EACH ELIGIBLE MEMBER AND EACH DIRECTOR AND OFFICER OF FEDERAL LIFE MUTUAL IN THIS OFFERING IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR REGARDING SUCH TAX CONSEQUENCES, AS WELL AS ANY STATE, LOCAL, OR OTHER NON-FEDERAL TAX CONSEQUENCES.

MANAGEMENT
Directors and Executive Officers
The table below provides information about the directors and executive officers of Federal Life Group, Inc. Executive officers serve at the request of our board of directors.
Name	Age(1)	Position
Joseph D. Austin	90	Director and Executive Chairman
William S. Austin	54	Director, President, and Chief Executive Officer
Anders Raaum	53	Chief Financial Officer
Michael Austin	60	Director, Executive Vice President, and Chief of Marketing Officer
Wayne R. Ebersberger	63	Director
William H. Springer	88	Director
James H. Stacke	79	Director

(1)
Age is as of June 1, 2018

Directors
We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. In this regard, we believe experience, qualifications or skills in the following areas are the most important: the life insurance industry; insurance company operations; financial reporting and investment expertise; legal/regulatory matters relating to life insurance companies; marketing; direct distribution and technology. We seek to select individuals who possess the personal and professional qualifications necessary for service on our board. Set forth below is biographical information for our directors:
Joseph D. Austin is the Executive Chairman of the Company. Mr. Austin joined Federal Life in 1972 and was elected as Chairman of the Board, President and Chief Executive Officer in June 1977. Mr. Austin holds a Bachelor of Arts degree from the University of Scranton and is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Prior to joining Federal Life, Mr. Austin served in actuarial, administrative and marketing positions and on the board of directors of several other life insurance companies and as an expert consultant to the U.S. Postal Service.
Mr. Austin was selected to serve on our board of directors because of his business, executive, operational and financial experience with life insurance companies.
William S. Austin is the President and Chief Executive Officer of the Company. Mr. Austin joined Federal Life in 1990 and served as President and Chief Operating Officer from 2002 to 2018, when he was elected as the President and Chief Executive Officer. Mr. Austin is a graduate of Marquette University and has an M.B.A. degree in finance, investments and banking from the University of Wisconsin-Madison. Mr. Austin is a Chartered Life Underwriter and a member of the Society of Financial Services Professionals.
Mr. Austin was selected to serve on our board of directors because of his business, executive and operational experience in the life insurance industry.
Michael Austin joined Federal Life in 1982 and has served as an Executive Vice President and the Chief Marketing Officer of Federal Life since 2000. Mr. Austin attended Western Illinois University and holds a FINRA Series 6 license and a broker-dealer agency license with FED Mutual Financial Services, Inc., a wholly owned subsidiary of the Company.
Mr. Austin was selected to serve on our board of directors because of his business and sales experience in the life insurance industry and his executive experience with Federal Life Mutual and Federal Life.

Wayne R. Ebersberger has been a member of the board of directors of Federal Life since 2015. Mr. Ebersberger is a certified public accountant (retired) and has a bachelor of business administration degree from the University of Notre Dame. Mr. Ebersberger was a partner of Ernst & Young for over 25 years prior to his retirement in 2015. At Ernst & Young Mr. Ebersberger provided accounting and auditing services to numerous insurance companies, including publicly held companies, foreign companies, and large mutual and nonprofit organizations in the insurance industry.
Mr. Ebersberger was selected to serve on our board of directors because of his financial accounting experience in the insurance industry, including his experience as a certified public accountant auditing publicly traded insurance companies.
William H. Springer has served on the board of directors of Federal Life since 2005. Mr. Springer is a graduate of Grinnell College and has a master of science degree in Management from the Massachusetts Institute of Technology. Mr. Springer was Vice Chairman, Chief Financial and Administrative Officer of Ameritech Corp, a major telecommunications company from January 1, 1984 to July 31, 1991 and was Vice Chairman Finance of Ameritech from August 1, 1991 to July 31, 1992.
Mr. Springer was selected to serve on our board of directors because of his experience as the Chief Financial Officer of a large publicly traded corporation and his knowledge of financial accounting.
James H. Stacke has served on the board of directors of Federal Life since 2005. He is a graduate of Yale University and has an MBA from the University of Chicago. Mr. Stacke served as an officer in the U.S. Marine Corps from 1961 through 1964. Mr. Stacke joined the investment counsel firm Stein Roe and Farnham and its successor firms from 1968 until he retired in 2009. While there, he was named a Partner and Executive Vice President and manager of the Chicago office. He also served as chairman of the compensation committee. Mr. Stacke is a Chartered Financial Analyst and a Chartered Investment Counselor.
Mr. Stacke was selected to serve on our board of directors because of his experience in wealth and investment planning.
Post Conversion Directors
We have agreed in the standby stock purchase agreement to elect Matthew T. Popoli and Craig A. Huff to the boards of directors of the Company and Federal Life. We have also agreed, so long as the standby purchaser owns at least 5% of the outstanding common stock of the Company, to nominate Mr. Popoli and Mr. Huff or other persons designated by the standby purchaser for election to the boards of directors of the Company and Federal Life. Mr. Popoli and Mr. Huff are officers of the standby purchaser. Mr. Huff and Mr. Popoli founded Insurance Capital Group on January 8, 2018. Set forth below is biographical information with respect to Mr. Popoli and Mr. Huff.
Matthew T. Popoli
Matthew T. Popoli is a Founder and Managing Partner of Insurance Capital Group, with 20 years of insurance industry experience with a specialized focused on sponsored demutualizations and similar complex conversion transactions. Prior to founding Insurance Capital Group, Mr. Popoli was a partner and Senior Managing Director at Reservoir Capital Group, which he joined in 2005, and led its financial services investing activities until when he left Reservoir in May 2018 to join ICG. Previously, Mr. Popoli was a Principal at Capital Z Partners and began his career as an investment banker in the insurance group at Morgan Stanley & Co. Mr. Popoli is a graduate of Amherst College, where he received a B.A. in Economics.
Craig A. Huff
Craig A. Huff is a Founder and Managing Partner of Insurance Capital Group and Co-Founder and Co-CEO of Reservoir Capital Group. Mr. Huff has served as a Co-CEO of Reservoir Capital Group since August 1, 2007. Mr. Huff serves on the boards of many of Reservoir portfolio companies in industries such as energy, power, insurance, and aircraft leasing and was instrumental in the formation and development of a variety of hedge funds and private investment firms. Prior to founding Reservoir, Mr. Huff was a partner at Ziff Brothers Investments and, prior to business school, served in the U.S. Navy as a nuclear submarine officer and nuclear engineer. Mr. Huff is a graduate of Abilene Christian University and Harvard Business School.
Executive Officers
Set forth below is biographical information for our executive officers (except for Messrs. Joseph D. Austin, William S. Austin and Michael Austin, whose biographical information is set forth above):
Anders Raaum joined Federal Life in 1994 and has served as Chief Financial Officer of Federal Life since 2011. Mr. Raaum has a Bachelor of Arts degree in Business Administration from the University of Oregon and an M.B.A. in finance, investments and banking from the University of Wisconsin-Madison. Mr. Raaum is a holder of the Chartered Financial Analyst and Chartered Life Underwriter designations and a member of the CFA Institute and the CFA Society of Chicago. Mr. Raaum is also a registered FINRA general securities representative and general securities principal with FED Mutual Financial Services, Inc. and a licensed insurance producer.
Corporate Governance
Composition of the Board of Directors
Our board of directors currently consists of six persons and after closing of the offering will consist of eight directors. Our board of directors is authorized to have up to fifteen members, and we expect to add new board members within six months upon completion of the offering. Prior to the occurrence of a standstill termination event, as defined in the standby stock purchase agreement, each of our directors will be assigned to one of three classes, with one class of directors being subject to election each year at the annual meeting of shareholders. After the occurrence of a standstill termination event, the board will no longer be classified and each director will be elected at the annual meeting of shareholders, with the directors being elected by a plurality of votes.
Director Independence
We have undertaken a review of the composition of our board of directors and considered whether any director has a relationship with us that could compromise that director’s independent judgment in carrying out that director’s responsibilities and all other facts and circumstances that the board of directors deemed relevant in determining their independence. We have affirmatively determined that each of the members of our board of directors, with the exception of Joseph D. Austin, William S. Austin and Michael Austin, is an independent director under NASDAQ Marketplace Rules.
Except for the Austins, there are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Following this offering, Joseph D. Austin will be the Executive Chairman and William S. Austin will be the President and Chief Executive Officer. Upon completion of this offering, we will not have a lead independent director. The board of directors will continue to evaluate the suitability of establishing a lead independent director. As a general policy, our board of directors believes that separation of the positions of Chairman and Chief Executive Officer is not necessary to ensure the independence of the board of directors from management, create an environment that encourages objective oversight of management’s performance, or enhance the effectiveness of the board of directors as a whole.
Risk Oversight
Our board of directors has an active role, as a whole and at the committee level, in overseeing the management of our risks. Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy. Our audit committee receives reports from our management relating to enterprise risk management and oversees the implementation of risk mitigation strategies by our management. Our compensation and nominating and governance committees are responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the risks associated with the independence of our board of directors and potential conflicts of interest. Our investment committee is responsible for monitoring risks related to our investments and loan practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. See “Business — Corporate — Enterprise Risk Management.”
Committees of the Board of Directors
The current standing committees of our board of directors, which will remain in place following the completion of this offering, are: the audit committee; the compensation committee; the investment committee; and the nominating and governance committee. Each of these committees will operate under a committee charter to be approved by our board of directors and available on our website at www.federallife.com. The composition, duties and responsibilities of our committees are as set forth below:
Audit Committee
The audit committee is responsible for the oversight of the integrity of our consolidated financial statements, our systems of internal control over financial reporting, our risk management, the qualifications and independence of our independent registered public accounting firm, the performance of our internal auditor and independent auditor and our compliance with applicable legal and regulatory requirements. The audit committee has the sole authority and responsibility to select, determine the compensation for, evaluate and, when appropriate, replace our independent registered public accounting firm. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our audit committee is composed of Mr. Wayne R. Ebersberger, as chair, and Messrs. Springer, Stacke, and Popoli. Our board of directors has determined that each of the members of the audit committee meets the definition of  “independent director” for purposes of serving on the audit committee under Rule 10A-3 and the NASDAQ Marketplace Rules. In addition, the board of directors has determined that Mr. Ebersberger qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) under Regulation S-K. Mr. Popoli does not meet the definition of  “independent director” under SEC Rule 10A-3, but qualifies for the exemption under paragraph (b)(iv) of Rule 10A-3.
Compensation Committee
The compensation committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals; reviewing the compensation of our executive officers and other appropriate officers; reviewing and reporting to the board of directors on compensation of directors and board committee members; and administering our incentive and equity-based compensation plans.
The compensation committee is chaired by Mr. James H. Stacke. Mr. Ebersberger, Mr. Springer, William S. Austin and Mr. Popoli are also members of the compensation committee. Our board of directors has determined that each of the members of the compensation committee, except Mr. Austin meets the definition of  “independent director” under the NASDAQ Marketplace Rules and the Exchange Act.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee, or other board committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.
Investment Committee
The investment committee will support the board of directors in fulfilling its oversight responsibilities relating to: Federal Life’s investment practices; Federal Life’s technical investment and administrative capabilities and expertise; and compliance by Federal Life with legal and regulatory requirements with respect to investments. Additionally, the investment committee will approve investment guidelines and monitor the investments and investment practices of Federal Life for suitability with Federal Life’s liquidity, capital and surplus needs.
In addition to the statutory requirements related to the investment assets of Federal Life, the investment committee will have oversight and responsibility for the investment of the proceeds of the offerings that will not be contributed to our subsidiaries or otherwise deployed in our business. The investment committee will also advise the board of directors on dividend policy and other capital management issues.
The investment committee is chaired by Mr. William S. Austin. Mr. Joseph D. Austin, Mr. Ebersberger, Mr. Springer, Mr. Stacke, and Mr. Popoli are also members of the investment committee.
Nominating and Governance Committee
The nominating and governance committee will be responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors, developing and recommending corporate governance guidelines to the board of directors and overseeing performance reviews of the board of directors, its committees and the individual members of the Board.
The nominating and corporate governance committee is chaired by Mr. Springer. Messrs. Ebersberger, Mr. Stacke, Joseph D. Austin, and Mr. Popoli are members of the nominating and governance committee. Our board of directors has determined that each of the members of the nominating and governance committee except Mr. Austin meets the definition of  “independent director” under the NASDAQ Marketplace Rules and the Exchange Act.
Code of Ethics
We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our website at www.federallife.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, on our website to the extent required by applicable rules and exchange requirements. The inclusion of our website address anywhere in this prospectus does not incorporate by reference the information on or accessible through our website into this prospectus.

Executive Compensation
Summary Compensation Table
The following table shows the compensation information for our Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer based on compensation earned as an employee of Federal Life for the year ended December 31, 2017 (our “named executive officers”).
Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Joseph D. Austin Chairman and Chief Executive Officer	2017	$418,140	—	$25,333	$443,473
	2016	404,000	—	23,713	427,713
William S. Austin President and Chief Operating Officer	2017	265,000	—	33,184	298,184
	2016	254,702	—	32,897	287,599
Anders Raaum Chief Financial Officer	2017	194,953	—	5,813	200,766
	2016	190,740	—	5,722	196,462
Michael Austin Executive Vice President and Chief Marketing Officer	2017	245,861	—	24,892	270,753
	2016	238,700	—	24,914	263,614

(1)
All other compensation consists of the following: (i) company portion of health, dental, life, disability and vision insurance premiums, (ii) 401(k) company matching contributions, and (iii) car allowances and club memberships for Joseph D. Austin, William Austin and Michael Austin.

Equity Awards
Except for the equity awards to be granted in connection with this offering as described below, the Company has never awarded stock options or other equity awards to any of our named executive officers.
Employment Agreements
We have entered into employment agreements with Joseph D. Austin, William S. Austin and Michael Austin. The employment agreements provide for a base salary to be determined each year by the Board of Directors. Pursuant to the employment agreements, the executives are eligible to participate in all employee benefit programs of the Company as then in effect. The employment agreements extend for continuous terms of three years (extending each day by an additional day unless notice of non-extension is given by the Board of Directors, which then sets the term at a fixed three years from the date of notice).
In the event Joseph D. Austin is terminated by the Company without just cause or terminates his employment voluntarily on account of changes in the board of directors of the Company or changes in his responsibilities as Chief Executive Officer, Joseph D. Austin shall be entitled to an annual amount of $515,000 paid in monthly installments for a three year period. In the event of the death of Joseph D. Austin, his legal representative is entitled to $515,000 paid in twelve monthly installments. In the event of Joseph D. Austin’s disability (as defined in the employment agreement), the Company shall continue his then current base salary for nine months and then 50% of such base salary for the remaining term of the agreement (offset for any payments under a disability plan of the Company).
In the event William S. Austin or Michael Austin is terminated by the Company without just cause or terminates his employment voluntarily due to materially diminished responsibilities, he will be entitled to continuation of his then current base salary (payable in monthly installments) for a three year period and continuation of medical benefits at the same cost as active employees for such three year period. In the event of the death of William S. Austin or Michael Austin, his legal representative is entitled to receive his current base salary paid though the end of the month of the date of his death. In the event of disability of

William S. Austin or Michael Austin (as defined in the employment agreement), the Company shall continue to pay his then current base salary for nine months and then 50% of such base salary for the remaining term of the agreement (offset for any payments under a disability plan of the Company).
Pursuant to the employment agreements, the executives are subject to noncompetition provisions during the term of employment and during any period that the executive is receiving severance payments as described above.
The employment agreements require the Company to cover and insure the executive under the insurance maintained to indemnify directors or officers of the Company. In the event of a dispute regarding a termination of employment and payment of severance, the Company shall pay reasonable costs, including attorney’s fees, of the executive, providing the executive prevails in such action.
Equity Compensation in Connection With This Offering
Stock-Based Incentive Plan
In connection with this offering, the Board of Directors of Federal Life Group, Inc. will adopt, its sole shareholder will approve, the Federal Life Group, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The following description of the Plan is qualified in its entirety by the full text of the Plan.
Purposes.   The purposes of the stock-based incentive plan are to provide incentive compensation to enable the Company to attract and retain highly qualified individuals that will contribute to the Company’s future success and to provide the participants with ownership interests in the Company to align the interests of management and directors with those of the Company’s shareholders.
Administration.   The 2018 Plan will be administered by the compensation committee. Each member of the compensation committee must be a disinterested director. In order to qualify as “disinterested,” a director must qualify as each of the following: (i) a non-employee director under Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934; and (ii) an independent director under the rules and regulations of the NASDAQ Capital Market. Subject to the provisions of the 2018 Plan, the compensation committee will have authority to select employees and non-employee directors to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards, including qualified performance-based awards.
The compensation committee is authorized to interpret the 2018 Plan, to establish, amend and rescind any rules and regulations relating to the 2018 Plan, to determine the terms and provisions of any award agreements and to make all other determinations that may be necessary or appropriate for the administration of the Plan.
Eligibility.   Eligible participants include directors and employees of the Company and its affiliates. The compensation committee will determine the employees and non-employee directors who receive awards under the 2018 Plan.
Duration of Plan.   The 2018 Plan has a term of ten years following its adoption, subject to earlier termination by our board of directors.
Types of Awards.   Awards under the 2018 Plan may be in the form of stock options (including both incentive stock options that meet the requirements of Section 422 of the Code and non-qualified stock options that do not meet the requirements of Section 422 of the Code), and restricted stock.
Authorized Shares Available for Awards Under the Plan.   Under the 2018 Plan, up to 480,000 shares of our common stock may be issued. Awards of stock options under the 2018 Plan cannot exceed 340,000 shares of common stock, and awards of restricted stock cannot exceed 140,000 shares of common stock. If any award under the 2018 Plan otherwise distributable in shares of common stock is surrendered, expires, terminates or is forfeited or canceled, or settled in cash pursuant to the terms of the 2018 Plan, such shares will again be available for award under the 2018 Plan. In addition, shares used to pay the exercise price for an option and shares used to satisfy the tax withholding requirements for any award shall become available for reissuance under the 2018 Plan. Stock options covering more than 250,000 shares of common stock may not be granted to any individual in any calendar year. If there is a change in our outstanding common stock by reason of a stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares, other change affecting the outstanding shares of common stock as a class without the receipt of consideration, or an equity restructuring within the meaning of certain accounting rules, the aggregate number of shares with respect to which awards may be made under the 2018 Plan, the terms and number of shares outstanding under any award, the exercise or base price of a stock option, and the share limitations set forth above will be appropriately adjusted by the compensation committee. The compensation committee will also make appropriate adjustments as described in the event of any distribution of assets to shareholders other than a normal cash dividend.
Stock Options.   The 2018 Plan authorizes the award of both non-qualified stock options and incentive stock options. Stock options awarded under the 2018 Plan will entitle the holder to purchase a specified number of shares of common stock at the exercise price stated in the agreement after a certain date and subject to other terms. Incentive stock options are options that meet the requirements of Section 422 of the Code. Non-statutory stock options are options that are not intended to or do not meet the requirements of Section 422 of the Code. Incentive stock options can only be issued to employees; such awards are not permitted to be provided to directors. The exercise price of any options awarded cannot be less than the fair market value of the common stock at the date of the grant (110% of fair market value in the case of an incentive stock option granted to a “10% owner” within the meaning of Section 422 of the Code). If our stock is traded on the NASDAQ Capital Market, as we expect, the fair market value will be the closing sales price on the date the option is awarded. If no such price is available for that day, the exercise price will be determined by reference to the closing sales price on the preceding day on which prices were quoted. The term during which an incentive stock option can be exercised will be determined by the compensation committee. In no case can a participant exercise an option more than ten years after the date of grant (five years in the case of an incentive stock option awarded to a 10% owner). Shares may be purchased under each stock option at any time after the date the option first becomes exercisable. The compensation committee shall determine the vesting schedule for all stock options. Unless otherwise determined by the compensation committee, these awards shall vest in equal annual installments over a three-year period. An optionee may pay the exercise price for options in cash, by actual or constructive delivery of stock certificates for previously-owned shares of our stock, or by means of a cashless exercise or net exercise. The 2018 Plan permits us to withhold a sufficient number of shares to cover the amount of taxes required to be withheld upon exercise of an option.
Incentive stock options do not result in taxable income to the option holder upon exercise of the option and do not result in tax deductions to the Company unless the option holder fails to comply with Section 422 of the Code. Assuming compliance with Section 422 of the Code, upon the sale of stock acquired through the exercise of an incentive stock option, the seller will recognize capital gains equal to the excess, if any, of the sale price over the exercise price. To comply with Section 422 of the Code, the option holder must hold any shares acquired under the option for a period of two years from the date of the stock option award and for more than one year from the date the shares are acquired through the exercise of the option. Upon the exercise of a nonqualified stock option, the option holder will recognize ordinary income equal to the excess of the fair market value of the stock on the exercise date over the exercise price.
Restricted Stock.   The 2018 Plan authorizes the compensation committee to grant to employees and non-employee directors shares of restricted stock. Restricted stock awards are the award of shares of Company stock in which the recipient’s ownership rights in the stock are restricted until the shares vest (or lapse in restrictions). The committee will determine the vesting period and any specific conditions or performance goals which must be satisfied prior to the vesting of all or a portion of the restricted shares. The grantee will have the right to vote the shares of restricted stock and, if provided for by the compensation committee, the right to receive dividend equivalents on the shares, either currently or on a deferred basis. The grantee may not sell or otherwise dispose of restricted stock until the conditions imposed by the committee have been satisfied. Once the vesting requirements are met, an individual owns the shares outright and may treat them as he/she would any other share of stock. The recipient is deemed to receive ordinary income equal to the fair market value of the underlying shares of restricted stock on the date the restrictions lapse. Generally, the Company will be entitled to a deduction for federal income tax purposes in connection with an award equal to the amount of any ordinary income the participant recognizes.

Termination of Service Events.   The committee may specify in each award agreement the impact of termination of service of a participant upon outstanding awards under the 2018 Plan. Unless provided otherwise in the award agreement, the following provisions shall apply:
•
Death or Disability — All awards immediately vest. Incentive stock options and non-statutory stock options become exercisable for a one-year period (except in the case of non-statutory stock options a three-year period if the participant is eligible for retirement at the time of death or disability), or, if sooner, the expiration of the option or right;

•
Retirement — All awards with the exception of incentive stock options continue to vest. Incentive stock options shall immediately vest and are exercisable for a period of three months or the option expiration date if shorter. Non-statutory stock options, once vested, will be exercisable for one year, or the expiration date of the award if sooner, unless the participant enters into an agreement with the consent of the compensation committee that could extend the exercise period for five years. Such agreement will include non-disparagement, non-solicitation, non-competition and other restrictive provisions as the committee deems appropriate;

•
General Termination — Vested incentive stock options and non-statutory stock options are immediately exercisable for a period of three months (incentive stock options) or two years (non-statutory stock options), or the expiration date of the options or awards, if sooner. All unvested awards are forfeited and immediately expire, unless terminated without cause;

•
Resignation or Termination for Cause — Vested incentive stock options and non-statutory stock options are immediately exercisable for a period of 30 days, or the expiration date of the options or awards, if sooner. All unvested awards are forfeited and immediately expire; and

•
Termination for Cause — All options and restricted shares are forfeited and immediately expire.

If an option will expire as a result of a participant’s termination of service, and the participant is prohibited at that time from exercising the option under federal securities laws, the expiration date of the option or right is automatically extended for a period ending 30 days following the date that it first becomes exercisable (but not beyond the original expiration date of the award).
Change of Control Events.   The compensation committee may, in connection with a change of control: (i) arrange for the cancellation of outstanding awards in consideration of a payment in cash, property, or both, with an aggregate value equal to each award; (ii) substitute other property, including cash or other securities of the Company or another entity, in exchange for our shares underlying outstanding awards; (iii) arrange for the assumption of outstanding awards by another entity or the replacement of awards with other awards for securities of another entity; and (iv) after providing notice to participants and an opportunity to exercise outstanding options and rights, provide that all unexercised options and rights will be cancelled upon the date of the change of control or such other date as specified by it. Unless provided otherwise in the applicable award agreement, in the event of a change of control, all awards under the 2018 Plan, other than awards subject to performance criteria, shall become fully exercisable and vested unless the successor company assumes the award (or issues a substitute award). Any award subject to performance criteria shall be vested on a pro rata basis based on performance to date. If the successor company assumes an award (or issues a substitute award) and the participant is terminated without cause within 12 months following the change in control, then: (i) all options held by the participant will be fully vested and may be exercised for two years after the termination, or, if sooner, until the expiration of the applicable award; and (ii) all restricted stock held by the participant shall be vested. The consummation of the transactions contemplated by the standby purchase agreement shall not constitute a change in control.

Awards Granted in this Offering.   We expect that grants of 140,000 shares of restricted stock and options to purchase 215,000 shares will be made to our executive officers, our directors and certain employees, subject to completion of this offering. The following table sets forth the number of shares of restricted stock and options to purchase shares of our common stock that will be awarded upon the closing of the offerings:
Name	Title	Equity Award(1)(2)
Joseph D. Austin	Chairman	Options to purchase 40,000 shares and 60,000 shares of restricted stock
William S. Austin	President and Chief Operating Officer	Options to purchase 70,000 shares and 36,666 shares of restricted stock
Anders Raaum	Chief Financial Officer	Options to purchase 35,000 shares and 16,667 shares of restricted stock
Michael Austin	Executive Vice President and Chief Marketing Officer	Options to purchase 35,000 shares and 16,667 shares of restricted stock
Judy Manning	Secretary	10,000 shares of restricted stock
Wayne R. Ebersberger	Director	Options to purchase 11,667 shares
William H. Springer	Director	Options to purchase 11,667 shares
James H. Stacke	Director	Options to purchase 11,667 shares

(1)
These options will have an exercise price equal to the initial public offering price of our common stock in this offering and will vest in equal annual installments over a 4-year period.

(2)
Restricted stock will vest in equal annual installments over a 4-year period.

Director Compensation
In 2017, each of our non-employee directors served as directors of Federal Life and received an annual retainer of  $4,000. In addition, each committee chair received a fee of  $700 per committee meeting. Each of our non-employee directors received a fee of  $5,750 for each board meeting attended and a fee of  $700 per committee meeting attended.
The table below summarizes the total compensation earned from Federal Life by our non-employee directors for the fiscal year ended December 31, 2017.
Name	Fees Earned or Paid in Cash	Non-Equity Incentive Plan Compensation(1)	Total
Wayne R. Ebersberger	$38,350	$-0-	$38,350
William H. Springer	$36,950	$-0-	$36,950
James H. Stacke	$36,950	$-0-	$36,950

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Limitations of Liability and Indemnification Matters
Our articles of incorporation and bylaws, as they will be in effect upon the closing of this offering, will limit the liability of our directors to the fullest extent permitted by the PBCL and provide that we will indemnify our officers and directors to the fullest extent permitted by the PBCL.
We are not required to provide indemnification under our indemnification agreements for certain matters, including (i) indemnification beyond that permitted by the PBCL, (ii) indemnification in connection with certain proceedings or claims initiated by the person seeking indemnification, (iii) indemnification related to an accounting of profits under Section 16(b) of the Exchange Act, (iv) indemnification for liabilities for which the indemnified person has received payment under any insurance policy as may exist for such person’s benefit, or other indemnity provision, or (v) indemnification where a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
We also maintain director and officer liability insurance.
Related Party Transaction Approval Policy
The Company and Federal Life may enter into additional agreements with the standby purchaser in the future. Any such agreement would be entered into on an arms-length basis and on terms no less favorable to the Company or Federal Life than it could obtain from an unrelated third party. Any agreement between Federal Life and the standby purchaser would be subject to prior approval by the Illinois Director of Insurance. Our board of directors will adopt, prior to completion of this offering, a related party transaction approval policy.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain rights of holders of our common stock and preferred stock and related provisions of our articles and bylaws, as they will be in effect upon the closing of this offering. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our articles and bylaws, each of which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.
Authorized Capital Stock
Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share. Prior to the completion of this offering, Federal Life Mutual will be the only record holder of our common stock. For additional detail regarding our ownership and structure prior to and following the closing of this offering, see “Prospectus Summary — Our Structure Prior to the Conversion” and “Prospectus Summary — Our Structure Following the Conversion.” Upon completion of this offering we will have a minimum of 3,400,000 shares and a maximum of 4,600,000 shares of common stock outstanding, excluding stock awards granted under the 2018 Plan, and no shares of preferred stock will be outstanding.
Common Stock
Voting Rights.   Holders of our common stock will be entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. Holders of our common stock will not be entitled to cumulative voting in the election of directors. Directors of the Company will be elected by a plurality of the shares of our common stock present in person or by proxy and entitled to vote thereon. Other than for the election of directors, matters to be voted on by shareholders must generally be approved by the affirmative vote of the majority of the shares of our common stock present in person or by proxy and entitled to vote thereon. However, our articles will require that the amendment, repeal, or modification of article provisions relating to the following matters be approved by holders of 95% of the voting power of our outstanding shares: the denial of cumulative voting for directors, the denial of preemptive rights, the prohibition of action by less than unanimous written consent of shareholders, the classification of our board of directors, and the limitation on monetary liability of our directors.
Dividends.   Holders of our common stock will be entitled to receive ratably, on a per share basis, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy.”
Transfer.   The common stock issued in this offering will be freely transferable under the Securities Act of 1933. However, the transfer of shares purchased by our directors and officers pursuant to subscription rights granted to them will be restricted for a period of one year from the effective date of the conversion pursuant to the plan of conversion and Section 59.1(7)(a)(iii) of the Illinois Insurance Code. The directors and executive officers of Federal Life Group, Inc. also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to the directors and officers of Federal Life Group, Inc. as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by the directors and executive officers after the completion of this offering will be subject to the requirements of Rule 144. See “Management.”
Liquidation.   If there is a liquidation, dissolution, or winding up of Federal Life Group, Inc., holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Other Characteristics.   Holders of our common stock have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions will apply to our common stock. All shares of our common stock to be issued in this offering will be, when issued, fully paid and non-assessable. The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Anti-takeover Effects of Provisions of Our Articles of Incorporation, Bylaws, Pennsylvania Law, and Illinois Law
Anti-takeover provisions contained in our articles of incorporation and bylaws, as they will be in effect upon the closing of this offering, as well as provisions of Pennsylvania and Illinois law, contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms. For additional information about these provisions, see “Risk Factors — Risks Relating to Ownership of Our Common Stock — Statutory provisions and our articles and bylaws may discourage takeover attempts on the Company that you may believe are in your best interests or that might result in a substantial profit to you.”
Antitakeover Provisions of Our Articles of Incorporation and Bylaws and under Pennsylvania Law
1. Classified Board of Directors.   Our articles of incorporation provide that prior to the end of the standstill provision under the standby stock purchase agreement, the Corporation shall be governed by a classified board of directors of between 3 and 15 members, which number is fixed by the board of directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the board’s leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.
The election of directors for staggered terms significantly extends the time required to make any change in control of the board of directors and may tend to discourage any surprise or non-negotiated takeover bid for control of Federal Life Group, Inc. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of Federal Life Group, Inc.’s voting securities to make a change in control of the board of directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the board of directors, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the board and Federal Life Group, Inc.’s management.
This provision may tend to perpetuate present management because of the additional time required to change control of the board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.
2. No Cumulative Voting.   Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.
Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of Federal Life Group, Inc. for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the board of directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.
The absence of cumulative voting, coupled with a classified board of directors, will also deter a proxy contest designed to win representation on the board of directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this will make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management’s time, of opposing such actions.
3. Nominations for Directors and Shareholder Proposals.   Our bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the board of directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 60 days prior to the meeting of shareholders at which directors are to be elected.
We believe that this procedure will assure that the board of directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the board of directors.
4. Amendment of Articles of Incorporation.   The Pennsylvania Business Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as Federal Life Group, Inc.) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation’s articles of incorporation.
5. Amendment of Bylaws.   Generally, our articles of incorporation vest authority to make and amend the bylaws in the board of directors, acting by a vote of a majority of the entire board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders of a majority of the outstanding voting stock. However, the provision of the bylaws concerning directors’ liability and indemnification of directors, officers, and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by a vote of a majority of the entire board of directors or at least a majority of all votes of shareholders entitled to be cast.
This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long-range plans. The provision also is intended to discourage non-negotiated efforts to acquire from Federal Life Group, Inc., since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The board of directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the board could adopt, alter, amend, or repeal the bylaws upon a vote by a majority of the entire board of directors.
Pennsylvania Fiduciary Duty Provisions
The Pennsylvania Business Corporation Law provides that:
(a)
the board of directors, committees of the board, and directors individually, can consider, in determining whether a certain action is in the best interests of the corporation:

(1)
the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers, and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

(2)
the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

(3)
the resources, intent, and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and

(4)
all other pertinent factors;

(b)
the board of directors need not consider the interests of any particular group as dominant or controlling;

(c)
directors, absent any breach of fiduciary duty, bad faith, or self-dealing, are presumed to be acting in the best interests in the corporation, including with respect to actions relating to an acquisition or potential acquisition of control, and therefore they need not satisfy any greater obligation or higher burden of proof with respect to such actions;

(d)
actions relating to acquisitions of control that are approved by a majority of disinterested directors are presumed to satisfy the directors’ fiduciary obligations unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

(e)
the fiduciary duty of directors is solely to the corporation and not its shareholders, and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the almost unlimited statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.
Other Provisions of Pennsylvania Law
The Pennsylvania Business Corporation Law also contains provisions that have the effect of impeding a change in control. As permitted by the Pennsylvania Business Corporation Law, we have elected to provide in our articles of incorporation that these provisions will not apply to us.
Illinois Insurance Law
We are subject to provisions of Illinois insurance law that regulate a change of control. Illinois law requires the Illinois Department of Insurance’s prior approval of a change of control of an insurance holding company. Under Illinois law, the acquisition of 10% or more of the outstanding voting stock of an insurer or its holding company is presumed to be a change in control. Approval by the Illinois Department of Insurance may be withheld even if the transaction would be in the shareholders’ best interest if the Illinois Department of Insurance determines that the transaction would be detrimental to policyholders. In addition to the limitations set forth above, no person (other than the standby purchaser) may acquire, directly or indirectly, in this offering or any public offering, more than 5% of the capital stock of the Company for a period of five years from the effective date of the conversion without the approval of the Illinois Director of Insurance.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
We intend to apply to have our common stock approved for listing on the NASDAQ Capital Market under the symbol “FLF.”

LEGAL MATTERS
The legality of our common stock will be passed upon for us by Stevens & Lee, P.C., Reading, PA. Griffin Financial Group, LLC is an indirect, wholly-owned subsidiary of Stevens & Lee, P.C.
EXPERTS
The consolidated financial statements included in this Prospectus and the related consolidated financial statement schedules included elsewhere in the Registration Statement as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and consolidated financial statement schedules are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
RP Financial, LC has consented to the publication in this document of the summary of its report to us setting forth its opinion as to the estimated consolidated pro forma market value of Federal Life as a subsidiary of Federal Life Group, Inc., as determined on the basis of an independent evaluation.
ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement also is available through the SEC’s worldwide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.
In connection with this offering, we will register our common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers, and shareholders with 10% or more of the voting power, the annual and periodic reporting requirements, and certain other requirements of the Securities Exchange Act of 1934.

Report of Independent Registered Public Accounting Firm
Shareholders, Audit Committee, Board of Directors and Policyholders
Federal Life Mutual Holding Company and Subsidiaries
Riverwoods, Illinois
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Federal Life Mutual Holding Company and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, equity and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the result of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2014.
Kansas City, Missouri
July 20, 2018

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Balance Sheets
for the Years Ended December 31, 2017 and 2016
(in thousands of dollars)	2017	2016
Assets
Investments
Securities available for sale, at fair value:
Fixed maturities (amortized cost; 2017, $183,432; 2016, $170,515)	$188,452	$174,880
Equity securities	6,209	7,927
Policy loans	9,852	10,059
Derivative instruments, at fair value	395	59
Total investments	204,908	192,925
Cash and cash equivalents	4,085	8,389
Real estate, property and equipment	2,151	2,297
Accrued investment income	1,886	1,832
Accounts receivable	538	575
Reinsurance recoverables	3,727	2,107
Prepaid reinsurance premiums	1,358	924
Deferred policy acquisition costs, net	12,179	11,940
Deferred sales inducement costs, net	867	315
Deferred tax asset, net	458	664
Other assets	202	254
Separate account asset	24,779	21,513
Total Assets	257,138	243,735
Liabilities
Policy liabilities and accruals
Policyholder account balance	109,823	99,440
Future life policy benefits	71,927	73,097
Future accident and health policy benefits	386	351
Reserve for deposit type contracts	10,850	10,529
Other policyholder funds	1,970	1,889
Unearned revenue	1,387	1,396
Deferred reinsurance settlements	2,949	1,512
Taxes payable	7	6
Other liabilities	1,703	1,140
Separate account liability	24,779	21,513
Total Liabilities	225,781	210,873
Equity
Retained earnings	26,600	29,313
Accumulated other comprehensive income	4,757	3,549
Total Equity	31,357	32,862
Total Liabilities and Equity	$257,138	$243,735

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
for the Years Ended December 31, 2017 and 2016
(in thousands of dollars)	2017	2016
Revenues
Insurance revenues	$12,058	$14,427
Net investment income	8,523	8,821
Net realized investment gains	2,228	1,783
Other revenues	194	173
Total Revenues	23,003	25,204
Benefits and expenses
Policyholder benefits	13,712	16,069
Interest credit to policyholders	386	315
Operating costs and expenses	7,889	8,099
Amortization of deferred acquisition and sales inducement costs	2,108	1,876
Taxes, licenses and fees	716	722
Dividends to policyholders	66	86
Total Benefits and Expenses	24,877	27,167
Net loss before taxes	(1,874)	(1,963)
Tax expense	34	34
Net loss	$(1,908)	$(1,997)
Other Comprehensive Income (Loss), net of tax:
Unrealized holding gains (losses) arising during the year (net of tax expense (benefit) of: 2017 $236; 2016 ($185))	458	(359)
Adjustment to deferred acquisition costs (net of tax expense (benefit) of: 2017 ($28); 2016 $1)	(55)	3
Other Comprehensive Income (Loss)	403	(356)
Comprehensive Loss	$(1,505)	$(2,353)

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statements of Equity
for the Year Ended December 31, 2017 and 2016
(in thousands of dollars)	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance, January 1, 2016	$3,905	$31,310	$35,215
Net loss	—	(1,997)	(1,997)
Other Comprehensive Loss	(356)	—	(356)
Balance, December 31, 2016	$3,549	$29,313	$32,862

(in thousands of dollars)	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance, January 1, 2017	$3,549	$29,313	$32,862
Net loss	—	(1,908)	(1,908)
Other Comprehensive Income	403	—	403
Cumulative effect of adoption of new accounting principle (see Note 3)	805	(805)	—
Balance, December 31, 2017	$4,757	$26,600	$31,357

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statements of Cash Flows
for the Years Ended December 31, 2017 and 2016
(in thousands of dollars)	2017	2016
Cash flows from operating activities:
Net loss	$(1,908)	$(1,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized investment gains, net	(2,228)	(1,783)
Amortization on investments	(42)	(180)
Depreciation	271	263
Deferred taxes	(1)	1
Deferred insurance acquisition costs	(2,354)	(2,267)
Deferred sales inducement costs	(545)	(246)
Interest and amortization of deferred acquisition and sales inducement costs	2,108	1,876
Change in accrued investment income	(54)	119
Change in receivables	37	(23)
Change in reinsurance recoverable	(1,620)	(1,696)
Change in prepaid reinsurance premiums	(434)	(821)
Change in policy benefits	(1,053)	349
Change in unearned revenue	(8)	162
Change in deferred reinsurance settlements	1,437	1,512
Change in other assets and liabilities	615	(325)
Net cash used in operating activities	$(5,779)	$(5,056)
Cash flows from investing activities:
Proceeds from investments sold or matured:
Fixed maturity securities	23,130	26,986
Equity securities	4,043	3,974
Derivatives	154	0
Policy loans	206	70
Costs of investments purchased:
Fixed maturity securities	(35,816)	(28,479)
Equity securities	(327)	(486)
Derivatives	(255)	(60)
Real estate additions	(84)	(226)
Other investing activities	(238)	(17)
Purchase of property and equipment	(41)	(109)
Net cash (used in) provided by investing activities	(9,228)	1,653
Cash flows from financing activities:
Policyholder account balances:
Deposits	19,300	14,559
Withdrawals	(8,482)	(9,366)
Net transfers (to) from separate accounts	(115)	46
Net cash provided by financing activities	10,703	5,239
Net (decrease) increase in cash	(4,304)	1,836
Cash, beginning of year	8,389	6,553
Cash, end of year	$4,085	$8,389

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016
1. Organization and Basis of Presentation
The financial statements include the accounts of Federal Life Mutual Holding Company (“the Company”) and its wholly-owned subsidiaries on a consolidated basis. In this report, “the Company” refers to Federal Life Mutual Holding Company and its consolidated subsidiaries. All significant inter-company balances and transfers have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).
Federal Life Mutual Holding Company was formed on June 23, 2016 pursuant to Section 59.2 of the Illinois Insurance Code. FEDHO Holding Company was also established to serve as an intermediary holding company and the owner of Federal Life Insurance Company. FEDHO Holding Company is controlled by Federal Life Mutual Holding Company. At the same time, Federal Life Insurance Company converted from a mutual to a stock company. These changes did not have a material financial impact on a consolidated basis. Prior to June 23, 2016, the activities of the consolidated entity consisted of Federal Life Insurance Company as a mutual entity and its two wholly owned subsidiaries. All insurance activities are conducted through Federal Life Insurance Company.
Federal Life Insurance Company is a stock life insurance company domiciled in Illinois. Federal Life Insurance Company was incorporated on September 8, 1899 under the laws of the State of Illinois and commenced business on May 5, 1900. The Company’s inforce business is primarily comprised of traditional life policies (term insurance, whole life insurance, non-medical health insurance, and group life insurance), interest sensitive contracts and fixed deferred annuity contracts. The Company is licensed to sell new business in the District of Columbia and all states except Maine, Massachusetts, New Hampshire, New York and Vermont. Although the Company is licensed to sell its products in 45 states, its primary markets are Illinois, Michigan, Ohio, California, Florida, Texas, and Wisconsin.
Federal Life Insurance Company primarily sells interest sensitive life, whole life, term life, fixed and indexed annuities through a network of independent agents.
Federal Life Insurance Company has two wholly-owned non-insurance subsidiaries: Americana Realty Company and FED Mutual Financial Services, Inc.
Americana Realty Company owns mineral rights in Arkansas, Georgia, Oklahoma and Texas. Americana earns royalty revenues from energy producers that are under agreement to drill for and produce oil and gas products on properties where Americana owns mineral rights.
FED Mutual Financial Services, Inc. is a Financial Industry Regulatory Authority (FINRA) licensed broker/dealer that was established to distribute the Company’s variable annuity products.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most significant estimates include those used in determining the capitalization and amortization of deferred policy acquisition costs (DAC), the valuation of investments, the liability for account balances (interest sensitive life contracts and annuities) and future policy benefits (traditional life contracts, immediate annuities, supplemental contracts with life contingencies, and accident and health), and the provision for income taxes. Actual results could differ from those estimates.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Subsequent Events
On March 8, 2018 the Board of Directors approved a plan of conversion. The Company is currently organized as a mutual insurance holding company and has prepared these financial statements for use in its filing with the US Securities and Exchange Commission in order to complete the plan of conversion.
Effective June 29, 2018, an Exchangeable Promissory Note with a principal amount of up to $2.0 million and a 3.75% interest rate has been issued by Federal Life Mutual Holding Company. Under this note, a $0.6 million advance was taken on July 11th, 2018. The outstanding principal balance of the Exchangeable Promissory Note will automatically convert into shares of common stock of the Company at a price of  $10.00 per share upon the completion of the conversion.
Investments
The Company’s principal investments are in fixed income and equity securities, and policy loans. The accounting policies related to the Company’s investments are as follows:
Fixed Maturity and Equity Securities
Fixed income securities include corporate and municipal bonds, U.S. government and agency bonds, residential mortgage-backed securities (RMBS), and commercial mortgage-backed securities (CMBS). Fixed income securities, which may be sold prior to their contractual maturity, are classified as available for sale and are carried at fair value. The difference between amortized cost and fair value, net of any deferred income taxes and DAC, is reflected as a component of accumulated other comprehensive income (OCI). Cash received from calls, principal payments, make-whole payments, maturities and pay-downs is reflected as a component of proceeds from sales within the Consolidated Statements of Cash Flows.
Equity securities include primarily exchange-traded funds and a commercial real estate fund. Equity securities are carried at fair value and are classified as available for sale. The difference between cost and fair value, net of deferred income taxes, is reflected as a component of accumulated other comprehensive income.
Interest income on fixed maturity securities is included in net investment income and is recognized on an accrual basis using the effective yield method. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, such amortization or accretion is also included in net investment income. In the case of mortgage-backed securities, the amortized cost is adjusted for amortization of premiums and accretion of discounts over the estimated life of the security. Accretion of the discount or amortization of the premium from mortgage-backed securities is recognized using a level effective yield method which considers the estimated timing and amount of prepayments originally anticipated and the actual prepayments received and currently anticipated. To the extent differences arise, the effective yield is recalculated on a retrospective basis. For other-than-temporarily impaired fixed income securities, the effective yield method utilizes the difference between the amortized cost basis at impairment and the cash flows expected to be collected. Accrual of income is suspended for other-than-temporarily impaired fixed income securities when the timing and amount of cash flows expected to be received is not reasonably estimable.
Realized capital gains and losses include gains and losses on sales of investments, write-downs in value due to other-than-temporary declines in fair value and periodic changes in fair value. Realized capital gains and losses on sales of investments include fixed maturity securities with calls and prepayments and are determined on the basis of specific security identification.
The Company recognizes other-than-temporary losses on fixed income securities when the decline in fair value is deemed other than temporary including when the Company has made the decision to sell or it is probable the Company will be required to sell the fixed income security before recovery of its amortized cost basis. If the Company does not expect to receive cash flows sufficient to recover the entire amortized

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

cost basis of the fixed income security, the credit loss component of the impairment is recorded in the total net realized gains and losses line of the income statement, and the remaining amount of the unrealized loss deemed to be related to other factors is recognized in other comprehensive income (loss).
Fixed income securities subject to other-than-temporary impairment write-downs continue to earn investment income when future expected payments are able to be reasonably estimated, and any discount or premium is recognized using the effective yield method over the expected life of the security; otherwise income recognition is discontinued. The Company recognizes other-than-temporary impairment losses on equity securities when the decline in fair value is deemed other than temporary including when the Company does not have a positive intent and ability to hold an impaired security until recovery. Such unrealized gains are recorded net of deferred income tax expense and unrealized losses are tax benefited.
Management regularly reviews its fixed maturity and equity security portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value compared to the amortized cost of the security, the length of time the security’s fair value has been below amortized cost, and by how much, specific credit issues related to the issuer, the intent and ability of the Company to hold the investment until recovery and current economic conditions. The Company uses an 80% market/book ratio and a 12-month length of time as the basis screening tool for evaluating potential OTTI candidates. In addition, the Company will analyze situations where there has been a rapid and significant change in a security’s market value in the amount of  -10% or more to determine and understand underlying factors that may have caused a sudden decline in market value.
Such impairment in fair value is included in realized investment gains (losses) and the cost basis of the security is reduced accordingly. The Company does not change the revised cost for subsequent increases in fair value.
Policy Loans
Policy loans are carried at the unpaid principal balances, which approximates fair value.
Derivative Instruments
Derivative instruments are used to hedge the Company’s exposure to indexed annuities and are held at fair market value.
Cash and cash equivalents
The Company defines cash as amounts in demand deposit accounts. The Company has deposits with certain financial institutions which at times may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk to cash. Cash equivalents are principally comprised of money market funds and reported at fair value.
Real Estate, Property and Equipment
The Company’s real estate consists of its home office in Riverwoods, Illinois. The real estate, including related improvements, is carried at cost less accumulated depreciation. The Company uses the accelerated method based on an estimated useful life of 40 years for the building and 20 years for related improvements. The Company’s property and equipment is reported at cost less accumulated depreciation and is primarily made up of electronic data processing equipment and furniture. Depreciation is determined using the straight-line method over useful lives of three to ten years.
Accrued Investment Income
Accrued investment income includes interest and dividends earned but not yet received. Investment income is not accrued on securities in default.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Accounts Receivable
Accounts receivable consists primarily of balances due from agents.
Reinsurance Recoverables and Prepaid Reinsurance Premiums
Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsurance of long duration contract are accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the original policies issued. The cost of reinsurance related to short duration policies is accounted for over the reinsurance contract period. Amounts recoverable from reinsurers for both short and long duration reinsurance agreements are estimated in a manner consistent with the claim liabilities and policy benefits associated with the reinsured policies. Recoverables from our reinsurers are any death claims that were ceded to the reinsurer. The GAAP reinsurance recoverable quantity is the present value of future reinsured death claims minus a percentage of the present value of net premium paid to the reinsurer. This quantity is analogous to the ceded reserve that we hold in our statutory statements. Prepaid reinsurance premium is that portion of premium paid to the reinsurer prior to the valuation date for reinsurance coverage beyond the valuation date.
Deferred Policy Acquisition Costs (DAC) and Deferred Sales Inducement Costs (DSIC)
The Company amortizes DAC related to traditional life policies over the entire premium paying period in proportion to the present value of actual historic and expected future gross premiums. The present value of expected premiums is based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency, certain expenses, and investment returns at policy issuance, that include provisions for adverse deviation and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes. The Company does not currently hold any premium deficiency reserve.
The Company amortizes DAC related to interest sensitive contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts.
The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses and persistency are reasonably likely to impact significantly the rate of DAC amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.
When actual gross profits exceed those previously estimated, the DAC amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits.
Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits.
Separate account rates of return on variable deferred annuity contracts affect in-force account balances on such contracts each reporting period. Returns that are higher than the Company’s long-term expectation produce higher account balances, which increase the Company’s future fee expectations, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company’s long-term expectation. The Company’s practice to determine the impact of gross profits resulting from

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these changes and only changes the assumption when its long-term expectation changes.
The Company also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These include investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross margins and profits which may have significantly changed. If the update of assumptions causes expected future gross margins and profits to increase, DAC amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.
The DAC balance includes adjustments to reflect the amount by which the amortization of DAC would increase or decrease if the unrealized capital gains or losses in the respective product portfolios were actually realized. The adjustments are recorded net of tax in accumulated other comprehensive income. DAC and deferred income taxes determined on unrealized capital gains and losses and reported in accumulated other comprehensive income recognize the impact on policyholder’s equity consistently with the amounts that would be recognized in the income statement on realized capital gains and losses.
The Company does occasionally offer sales inducements to new customers, principally on indexed annuities and on certain fixed annuity products. These costs are deferred and amortized over time.
Deferred Tax Asset
Deferred taxes are provided on the temporary differences between the tax and financial statement basis of assets and liabilities. Deferred tax assets established on unrealized capital losses may be partially offset by valuation allowances.
Other Assets
Other assets consist primarily of suspense accounts.
Separate Account
The assets and liabilities of the separate accounts represent segregated funds administered and invested by the Company for purposes of funding variable annuity contracts for the exclusive benefit of variable annuity policyholders. Investment income and realized capital gains and losses of the separate accounts accrue directly to the policyholders and therefore, are not included in the Company’s Consolidated Statements of Operations and Comprehensive Income. Deposits to and surrenders and withdrawals from the separate accounts are reflected in separate account liabilities and are not included in consolidated cash flows.
These contracts do not have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the policyholder. The assets of the separate accounts, carried at fair value, are invested in mutual funds which are carried at fair value.
Policyholder Account Balance
Policyholder account balances relate to investment-type contracts and interest sensitive policies. Investment-type contracts principally include traditional individual fixed and variable annuities in the accumulation phase and non-variable group annuity contracts. Policyholder account balances are equal to policy account values, which consist of an accumulation of gross premium payments, interest credited, ranging from 3.0% to 11.5%, less expenses, mortality charges, and withdrawals.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Future Life Policy Benefits and Future Accident and Health Policy Benefits
The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance, traditional annuities, indexed annuities, and non-medical health insurance. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. Utilizing these assumptions, liabilities are established on a block of business basis.
Future policy benefits for traditional life insurance policies, both participating and non-participating, are equal to the aggregate of the present value of expected future benefit payments and related expenses less the present value of expected future net premiums. Assumptions as to mortality and persistency are based upon the Company’s experience when the basis of the liability is established. Interest rates for the aggregate future policy benefit liabilities range from 5.0% to 9.3%.
The Company’s amount of life insurance in-force is made up of approximately 92% participating policies and approximately 8% non-participating policies.
The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with actual experience. Differences between actual experience and the assumptions used in pricing these policies and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.
Reserve for Deposit Type Contracts
The reserve for deposit type contracts include payout annuities without life contingencies and dividend accumulations and presented at amounts contractually due to policyholders.
Other Policyholder Funds
Other policyholder funds consists of advance premiums, policyholder dividends due and unpaid, policyholder dividends left on deposit and the provision for future policy benefit liabilities for individual and group traditional fixed annuities under non-life contingent payout. The Company accounts for the prepayment of premiums on its individual life, group life and health contracts as premium received in advance and applies the cash received to premiums when due.
Policyholder dividends due and unpaid on participating policies and policyholder dividends left on deposit are presented at amounts contractually due to policyholders. Future policy benefit liabilities for individual and group traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 4.0% to 7.5%.
Unearned Revenue
Unearned revenue is that portion of premium paid prior to the valuation date for insurance coverage after the valuation date.
Deferred Reinsurance Settlements
Deferred reinsurance settlements are the effect of reinsurance transactions that resulted in a net gain. This gain is amortized over the remaining life of the underlying reinsured contracts.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Other Liabilities
Other liabilities consist primarily of due and accrued commissions, accrued general expenses and taxes, and remittances not allocated.
Income Taxes
The Company files a consolidated tax return. The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe or receive. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits.
The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued and recognized interest or penalties associated with unrecognized tax benefits for the years ending December 31, 2017, 2016, and 2015. The company did not have any unrecognized tax benefits.
Revenue and Expense Recognition
Premiums related to traditional life and immediate annuities and supplemental contracts with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are booked against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.
Premiums related to non-medical health and disability policies are recognized on a pro rata basis over the applicable contract term.
Premiums related to interest sensitive and deposits related to deferred and immediate annuities without life contingencies are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for the cost of insurance (mortality risk), policy administration and early surrender. These assessments are recorded in policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances. Deposits are not considered revenue. Deposits are shown as a financing activity in the Consolidated Statement of Cash Flows.
Policy fees for variable annuity products consist of fees assessed against the policyholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred for variable annuity products include death, income, withdrawal and accumulation benefits. Deposits are not recorded as revenue.
Interest credited to policyholder funds represents accrued or paid on interest sensitive life policies and annuity contracts. Crediting rates for interest sensitive life policies and fixed annuities are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates.
Operating costs and expenses are general expenses that are recognized when incurred.
The company does not issue any variable annuity contracts through separate accounts where the company contractually guarantees to the policyholder total deposits made to the contract less any partial withdrawals plus a minimum return.
Other Revenues
Other revenues consists mainly of income from fees associated with the management of the Separate Account.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Other Comprehensive Income
Other comprehensive income includes the change in gross unrealized gains and losses on debt and equity securities, as well as the change in shadow DAC. This value is presented net of tax.
3. Recent Accounting Pronouncements
Changes in Accounting Principles — Adopted in Current Year
In February 2018, the FASB issued ASU No. 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which provides an option to reclassify stranded tax effects within accumulated other comprehensive income (“AOCI”) to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (the “Tax Act”) is recorded. ASU No. 2018-02 is effective for fiscal years beginning after December 15, 2018, and should be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the Tax Act is recognized. Early adoption is permitted. The Company early adopted ASU NO. 2018-02 effective December 31, 2017 using the portfolio method, which resulted in the reclassification of  $805 thousand of stranded tax effects from AOCI to retained earnings within the Company’s consolidated financial statements and disclosures.
Changes in Accounting Principles — Issued but Not Yet Adopted
In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging — Targeted Improvements to Accounting for Hedging Activities,” which changes the recognition and presentation requirements of hedge accounting. ASU No. 2017-12 is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of ASU No. 2017-12 is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2017, the FASB issued ASU NO. 2017-08, “Receivables — Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities,” which requires that certain premiums on callable debt securities be amortized to the earliest call date. ASU No. 2017-08 is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of ASU No. 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued, regarding recognition of unrealized gains and losses through income, ASU No. 2016-13 “Financial Instruments — Credit Losses: Measurement of Credit Losses of Financial Instruments,” which provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposure. The model requires an entity to estimate lifetime credit losses related to such assets and exposure based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The guidance also modifies the current other-than-temporary impairment guidance for available-for-sale debt securities to require the use of an allowance rather than a direct write down of the investment, and replaces existing guidance for purchased credit deteriorated loans and debt securities. ASU No. 2016-13 is effective for annual reporting periods beginning after December 15, 2020 with early adoption permitted for annual periods beginning after December 15, 2018. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities,” which revises an entity’s accounting related to the classification and measurement of certain equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. The guidance also amends certain disclosure requirements associated with the fair value of financial instruments. ASU No. 2016-01 is effective for non-public companies for annual periods beginning after December 15, 2018.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

4. Investments and Related Income
The Company’s principal investments are in fixed income and equity securities and policy loans.
The following table presents the amortized cost, gross unrealized gains and (losses) and fair value of the Company’s fixed maturity and equities as of December 31, 2017 and 2016:
	December 31, 2017
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government	$4,075	$207	$(120)	$4,162
States, political subdivisions, other	26,850	876	(112)	27,614
Corporate	106,479	3,459	(543)	109,395
Residential mortgage-backed securities	41,818	1,480	(212)	43,086
Commercial mortgage-backed securities	4,210	26	(41)	4,195
Total fixed maturity securities	183,432	6,048	(1,028)	188,452
Equity securities	4,443	1,766	—	6,209
Total fixed maturity and equity securities	$187,875	$7,814	$(1,028)	$194,661

	December 31, 2016
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government	$4,087	$267	$(140)	$4,214
States, political subdivisions, other	19,627	616	(130)	20,113
Corporate	101,698	3,452	(974)	104,176
Residential mortgage-backed securities	35,282	1,450	(314)	36,418
Commercial mortgage-backed securities	9,821	228	(90)	9,959
Total fixed maturity securities	170,515	6,013	(1,648)	174,880
Equity securities	6,202	1,745	(20)	7,927
Total fixed maturity and equity securities	$176,717	$7,758	$(1,668)	$182,807

The scheduled maturities for fixed income securities as of December 31, 2017 and 2016 are as follows:
	December 31, 2017		December 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$2,247	$2,288	$5,038	$5,161
Due after one year through five years	40,926	42,809	34,101	36,605
Due after five years through ten years	66,739	68,151	66,029	66,648
Due after ten years	27,492	27,923	20,244	20,089
Mortgage-backed securities	46,028	47,281	45,103	46,377
Total	$183,432	$188,452	$170,515	$174,880

Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage-backed securities, they are not categorized by contractual maturity.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

The following table presents the sources of fixed maturity proceeds and the related gross investment gains (losses) at December 31, 2017 and 2016:
	2017
	Fixed Maturities	Equity Securities	Derivative Instruments
Proceeds from sales or maturities	$23,130	$4,043	$154
Gross gains from sales or maturities	200	1,957	183
Gross losses from sales or maturities	(23)	—	(89)
	2016
	Fixed Maturities	Equity Securities
Proceeds from sales or maturities	$26,986	$3,974
Gross gains from sales or maturities	208	1,714
Gross losses from sales or maturities	(78)	(61)
The Company has a comprehensive portfolio monitoring process to identify and evaluate each fixed income and equity security whose carrying value may be other-than-temporarily impaired.
For each fixed income security in an unrealized loss position, the Company assesses whether management with the appropriate authority has made a decision to sell or whether it is probable that the Company will be required to sell the security before recovery of the amortized cost basis for reasons such as liquidity, contractual or regulatory purposes. If a security meets either of these criteria, the security’s decline in fair value is deemed other than temporary and is recorded in earnings.
If the Company has not made the decision to sell the fixed income security and it is not more likely than not the Company will be required to sell the fixed income security before recovery of its amortized cost basis, the Company evaluates if it expects to receive cash flows sufficient to recover the entire amortized cost basis of the security by comparing the estimated recovery value calculated by discounting the best estimate of future cash flows at the security’s original or current effective rate, as appropriate, with the amortized cost of the security. If the Company does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the fixed income security, the credit loss component of the impairment is recorded in earnings, with the remaining amount of the unrealized loss deemed to be related to other factors and recognized in OCI.
For equity securities, the Company considers various factors, including whether the Company has the intent and ability to hold the equity security for a period of time sufficient to recover its cost basis. Where the Company lacks the intent and ability to hold to recovery, or believes the recovery period is extended, the equity security’s decline in fair value is considered other than temporary and is recorded in earnings.
The Company’s portfolio monitoring process includes a quarterly review of all securities through a screening process which identifies instances where the fair value compared to amortized cost for fixed income securities and cost for equity securities is below established thresholds, and also includes the monitoring of other criteria such as ratings, ratings downgrades or payment defaults. The securities identified, in addition to other securities for which the Company may have a concern, are evaluated for potential other-than-temporary impairment using all reasonably available information relevant to the collectability or recovery of the security. Inherent in the Company’s evaluation of other-than-temporary impairment for these fixed income and equity securities are assumptions and estimates about the financial condition of the issue or issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the length of time and extent to which the fair value has been less than amortized cost for fixed income securities, or cost for equity securities; 2) the financial condition, near-term and long-term prospects of the issue or issuer, including

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; and 3) the specific reasons that a security is in a significant unrealized loss position, including overall market conditions which could affect liquidity.
The following table shows the fair value and gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016:
2017	Less than 12 months		12 months or longer		Total
Description of Securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
U.S. government	$1,161	$(31)	$1,782	$(89)	$2,943	$(120)
States, political subdivisions, other	8,773	(86)	714	(26)	9,487	(112)
Corporate	10,935	(169)	6,853	(374)	17,788	(543)
Residential mortgage-backed securities	11,517	(126)	2,263	(86)	13,780	(212)
Commercial mortgage-backed securities	2,039	(27)	77	(14)	2,116	(41)
Equity securities	—	—	—	—	—	—
Total	$34,425	$(439)	$11,689	$(589)	$46,114	$(1,028)

2016	Less than 12 months		12 months or longer		Total
Description of Securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
U.S. government	$2,932	$(140)	$—	$—	$2,932	$(140)
States, political subdivisions, other	5,983	(130)	—	—	5,983	(130)
Corporate	25,055	(791)	3,239	(183)	28,294	(974)
Residential mortgage-backed securities	11,367	(314)	—	—	11,367	(314)
Commercial mortgage-backed securities	979	(25)	538	(65)	1,517	(90)
Equity securities	183	(3)	180	(17)	363	(20)
Total	$46,499	$(1,403)	$3,957	$(265)	$50,456	$(1,668)

It is not more likely than not that the Company will be required to sell these investments before recovery of their amortized cost bases, which may be maturity.
Net Investment Income
Net investment income for the year ended December 31, 2017 and 2016 is as follows:
	2017	2016
Fixed maturity securities	$7,350	$7,818
Equity securities	181	253
Real estate	149	122
Cash equivalents	32	9
Policy loans	723	737
Other	685	470
Subtotal	9,120	9,409
Investment expense	(597)	(588)
Net investment income	$8,523	$8,821

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Unrealized Capital Gains (Losses)
Unrealized net capital gains and losses included in accumulated other comprehensive income at December 31, 2017 and 2016 are as follows:
	December 31, 2017
	Fair Value	Gross Unrealized		Net Unrealized Gain (Loss)
		Gains	Losses
Fixed income securities	$188,452	$6,048	$(1,028)	$5,020
Equity securities	6,209	1,766	—	1,766
Net unrealized capital gains				$6,786

	December 31, 2016
	Fair Value	Gross Unrealized		Net Unrealized Gain (Loss)
		Gains	Losses
Fixed income securities	$174,880	$6,013	$(1,648)	$4,365
Equity securities	7,927	1,745	(20)	1,725
Net unrealized capital gains				$6,090

At December 31, 2017 and 2016, securities with a market value of approximately $4.7 million and $4.6 million, respectively, were on deposit with governmental agencies as required by law.
Credit Risk
The Company generally strives to maintain a diversified invested asset portfolio but is exposed to credit and other types of risks related to its holding in fixed income and equity securities. Such risk may be related to individual companies, sectors, or entire asset classes. The Company manages this risk by holding a diversified portfolio of securities and sectors and by limiting the amount of exposure to a single issuer or credit. At December 31, 2017 and 2016, approximately 25% and 26% of the Company’s investments in fixed maturities were invested in commercial and residential mortgage-backed securities and approximately 58% and 59% in corporate bonds, respectively. Approximately 5% and of the fixed income maturities were rated below investment grade. There is certain concentration risk from investments in companies that are engaged in similar activities and have similar economic characteristics. The largest corporate bond sector exposures at December 31, 2017 are consumer non-cyclical consisting of 12% of the total fixed income portfolio, banks 6%, energy 6%, communications 5%, and real estate 5%. The largest corporate bond sector exposures at December 31, 2016 were consumer non-cyclical consisting of 11% of the total fixed income portfolio, banks 7%, energy 7%, and communications 6%. The Company uses equity index options to fully hedge its equity market exposure to index annuity products. These are exchange traded options and there is no credit risk.
5. Derivative Instruments
The Company uses derivatives to hedge its equity market exposure to index annuity products which are contracts that earn a return based on the change in the value of the S&P 500 index between annual index point dates. The Company buys and sells listed equity and index call options and call option spreads and there is no credit risk. The net premium is paid up front and there are no additional cash requirements or additional contingent liabilities. These contracts are held at fair market value on the company’s balance sheet. At December 31, 2017 and 2016, these derivative hedges had a net market value of  $395 thousand and $59 thousand, with notional amounts of  $8.5 million and $1.6 million on call options purchased and $6.0 million and $0.9 million on call options written, as of December 31, 2017 and 2016.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

6. Fair Value of Financial Instruments
Fair value estimates are made at specific points in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holding of a particular financial instrument. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could significantly affect estimates.
Fair value estimates are determined for existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and certain liabilities that are not considered financial instruments. Accordingly, the aggregate fair value estimates presented do not represent the underlying value of the Company.
Valuation techniques and inputs used are described on pages F-20 – F-23.
The Company has procedures in place to validate the fair values received from the independent pricing service. The Company assesses whether prices received represent a reasonable estimate of fair value through various controls designed to ensure that valuations represent a fair price, including calculation of portfolio returns, comparison of returns to corresponding benchmark returns, analysis of periodic changes in market prices, evaluation of corresponding market yields and spread levels, and comparing prices from multiple pricing sources. On an ongoing basis, the Company monitors the pricing service valuation methods and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy. Most prices provided by the pricing services are classified into Level 2 due to their use of market observable inputs.
In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
Fixed maturity and equity securities:   Fair values were determined by an independent pricing service and are downloaded from Clearwater Analytics. The Company does not own any securities for which a fair value was not provided by the pricing service or a custody statement. Fair values are checked for reasonableness. If a fair value had not been provided for a security, the Company would use a fair value estimated from yield data relating to instruments or securities with similar characteristics or as determined in good faith by the Company’s investment advisor, Deutsche Asset Management.
Derivative instruments:   Fair values were determined by an independent pricing service and are downloaded from Clearwater Analytics. Fair values are checked for reasonableness.
Policy loans:   The carrying value of policy loans approximates fair value.
Cash and cash equivalents:   The carrying value approximates fair value.
Policyholder account balance:   For deposit liabilities, the fair value was based on the amount payable on demand at the reporting date and approximates fair value.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Amounts related to the Company’s financial instruments as of December 31, 2017 and 2016 are as follows:
	Carrying/Fair Value 12/31/2017	Carrying/Fair Value 12/31/2016
Financial instruments recorded as assets:
Fixed maturity securities	$188,452	$174,880
Equity securities	6,209	7,927
Policy loans	9,852	10,059
Derivative instruments	395	59
Cash and cash equivalents	4,085	8,389
Separate account	24,779	21,513
Financial Instruments recorded as liabilities:
Policyholder account balance:
Interest sensitive life contracts	41,078	40,508
Annuities	68,745	58,932
Dividend accumulations and other(1)	7,076	7,413
Separate account	24,779	21,513

(1)
included within Reserve for deposit type funds in the consolidated balance sheet

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Assets and liabilities recorded on the Consolidated Statements of Financial Position at fair value are categorized in the fair value hierarchy based on the observability of inputs to the valuation techniques as follows:
Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company can access.
Level 2 — Assets and liabilities whose values are based on the following: Quoted prices for similar assets or liabilities in active markets;
(a)
Quoted prices for identical or similar assets or liabilities in markets that are not active; or

(b)
Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Assets and liabilities whose values are based on prices or valuation techniques that require that are both unobservable and significant to the overall fair value measurement. Unobservable inputs reflect the Company’s estimates of the assumptions that market participants would use in valuing the assets and liabilities. Summary of significant valuation techniques and inputs for assets and liabilities measured at fair value on a recurring basis:
Level 1 measurements:
Fixed maturity securities:   Comprised of U.S. Treasury and GNMA agency securities. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.
Equities:   Comprised of actively traded, exchange-listed equities. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Derivative instruments:   Comprised of actively traded, exchange-listed derivatives. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.
Cash Equivalents:   Comprised of money market funds. Market values for the money market funds are obtained from the fund managers.
Separate account assets:   Comprised of actively traded mutual funds that have daily quoted net asset values for identical assets that the Company can access. Market values for the actively traded mutual funds in which the separate account assets are invested are obtained daily from the fund managers.
Level 2 measurements:
Fixed maturity securities:   States, political subdivisions, and corporate securities:   As valuation technique the pricing vendor employs multi-dimensional relational application model which uses standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. The pricing vendor also monitors market indicators, and industry and economic events. For high yield corporate securities, observations of equity and credit default swap curves are also used.
Residential mortgage-backed securities:   As valuation technique the pricing vendor employs option-adjusted spread (OAS) model and prepayment model as well as volatility driven, multi-dimensional spread tables using standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications plus new issue data, monthly prepayment information, and collateral performance. The pricing vendor also monitors market indicators, and industry and economic events.
Commercial mortgage-backed securities:   As valuation technique the pricing vendor employs multi-dimensional spread table and price tables using standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications plus new issue data, monthly prepayment information, collateral performance, and real estate analysis from third party. The pricing vendor also monitors market indicators, and industry and economic events.
Level 3 measurements:
Equities:   The primary inputs to the valuation include quoted prices for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 fair value measurements, contractual cash flows, benchmark yields, collateral performance, credit spreads, and other estimates including custody statements.
The following table presents the Company’s securities measured at fair value on a recurring basis as of December 31, 2017 and 2016:

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

	Recurring Fair Value Measurements at December 31, 2017 Using:
Description	Fair Values	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed maturity securities:
U.S. government	$4,162	$4,162	$—	$—
States, political subdivisions, other	27,614	—	27,614	—
Corporate	109,395	—	109,395	—
Residential mortgage-backed securities	43,086	—	43,086	—
Commercial mortgage-backed securities	4,195	—	4,195	—
Total fixed maturities	188,452	4,162	184,290	—
Equities	6,209	4,027	—	2,182
Derivative instruments	395	395	—	—
Cash equivalents(1)	4,085	4,085	—	—
Separate accounts(2)	24,779	24,779	—	—
Total	$223,920	$37,448	$184,290	$2,182

	Recurring Fair Value Measurements at December 31, 2016 Using:
Description	Fair Values	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed maturity securities:
U.S. government	$4,214	$4,214	$—	$—
States, political subdivisions, other	20,113	—	20,113	—
Corporate	104,176	—	104,176	—
Residential mortgage-backed securities	36,418	—	36,418	—
Commercial mortgage-backed securities	9,959	—	9,959	—
Total fixed maturities	174,880	4,214	170,666	—
Equities	7,927	4,758	—	3,169
Derivative instruments	59	59	—	—
Cash equivalents(1)	5,670	5,670	—	—
Separate accounts(2)	21,513	21,513	—	—
Total	$210,049	$36,214	$170,666	$3,169

(1)
Cash equivalents are invested in money market funds with daily liquidity. The estimated fair value of cash equivalents is based on the estimated fair value of the underlying assets as provided by fund managers in daily net asset values and included in Level 1 assets.

(2)
Separate account assets are invested in money market funds with daily liquidity. The estimated fair value of separate account assets is based on the estimated fair value of the underlying assets as provided by fund managers in daily net asset values and included in Level 1 assets.

The following table shows quantitative information about significant unobservable inputs related to the Level 3 fair value measurements reported in the tables used as of December 31, 2017 and 2016:

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Fair value at December 31, 2017		Primary Valuation Technique(s)	Significant Unobservable Inputs	Range		Weighted Average
				Min	Max
Rreef America REIT II	$2,150	Discounted Cash Flows	Discounted Rate	5.50%	9.00%	6.61%
			Term capitalization rate	4.00%	8.25%	5.62%
Fair value at December 31, 2016		Primary Valuation Technique(s)	Significant Unobservable Inputs	Range		Weighted Average
				Min	Max
Rreef America REIT II	$3,074	Discounted cash flows	Discounted Rate	5.50%	10.75%	6.71%
			Term capitalization rate	4.00%	9.50%	5.70%
The following table presents the rollforward of Level 3 assets held at fair value on a recurring basis as of December 31, 2017 and 2016:
	2017	2016
Balance, beginning of year	$3,169	$6,006
Gains included in net income	396	1,131
Settlements	(1,000)	(3,000)
Unrealized gains (losses) in OCI	(383)	(968)
Balance, end of year	$2,182	$3,169

7. Deferred Acquisition Costs and Deferred Sales Inducement Costs
The Company incurs significant costs in connection with acquiring new insurance business. Costs that vary with and relate to the successful production of new business are deferred as DAC. Such costs consist principally of commissions and policy issue expenses. The recovery of DAC is dependent upon the future profitability of the related business. DAC on life insurance or investment-type contracts are amortized in proportion to gross premiums, gross margins or gross profits, depending on the type of contract as described below. Sales inducements such as bonuses on index annuity products are also deferred and amortized through expenses over future time periods.
The balances of and changes in deferred acquisition costs were as follows as of and for the years ended December 31, 2017 and 2016:
	2017	2016
Balance, beginning of year	$11,940	$12,288
Capitalization of commissions, sales and issue expenses	2,437	2,263
Accrual of interest	544	530
Amortization	(2,659)	(2,462)
Change in Shadow DAC	(83)	(679)
Balance end of year	$12,179	$11,940

The balances of and changes in deferred sales inducement costs were as follows as of and for the years ended December 31, 2017 and 2016:
	2017	2016
Balance, beginning of year	$315	$13
Capitalization of commissions and issue expenses	545	246
Accrual of interest	18	—
Amortization	(11)	56
Balance end of year	$867	$315

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

8. Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income (loss) are as follows:
	Unrealized Investment Gains (losses)	Shadow DAC	Accumulated Other Comprehensive Income (loss)
Balance, December 31, 2015	$4,356	$(451)	$3,905
Available-for-sale investment gains (losses) arising during the year:
Fixed maturity securities net of tax benefit of $29	(56)		(56)
Equity securities net of tax benefit of $156	(303)		(303)
Change in Shadow DAC net of tax of $1		3	3
Balance, December 31, 2016	$3,997	$(448)	$3,549
Available-for-sale investment gains (losses) arising during the year:
Fixed maturity securities net of tax of $227	440		440
Equity securities net of tax of $9	18		18
Change in Shadow DAC net of tax benefit of $28		(55)	(55)
Cumulative effect of adoption of new accounting principle (see Note 3)	904	(99)	805
Balance, December 31, 2017	$5,359	$(602)	$4,757
Accumulated other comprehensive income includes gross unrealized gains and losses on debt and equity securities, as well as shadow DAC. This value is presented net of tax.
9. Reinsurance
The Company reinsures a portion of its business to other insurance companies to limit mortality risk and limit its overall financial exposure. The Company reinsures amounts over its $250 thousand retention limit on certain life policies through yearly renewable term (YRT) and coinsurance agreements. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liability and obligations to policyholders. Federal Life’s reinsured business under life reinsurance agreements is primarily ceded to two reinsurers; Optimum Re and SCOR Global Life Americas. The Company regularly monitors the financial strength of its reinsurers. We believe the assuming companies will be able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.
In 2016, the Company entered into a reinsurance arrangement with Optimum Re covering the majority of its inforce level term business. This is defined as a long duration contract and the expected cost of reinsurance is spread over the life of the policies. This arrangement cedes 80% of the mortality risk on every such policy on a YRT basis that was not already ceded as described in the previous paragraph. In 2017, the Company entered into a reinsurance arrangement with Optimum Re covering the majority of its inforce universal life business, which cedes 80% of the mortality risk on every such policy. These transactions resulted in deferred reinsurance gains.
Total insurance revenues for 2017 include $2.6 million reinsurance assumed and $2.1 million reinsurance ceded, resulting in a net effect of  $0.5 million. As of December 31, 2017, we have reinsurance recoverables of  $3.7 million and prepaid reinsurance premium of  $1.4 million. Total insurance revenues for 2016 include $2.9 million reinsurance assumed and $1.9 million reinsurance ceded, resulting in a net effect of  $1.0 million. As of December 31, 2016, we had reinsurance recoverables of  $2.1 million and prepaid reinsurance premium of  $0.9 million.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

10. Separate Account
The Company utilizes separate accounts to record and account for assets and liabilities for a variable annuity line of business. In accordance with the product recorded within the separate account, all of the assets are considered legally insulated. The legal insulation of the separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account.
Separate account assets are invested in mutual funds. The estimated fair value of separate account assets is based on the estimated fair values of the underlying assets as published by fund managers in daily net asset values and are the basis for current transactions.
As of December 31, 2017 and 2016 the Company’s separate account statement included legally insulated assets of  $24.8 million and $21.5 million, respectively. The separate account verification between years is as follows:
	December 31, 2017	December 31, 2016
Balance, beginning of year	$21,513	$23,335
Cost of bonds and stocks acquired	299	80
Unrealized valuation increase	3,275	91
Total gain on disposals	186	1,820
Deduction consideration for bonds and stocks disposed of	(562)	(3,813)
Other assets	68	—
Balance end of year	$24,779	$21,513

The Company has no accumulation products with guarantees backed by the general account. The Company no longer issues new contracts under the separate account.
11. Policyholder Liabilities
Future life and accident and health policy benefits as of December 31, 2017 and 2016 are as follows:
	2017	2016
Traditional life contracts	$62,311	$63,141
Immediate annuities and pension plan	6,774	7,135
Supplemental contracts with life contingencies	2,522	2,500
Accident and health	386	351
Accident death benefits	132	130
Disability	188	191
	$72,313	$73,448

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

The following table highlights the key assumptions generally used in calculating the reserve for life-contingent contract benefits:
Product	Mortality	Interest Rate	Estimation Method
Immediate fixed annuities	1971, 1983, 2000, and 2012 annuity mortality tables	Rates range from 4% to 6.5%	Present value of expected future benefits based on historical experience
Traditional life insurance	Actual company experience plus loading	Rates range from 2.5% to 5.75%	Net level premium reserve method using the Company’s withdrawal experience
Accident and health	Actual company experience plus loading	n/a	Unearned premium; additional contract reserves for mortality risk
The total net reserves for life-contingent products are greater than the actuarial present value of the difference between future cash flow disbursements and future cash flow receipts using best estimate assumptions. Consequently, no premium deficiency reserve is required for this block of business.
Policyholder account balances as of December 31, 2017 and 2016 are as follows:
	2017	2016
Interest sensitive life contracts	$41,078	$40,508
Annuities	68,745	58,932
	$109,823	$99,440

The following table highlights the key contract provisions relating to policyholder funds:
Product	Interest Rate	Withdrawal/surrender charges
Interest-sensitive life insurance	Rates range from 3% to 7%	Either a percentage of account balance or a dollar amount grading off generally over 20 years
Fixed annuities	Rates range from 0% to 8%	Either a declining or level charge generally over 9 years or less
Other investment contracts	Rates range from 2% to 6%	No explicit charge assumed
Policyholder funds activity for the years ended December 31, 2017 and 2016 is as follows:
	2017	2016
Balance, beginning of year	$99,440	$94,691
Deposits	17,994	13,005
Interests credited	4,353	3,932
Benefits	(2,734)	(2,446)
Surrenders and partial withdrawals	(4,835)	(5,769)
COI charges	(2,973)	(2,852)
Contract charges	(1,307)	(1,167)
Net transfers from separate accounts	(115)	46
Balance, end of year	$109,823	$99,440

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

Other policyholder funds as of December 31, 2017 and 2016 are as follows:
	2017	2016
Payout annuities without life contingencies	$3,774	$3,116
Dividend accumulations and other	7,076	7,413
	$10,850	$10,529

12. Real Estate
Real estate consists of the Company’s home office property and is carried at cost less accumulated depreciation. The following table presents the Company’s real estate holdings at December 31, 2017 and 2016:
	2017	2016
Land	$405	$405
Building and other	8,378	8,294
	8,783	8,699
Accumulated depreciation	(6,828)	(6,712)
Real Estate, net	$1,955	$1,987

Depreciation expense on real estate was $117 thousand for 2017 and $121 thousand for 2016.
13. Property and Equipment
Property and equipment is carried at cost less accumulated depreciation. The following table presents the Company’s property and equipment at December 31, 2017 and 2016:
	2017	2016
EDP equipment	$3,955	$3,963
Furniture	1,522	1,501
EDP equipment & furniture cost	5,477	5,464
Accumulated depreciation	(5,281)	(5,154)
Property and Equipment, net	$196	$310

Depreciation expense on property and equipment was $155 thousand for 2017 and $142 thousand for 2016.
14. Income Taxes
Effective 2016, the Company and subsidiaries files a consolidated federal income tax return under Federal Life Mutual Holding Company as the ultimate parent. Tax years 2014 through 2017 are subject to examination by the IRS. Prior to 2016, consolidated federal income tax returns were filed under Federal Life Insurance Company as the ultimate parent.
The Company had no liability for unrecognized tax benefits at December 31, 2017 or 2016 and believes it is reasonably possible that the liability will not significantly increase within the next twelve months. No amounts have been accrued for interest or penalties.
The Tax Act limits life reserves for tax purposes to the greater of net surrender value or 92.81 percent of required reserves. It is not estimated that this will have a meaningful impact to the net admitted assets on the Company’s balance sheet.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

The components of income tax benefit for the years ended December 31, 2017 and 2016 are as follows:
	2017	2016
Current	$34	$34
Deferred	—	—
Provision for income tax	$34	$34

The federal income tax provisions differ from the amounts determined by multiplying pre-tax income attributable to the Company by the statutory federal income tax rate of 34% for 2017 and 2016.
	2017	2016
Income taxes at statutory rate	$(637)	$(667)
Dividends received deduction	—	—
Tax effect from change in enacted tax rate	805	—
Other	(134)	(701)
Income tax (benefit) expense	$34	$34
Effective tax rate	-1.8%	-1.7%
The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred federal tax asset (liability) from continuing operations are shown below. The change in the tax rate from 34% in 2016 to to 21% in 2017 was a result of the 2017 Tax Act.
	2017	2016
Deferred federal tax assets:
Difference between financial reporting and the tax basis of:
Operating loss carry forward	$5,859	$9,567
Other than temporary impairments	947	1,545
Deferred premiums	734	1,465
Life policy reserves	600	103
Other	380	745
Deferred reinsurance settlements	619	514
Total deferred tax assets	$9,139	13,939
Deferred federal tax liabilities:
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	$2,147	3,215
Net unrealized gains	1,421	2,064
Reinsurance recoverable	766	716
Amortized discount on bonds	138	527
Other	143	516
Fixed assets	53	89
Total deferred tax liabilities	4,668	7,127
Net	4,471	6,812
Less valuation allowance	(4,013)	(6,148)
Net deferred tax asset	$458	$664

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

The Company has net operating loss carryforwards for income tax purposes at December 31, 2017 as follows:
Expiring
2018	$167
2019	1,590
2020	2,296
2021	651
2022	520
2023	861
2024	1,762
2025	7,836
2026	2,188
2027	1,353
2028	2,664
2029	509
2030	2,240
2031	1,119
2032	596
Total	$26,352

Recent changes in corporate tax laws regarding net operating losses (NOLs) have resulted in taxable income for tax periods after 2017 being limited to an 80% deduction with no carrybacks and indefinite carryforwards.
15. Employers’ Disclosures About Postretirement Benefits
The Company has a 401k plan covering substantially all employees. Employees may contribute up to 10% of their total pretax cash compensation. The Company matches employee contributions up to 3% of cash compensation at the time of the contribution. The Company may match employee contributions up to an additional 3% of cash compensation at the end of the year. The Company’s contribution during the years ended December 31, 2017 and 2016, was $90 thousand and $93 thousand, respectively.
16. Commitments and Contingent Liabilities
The Company is involved in various legal actions for which it will establish liabilities where appropriate. In the opinion of the Company’s management, based on the advice of legal counsel, the resolution of such litigation is not expected to have a material adverse affect on the Company’s financial position, results of operations or cash flows.
17. Debt and Federal Home Loan Bank Advances
The Company has not issued any debt or other credit obligations as of December 31, 2017. The Company has no commitments in the form of loan guarantees. Federal Life Insurance Company is a member of the Federal Home Loan Bank (FHLB) and has access to various advances and other funding products. As of December 31, 2017 and 2016 there are no advances or other credit outstanding with the FHLB.
18. Related Party Transactions
All the outstanding shares of Americana Realty Company and FED Mutual Financial Services, Inc. are owned by the parent company, Federal Life Insurance Company. Federal Life Insurance Company is owned by FEDHO Holding Company which is controlled by Federal Life Mutual Holding Company.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Consolidated Financial Statements
for the Years Ended December 31, 2017 and 2016

During 2017 and 2016, Americana Realty paid $1.4 million and $0.3 million, respectively, in common stock dividends to Federal Life Insurance Company. As of December 31, 2017 and 2016 Americana Realty Company reported $41 thousand and $451 thousand, respectively, as dividends due to its parent company, Federal Life Insurance Company. This amount is generally settled within 60 days. Federal Life Insurance Company distributed $3.05 million in dividends to FEDHO Holding Company on 09/06/2017 which was immediately contributed back to Federal Life Insurance Company as paid-in and contributed surplus. In 2017, Federal Life Mutual Holding Company paid $20 thousand in interest to Federal Life Insurance Company on the Guaranty Fund Note that was issued in 2016. Federal Life Insurance Company provides financial support for Fed Mutual Financial Services, Inc. to continue its operations. In both 2016 and 2017, a $25 thousand capital infusion was provided. All related party transactions eliminate in consolidation.
19. Policyholder’s Equity — Statutory Capital and Surplus
Under Illinois insurance regulations, Federal Life Insurance Company is required to maintain minimum surplus of  $1.5 million. As of December 31, 2016 and 2017 its surplus exceeded the minimum required. Federal Life Mutual Holding Company is required to maintain a minimum surplus of  $2 million.
Federal Life Insurance Company’s statutory loss and capital and surplus, as determined in accordance with accounting practices prescribed or permitted by the State of Illinois Department of Insurance were approximately $92 thousand and $14.9 million as of December 31, 2017 and $64 thousand and $14.7 million as of December 31, 2016.
Each licensed insurance company’s state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital utilize various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Either the weighting factors or the methodology for determining the weighting factors is specified by the NAIC. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. Federal Life Insurance Company exceeded the minimum risk-based capital requirements at December 31, 2016 and 2017.
Federal Life Insurance Company faces regulatory restrictions on the ability to transfer funds to the Federal Life Mutual Holding Company in the form of cash dividends, loans or advances. As of December 31, 2017 the amount of restricted net assets amounts to $13.4 million, which equals 90% of Federal Life Insurance Company’s capital and surplus of  $14.9 million.
The Illinois Department of Insurance has approved permitted practice to admit a $2 million Guaranty Fund Note issued by Federal Life Mutual Holding Company and purchased by Federal Life Insurance Company. Without this approval, this asset would be non-admitted and total Capital and Surplus would be reduced by $2 million to $12.9 million. This amount exceeds the required minimum capital.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Balance Sheets
June 30, 2018 and December 31, 2017
(in thousands of dollars)	6/30/2018	12/31/2017
	(unaudited)
Assets
Investments
Securities available for sale, at fair value:
Fixed maturities (amortized cost; 2018, $185,247; 2017, $183,432)	$183,249	$188,452
Equity securities	6,362	6,209
Policy loans	9,718	9,852
Derivative instruments, at fair value	398	395
Total investments	199,727	204,908
Cash and cash equivalents	3,913	4,085
Real estate, property and equipment	2,166	2,151
Accrued investment income	1,929	1,886
Accounts receivable	2,417	538
Reinsurance recoverables	3,622	3,727
Prepaid reinsurance premiums	1,379	1,358
Deferred policy acquisition costs, net	13,320	12,179
Deferred sales inducement costs, net	1,076	867
Deferred tax asset, net	495	458
Other assets	296	202
Separate account asset	23,690	24,779
Total Assets	254,030	257,138
Liabilities
Policy liabilities and accruals
Policyholder account balance	113,654	109,823
Future life policy benefits	72,608	71,927
Future accident and health policy benefits	343	386
Reserve for deposit type contracts	11,222	10,850
Other policyholder funds	2,733	1,970
Unearned revenue	1,357	1,387
Deferred reinsurance settlements	2,826	2,949
Taxes payable	7	7
Other liabilities	2,073	1,703
Separate account liability	23,690	24,779
Total Liabilities	230,513	225,781
Equity
Retained earnings	24,606	26,600
Accumulated other comprehensive income (loss)	(1,089)	4,757
Total Equity	23,517	31,357
Total Liabilities and Equity	$254,030	$257,138

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
for the six-months Ended June 30, 2018 and 2017 (unaudited)
	for the six-month periods ended
(in thousands of dollars)	6/30/2018	6/30/2017
Revenues
Insurance revenues	$6,258	$6,596
Net investment income	4,218	4,292
Net realized investment gains	324	904
Other revenues	97	85
Total Revenues	10,897	11,877
Benefits and expenses
Policyholder benefits	7,018	7,215
Interest credit to policyholders	207	114
Operating costs and expenses	4,331	3,994
Amortization of deferred acquisition and sales inducement costs	897	1,124
Taxes, licenses and fees	398	392
Dividends to policyholders	31	31
Total Benefits and Expenses	12,882	12,870
Net loss before taxes	(1,985)	(993)
Tax expense	9	14
Net loss	$(1,994)	$(1,007)
Other Comprehensive Income (Loss), net of tax:
Unrealized holding gains (losses) arising during the year (net of tax expense (benefit) of: 2018 ($255); 2017 $506)	(6,663)	982
Adjustment to deferred acquisition costs (net of tax expense (benefit) of: 2018 $217; 2017 ($73))	817	(142)
Other Comprehensive Income (Loss)	(5,846)	840
Comprehensive Loss	$(7,840)	$(167)

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statement of Equity
for the six-months Ended June 30, 2018 (unaudited)
(in thousands of dollars)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, January 1, 2018	$4,757	$26,600	$31,357
Net loss	—	(1,994)	(1,994)
Other Comprehensive Loss	(5,846)	—	(5,846)
Balance, June 30, 2018	$(1,089)	$24,606	$23,517

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Consolidated Statements of Cash Flows
for the six-months Ended June 30, 2018 and 2017 (unaudited)
	for the six-month periods ended
(in thousands of dollars)	6/30/2018	6/30/2017
Cash flows from operating activities:
Net loss	$(1,994)	$(1,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized investment gains, net	(324)	(904)
Amortization on investments	(40)	(46)
Depreciation	137	137
Deferred taxes	1	—
Deferred insurance acquisition costs	(2,046)	(1,039)
Deferred sales inducement costs	(201)	(263)
Interest and amortization of deferred acquisition and sales inducement costs	897	1,124
Change in accrued investment income	(42)	(13)
Change in receivables	(1,879)	(1,455)
Change in reinsurance recoverable	105	4
Change in prepaid reinsurance premiums	(21)	(36)
Change in policy benefits	1,401	1,650
Change in unearned revenue	(30)	(8)
Change in deferred reinsurance settlements	(123)	(108)
Change in other assets and liabilities	276	602
Net cash used in operating activities	$(3,883)	$(1,362)
Cash flows from investing activities:
Proceeds from investments sold or matured:
Fixed maturity securities	8,197	13,346
Equity securities	261	1,541
Derivatives	206	3
Policy loans	134	151
Costs of investments purchased:
Fixed maturity securities	(10,026)	(18,938)
Equity securities	(41)	(167)
Derivatives	(202)	(90)
Real estate additions	(61)	(3)
Other investing activies	1,131	(277)
Purchase of property and equipment	(92)	(27)
Net cash used in investing activities	(493)	(4,461)
Cash flows from financing activites:
Policyholder account balances:
Deposits	8,388	9,104
Withdrawals	(4,184)	(4,749)
Net transfers from separate acounts	0	260
Net cash provided by financing activities	4,204	4,615
Net decrease in cash	(172)	(1,208)
Cash, beginning of year	4,085	8,389
Cash, end of period	$3,913	$7,181

The accompanying notes are an integral part of these consolidated financial statements.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements
1. Organization and Basis of Presentation
The financial statements include the accounts of Federal Life Mutual Holding Company (“the Company”) and its wholly-owned subsidiaries on a consolidated basis. In this report, “the Company” refers to Federal Life Mutual Holding Company and its consolidated subsidiaries. All significant inter-company balances and transfers have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).
The accompanying interim consolidated financial statements are unaudited and reflect all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in conformity with GAAP. Interim results are not necessarily indicative of full year performance. The December 31, 2017 consolidated balance sheet data was derived from audited consolidated financial statements for the year ended December 31, 2017, which include all disclosures required by GAAP. Therefore, these interim consolidated financial statements should be read in conjunction with the consolidated financial statement of the Company.
Federal Life Mutual Holding Company was formed on June 23, 2016 pursuant to Section 59.2 of the Illinois Insurance Code. FEDHO Holding Company was also established to serve as an intermediary holding company and the owner of Federal Life Insurance Company. FEDHO Holding Company is controlled by Federal Life Mutual Holding Company. At the same time, Federal Life Insurance Company converted from a mutual to a stock company. These changes did not have a material financial impact on a consolidated basis. Prior to June 23, 2016, the activities of the consolidated entity consisted of Federal Life Insurance Company as a mutual entity and its two wholly owned subsidiaries. All insurance activities are conducted through Federal Life Insurance Company.
Federal Life Insurance Company is a stock life insurance company domiciled in Illinois. Federal Life Insurance Company was incorporated on September 8, 1899 under the laws of the State of Illinois and commenced business on May 5, 1900. The Company’s inforce business is primarily comprised of traditional life policies (term insurance, whole life insurance, non-medical health insurance, and group life insurance), interest sensitive contracts and fixed deferred annuity contracts. The Company is licensed to sell new business in the District of Columbia and all states except Maine, Massachusetts, New Hampshire, New York and Vermont. Although the Company is licensed to sell its products in 45 states, its primary markets are Illinois, Michigan, Ohio, California, Florida, Texas, and Wisconsin.
Federal Life Insurance Company primarily sells interest sensitive life, whole life, term life, fixed and indexed annuities through a network of independent agents.
Federal Life Insurance Company has two wholly-owned non-insurance subsidiaries: Americana Realty Company and FED Mutual Financial Services, Inc.
Americana Realty Company owns mineral rights in Arkansas, Georgia, Oklahoma and Texas. Americana earns royalty revenues from energy producers that are under agreement to drill for and produce oil and gas products on properties where Americana owns mineral rights.
FED Mutual Financial Services, Inc. is a Financial Industry Regulatory Authority (FINRA) licensed broker/dealer that was established to distribute the Company’s variable annuity products.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most significant estimates include those used in determining the capitalization and amortization of deferred policy acquisition costs (DAC), the valuation of investments, the liability for

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

account balances (interest sensitive life contracts and annuities) and future policy benefits (traditional life contracts, immediate annuities, supplemental contracts with life contingencies, and accident and health), and the provision for income taxes. Actual results could differ from those estimates.
Subsequent Events
On March 8, 2018 the Board of Directors approved a plan of conversion. The Company is currently organized as a mutual insurance holding company and has prepared these financial statements for use in its filing with the US Securities and Exchange Commission in order to complete the plan of conversion.
Effective June 29, 2018, an Exchangeable Promissory Note with a principal amount of up to $2.0 million and a 3.75% interest rate has been issued by Federal Life Mutual Holding Company. Under this note, a $0.6 million advance was taken as of June 30, 2018 with July 11, 2018 funding date. The outstanding principal balance of the Exchangeable Promissory Note will automatically convert into shares of common stock of the Company at a price of  $10.00 per share upon the completion of the conversion from a mutual to stock form of organization. In connection with this conversion, an S-1 Registration Statement under the Securities Act of 1933 was filed with the SEC on July 23, 2018.
Investments
The Company’s principal investments are in fixed income and equity securities, and policy loans. The accounting policies related to the Company’s investments are as follows:
Fixed Maturity and Equity Securities
Fixed income securities include corporate and municipal bonds, U.S. government and agency bonds, residential mortgage-backed securities (RMBS), and commercial mortgage-backed securities (CMBS). Fixed income securities, which may be sold prior to their contractual maturity, are classified as available for sale and are carried at fair value. The difference between amortized cost and fair value, net of any deferred income taxes and DAC, is reflected as a component of accumulated other comprehensive income (AOCI). Cash received from calls, principal payments, make-whole payments, maturities and pay-downs is reflected as a component of proceeds from sales within the Consolidated Statements of Cash Flows.
Equity securities include primarily exchange-traded funds and a commercial real estate fund. Equity securities are carried at fair value and are classified as available for sale. The difference between cost and fair value, net of deferred income taxes, is reflected as a component of  (AOCI).
Interest income on fixed maturity securities is included in net investment income and is recognized on an accrual basis using the effective yield method. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, such amortization or accretion is also included in net investment income. In the case of mortgage-backed securities, the amortized cost is adjusted for amortization of premiums and accretion of discounts over the estimated life of the security. Accretion of the discount or amortization of the premium from mortgage-backed securities is recognized using a level effective yield method which considers the estimated timing and amount of prepayments originally anticipated and the actual prepayments received and currently anticipated. To the extent differences arise, the effective yield is recalculated on a retrospective basis. For other-than-temporarily impaired fixed income securities, the effective yield method utilizes the difference between the amortized cost basis at impairment and the cash flows expected to be collected. Accrual of income is suspended for other-than-temporarily impaired fixed income securities when the timing and amount of cash flows expected to be received is not reasonably estimable.
Realized capital gains and losses include gains and losses on sales of investments and write-downs in value due to other-than-temporary declines in fair value. Realized capital gains and losses on sales of investments include fixed maturity securities with calls and prepayments and are determined on the basis of specific security identification.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The Company recognizes other-than-temporary losses on fixed income securities when the decline in fair value is deemed other than temporary including when the Company has made the decision to sell or it is probable the Company will be required to sell the fixed income security before recovery of its amortized cost basis. If the Company does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the fixed income security, the credit loss component of the impairment is recorded in the total net realized gains and losses line of the income statement, and the remaining amount of the unrealized loss deemed to be related to other factors is recognized in other comprehensive income (loss).
Fixed income securities subject to other-than-temporary impairment write-downs continue to earn investment income when future expected payments are able to be reasonably estimated, and any discount or premium is recognized using the effective yield method over the expected life of the security; otherwise income recognition is discontinued. The Company recognizes other-than-temporary impairment losses on equity securities when the decline in fair value is deemed other than temporary including when the Company does not have a positive intent and ability to hold an impaired security until recovery. Such unrealized gains are recorded net of deferred income tax expense and unrealized losses are tax benefited.
Management regularly reviews its fixed maturity and equity security portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value compared to the amortized cost of the security, the length of time the security’s fair value has been below amortized cost, and by how much, specific credit issues related to the issuer, the intent and ability of the Company to hold the investment until recovery and current economic conditions. The Company uses an 80% market/book ratio and a 12-month length of time as the basis screening tool for evaluating potential OTTI candidates. In addition, the Company will analyze situations where there has been a rapid and significant change in a security’s market value in the amount of  -10% or more to determine and understand underlying factors that may have caused a sudden decline in market value.
Such impairment in fair value is included in realized investment gains (losses) and the cost basis of the security is reduced accordingly. The Company does not change the revised cost for subsequent increases in fair value.
Policy Loans
Policy loans are carried at the unpaid principal balances, which approximates fair value.
Derivative Instruments
Derivative instruments are used to hedge the Company’s exposure to indexed annuities and are held at fair market value.
Cash and cash equivalents
The Company defines cash as amounts in demand deposit accounts. The Company has deposits with certain financial institutions which at times may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk to cash. Cash equivalents are principally comprised of money market funds and reported at fair value.
Real Estate, Property and Equipment
The Company’s real estate consists of its home office in Riverwoods, Illinois. The real estate, including related improvements, is carried at cost less accumulated depreciation. The Company uses the accelerated method based on an estimated useful life of 40 years for the building and 20 years for related improvements. The Company’s property and equipment is reported at cost less accumulated depreciation and is primarily made up of electronic data processing equipment and furniture. Depreciation is determined using the straight-line method over useful lives of three to ten years.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Accrued Investment Income
Accrued investment income includes interest and dividends earned but not yet received. Investment income is not accrued on securities in default.
Accounts Receivable
Accounts receivable consists primarily of balances due from agents.
Reinsurance Recoverables and Prepaid Reinsurance Premiums
Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsurance of long duration contracts are accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the original policies issued. The cost of reinsurance related to short duration policies is accounted for over the reinsurance contract period. Amounts recoverable from reinsurers for both short and long duration reinsurance agreements are estimated in a manner consistent with the claim liabilities and policy benefits associated with the reinsured policies. Recoverables from our reinsurers are any death claims that were ceded to the reinsurer. The GAAP reinsurance recoverable quantity is the present value of future reinsured death claims minus a percentage of the present value of net premium paid to the reinsurer. This quantity is analogous to the ceded reserve that we hold in our statutory statements. Prepaid reinsurance premium is that portion of premium paid to the reinsurer prior to the valuation date for reinsurance coverage beyond the valuation date.
Deferred Policy Acquisition Costs (DAC) and Deferred Sales Inducement Costs (DSIC)
The Company amortizes DAC related to traditional life policies over the entire premium paying period in proportion to the present value of actual historic and expected future gross premiums. The present value of expected premiums is based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency, certain expenses, and investment returns at policy issuance, that include provisions for adverse deviation and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes. The Company does not currently hold any premium deficiency reserve.
The Company amortizes DAC related to interest sensitive contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts.
The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses and persistency are reasonably likely to impact significantly the rate of DAC amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.
When actual gross profits exceed those previously estimated, the DAC amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits.
Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Separate account rates of return on variable deferred annuity contracts affect in-force account balances on such contracts each reporting period. Returns that are higher than the Company’s long-term expectation produce higher account balances, which increase the Company’s future fee expectations, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company’s long-term expectation. The Company’s practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these changes and only changes the assumption when its long-term expectation changes.
The Company also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These include investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross margins and profits which may have significantly changed. If the update of assumptions causes expected future gross margins and profits to increase, DAC amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.
The DAC balance includes adjustments to reflect the amount by which the amortization of DAC would increase or decrease if the unrealized capital gains or losses in the respective product portfolios were actually realized. The adjustments are recorded net of tax in accumulated other comprehensive income. DAC and deferred income taxes determined on unrealized capital gains and losses and reported in accumulated other comprehensive income recognize the impact on policyholder’s equity consistently with the amounts that would be recognized in the income statement on realized capital gains and losses.
The Company does occasionally offer sales inducements to new customers, principally on indexed annuities and on certain fixed annuity products. These costs are deferred and amortized over time.
Deferred Tax Asset
Deferred taxes are provided on the temporary differences between the tax and financial statement basis of assets and liabilities. Deferred tax assets established on unrealized capital losses may be partially offset by valuation allowances.
Other Assets
Other assets consist primarily of suspense accounts.
Separate Account
The assets and liabilities of the separate accounts represent segregated funds administered and invested by the Company for purposes of funding variable annuity contracts for the exclusive benefit of variable annuity policyholders. Investment income and realized capital gains and losses of the separate accounts accrue directly to the policyholders and therefore, are not included in the Company’s Consolidated Statements of Operations and Comprehensive Income. Deposits to and surrenders and withdrawals from the separate accounts are reflected in separate account liabilities and are not included in consolidated cash flows.
These contracts do not have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the policyholder. The assets of the separate accounts, carried at fair value, are invested in mutual funds which are carried at fair value.
Policyholder Account Balance
Policyholder account balances relate to investment-type contracts and interest sensitive policies. Investment-type contracts principally include traditional individual fixed and variable annuities in the accumulation phase and non-variable group annuity contracts. Policyholder account balances are equal to

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

policy account values, which consist of an accumulation of gross premium payments, interest credited, ranging from 3.0% to 11.5%, less expenses, mortality charges, and withdrawals.
Future Life Policy Benefits and Future Accident and Health Policy Benefits
The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance, traditional annuities, indexed annuities, and non-medical health insurance. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. Utilizing these assumptions, liabilities are established on a block of business basis.
Future policy benefits for traditional life insurance policies, both participating and non-participating, are equal to the aggregate of the present value of expected future benefit payments and related expenses less the present value of expected future net premiums. Assumptions as to mortality and persistency are based upon the Company’s experience when the basis of the liability is established. Interest rates for the aggregate future policy benefit liabilities range from 5.0% to 9.3%.
The Company’s amount of life insurance in-force is made up of approximately 92% participating policies and approximately 8% non-participating policies. The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with actual experience. Differences between actual experience and the assumptions used in pricing these policies and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.
Reserve for Deposit Type Contracts
The reserve for deposit type contracts include payout annuities without life contingencies and dividend accumulations and are presented at amounts contractually due to policyholders.
Other Policyholder Funds
Other policyholder funds consists of advance premiums, policyholder dividends due and unpaid, policyholder dividends left on deposit and the provision for future policy benefit liabilities for individual and group traditional fixed annuities under non-life contingent payout. The Company accounts for the prepayment of premiums on its individual life, group life and health contracts as premium received in advance and applies the cash received to premiums when due.
Policyholder dividends due and unpaid on participating policies and policyholder dividends left on deposit are presented at amounts contractually due to policyholders. Future policy benefit liabilities for individual and group traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 4.0% to 7.5%.
Unearned Revenue
Unearned revenue is that portion of premium paid prior to the valuation date for insurance coverage after the valuation date.
Deferred Reinsurance Settlements
Deferred reinsurance settlements are the effect of reinsurance transactions that resulted in a net gain. This gain is amortized over the remaining life of the underlying reinsured contracts.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Other Liabilities
Other liabilities consist primarily of due and accrued commissions, accrued general expenses and taxes, and remittances not allocated.
Income Taxes
The Company files a consolidated tax return. The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe or receive. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits.
The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued and recognized interest or penalties associated with unrecognized tax benefits for the years ending December 31, 2017, 2016, and 2015. The company did not have any unrecognized tax benefits.
Revenue and Expense Recognition
Premiums related to traditional life and immediate annuities and supplemental contracts with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are booked against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.
Premiums related to non-medical health and disability policies are recognized on a pro rata basis over the applicable contract term.
Premiums related to interest sensitive and deposits related to deferred and immediate annuities without life contingencies are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for the cost of insurance (mortality risk), policy administration and early surrender. These assessments are recorded in policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances. Deposits are not considered revenue. Deposits are shown as a financing activity in the Consolidated Statement of Cash Flows.
Policy fees for variable annuity products consist of fees assessed against the policyholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred for variable annuity products include death, income, withdrawal and accumulation benefits. Deposits are not recorded as revenue.
Interest credited to policyholder funds represents accrued or paid on interest sensitive life policies and annuity contracts. Crediting rates for interest sensitive life policies and fixed annuities are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates.
Operating costs and expenses are general expenses that are recognized when incurred.
The company does not issue any variable annuity contracts through separate accounts where the company contractually guarantees to the policyholder total deposits made to the contract less any partial withdrawals plus a minimum return.
Other Revenues
Other revenues consists mainly of income from fees associated with the management of the Separate Account.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Other Comprehensive Income
Other comprehensive income includes the change in gross unrealized gains and losses on debt and equity securities, as well as the change in shadow DAC. This value is presented net of tax.
3. Recent Accounting Pronouncements
Changes in Accounting Principles — Adopted
In February 2018, the FASB issued ASU No. 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which provides an option to reclassify stranded tax effects within accumulated other comprehensive income (“AOCI”) to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (the “Tax Act”) is recorded. ASU No. 2018-02 is effective for fiscal years beginning after December 15, 2018, and should be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the Tax Act is recognized. The Company early adopted ASU NO. 2018-02 effective December 31, 2017 using the portfolio method.
Changes in Accounting Principles — Issued but Not Yet Adopted
In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging — Targeted Improvements to Accounting for Hedging Activities,” which changes the recognition and presentation requirements of hedge accounting. ASU No. 2017-12 is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of ASU No. 2017-12 is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2017, the FASB issued ASU NO. 2017-08, “Receivables — Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities,” which requires that certain premiums on callable debt securities be amortized to the earliest call date. ASU No. 2017-08 is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of ASU No. 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued, regarding recognition of unrealized gains and losses through income, ASU No. 2016-13 “Financial Instruments — Credit Losses: Measurement of Credit Losses of Financial Instruments,” which provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposure. The model requires an entity to estimate lifetime credit losses related to such assets and exposure based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The guidance also modifies the current other-than-temporary impairment guidance for available-for-sale debt securities to require the use of an allowance rather than a direct write down of the investment, and replaces existing guidance for purchased credit deteriorated loans and debt securities. ASU No. 2016-13 is effective for annual reporting periods beginning after December 15, 2020 with early adoption permitted for annual periods beginning after December 15, 2018. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities,” which revises an entity’s accounting related to the classification and measurement of certain equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. The guidance also amends certain disclosure requirements associated with the fair value of financial instruments. ASU No. 2016-01 is effective for non-public companies for annual periods beginning after December 15, 2018.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

4. Investments and Related Income
The Company’s principal investments are in fixed income and equity securities and policy loans.
The following table presents the amortized cost, gross unrealized gains and (losses) and fair value of the Company’s fixed maturity and equities as of June 30, 2018 and December 31, 2017:
	June 30, 2018
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government	$4,070	$162	$(202)	$4,030
States, political subdivisions, other	28,262	493	(534)	28,221
Corporate	107,080	1,034	(2,458)	105,656
Residential mortgage-backed securities	42,039	670	(1,046)	41,663
Commercial mortgage-backed securities	3,796	11	(128)	3,679
Total fixed maturity securities	185,247	2,370	(4,368)	183,249
Equity securities	4,484	1,878	—	6,362
Total fixed maturity and equity securities	$189,731	$4,248	$(4,368)	$189,611

	December 31, 2017
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government	$4,075	$207	$(120)	$4,162
States, political subdivisions, other	26,850	876	(112)	27,614
Corporate	106,479	3,459	(543)	109,395
Residential mortgage-backed securities	41,818	1,480	(212)	43,086
Commercial mortgage-backed securities	4,210	26	(41)	4,195
Total fixed maturity securities	183,432	6,048	(1,028)	188,452
Equity securities	4,443	1,766	—	6,209
Total fixed maturity and equity securities	$187,875	$7,814	$(1,028)	$194,661

The scheduled maturities for fixed income securities as of June 30, 2018 and December 31, 2017 are as follows:
	June 30, 2018		December 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,499	$3,554	$2,247	$2,288
Due after one year through five years	41,230	41,801	40,926	42,809
Due after five years through ten years	68,467	66,976	66,739	68,151
Due after ten years	26,216	25,576	27,492	27,923
Mortgage-backed securities	45,835	45,342	46,028	47,281
Total	$185,247	$183,249	$183,432	$188,452

Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage-backed securities, they are not categorized by contractual maturity.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The following table presents the sources of fixed maturity proceeds and the related gross investment gains (losses) at June 30, 2018 and 2017:
	for the six-month period ended
	June 30, 2018
	Fixed Maturities	Equity Securities	Derivative Instruments
Proceeds from sales or maturities	$8,197	$261	$206
Gross gains from sales or maturities	75	261	339
Other-than-temporary-impairment (OTTI) losses	(89)	—	—
Gross losses from sales or maturities	(39)	—	(223)
	for the six-month period ended
	June 30, 2017
	Fixed Maturities	Equity Securities	Derivative Instruments
Proceeds from sales or maturities	$13,346	$1,541	$3
Gross gains from sales or maturities	143	778	9
Gross losses from sales or maturities	(19)	—	(7)
For the period ended June 30, 2018 a credit loss of  $89 was recognized through realized losses because the Company does not expect to fully recover the amortized cost value of two fixed income securities in the commercial mortgage backed sector held as available for sale. It was determined that that best estimate of the net present value of the future cash flow expected to be collected from these securities was significantly below their amortized cost values. A number of factors were analyzed to determine whether these impairments should be considered other-than-temporary, including but not limited to, fair market values of the securities, changes in fair market values, credit ratings, and an analysis of the underlying loan collateral with an assessment of the likelihood of full repayment of principal and interest. The credit loss reported was equal to the difference between amortized book value and the best estimate of the net present value of the projected cash flow expected to be recovered. The Company will evaluate future recovery estimates on a periodic basis.
The following is a rollforward of credit related OTTI recognized in earnings as of June 30, 2018:
for the six-month period ended June 30, 2018
Balance at beginning of period	$—
Additions for credit related OTTI not previously reported	89
Additions for increases in OTTI amounts previously recognized	—
Balance at end of period	$89
The Company has a comprehensive portfolio monitoring process to identify and evaluate each fixed income and equity security whose carrying value may be other-than-temporarily impaired.
For each fixed income security in an unrealized loss position, the Company assesses whether management with the appropriate authority has made a decision to sell or whether it is probable that the Company will be required to sell the security before recovery of the amortized cost basis for reasons such as liquidity, contractual or regulatory purposes. If a security meets either of these criteria, the security’s decline in fair value is deemed other than temporary and is recorded in earnings.
If the Company has not made the decision to sell the fixed income security and it is not more likely than not the Company will be required to sell the fixed income security before recovery of its amortized cost basis, the Company evaluates if it expects to receive cash flows sufficient to recover the entire

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

amortized cost basis of the security by comparing the estimated recovery value calculated by discounting the best estimate of future cash flows at the security’s original or current effective rate, as appropriate, with the amortized cost of the security. If the Company does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the fixed income security, the credit loss component of the impairment is recorded in earnings, with the remaining amount of the unrealized loss deemed to be related to other factors and recognized in AOCI.
For equity securities, the Company considers various factors, including whether the Company has the intent and ability to hold the equity security for a period of time sufficient to recover its cost basis. Where the Company lacks the intent and ability to hold to recovery, or believes the recovery period is extended, the equity security’s decline in fair value is considered other than temporary and is recorded in earnings.
The Company’s portfolio monitoring process includes a quarterly review of all securities through a screening process which identifies instances where the fair value compared to amortized cost for fixed income securities and cost for equity securities is below established thresholds, and also includes the monitoring of other criteria such as ratings, ratings downgrades or payment defaults. The securities identified, in addition to other securities for which the Company may have a concern, are evaluated for potential other-than-temporary impairment using all reasonably available information relevant to the collectability or recovery of the security. Inherent in the Company’s evaluation of other-than-temporary impairment for these fixed income and equity securities are assumptions and estimates about the financial condition of the issue or issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the length of time and extent to which the fair value has been less than amortized cost for fixed income securities, or cost for equity securities; 2) the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; and 3) the specific reasons that a security is in a significant unrealized loss position, including overall market conditions which could affect liquidity.
The following table shows the fair value and gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2018 and December 31, 2017:
June 30, 2018	Less than 12 months		12 months or longer		Total
Description of securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
U.S. government	$1,406	$(85)	$1,451	$(117)	$2,857	$(202)
States, political subdivisions, other	16,345	(486)	694	(48)	17,039	(534)
Corporate	53,853	(1,921)	5,671	(537)	59,524	(2,458)
Residential mortgage-backed securities	19,331	(881)	1,795	(165)	21,126	(1,046)
Commercial mortgage-backed securities	3,611	(128)	—	—	3,611	(128)
Total	$94,546	$(3,501)	$9,611	$(867)	$104,157	$(4,368)

2017	Less than 12 months		12 months or longer		Total
Description of securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
U.S. government	$1,161	$(31)	$1,782	$(89)	$2,943	$(120)
States, political subdivisions, other	8,773	(86)	714	(26)	9,487	(112)
Corporate	10,935	(169)	6,853	(374)	17,788	(543)
Residential mortgage-backed securities	11,517	(126)	2,263	(86)	13,780	(212)
Commercial mortgage-backed securities	2,039	(27)	77	(14)	2,116	(41)
Total	$34,425	$(439)	$11,689	$(589)	$46,114	$(1,028)

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

It is not more likely than not that the Company will be required to sell these investments before recovery of their amortized cost bases, which may be maturity.
Net Investment Income
Net investment income for the periods ended June 30, 2018 and June 30, 2017 is as follows:
	for the six-month periods ended
	6/30/2018	6/30/2017
Fixed maturity securities	$3,689	$3,752
Equity securities	82	94
Real estate	72	74
Cash equivalents	19	12
Policy loans	356	362
Other	285	300
Subtotal	4,503	4,594
Investment expense	(285)	(302)
Net investment income	$4,218	$4,292

Unrealized Capital Gains (Losses)
Unrealized net capital gains and losses included in accumulated other comprehensive income at June 30, 2018 and December 31, 2017:
	June 30, 2018
	Fair Value	Gross Unrealized		Net Unrealized Gain (Loss)
		Gains	Losses
Fixed income securities	$183,249	$2,370	$(4,368)	$(1,998)
Equity securities	6,362	1,878	—	1,878
Net unrealized capital gains				$(120)

	December 31, 2017
	Fair Value	Gross Unrealized		Net Unrealized Gain (Loss)
		Gains	Losses
Fixed income securities	$188,452	$6,048	$(1,028)	$5,020
Equity securities	6,209	1,766	—	1,766
Net unrealized capital gains				$6,786

At June 30, 2018 and December 31, 2017, securities with a market value of approximately $4.5 million and $4.7 million, respectively, were on deposit with governmental agencies as required by law.
Credit Risk
The Company generally strives to maintain a diversified invested asset portfolio but is exposed to credit and other types of risks related to its holding in fixed income and equity securities. Such risk may be related to individual companies, sectors, or entire asset classes. The Company manages this risk by holding a diversified portfolio of securities and sectors and by limiting the amount of exposure to a single issuer or credit. For both June 30, 2018 and December 31, 2017, approximately 25% of the Company’s investments in fixed maturities were invested in commercial and residential mortgage-backed securities and approximately

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

57% and 58% in corporate bonds, respectively. Approximately 5% and of the fixed income maturities were rated below investment grade. There is certain concentration risk from investments in companies that are engaged in similar activities and have similar economic characteristics. The largest corporate bond sector exposures at June 30, 2018 are consumer non-cyclical consisting of 11% of the total fixed income portfolio, banks 6%, communications 6%, real estate 5%, and energy 5%. The largest corporate bond sector exposures at December 31, 2017 were consumer non-cyclical consisting of 12% of the total fixed income portfolio, banks 6%, energy 6%, communications 5%, and real estate 5%. The Company uses equity index options to fully hedge its equity market exposure to index annuity products. These are exchange traded options and there is no credit risk.
5. Derivative Instruments
The Company uses derivatives to hedge its equity market exposure to index annuity products which are contracts that earn a return based on the change in the value of the S&P 500 index between annual index point dates. The Company buys and sells listed equity and index call options and call option spreads and there is no credit risk. The net premium is paid up front and there are no additional cash requirements or additional contingent liabilities. These contracts are held at fair market value on the company’s balance sheet. At June 30, 2018 and December 31, 2017, these derivative hedges had a net market value of $398 thousand and $395 thousand, with notional amounts of  $11.1 million and $8.5 million on call options purchased and $7.6 million and $6.0 million on call options written, as of June 30, 2018 and December 31, 2017.
6. Fair Value of Financial Instruments
Fair value estimates are made at specific points in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holding of a particular financial instrument. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could significantly affect estimates.
Fair value estimates are determined for existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and certain liabilities that are not considered financial instruments. Accordingly, the aggregate fair value estimates presented do not represent the underlying value of the Company.
Valuation techniques and inputs used are described on pages F-48 – F-51.
The Company has procedures in place to validate the fair values received from the independent pricing service. The Company assesses whether prices received represent a reasonable estimate of fair value through various controls designed to ensure that valuations represent a fair price, including calculation of portfolio returns, comparison of returns to corresponding benchmark returns, analysis of periodic changes in market prices, evaluation of corresponding market yields and spread levels, and comparing prices from multiple pricing sources. On an ongoing basis, the Company monitors the pricing service valuation methods and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy. Most prices provided by the pricing services are classified into Level 2 due to their use of market observable inputs.
In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
Fixed maturity and equity securities:   Fair values were determined by an independent pricing service and are downloaded from Clearwater Analytics. The Company does not own any securities for which a fair value was not provided by the pricing service or a custody statement. Fair values are checked for

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

reasonableness. If a fair value had not been provided for a security, the Company would use a fair value estimated from yield data relating to instruments or securities with similar characteristics or as determined in good faith by the Company’s investment advisor, Deutsche Asset Management.
Derivative instruments:   Fair values were determined by an independent pricing service and are downloaded from Clearwater Analytics. Fair values are checked for reasonableness.
Policy loans:   The carrying value of policy loans approximates fair value.
Cash and cash equivalents: The carrying value approximates fair value.
Policyholder account balance:   For deposit liabilities, the fair value was based on the amount payable on demand at the reporting date and approximates fair value.
Amounts related to the Company’s financial instruments as of June 30, 2018 and December 31, 2017 are as follows:
	Carrying\Fair Value 06/30/2018	Carrying\Fair Value 12/31/2017
Financial instruments recorded as assets:
Fixed maturity securities	$183,249	$188,452
Equity securities	6,362	6,209
Policy loans	9,718	9,852
Derivative instruments	398	395
Cash and cash equivalents	3,913	4,085
Separate account	23,690	24,779
Financial instruments recorded as liabilities:
Policyholder account balance:
Interest sensitive life contracts	41,217	41,078
Annuities	72,437	68,745
Dividend accumulations and other(1)	6,906	7,076
Separate account	23,690	24,779

(1)
included within Reserve for deposit type funds in the consolidated balance sheet

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Assets and liabilities recorded on the Consolidated Statements of Financial Position at fair value are categorized in the fair value hierarchy based on the observability of inputs to the valuation techniques as follows:
Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company can access.
Level 2 — Assets and liabilities whose values are based on the following: Quoted prices for similar assets or liabilities in active markets;
(a)
Quoted prices for identical or similar assets or liabilities in markets that are not active; or

(b)
Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Level 3 — Assets and liabilities whose values are based on prices or valuation techniques that require that are both unobservable and significant to the overall fair value measurement. Unobservable inputs reflect the Company’s estimates of the assumptions that market participants would use in valuing the assets and liabilities. Summary of significant valuation techniques for assets and liabilities measured at fair value on a recurring basis:
Level 1 measurements:
Fixed maturity securities:   Comprised of U.S. Treasury and GNMA agency securities. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.
Equities:   Comprised of actively traded, exchange-listed equities. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.
Derivative instruments:   Comprised of actively traded, exchange-listed derivatives. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access.
Cash Equivalents:   Comprised of money market funds. Market values for the money market funds are obtained from the fund managers.
Separate account assets:   Comprised of actively traded mutual funds that have daily quoted net asset values for identical assets that the Company can access. Market values for the actively traded mutual funds in which the separate account assets are invested are obtained daily from the fund managers.
Level 2 measurements:
Fixed maturity securities:
Fixed maturity securities:   States, political subdivisions, and corporate securities:   As valuation technique the pricing vendor employs multi-dimensional relational application model which uses standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. The pricing vendor also monitors market indicators, and industry and economic events. For high yield corporate securities, observations of equity and credit default swap curves are also used.
Residential mortgage-backed securities:   As valuation technique the pricing vendor employs option-adjusted spread (OAS) model and prepayment model as well as volatility driven, multi-dimensional spread tables using standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications plus new issue data, monthly prepayment information, and collateral performance. The pricing vendor also monitors market indicators, and industry and economic events.
Commercial mortgage-backed securities:   As valuation technique the pricing vendor employs multi-dimensional spread table and price tables using standard inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications plus new issue data, monthly prepayment information, collateral performance, and real estate analysis from third party. The pricing vendor also monitors market indicators, and industry and economic events.
Level 3 measurements:
Equities:   The primary inputs to the valuation include quoted prices for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 fair value measurements, contractual cash flows, benchmark yields, collateral performance, credit spreads, and other estimates including custody statements.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The following table presents the Company’s securities measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017:
	Recurring Fair Value Measurements at June 30, 2018 Using:
Description	Fair Values	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Obeservable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed maturity securities:
U.S. government	$4,030	$4,030	$—	$—
States, political subdivisions, other	28,221	—	28,221	—
Corporate	105,656	—	105,656	—
Residential mortgage-backed securities	41,663	—	41,663	—
Commercial mortgage-backed securities	3,679	—	3,679	—
Total fixed maturiities	183,249	4,030	179,219	—
Equities	6,362	4,123	—	2,239
Derivative instruments	398	398	—	—
Cash equivalents(1)	3,913	3,913	—	—
Separate accounts(2)	23,690	23,690	—	—
Total	$217,612	$36,154	$179,219	$2,239

	Recurring Fair Value Measurements at December 31, 2017 Using:
Description	Fair Values	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Obeservable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed maturity securities:
U.S. government	$4,162	$4,162	$—	$—
States, political subdivisions, other	27,614	—	27,614	—
Corporate	109,395	—	109,395	—
Residential mortgage-backed securities	43,086	—	43,086	—
Commercial mortgage-backed securities	4,195	—	4,195	—
Total fixed maturiities	188,452	4,162	184,290	—
Equities	6,209	4,027	—	2,182
Derivative instruments	395	395	—	—
Cash equivalents(1)	4,085	4,085	—	—
Separate accounts(2)	24,779	24,779	—	—
Total	$223,920	$37,448	$184,290	$2,182

(1)
Cash equivalents are invested in money market funds with daily liquidity. The estimated fair value of cash equivalents is based on the estimated fair value of the underlying assets as provided by fund managers in daily net asset values and included in Level 1 assets.

(2)
Separate account assets are invested in money market funds with daily liquidity. The estimated fair value of separate account assets is based on the estimated fair value of the underlying assets as provided by fund managers in daily net asset values and included in Level 1 assets.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The following table shows quantitative information about significant unobservable inputs related to the Level 3 fair value measurements reported in the tables used as of June 30, 2018 and December 31, 2017:
Fair value at June 30, 2018		Primary Valuation Technique(s)	Significant Unobservable Inputs	Range		Weighted Average
				Min	Max
Rreef America REIT II	$2,202	Discounted cash Flows	Discount Rate	5.00%	9.00%	6.50%
			Terminal capitalization rate	3.75%	8.00%	5.48%
Fair value at December 31, 2017		Primary Valuation Technique(s)	Significant Unobservable Inputs	Range		Weighted Average
				Min	Max
Rreef America REIT II	$2,150	Discounted cash Flows	Discount Rate	5.00%	9.00%	6.61%
			Terminal capitalization rate	4.00%	8.25%	5.62%
The following table presents the rollforward of Level 3 assets held at fair value on a recurring basis as of June 30, 2018 and 2017:
	for the six-month periods ended
	6/30/2018	6/30/2017
Balance, beginning of year	$2,182	$3,169
Gains included in net income	—	396
Settlements	—	(1,000)
Unrealized gains (losses) in OCI	57	(424)
Balance, end of period	$2,239	$2,141

7. Deferred Acquisition Costs and Deferred Sales Inducement Costs
The Company incurs significant costs in connection with acquiring new insurance business. Costs that vary with and relate to the successful production of new business are deferred as DAC. Such costs consist principally of commissions and policy issue expenses. The recovery of DAC is dependent upon the future profitability of the related business. DAC on life insurance or investment-type contracts are amortized in proportion to gross premiums, gross margins or gross profits, depending on the type of contract as described below. Sales inducements such as bonuses on index annuity products are also deferred and amortized through expenses over future time periods.
The balances of and changes in deferred acquisition costs were as follows as of June 30, 2018 and December 31, 2017:
	6/30/2018	12/31/2017
Balance, beginning of year	$12,179	$11,940
Capitalization of commissions, sales and issue expenses	1,011	2,437
Accrual of interest	275	544
Amortization	(1,180)	(2,659)
Change in Shadow DAC	1,035	(83)
Balance end of period	$13,320	$12,179

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The balances of and changes in deferred sales inducement costs were as follows as of June 30, 2018 and December 31, 2017:
	6/30/2018	12/31/2017
Balance, beginning of year	$867	$315
Capitalization of commissions and issue expenses	201	545
Accrual of interest	15	18
Amortization	(7)	(11)
Balance end of period	$1,076	$867

8. Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income (loss) are as follows:
	Unrealized Investment Gains (losses)	Shadow DAC	Accumulated Other Comprehensive Income (loss)
Balance, December 31, 2016	$3,997	$(448)	$3,549
Available-for-sale investment gains (losses) arising during the year:
Fixed maturity securities net ot tax of $227	440		440
Equity securities net of tax of $9	18		18
Change in Shadow DAC net of tax benefit of $28		(55)	(55)
Cumulative effect of adoption of new accounting principle (see Note 3)	904	(99)	805
Balance, December 31, 2017	$5,359	$(602)	$4,757
Available-for-sale investment gains (losses) arising during the year:
Fixed maturity securities net ot tax benefit of $276	(6,742)		(6,742)
Equity securities net of tax of $21	79		79
Change in Shadow DAC net of tax of $217		817	817
Balance, June 30, 2018	$(1,304)	$215	$(1,089)

Accumulated other comprehensive income includes gross unrealized gains and losses on debt and equity securities, as well as shadow DAC. This value is presented net of tax.
9. Reinsurance
The Company reinsures a portion of its business to other insurance companies to limit mortality risk and limit its overall financial exposure. The Company reinsures amounts over its $250 thousand retention limit on certain life policies through yearly renewable term (YRT) and coinsurance agreements. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liability and obligations to policyholders. Federal Life’s reinsured business under life reinsurance agreements is primarily ceded to two reinsurers; Optimum Re and SCOR Global Life Americas. The Company regularly monitors the financial strength of its reinsurers. We believe the assuming companies will be able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.
In 2016, the Company entered into a reinsurance arrangement with Optimum Re covering the majority of its inforce level term business. This is defined as a long duration contract and the expected cost of reinsurance is spread over the life of the policies. This arrangement cedes 80% of the mortality risk on every

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

such policy on a YRT basis that was not already ceded as described in the previous paragraph. In 2017, the Company entered into a reinsurance arrangement with Optimum Re covering the majority of its inforce universal life business, which cedes 80% of the mortality risk on every such policy. These transactions resulted in deferred reinsurance gains.
Total insurance revenues as of June 30, 2018 include $1.3 million reinsurance assumed and $1.3 million reinsurance ceded, resulting in no net effect. As of June 30, 2018, we have reinsurance recoverables of $3.6 million and prepaid reinsurance premium of  $1.4 million. Total insurance revenues as of June 30, 2017 include $1.5 million reinsurance assumed and $1.0 million reinsurance ceded, resulting in a net effect of $0.5 million. As of December 31, 2017, we had reinsurance recoverables of  $3.7 million and prepaid reinsurance premium of  $1.4 million.
10. Separate Account
The Company utilizes separate accounts to record and account for assets and liabilities for a variable annuity line of business. In accordance with the product recorded within the separate account, all of the assets are considered legally insulated. The legal insulation of the separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account.
Separate account assets are invested in mutual funds. The estimated fair value of separate account assets is based on the estimated fair values of the underlying assets as published by fund managers in daily net asset values and are the basis for current transactions.
As of June 30, 2018 and December 31, 2017 the Company’s separate account statement included legally insulated assets of  $23.7 million and $24.8 million, respectively. The separate account verification is as follows:
	June 30, 2018	December 31, 2017
Balance, beginning of year	$24,779	$21,513
Cost of bonds and stocks acquired	—	299
Net realized and unrealized increase (decrease)	(200)	3,467
Deduction consideration for bonds and stocks disposed of	(952)	(562)
Change in other assets	63	62
Balance, end of period	$23,690	$24,779

The Company has no accumulation products with guarantees backed by the general account. The Company no longer issues new contracts under the separate account.
11. Policyholder Liabilities
Future life and accident and health policy benefits as of June 30, 2018 and December 31, 2017 are as follows:
	6/30/2018	12/31/2017
Traditional life contracts	$62,404	$62,311
Immediate annuities and pension plan	6,704	6,774
Supplemental contracts with life contingencies	3,186	2,522
Accident and health	343	386
Accident death benefits	133	132
Disability	181	188
	$72,951	$72,313

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The following table highlights the key assumptions generally used in calculating the reserve for life-contingent contract benefits:
Product	Mortality	Interest Rate	Estimation Method
Immediate fixed annuities	1971, 1983, 2000, and 2012 annuity mortality tables	Rates range from 4% to 6.5%	Present value of expected future benefits based on historical experience
Traditional life insurance	Actual company experience plus loading	Rates range from 2.5% to 5.75%	Net level premium reserve method using the Company’s withdrawal experience
Accident and health	Actual company experience plus loading	n/a	Unearned premium; additional contract reserves for mortality risk
The total net reserves for life-contingent products are greater than the actuarial present value of the difference between future cash flow disbursements and future cash flow receipts using best estimate assumptions. Consequently, no premium deficiency reserve is required for this block of business.
Policyholder account balances as of June 30, 2018 and December 31, 2017 are as follows:
	6/30/2018	12/31/2017
Interest sensitive life contracts	$41,217	$41,078
Annuities	72,437	68,745
	$113,654	$109,823

The following table highlights the key contract provisions relating to policyholder funds:
Product	Interest Rate	Withdrawal/surrender charges
Interest-sensitive life insurance	Rates range from 3% to 7%	Either a percentage of account balance or a dollar amount grading off generally over 20 years
Fixed annuities	Rates range from 0% to 8%	Either a declining or level charge generally over 9 years or less
Other investment contracts	Rates range from 2% to 6%	No explicit charge assumed

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Policyholder funds activity for the six and twelve months ended June 30, 2018 and December 31, 2017 is as follows:
	6/30/2018	12/31/2017
Balance, beginning of year	$109,823	$99,440
Deposits	7,439	17,994
Interest credited	2,214	4,353
Benefits	(1,432)	(2,734)
Surrenders and partial withdrawals	(2,279)	(4,835)
COI charges	(1,459)	(2,973)
Contract charges	(652)	(1,307)
Net transfers from separate accounts	—	(115)
Balance, end of period	$113,654	$109,823

Other policyholder funds as of June 30, 2018 and December 31, 2017:
	6/30/2018	12/31/2017
Payout annuities without life contingencies	$4,316	$3,774
Dividend accumulations and other	6,906	7,076
	$11,222	$10,850

12. Real Estate
Real estate consists of the Company’s home office property and is carried at cost less accumulated depreciation. The following table presents the Company’s real estate holdings at June 30, 2018 and December 31, 2017:
	6/30/2018	12/31/2017
Land	$405	$405
Building and other	8,439	8,378
	8,844	8,783
Accumulated depreciation	(6,887)	(6,828)
Real Estate, net	$1,957	$1,955

Depreciation expense on real estate was $58 thousand as of June 30, 2018 and $59 thousand as of June 30, 2017.
13. Property and Equipment
Property and equipment is carried at cost less accumulated depreciation. The following table presents the Company’s property and equipment at June 30, 2018 and December 31, 2017:
	6/30/2018	12/31/2017
EDP equipment	$3,973	$3,955
Furniture	1,592	1,522
EDP equipment & furniture cost	5,565	5,477
Accumulated depreciation	(5,356)	(5,281)
Property and Equipment, net	$209	$196

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Depreciation expense on property and equipment was $79 thousand as of June 30, 2018 and $79 thousand as of June 30, 2017.
14. Income Taxes
Effective 2016, the Company and subsidiaries files a consolidated federal income tax return under Federal Life Mutual Holding Company as the ultimate parent. Tax years 2014 through 2017 are subject to examination by the IRS. Prior to 2016, consolidated federal income tax returns were filed under Federal Life Insurance Company as the ultimate parent.
The Company had no liability for unrecognized tax benefits at June 30, 2018 or December 31, 2017 and believes it is reasonably possible that the liability will not significantly increase within the next twelve months. No amounts have been accrued for interest or penalties.
The Tax Act limits life reserves for tax purposes to the greater of net surrender value or 92.81 percent of required reserves. It is not estimated that this will have a meaningful impact to the net admitted assets on the Company’s balance sheet.
The components of income tax benefit for the periods ended June 30, 2018 and 2017 are as follows:
	for the six-month periods ended
	6/30/2018	6/30/2017
Current	$9	$14
Deferred	—	—
Provision for income tax	$9	$14

The federal income tax provisions differ from the amounts determined by multiplying pre-tax income attributable to the Company by the statutory federal income tax rate of 21% for June 30, 2018 and 34% for June 30, 2017.
	for the six-month periods ended
	6/30/2018	6/30/2017
Income tax benefits at statutory rate	$(417)	$(338)
Dividends received deduction	—	—
Other	426	352
Income tax (benefit) expense	$9	$14
Effective tax rate	0.5%	1.4%

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred federal tax asset (liability) from continuing operations at a tax rate of 21% are shown below.
	6/30/2018	12/31/2017
Deferred federal tax assets:
Difference between financial reporting and the tax basis of:
Operating loss carryforward	$6,180	$5,859
Other than temporary impairments	966	947
Deferred premiums	850	734
Life policy reserves	702	600
Other	299	380
Deferred reinsurance settlements	594	619
Total deferred tax assets	9,591	9,139
Deferred federal tax liabilities:
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	2,430	2,147
Net unrealized gains	(32)	1,421
Reinsurance recoverable	761	766
Amortized discount on bonds	123	138
Other	216	143
Fixed assets	(12)	53
Total deferred tax liabilities	3,486	4,668
Net	6,105	4,471
Less valuation allowance	(5,610)	(4,013)
Net deferred tax asset	$495	$458

The Company has net operating loss carryforwards for income tax purposes at December 31, 2017 as follows:
Expiring
2018	$167
2019	1,590
2020	2,296
2021	651
2022	520
2023	861
2024	1,762
2025	7,836
2026	2,188
2027	1,353
2028	2,664
2029	509
2030	2,240
2031	1,119
2032	596
Total	$26,352

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Recent changes in corporate tax laws regarding net operating losses (NOLs) have resulted in taxable income for tax periods after 2017 being limited to an 80% deduction with no carrybacks and indefinite carryforwards.
15. Employers’ Disclosures About Postretirement Benefits
The Company has a 401k plan covering substantially all employees. Employees may contribute up to 10% of their total pretax cash compensation. The Company matches employee contributions up to 3% of cash compensation at the time of the contribution. The Company may match employee contributions up to an additional 3% of cash compensation at the end of the year. The Company’s contribution during the periods ended June 30, 2018 and 2017, was $49 thousand and $48 thousand, respectively.
16. Commitments and Contingent Liabilities
The Company is involved in various legal actions for which it will establish liabilities where appropriate. In the opinion of the Company’s management, based on the advice of legal counsel, the resolution of such litigation is not expected to have a material adverse affect on the Company’s financial position, results of operations or cash flows.
17. Debt and Federal Home Loan Bank Advances
Effective June 29, 2018, an Exchangeable Promissory Note with a principal amount of up to $2.0 million and a 3.75% interest rate has been issued by Federal Life Mutual Holding Company. Under this note, a $0.6 million advance was taken as of June 30, 2018 with July 11, 2018 funding date. The outstanding principal balance of this exchangeable note will automatically convert into shares of our common stock upon completion of the plan of conversion.
Federal Life Insurance Company is a member of the Federal Home Loan Bank (FHLB) and has access to various advances and other funding products. As of June 30, 2018 and December 31, 2017 there were no advances or other credit outstanding with the FHLB.
18. Related Party Transactions
All the outstanding shares of Americana Realty Company and FED Mutual Financial Services, Inc. are owned by the parent company, Federal Life Insurance Company. Federal Life Insurance Company is owned by FEDHO Holding Company which is controlled by Federal Life Mutual Holding Company. As of June 30, 2018 and 2017, Americana Realty paid $119 thousand and $754 thousand respectively, in common stock dividends to Federal Life Insurance Company. As of June 30, 2018 and December 31, 2017 Americana Realty Company reported $285 thousand and $41 thousand, respectively, as dividends due to its parent company, Federal Life Insurance Company. This amount is generally settled within 60 days. As of June 30, 2018, Federal Life Mutual Holding Company paid $10 thousand in interest to Federal Life Insurance Company on the Guaranty Fund Note that was issued in 2016. As of June 30, 2018, Federal Life Mutual Holding Company has accrued $540 thousand in reorganizational expenses that will be reimbursed to Federal Life Insurance Company. Federal Life Insurance Company has set up a receivable for this amount. Federal Life Insurance Company provides financial support for Fed Mutual Financial Services, Inc. to continue its operations. All related party transactions eliminate in consolidation.
19. Policyholder’s Equity — Statutory Capital and Surplus
Under Illinois insurance regulations, Federal Life Insurance Company is required to maintain minimum surplus of  $1.5 million. As of June 30, 2018 and December 31, 2017 its surplus exceeded the minimum required. Federal Life Mutual Holding Company is required to maintain a minimum surplus of $2 million.

Federal Life Mutual Holding Company and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Federal Life Insurance Company’s statutory loss and capital and surplus, as determined in accordance with accounting practices prescribed or permitted by the State of Illinois Department of Insurance were approximately $1.0 million and $13.9 million as of June 30, 2018 and $92 thousand and $14.9 million as of December 31, 2017.
Each licensed insurance company’s state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital utilize various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Either the weighting factors or the methodology for determining the weighting factors is specified by the NAIC. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. Federal Life Insurance Company exceeded the minimum risk-based capital requirements at June 30, 2018 and December 31, 2017.
Federal Life Insurance Company faces regulatory restrictions on the ability to transfer funds to the registrant (Federal Life Mutual Holding Company) in the form of cash dividends, loans or advances. As of June 30, 2018 the amount of restricted net assets amounts to $12.5 million, which equals 90% of Federal Life Insurance Company’s capital and surplus of  $13.9 million.
The Illinois Department of Insurance has approved permitted practice to admit a $2 million Guaranty Fund Note issued by Federal Life Mutual Holding Company and purchased by Federal Life Insurance Company. Without this approval, this asset would be non-admitted and total Capital and Surplus would be reduced by $2 million to $11.9 million. This amount exceeds the required minimum capital.

You should rely only on the information contained in this prospectus. We have not, and Griffin Financial has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Griffin Financial is not, making an offer to sell these securities to any person in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained on our website is not part of this prospectus.
The table of contents is located on the inside of the front cover of this prospectus.
FEDERAL LIFE GROUP, INC.
UP TO 4,600,000 SHARES COMMON STOCK

PROSPECTUS

GRIFFIN FINANCIAL GROUP, LLC
November 6, 2018
Until February 4, 2019 all dealers effecting transactions in Federal Life Group, Inc. common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.